As filed with the Securities and Exchange Commission on October 23, 2025

Registration No. 333-282506

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Banzai International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	85-3118980
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

Tel: (206) 414-1777

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph Davy

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

Tel: (206) 414-1777

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Louis Taubman, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, New York 10022

Tel: (917) 512-0827

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholder named herein may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION-DATED OCTOBER 23, 2025

Series A Warrants to Purchase up to 117,647 shares of Class A Common Stock Series B Warrants to Purchase up to 117,647 shares of Class A Common Stock

Pre-Funded Warrants to Purchase up to 117,647 shares of Class A Common Stock

Up to 117,647 shares of Class A Common Stock underlying the Series A Warrants

Up to 117,647 shares of Class A Common Stock underlying the Series B Warrants

Up to 117,647 shares of Class A Common Stock underlying the Pre-Funded Warrants

Up to 8,825 share of Class A Common Stock underlying Placement Agent Warrants

Banzai International, Inc. is filing this prospectus for the offer and sale from time to time by the selling securityholder named in this prospectus (and any of their pledgees, assignees, transferees and successors-in-interest) (the “Selling Securityholders”) of up to (y) 352,941 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), consisting of (i) 117,647 shares of Class A Common Stock underlying Series A Warrants, with an exercise price of $25.00 per share; (ii) 117,647 shares of Class A Common Stock underlying Series B Warrants, with an exercise price of $25.00 per share; and (iii) 117,647 shares of Class A Common Stock underlying Pre-Funded Warrants, with an exercise price of $0.01 per share, pursuant to that certain securities purchase agreement dated as of September 24, 2024 between the Company and an institutional investor and (z) up to 8,825 shares of Class A Common Stock that are issuable upon the exercise of certain private placement warrants (the “Placement Agent Warrants”) issued to designees of H.C. Wainwright & Co., LLC, our placement agent (the “Placement Agent”) pursuant to an engagement letter in connection with the Purchase Agreement and the offering contemplated thereunder.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholder pursuant to this prospectus. We will, however, receive the exercise price of (i) $0.01 per share of any of the Pre-Funded Warrants, (ii) $25.00 per share of any of the Series A Warrants (ii) $25.00 per share of any of the Series B Warrants and (iii) $53.125 per share of any Placement Agent Warrants, in each case, exercised for cash. Additionally, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholder in disposing of the securities, associated with the sale of securities pursuant to this prospectus. Additional details regarding the securities to which this prospectus relates and the Selling Securityholder is set forth in this prospectus in the Prospectus Summary under the heading “Recent Wainwright Private Financing” and “Description of Securities.”

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholder will offer or sell any of the shares of Class A Common Stock. The Selling Securityholder may offer, sell or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholder pursuant to this prospectus. We provide more information about how the Selling Securityholder may sell the shares in the section entitled “Plan of Distribution.”

Sales of a substantial number of shares of Class A Common Stock in the public market, including the resale of the shares of Class A Common Stock held by our stockholders pursuant to this prospectus or pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of the Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. We expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholder will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Our Class A Common Stock is listed on The Nasdaq Global Market, under the symbol “BNZI.” On October 22, 2025, the last reported sale price of our Class A Common Stock was $2.47 per share.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, and, as such, have elected to comply with certain reduced public disclosure requirements for this prospectus and future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

See the section entitled “Risk Factors” beginning on page 12 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2025.

Explanatory Note

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-282506), initially filed on October 4, 2024, as amended and declared effective on November 6, 2024 (collectively, the “Registration Statement”), is being filed to include information from the Company’s Annual Report on Form 10-K that was filed with the Securities Exchange Commission on April 15, 2025, updates to the financial statements for the year ended December 31, 2024, as updated in the registration statement on Form S-1 filed on September 12, 2025 and the Quarterly Report on Form 10-Q that was filed on August 14, 2025 for the quarter ended June 30, 2025.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were previously paid.

You should rely only on the information contained in or incorporated by reference in this prospectus or in any free writing prospectus that we may provide to you in connection with this offering. We have not authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We do not take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We will not will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Banzai,” “we,” “us,” “our” and similar terms refer to Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and its consolidated subsidiaries (including Legacy Banzai). References to “7GC” refer to our predecessor company prior to the consummation of the Business Combination.

Except as otherwise indicated, all references to our common shares, share data, per share data and related information depict the effect of the 1-for-10 reverse stock split of the shares of our outstanding common stock, effective as of July 8, 2025 (the “July Reverse Stock Split”), as if it had occurred at the beginning of the earliest period presented. The July Reverse Stock Split combined each ten shares of our outstanding shares of common stock into one share of common stock, without any change in the par value per share, and the July Reverse Stock Split correspondingly adjusted, among other things, the number of shares of outstanding common stock.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and in documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often use words such as “believe,” “may,” “will,” “estimate,” “target,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “propose,” “plan,” “project,” “forecast,” “predict,” “potential,” “seek,” “future,” “outlook,” and similar variations and expressions. Forward-looking statements are those that do not relate strictly to historical or current facts. Examples of forward-looking statements may include, among others, statements regarding the Company’s:

●	future financial, business and operating performance and goals;

●	annualized recurring revenue and customer retention;

●	ongoing, future or ability to maintain or improve its financial position, cash flows, and liquidity and its expected financial needs;

●	potential financing and ability to obtain financing;

●	our continued listing with Nasdaq;

●	acquisition strategy and proposed acquisitions and, if completed, their potential success and financial contributions;

●	strategy and strategic goals, including being able to capitalize on opportunities;

●	expectations relating to the Company’s industry, outlook and market trends;

●	total addressable market and serviceable addressable market and related projections;

●	plans, strategies and expectations for retaining existing or acquiring new customers, increasing revenue and executing growth initiatives; and

●	product areas of focus and additional products that may be sold in the future.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which the Company operates may differ materially from those made in or suggested by the forward-looking statements. Therefore, investors should not rely on any of these forward-looking statements. Factors that may cause actual results to differ materially include changes in the markets in which the Company operates, customer demand, the financial markets, economic, business and regulatory and other factors, such as the Company’s ability to execute on its strategy. More detailed information about risk factors can be found in this prospectus, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and in other reports filed by the Company, including reports on Form 8-K. The Company does not undertake any duty to update forward-looking statements after the date they are made, except as required by law.

iii

PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

The Company

Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) is a Software as a Service (“SaaS”) company operating in the marketing technology (“MarTech”) industry. We provide our customers with tools to help them market and sell with greater efficiency and impact. To date, Banzai has supported over 140,000 global customers, including entrepreneurs and Fortune 500 companies. Our customers including RBC, Dell Technologies, New York Life, Thermo Fisher Scientific, Thinkific, and ActiveCampaign, and many other globally recognized brands.

Banzai grows in three ways: acquiring new customers through our sales and marketing efforts, expanding our platform through the development and acquisition of MarTech products, and cross-selling additional solutions to our existing customers. When evaluating acquisitions, we look for profitable businesses with customer profiles that align with our values and growth strategy. When considering additional products to purchase and offer, we look at customer satisfaction levels because we believe that is a good indicator of a product’s trajectory.

Our vision is to build a suite of mission-critical solutions that address a broad spectrum of customer needs. By integrating these tools, we aim to create efficiencies and unlock shared data and assets that power more advanced AI capabilities. Between the first quarter of 2024 and the second quarter of 2025, Banzai acquired two companies, ClearDoc, Inc. (d/b/a OpenReel) and Vidello, Ltd. Our platform currently includes several products, ranging across demand generation, webinar hosting, video creation and email newsletters.

We sell most of our products using a recurring subscription license model typical in SaaS businesses, with customer contracts that vary in term length from single months to multiple years. As of June 30, 2025, our customer base included over 4,590 customers operating in over 90 countries, across numerous different industries, including healthcare, financial services, e-commerce, technology, media and others. No single customer represents more than 10% of our revenue.

We were originally incorporated in Delaware in September 2020 as a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. Upon closing our initial business combination on December 14, 2023 (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022, with Banzai Operating Co LLC (f/k/a Banzai International, Inc.) (“Legacy Banzai”), 7GC Merger Sub I, Inc. (“First Merger Sub”), and 7GC Merger Sub II, LLC (“Second Merger Sub”) (as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, the “Merger Agreement”), we acquired Legacy Banzai. Legacy Banzai operates under the name “Banzai Operating Co Inc.” (the “Operating Company”) and is one of our two wholly owned subsidiaries. Legacy Banzai was incorporated in Delaware in September 2015. Our business operations are currently conducted by the Operating Company and two of our subsidiaries, OpenReel and Vidello.

The rights of holders of our Class A Common Stock and the warrants issued pursuant to our initial public offering (the “Public Warrants”) are governed by our second amended and restated certificate of incorporation, as amended (the “Charter”), our second amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Public Warrants, the Warrant Agreement, dated December 22, 2020 (the “Warrant Agreement”), between 7GC and the Continental Stock Transfer & Trust Company, as the warrant agent.

Recent Developments

Full Time CFO Appointed

As of July 2, 2025, Mr. Dean Ditto has agreed to serve as our Chief Financial Officer, effective immediately. Mr. Ditto replaces Interim Chief Financial Officer, Alvin Yip.

Reverse Stock Split

On July 8, 2025, we effected a 1-for-10 reverse stock split of our outstanding Class A common stock and Class B common stock. Based on such reverse stock split, the total number of outstanding shares of Class A common stock was adjusted from 22,710,739 to approximately 2,271,074 and the total number of outstanding shares of Class B common stock was adjusted from 2,311,134 to approximately 231,114. The par value per common share remained unchanged at $0.0001.

At The Market Offering

On August 27, 2025, we entered into an At The Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC, as sales agent (the “Manager” or “Wainwright”), to sell our Class A common stock, from time to time, in an “at the market offering” program through Wainwright, with certain limitations on the amount of Class A Common Stock (the “ATM Shares”) that may be offered and sold thereunder. The sales, if any, of the ATM Shares made under the ATM Agreement will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through Nasdaq or on any other existing trading market for the Company’s Class A Common Stock, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law (the “ATM”).

1

Offers and sales of the ATM Shares by the Company, if any, under the ATM Agreement, will be made through a prospectus supplement, dated August 27, 2025 and an accompanying base prospectus, dated August 8, 2025, contained therein (the “ATM Prospectus Supplement”), which ATM Prospectus Supplement forms a part of the Company’s shelf registration statement on Form S-3 (File 333-288908), as amended, initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on July 23, 2025 (the “Registration Statement”) and declared effective by the SEC on August 8, 2025. The aggregate market value of the shares of Class A Common Stock eligible for sale under the ATM Prospectus Supplement is currently $7,525,033, which is based on the limitations of General Instruction I.B.6 of Form S-3.

Pursuant to the ATM Agreement, the Company will set the parameters for the sale of the ATM Shares, including the number of ATM Shares to be issued, the time period during which sales are requested to be made, limitation on the number of ATM Shares that may be sold in any one trading day and any minimum price below which sales may not be made. Upon delivery of a placement notice and subject to the terms and conditions of the ATM Agreement, the Manager will use its commercially reasonable efforts, consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations, and the rules of Nasdaq, to sell the ATM Shares from time to time based upon the Company’s instructions. The Company has no obligation to sell any the ATM Shares under the ATM Agreement and may at any time suspend solicitation and offers under the ATM Agreement. The Manager is not obligated to purchase any ATM Shares on a principal basis pursuant to the ATM Agreement.

The ATM Agreement provides that the Company will pay the Manager commissions for its services for acting as agent in the sale of the ATM Shares pursuant to the ATM Agreement. The Manager will be entitled to compensation at a fixed commission rate equal to up to 3.0% of the gross proceeds from the sale of the ATM Shares pursuant to the ATM Agreement. The Company has agreed to provide the Manager and certain affiliates of the Manager with customary indemnification and contribution rights, including for liabilities under the Securities Act. Pursuant to the terms of the ATM Agreement, the Company has agreed to reimburse Wainwright for the reasonable fees and expenses of its legal counsel not to exceed $100,000 (excluding any periodic due diligence fees) incurred in connection with entering into the transactions contemplated by the ATM Agreement. Additionally, pursuant to the terms of the ATM Agreement, the Company has also agreed to reimburse Wainwright up to a maximum of $5,000 per Representation Date (as defined in the ATM Agreement) in connection with a new Registration Statement or the filing of the Company’s Annual Report on Form 10-K and $2,500 in connection with each other Representation Date, plus any incidental expense incurred by the Manager in connection therewith.

The ATM Agreement contains customary representations and warranties and conditions regarding the placements of the Shares pursuant thereto, obligations to sell Shares under the ATM Agreement are subject to satisfaction of certain conditions, including the effectiveness of the Registration Statement.

The ATM and the ATM Prospectus Supplement will terminate upon the earlier of (i) the sale of the Maximum Amount (as defined in the ATM Agreement) of Shares pursuant to the ATM Agreement, or (b) the termination of the ATM Agreement by us or the Manager as permitted therein.

The foregoing description of the ATM Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 1.1 to this document.

Senior Secured Convertible Note Offering

On June 27, 2025, we, entered into a securities purchase agreement (the “June Purchase Agreement”) with an institutional investor (the “Buyer”) for the issuance and sale in a private placement (the “June Offering”) of senior secured convertible notes of the Company, in the aggregate original principal amount of $11,000,000 (the “Notes”) which Notes shall be convertible into shares of the Company’s Class A common stock, par value $0.0001, of the Company (the “Common Stock” or “Class A Common Stock”) (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the Notes. The Buyer purchased (i) a Note in the aggregate original principal amount of $2,200,000 and (ii) a warrant to initially acquire up to 126,973 shares of Common Stock (the “Buyer Warrants”) (as exercised, collectively, the “Warrant Shares”). In connection with the Offering, the Company has also entered into a letter agreement dated April 30, 2025 (the “Letter Agreement”) with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”) pursuant to which the Company has agreed to issue financial advisor warrants to purchase up to an aggregate of 50,157 shares of Common Stock (the “Financial Advisor Warrants”, together with the Buyer Warrants, the “Warrants”). The Offering closed on June 30, 2025 (the “Initial Closing Date”).

2

The Notes were issued with an original issue discount of 10.0% (the “OID”) and accrue interest at a rate of 10.0% per annum. The Notes mature 18 months from the date of issuance (the “Maturity Date”), unless extended pursuant to the terms thereof. The Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to quotient of the Conversion Amount divided by (y) the Conversion Price (the “Conversion Rate”). At no time may the Buyer hold more than 4.99% (or up to 9.99% at the election of the Buyers pursuant to the Notes) of the outstanding Common Stock. The conversion price of the Note is subject to a floor price of $1.10. As per the terms of the Notes, conversion price was adjusted to $2.50 in September 2025.

The Buyer Warrants are to purchase up to 126,973 shares of Common Stock, at an initial exercise price of $3.4891 per share. Pursuant to the terms of the Buyer Warrants, the exercise price was adjusted to $3.4891 per share. The Buyer Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance.

As required by the registration rights agreement related to the June Offering, the Company filed a registration statement on July 30, 2025 to register the resale of the Conversion Shares and the Warrant Shares; the registration statement must be effective no later than sixty (60) days following the date of the agreement (or ninety (90) days in the event of a “full review” by the SEC).

The initial net proceeds to the Company from the Offering were approximately $1.725 million, after deducting financial advisory fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Offering for general corporate purposes and working capital.

Rodman & Renshaw LLC (“Rodman”) acted as the Company’s exclusive financial advisor in connection with the Offering, pursuant to that certain Letter Agreement, dated as of April 30, 2025, as amended, between the Company and Rodman. Pursuant to the Letter Agreement, the Company paid Rodman (i) a total cash fee equal to 7% of the aggregate gross proceeds of the Offering (inclusive of the gross proceeds to be received from the exercise of any Buyer Warrants), (ii) a management fee of 1.0% of the aggregate gross proceeds of the Offering (inclusive of the gross proceeds to be received from the exercise of any Buyer Warrants), and (iii) a non-accountable expense allowance of $75,000. In addition, the Company issued to Rodman or its designees the Financial Advisor Warrants to purchase up to an aggregate of 50,157 shares of Common Stock at an exercise price equal to $3.4891 per share, which represents 125% of the Offering price. The Financial Advisor Warrants have substantially the same terms as the Buyer Warrants, are exercisable immediately upon issuance and have a term of exercise equal to five (5) years from the date of issuance.

On August 19, 2025, the parties held an Additional Closing pursuant to the terms of the June Purchase Agreement (the “Second Closing”). The Company issued an Additional Note in the original principal amount of $2,200,000, with an initial conversion price equal to $3.4891 per share and issuance date of August 19, 2025 (the Additional Note and the Initial Note, are collectively referred to herein as the “Additional Notes”), and Additional Warrants to purchase up to 126,107 shares of Common Stock, at an initial exercise price equal to $3.4891 per share (the “Additional Warrants and the Initial Buyer Warrants, are collectively referred to herein as the “August Buyer Warrants”), in the Second Closing. The Additional Note matures on August 19, 2026. Other than the maturity date and the conversion and exercise price of the Additional Note and Additional Warrants, respectively, the Additional Note and Additional Warrants have the same terms as those issued on the Initial Closing Date.

The Additional Note was issued with an original issue discount of 10.0% (the “OID”), as was the Note issued on the Initial Closing Date and accrue interest at a rate of 10.0% per annum. The Additional Warrants are to purchase up to 126,107 shares of Common Stock, at an exercise price of $3.4891 per share. The August Buyer Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance.

3

In September 2025, as per the terms of the Notes and Warrants, the conversion price and exercise price was adjusted to $2.50.

On October 8, 2025, the parties held an Additional Closing pursuant to the terms of the June Purchase Agreement (the “Third Closing”). The Company issued an Additional Note in the original principal amount of $2,500,000, with an initial conversion price equal to $2.50 per share and issuance date of October 8, 2025 (the Additional Note and the Initial Note, are collectively referred to herein as the “Additional Notes”), and Additional Warrants to purchase up to 200,000 shares of Common Stock, at an initial exercise price equal to $2.50 per share (the “Additional Warrants and the Initial Buyer Warrants, are collectively referred to herein as the “October Buyer Warrants”), in the third Closing. The Additional Note matures on October 8, 2026. Other than the maturity date and the conversion and exercise price of the Additional Note and Additional Warrants, respectively, the Additional Note and Additional Warrants have the same terms as those issued on the Initial Closing Date.

The Additional Notes was issued with an original issue discount of 10.0% (the “OID”), as was the Note issued on the Initial Closing Date and accrue interest at a rate of 10.0% per annum. The Additional August Buyer Warrants are to purchase up to 126,107 shares of Common Stock, at an original exercise price of $3.4891. Pursuant to the terms of the August Buyer Warrants, on September 29, 2025, the exercise price of the warrants was adjusted to $2.50 per share and the number of shares that could be purchased increased to 176,000 shares of Common Stock. Both the August and October Buyer Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance.

SEPA

On December 14, 2023, 7GC, Legacy Banzai and YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), entered into the Original SEPA and, on February 5, 2024, the Company and Yorkville entered into the Supplemental SEPA Agreement, pursuant to which Yorkville has committed to purchase up to $100 million of Common Stock, subject to certain limitations and conditions set forth in the SEPA, including certain beneficial ownership limitations, at our request any time pursuant to Advance Notices delivered by the Company any time during the commitment period terminating on the 36-month anniversary of the Original SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes, (y) there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act of the shares of Common Stock to be issued pursuant to such Advance Notice, and (z) the Company complies with other customary conditions precedent.

Pursuant to the SEPA, Yorkville advanced to the Company the Pre-Paid Advance in a principal amount equal to $4.5 million, which amount is evidenced by promissory notes convertible into shares of Common Stock. The first Pre-Paid Advance in a principal amount of $2.0 million (less a 10% discount) was advanced at the Closing and was evidenced by issuance by the Company on December 14, 2023 to Yorkville of the First Yorkville Promissory Note having a principal amount of $2.0 million, the Second Tranche of $1.0 million (less a 10% discount) was advanced on February 5, 2024 and is evidenced by the issuance by the Company on February 5, 2024 of the Second Yorkville Promissory Note having a principal amount of $1.0 million and the Third Tranche of $1.5 million (less a 10% discount) was advanced on March 26, 2024 and is evidenced by the issuance by the Company on March 26, 2024 to Yorkville of the Third Promissory Note having a principal amount of $1.5 million. As of June 30, 2025, these notes were fully repaid.

The Yorkville Promissory Notes shall be convertible by Yorkville into shares of Common Stock at an aggregate purchase price based on a price per share equal to the lower of (a) the Fixed Price of $103.83 per share or (b) the Variable Price of 90% of the lowest daily VWAP of the shares of Common Stock on The Nasdaq Global Market during the ten trading days immediately prior to each conversion, but which Variable Price shall not be lower than the Floor Price then in effect. The “Floor Price” is $5.00 per share (subject to adjustment from time to time). Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than five (5) trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the shares of Common Stock is less than $103.83 (subject to adjustment from time to time, the “Fixed Price”).

The Yorkville Promissory Notes accrue interest on the outstanding principal balances at an annual rate equal to 0%, subject to an increase to 18% upon an event of default as described in the Yorkville Promissory Notes.

The Yorkville Promissory Notes each mature on June 14, 2024, which maturity is expected to be extended to the date that is 120 days after the repayment of a portion of the Yorkville Promissory Notes described under the heading “Summary-Recent Developments” in this prospectus is completed and which maturity may be extended at the option of the holder.

Within seven trading days of an Amortization Event (as defined in the Yorkville Promissory Notes), the Company will be obligated to make monthly cash payments in an amount equal to the sum of (i) $1.0 million of principal of the Yorkville Promissory Notes (or the outstanding principal if less than such amount) (the “Amortization Principal Amount”), plus (ii) a payment premium of 10% in respect of such Amortization Principal Amount, plus (iii) accrued and unpaid interest thereunder. The obligation of the Company to make monthly prepayments shall cease (with respect to any payment that has not yet come due) if at any time after an Amortization Event (a) the Company reduces the Floor Price to an amount no more than 75% of the closing price of the shares of Common Stock on the trading day immediately prior to such reset notice (and no greater than the initial Floor Price), or (b) the daily VWAP is greater than the Floor Price for a period of ten consecutive trading days, unless a subsequent Amortization Event occurs.

At any time during the Commitment Period and provided that a balance under a Yorkville Promissory Note is outstanding, Yorkville may, by providing an Investor Notice to the Company, require the Company to issue and sell shares to Yorkville as set out in the relevant Investor Notice, subject to certain limitations as set forth in the SEPA. The purchase price of the shares delivered pursuant to an Investor Notice shall be equal to the Conversion Price and shall be paid by offsetting the amount of the aggregate purchase price to be paid by Yorkville against an equal amount outstanding under the Promissory Note.

4

Otherwise, Common Stock to be issued to Yorkville from time to time under the SEPA will be issued at one of two pricing options, at the election of the Company. Under Pricing Option 1, the Company will sell Common Stock at 95% of the VWAP of Common Stock during the period commencing (i) if submitted to Yorkville prior to 9:00 a.m. Eastern Time on a trading day, the open of trading on such day or (ii) if submitted to Yorkville after 9:00 a.m. on a trading day, upon receipt by the Company of written confirmation of acceptance of such Advance Notice by Yorkville (or the open of regular trading hours, if later), and which confirmation shall specify such commencement time, and, in either case, ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice. Under Pricing Option 2, the Company will sell Common Stock at 96% of the lowest daily VWAP of Common Stock during the period commencing (i) if submitted to Yorkville prior to 9:00 a.m. Eastern Time, the three consecutive trading days commencing on the date of the Advance Notice or (ii) if submitted to Yorkville after 9:00 a.m. Eastern Time, the three consecutive trading days commencing on the trading day immediately following the date of the Advance Notice.

The Company’s ability to deliver Advance Notices to Yorkville is subject to the satisfaction or waiver of certain conditions.

The SEPA does not require Yorkville to subscribe for or acquire any shares of Common Stock under the SEPA if those shares of Common Stock, when aggregated with all other shares of Common Stock acquired by Yorkville under the SEPA, would result in Yorkville beneficially owning more than 9.99% of the then outstanding shares of Common Stock.

The Prior SEPA Registration Statements have been fully utilized and as of the date hereof, nothing remains available under the SEPA.

On May 22, 2024, the Company entered into an Amended and Restated Debt Repayment Agreement (the “Amended Debt Repayment Agreement”) with Yorkville with respect to the unsecured promissory note in the principal amount of $2,000,000 issued to Yorkville on December 14, 2023 (the “December Promissory Note”) and the unsecured promissory note in the principal amount of $1,500,000 issued to Yorkville on March 26, 2024 (the “March Promissory Note,” together with the December Promissory Note, the “Promissory Notes”). The Amended Debt Repayment Agreement amends and restates the Debt Repayment Agreement, dated as of May 3, 2024, by and between the Company and Yorkville. The Company issued the Promissory Notes pursuant to a Standby Equity Purchase Agreement, dated as of December 14, 2023, by and among Yorkville and the Company, as amended from time to time (the “SEPA”). As of the date hereof, there is no outstanding balance under the Promissory Notes.

Under the Amended Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to September 25, 2024, and to satisfy the $75,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Common Stock.

On September 16, 2025, we entered into a Convertible Promissory Note (the “September 2025 Note”) in the principal amount of $2,000,000 (the “Original Principal Amount”) with Yorkville, to be used as an advance under the SEPA. The Company received $890,000 from Yorkville on that same date (“Advance #1), which reflects 50% of the Original Principal Amount, 10% discount and certain fees owed at such time. Upon the effectiveness of the registration statement on Form S-1, originally filed with the SEC on September 12, 2025 (File No. 333-290241) and the delivery of a closing statement, Yorkville shall remit an amount equal to 50% of the remaining Original Principal Amount, or $1,000,000, less a discount equal to 10% of the Original Principal Amount, netted from the purchase price due and structured as a purchase discount (“Advance #2”). As of the date of this prospectus, the Company received net proceeds of $900,000.00 from Yorkville (“Advance #2”).

5

The September 2025 Note was issued on September 16, 2025 (the “Issuance Date”) and the maturity date of the Note is March 16, 2026, but may be extended at the option of the Company (the “Maturity Date”). Beginning on the 30th day from the Issuance Date, and continuing on the same day of each successive calendar month thereafter, (each, an “Installment Date”), the Company shall repay a portion of the outstanding balance of the Note in an amount equal to the sum of (i) $500,000 of principal (or the outstanding Principal if less than such amount), plus (ii) a payment premium in an amount equal to 4% of the Principal amount being paid (the “Payment Premium”), and (iii) accrued and unpaid interest hereunder as of each Installment Date (collectively, the “Installment Amount”). The Company maintains the right to pay each Installment Amount in cash or via an Advance Notice pursuant to the SEPA or any combination thereof. The September 2025 Note bears an interest annual rate of 6%, which shall increase to 18% upon the occurrence of an Event of Default, as defined in the September 2025 Note. The September 2025 Note is convertible into shares of the Company’s Class A common stock, at a conversion price of $2.50 per share (the “Conversion Price”). Yorkville may elect to convert part or all of the outstanding balance of the September 2025 Note at any time or from time to time after the Issuance Date. The Company maintains the right to redeem all or any part of the September 2025 Note, at any time, provided that (i) the Company provides Yorkville with at least 10 trading days’ prior written notice (each, a “Redemption Notice”) of its desire to prepay the outstanding amount (an “Optional Redemption”), and (ii) on the date the Redemption Notice is issued, the VWAP of the Class A Common Stock is less than the Conversion Price.

Termination of the SEPA

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earlier to occur of:

●	the first day of the month next following the 36-month anniversary of the date of the SEPA, provided that if a Yorkville Promissory Note is then outstanding, such termination shall be delayed until such date that the Yorkville Promissory Note that was outstanding has been repaid (and/or converted); and

●	the date on which Yorkville shall have made payment of Advances pursuant to the SEPA for shares of Common Stock equal to the commitment amount of $100.0 million.

Subject to certain conditions, we have the right to unilaterally terminate the SEPA upon five trading days’ prior written notice to Yorkville. The SEPA may also be terminated at any time by mutual written consent.

Effect of Issuances of Common Stock Under the SEPA on our Stockholders

All shares of Common Stock that may be issued by us to Yorkville under the SEPA that were registered under the Securities Act for resale by Yorkville on the Prior SEPA Registration Statements are expected to be freely tradable. The shares of Common Stock registered for resale under the SEPA may be issued by us to Yorkville from time to time at our discretion during the commitment period or are issued following a conversion of a Yorkville Promissory Note. The resale by Yorkville of a significant amount of shares registered for resale at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline. Issuances of shares of Common Stock, if any, to Yorkville under the SEPA will depend upon market conditions and other factors. We may ultimately decide to issue to Yorkville all, some, or none of the shares of Common Stock that may be available for issuance to Yorkville pursuant to the SEPA.

Because the subscription price per shares of Common Stock to be paid by Yorkville for Common Stock will fluctuate based on the market prices of our Common Stock during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of shares of Common Stock that we will issue to Yorkville under the SEPA, the actual subscription price per share of Common Stock to be paid by Yorkville for those shares of Common Stock, or the actual gross proceeds to be raised by us from those issuances, if any.

The issuance, if any, of shares of Common Stock to Yorkville pursuant to the SEPA would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of Common Stock that our existing stockholders own would not decrease as a result of issuances, if any, under the SEPA, the shares of Common Stock owned by our existing stockholders would represent a smaller percentage of our total issued shares of Common Stock after any such issuance.

6

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

Risks Related to our Business and Industry

●	We have incurred significant operating losses in the past and may never achieve or maintain profitability.

●	There is substantial doubt about our ability to continue as a going concern, and holders of our securities could suffer a total loss of their investment. We may need to raise additional capital to continue our operations. Such capital may not be available to us or may not be available at terms we deem acceptable, either of which could reduce our ability to compete and could negatively affect our business.

●	We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

●	Our revenue growth rate depends on existing customers renewing and maintaining or expanding their subscriptions, and if we fail to retain our customers at current or expanded subscriptions, our business will be harmed.

●	If the assumptions, analyses, and estimates upon which our forecasts, projections and outlook are based prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

●	We may not successfully develop or introduce new and enhanced products that achieve market acceptance, or successfully integrate acquired products or services with our existing products, and our business could be harmed and our revenue could suffer as a result.

●	Our acquisitions of, and investments in, other businesses, products, or technologies may not yield expected benefits and our inability to successfully integrate acquisitions may negatively impact our business, financial condition, and results of operations.

●	Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

●	Because we recognize revenue from subscriptions for our product offerings over the terms of the subscriptions, our financial results in any period may not be indicative of our financial health and future performance.

●	Covenant restrictions in our existing or future debt instruments may limit our flexibility to operate and grow our business, and if we are not able to comply with such covenants or pay amounts when due, our lenders could accelerate our indebtedness, proceed against certain collateral or exercise other remedies, which could have a material adverse effect on us.

●	Cybersecurity and data security breaches and ransomware attacks may create financial liabilities for us, damage our reputation, and harm our business.

●	Privacy and data security laws and regulations could impose additional costs and reduce demand for our solutions.

●	Our ability to use our net operating loss to offset future taxable income may be subject to certain limitations.

●	Adverse litigation results could have a material adverse impact on our business.

●	Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.

●	Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.

7

Risks Related to Offering and Ownership of Our Securities

●	In order to support the growth of our business and repay our indebtedness, we will need to seek capital through new equity or debt financings or incur additional indebtedness under our credit facilities, which sources of additional capital may not be available to us on acceptable terms or at all.

●	Future sales of shares of Class A Common Stock may depress their stock price.

●	Issuances of shares of our Class A Common Stock pursuant to any Advances under the SEPA and conversion of any amounts under the Yorkville Promissory Notes, exercise of the GEM Warrant and conversion of any amounts under the GEM Promissory Note, and conversion of any amounts under the convertible promissory note (the “First Senior Convertible Note”) in an aggregate principal amount of $1,500,000 issued to CP BF in connection with a loan agreement, dated February 19, 2021, between the Company and CP BF (the “Loan Agreement”), which was amended on October 10, 2022, pursuant to which CP BF waived payment by the Company of four months of cash interest with respect to the term loan under the Loan Agreement in replacement for a convertible promissory note (the “Second Senior Convertible Note” and, together with the First Senior Convertible Note, the “Senior Convertible Notes”) issued by the Company in an aggregate principal amount of $321,345, would result in substantial dilution of our stockholders and may have a negative impact on the market price of our Class A Common Stock.

●	Our stock is subject to minimum requirements to remain listed on the Nasdaq Capital Market, including a minimum bid price requirement and stockholders’ equity requirement, and may be delisted if it does not maintain or regain, as applicable, compliance with those requirements.

●	If our Class A Common Stock ceases to be listed on a national securities exchange it will become subject to the so-called “penny stock” rules that impose restrictive sales practice requirements.

●	Our dual class common stock structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, Joseph Davy, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

●	The market price of Class A Common Stock is likely to be highly volatile, and you may lose some or all of your investment. This volatility could also subject us to securities class action litigation.

●	If securities or industry analysts do not publish research or reports about us, or publish negative reports, then our stock price and trading volume could decline.

●	We have incurred and will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

●	We have identified material weaknesses in our internal control over financial reporting in the past. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

8

●	Our executive officers and directors collectively beneficially own approximately 28.20% of the voting power of our outstanding Common Stock and have substantial control over us, which will limit your ability to influence the outcome of important transactions, including a change in control.

●	We may issue additional shares of Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

●	If certain holders of Class A Common Stock sell a significant portion of their securities, it may negatively impact the market price of the shares of Class A Common Stock and such holders still may receive significant proceeds.

●	It is not possible to predict the actual number of shares we will sell under the SEPA, or the actual gross proceeds resulting from those sales. Further, we may not have access to any or the full amount available under the SEPA.

Corporate Information

7GC, our predecessor company, was incorporated in the State of Delaware in September 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving 7GC and one or more businesses. 7GC completed its IPO in December 2020. In December 2023, First Merger Sub merged with and into Legacy Banzai, and Legacy Banzai, as the Surviving Corporation, merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC. In connection with the Mergers, 7GC changed its name to Banzai International, Inc.

Our principal executive offices are located at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Our telephone number is (206) 414-1777. Our website address is www.banzai.io. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year (a) following the fifth anniversary of 7GC’s IPO (December 22, 2025), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

9

THE OFFERING

Issuer	Banzai International, Inc.

Shares of Common Stock offered by Selling Securityholder	361,766 shares of Class A Common Stock, consisting of (i) 117,647 shares of Class A Common Stock underlying Series A Warrants, with an exercise price of $2.50 per share; (ii) 117,647 shares of Class A Common Stock underlying Series B Warrants, with an exercise price of $2.50 per share; (iii) 117,647 shares of Class A Common Stock underlying Pre-Funded Warrants, with an exercise price of $0.01 per share and (iv) 8,825 shares of Class A Common Stock that are issuable upon the exercise of the Placement Agent Warrants.

Class A Common Stock outstanding on October 22, 2025	5,954,341

Use of proceeds	We will not receive any of the proceeds received from the Selling Securityholder. In the event any Warrants are exercised for cash, we would receive the proceeds from any such cash exercise, provided, however, we will not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of our Class A Common Stock and the spread between the exercise price of such securities and the market price of our Class A Common Stock at the time of exercise. It is possible that we may never generate any cash proceeds from the exercise of such Warrant.

Risk factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Nasdaq Symbol	Our Class A Common Stock is currently traded on The Nasdaq Global Market under the symbol “BNZI.”

The number of shares of our Class A Common Stock that are and will be outstanding immediately before and after this registration statement is effective is based on 5,954,341 shares of our Class A Common Stock outstanding as of October 22, 2025, which excludes:

●	23,000 shares issuable upon exercise of outstanding Public Warrants with an exercise price of $5,750.00;

●	1,657 shares issuable upon exercise of the warrant issued on December 14, 2023 (the “GEM Warrant”), to GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”), with an exercise price of $3,407.25 per share, which will be adjusted downward to 105% of the per share consideration received in this offering pursuant to anti-dilution price protections contained within those warrants;

●	12,536 shares issuable upon exercise of outstanding stock options with a weighted average exercise price of $342.99 granted through October 22, 2025;

●	394,183 shares issuable upon vesting of outstanding restricted stock units granted through October 22, 2025;

●	222,367 shares issuable upon conversion of senior convertible notes with an exercise price of $2.50;

●	231,114 shares issuable upon conversion of outstanding shares of Class B common stock;

10

●	27,778 shares issuable upon exercise of outstanding common stock purchase warrants with an exercise price of $90.00 that were issued May 2024 pursuant to a “best efforts” offering of our Class A common stock (“Best Efforts Offering”);

●	1,667 shares issuable upon exercise of warrants issued to the placement agent of the Best Efforts Offering with an exercise price of $100.00 per share;

●	56,555 shares are issuable upon exercise of the CPBF common stock warrant with an exercise price of $2.50 per share;

●	133,134 shares are issuable upon exercise of the Alco common stock warrant with an exercise price of $40.20 per share;

●	117,647 shares issuable upon exercise of outstanding Class A common stock purchase warrants that were issued on November 6, 2024, with an exercise price of $25.00;

●	117,647 shares issuable upon exercise of outstanding Class B common stock purchase warrants that were issued on November 6, 2024, with an exercise price of $25.00;

●	8,824 shares issuable upon exercise of warrants issued to the placement agent pursuant to the “PIPE” that closed in June 2025, with an exercise price of $53.13;

●	177,208 shares issuable upon exercise of common stock purchase of 3i LP warrants issued on June 30, 2025, with an exercise price of $2.50 as per exercise price adjusted and reset as of September 29, 2025;

●	50,157 shares issuable upon exercise of warrants issued to the financial advisor of 3i LP of the transaction that closed on June 30, 2025, with an exercise price of $3.4891;

●	176,000 shares issuable upon exercise of common stock purchase of 3i LP warrants issued on August 19, 2025, with an exercise price of $2.50 as per exercise price adjusted and reset as of September 29, 2025;

●	40,125 shares issuable upon exercise of warrants issued to the financial advisor of 3i LP of the transaction that closed on closed on, 2025, with an exercise price of $4.36;

●	200,000 shares issuable upon exercise of common stock purchase of 3i LP warrants issued on October 8, 2025, with an exercise price of $2.50;

●	63,636 shares issuable upon exercise of warrants issued to the financial advisor of 3i LP of the transaction that closed on October 8, 2025, with an exercise price of $3.13;

●	1,529,607 Class A common shares issuable upon conversion of 3i LP convertible notes with an exercise price of $2.50;

●	1,179,950 Class A common shares issuable upon exercise of the FE IV OR Aggregator, LLC Pre-Funded Warrants pursuant to the OR Merger with an exercise price of $0.001;

11

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to our Business and Industry

We have incurred significant operating losses in the past and may never achieve or maintain profitability.

We have incurred significant operating losses since our inception, including operating losses of $13.5 million, $9.8 million, $9.6 million, $6.8 million in the years ended December 31, 2024, and 2023 and the six months ended June 30, 2025 and 2024, respectively. We expect our costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest significant additional funds towards growing our business and operating as a public company and as we continue to invest in increasing our customer base, expanding our operations, hiring additional sales and other personnel, developing future products, and potentially acquiring complementary technology and businesses. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We are unable to accurately predict when, or if, we will be able to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. To date, we have financed our operations principally from the sale of our equity, revenue from sales, and the incurrence of indebtedness. Our cash flow from operations was negative for the years ended December 31, 2024 and December 31, 2023 and the six months ended June 30, 2025 and June 30, 2024, respectively, and we may not generate positive cash flow from operations in any given period. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which would be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business may be harmed. Our failure to achieve or maintain profitability or positive cash flow could negatively impact the value of our Class A Common Stock.

There is substantial doubt about our ability to continue as a going concern, and holders of our securities could suffer a total loss of their investment. We may need to raise additional capital to continue our operations. Such capital may not be available to us or may not be available at terms we deem acceptable, either of which could reduce our ability to compete and could negatively affect our business.

Management has concluded, and the report of our auditors included in our Annual Report on Form 10-K for the year ended December 31, 2024 reflect, that there is substantial doubt about our ability to continue as a going concern within 12 months after the date of the filing of the that Form 10-K. The reaction of investors to the inclusion of a going concern statement by management and our auditors and our potential inability to continue as a going concern may materially adversely affect the price of our publicly traded securities and our ability to raise new capital or enter into partnerships. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or part of their investment. Further, the perception that we may be unable to continue as a going concern may impede our ability to pursue strategic opportunities or operate our business due to concerns regarding our ability to fulfill our contractual obligations. In addition, if there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all.

There can be no assurance that we will be able to achieve our forecast or to raise additional capital in sufficient amounts or on favorable terms, or at all. If we are unable to meet or exceed our forecast or raise adequate additional capital when required or in sufficient amounts or on terms acceptable to us, we may have to significantly reduce expenses, sell assets (potentially at a loss), cease operations altogether, pursue an acquisition of our company at a price that may result in up to a total loss on investment for our securityholders, file for bankruptcy or seek other protection from creditors, or liquidate all of our assets.

We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

While we served our first customer in 2017 (operating as Legacy Banzai), we have significantly altered our product offerings over the past few years. Our limited operating history with respect to our current product offerings makes it difficult to effectively assess or forecast our future prospects. For example, in 2021, we acquired Demio, a webinar platform startup, and integrated Demio’s platform into our service offerings, and in 2023, we launched Boost, a tool used by Demio customers to enhance participation in their Demio webinars. You should consider our business and prospects in light of the risks and difficulties we encounter or may encounter. These risks and difficulties include our ability to cost-effectively acquire new customers, retain existing customers, and expand the scope of the platform we sell to new and existing customers. Furthermore, in pursuit of our growth strategy, we may enter into new partnerships to further penetrate our targeted markets and adoption of our solutions, but it is uncertain whether these efforts will be successful. If we fail to address the risks and difficulties that we may face, including those associated with the challenges listed above, our business, prospects, financial condition, and operating results may be materially and adversely harmed.

12

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.

Our revenue growth rate depends on existing customers renewing and maintaining or expanding their subscriptions, and if we fail to retain our customers at current or expanded subscriptions, our business will be harmed.

Our customers have no obligation to renew their subscriptions for our product offerings after the expiration of their subscription periods. Our customers may not renew. Our renewal and reactivation rates may decline because of a number of factors, including, among other things, customer dissatisfaction, customers’ spending levels, decreased return on investment, increased competition, or pricing changes. If our customers do not renew their subscriptions or downgrade the products purchased under their subscriptions, our revenue may decline and our business may be harmed. Our future success also depends in part on existing customers expanding their subscriptions. If our efforts to sell upgrades to our customers are not successful, it may decrease our revenue growth rate.

If we are unable to attract new customers on a cost-effective basis, our business will be harmed.

To grow our business, we must continue to grow our customer base in a cost-effective manner. Increasing our customer base and achieving broader market acceptance of our product offerings will depend, to a significant extent, on our ability to effectively expand our sales and marketing activities. We may not be able to recruit qualified personnel, train them to perform, and achieve an acceptable level of sales production from them on a timely basis or at all. In addition, the cost to attract new customers may increase as we market our existing and new products to different market segments. If we are unable to maintain effective sales and marketing activities, our ability to attract new customers could be harmed, our sales and marketing expenses could increase substantially, and our business may be harmed. Further, to the extent there is a sustained general economic downturn and our customers and potential customers experience delays or reductions in general customer engagement technology spending, potential customers may be unwilling to take on the additional cost associated with adopting our product offerings as an alternative to their existing products or service providers, and if they choose to adopt our products, they may not purchase additional products and services in the future due to budget limitations.

If we fail to effectively manage our growth, our business, results of operations, and financial condition would likely be harmed.

We expect to continue to experience growth in our headcount and operations, which will continue to place significant demands on our management and our administrative, operational, and financial reporting resources. Our growth will require hiring additional employees and making significant expenditures, particularly in sales and marketing but also in our technology, professional services, finance, and administration teams. Our ability to effectively manage our growth will require the allocation of management and employee resources along with improvements to operational and financial controls and reporting procedures and systems. Our expenses may increase more than we plan, and we may fail to hire qualified personnel, expand our customer base, enhance our existing products, develop new products, integrate any acquisitions, satisfy the requirements of our existing customers, respond to competitive challenges, or otherwise execute our strategies. If we are unable to effectively manage our growth, our business, results of operations, and financial condition would likely be harmed.

We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.

We are continually executing on growth initiatives, strategies, and operating plans designed to enhance our business and extend our existing and future offerings to address evolving needs. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies, and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve, or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies, and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements, the incurrence of other unexpected costs associated with operating our business, and lack of acceptance by our customers. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies, and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business may be harmed.

13

Any forecasts, projections or outlook we may provide are based upon certain assumptions, analyses, and estimates. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

Any forecasts, projections or outlook, including projected annual recurring revenue, revenue growth, cost of goods sold, operating expense, gross margin, and anticipated organic and inorganic growth, are subject to significant uncertainty and are based on certain assumptions, analyses, and estimates, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate. These may include assumptions, analyses, and estimates about future pricing, and future costs, all of which are subject to a wide variety of business, regulatory, and competitive risks and uncertainties. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected, and may adversely affect the value of our Class A Common Stock.

If we fail to attract and retain qualified personnel, our business could be harmed.

Our success depends in large part on our ability to attract, integrate, motivate, and retain highly qualified personnel at a reasonable cost on the terms we desire, particularly sales and marketing personnel, software developers, and technical and customer support. Competition for skilled personnel, particularly in the technology industry, is intense and we may not be successful in attracting, motivating, and retaining needed personnel. We also may be unable to attract or integrate into our operations qualified personnel on the schedule we desire. We have from time to time experienced, and we expect to continue to experience, difficulty in attracting, integrating, motivating, and retaining highly qualified personnel, which could harm our business. In addition, dealing with the loss of the services of our executive officers or other key personnel and the process to replace any of our executive officers or other key personnel may involve significant time and expense, take longer than anticipated, and significantly delay or prevent the achievement of our business objectives, which may harm our business.

Our management team has a limited history working together operating the Company and, as a result, our past results may not be indicative of future operating performance.

We have a limited history working together operating the Company, which makes it difficult to forecast our future results. You should not rely on our past quarterly operating results as indicators of future performance. In addition, you should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by companies in rapidly evolving markets like ours, as well as the information included in this prospectus.

We may not successfully develop or introduce new and enhanced products that achieve market acceptance, or successfully integrate acquired products or services with our existing products, and our business could be harmed and our revenue could suffer as a result.

Our ability to attract new customers and increase revenue from existing customers will likely depend upon the successful development, introduction, and customer acceptance of new and enhanced versions of our product offerings and on our ability to integrate any products and services that we may acquire, as well as our ability to add new functionality and respond to technological advancements. Moreover, if we are unable to expand our product offerings, our customers could migrate to competitors. Our business could be harmed if we fail to deliver new versions, upgrades, or other enhancements to our existing products to meet customer needs on a timely and cost-effective basis. Unexpected delays in releasing new or enhanced versions of our product offerings, or errors following their release, could result in loss of sales, delay in market acceptance, or customer claims against us, any of which could harm our business. The success of any new product depends on several factors, including timely completion, adequate quality testing, and market acceptance. We may not be able to develop new products successfully or to introduce and gain market acceptance of new solutions in a timely manner, or at all. If we are unable to develop new applications or products that address our customers’ needs, or to enhance and improve our product offerings in a timely manner, we may not be able to maintain or increase customer use of our products.

14

Our ability to introduce new products and features is dependent on adequate development resources. If we do not adequately fund our development efforts, we may not be able to compete effectively and our business and operating results may be harmed.

To remain competitive, we must continue to develop new product offerings, applications, features, and enhancements to our existing product offerings. Maintaining adequate development personnel and resources to meet the demands of the market is essential. If we are unable to develop our product offerings internally due to certain constraints, such as high employee turnover, lack of management ability, or a lack of other research and development resources, we may miss market opportunities. Further, many of our competitors expend a considerably greater amount of funds on their development programs, and those that do not may be acquired by larger companies that would allocate greater resources to our competitors’ development programs. Our failure to maintain adequate development resources or to compete effectively with the development programs of our competitors could materially adversely affect our business.

Our acquisitions of, and investments in, other businesses, products, or technologies may not yield expected benefits and our inability to successfully integrate acquisitions may negatively impact our business, financial condition, and results of operations.

In the past, we have pursued acquisitions of technology and expertise to enhance the products and services we offer. For example, in 2021, we acquired webinar platform startup Demio and integrated Demio’s platform into our service offerings. We anticipate that we will continue to make acquisitions of or investments in businesses, products, and technologies in the future. We may not realize the anticipated benefits, or any benefits, from our past or future acquisitions. In addition, if we finance acquisitions by incurring debt or by issuing equity or convertible or other debt securities, our then-existing stockholders may be diluted or we could face constraints related to the repayment of indebtedness. To the extent that the acquisition consideration is paid in the form of an earnout on future financial results, the success of such an acquisition will not be fully realized by us for a period of time as it is shared with the sellers. Further, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be harmed and the value of your investment may decline. For us to realize the benefits of past and future acquisitions, we must successfully integrate the acquired businesses, products, or technologies with ours. Some of the challenges to successful integration of our acquisitions include:

●	unanticipated costs or liabilities resulting from our acquisitions;

●	retention of key employees from acquired businesses;

●	difficulties integrating acquired operations, personnel, technologies, or products;

●	diversion of management attention from existing business operations and strategy;

●	diversion of resources that are needed in other parts of our business, including integration of other acquisitions;

●	potential write-offs of acquired assets;

●	inability to maintain relationships with customers and partners of the acquired businesses;

●	difficulty of transitioning acquired technology and related infrastructures into our existing product offerings;

15

●	difficulty maintaining security and privacy standards of acquired technology consistent with our existing products;

●	potential financial and credit risks associated with the acquired businesses or their customers;

●	the need to implement internal controls, procedures, and policies at the acquired companies;

●	the need to comply with additional laws and regulations applicable to the acquired businesses; and

●	the income and indirect tax impacts of any such acquisitions.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments and negatively impact our business, financial condition, and results of operations.

We face significant competition from both established and new companies offering marketing, sales, and engagement software and other related applications, as well as internally developed software, which may harm our ability to add new customers, retain existing customers, and grow our business.

The marketing, sales, customer service, operations, and engagement software market is evolving, highly competitive, and significantly fragmented. With the introduction of new technologies and the potential entry of new competitors into the market, we expect competition to persist and intensify in the future, which could harm our ability to increase sales, maintain or increase renewals, and maintain our prices.

We face intense competition from other software companies that develop marketing, sales, customer service, operations, and engagement management software and from marketing services companies that provide interactive marketing services. Competition could significantly impede our ability to sell subscriptions to our products on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future products less competitive or obsolete. In addition, if these competitors develop products with similar or superior functionality to our platform, we may need to decrease the prices or accept less favorable terms for our platform subscriptions in order to remain competitive. If we are unable to maintain our pricing due to competitive pressures, our margins will be reduced and our operating results will be negatively affected.

Our competitors include:

●	Vimeo, Zoom, and GoToWebinar with respect to video platforms;

●	Mailchimp and Constant Contact with respect to email marketing; and

●	Marketo, Hubspot, and Braze with respect to marketing automation platforms.

We compete across five distinct categories within the B2B (as defined below) MarTech landscape: digital events and webinars, demand generation, creative development, engagement platforms and marketing automation, and measurement and attribution. Our current and potential competitors within any or all of such categories may have significantly more financial, technical, marketing, and other resources than we have, be able to devote greater resources to the development, promotion, sale, and support of their products and services, may have more extensive customer bases and broader customer relationships than we have, and may have longer operating histories and greater name recognition than we have. As a result, these competitors may respond faster to new technologies and undertake more extensive marketing campaigns for their products. In a few cases, these vendors may also be able to offer additional software at little or no additional cost by bundling it with their existing suite of applications. To the extent any of our competitors has existing relationships with potential customers for either marketing software or other applications, those customers may be unwilling to purchase our products because of their existing relationships with our competitor. If we are unable to compete with such companies, the demand for our product offerings could substantially decline.

16

In addition, if one or more of our competitors were to merge or partner with another of our competitors, our ability to compete effectively could be adversely affected. Our competitors may also establish or strengthen cooperative relationships with our current or future strategic distribution and technology partners or other parties with whom we have relationships, thereby limiting our ability to promote and implement our product offerings. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business.

Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

Our operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections, or the expectations of securities analysts because of a variety of factors, many of which are outside of our control and, as a result, should not be relied upon as an indicator of future performance. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of Class A Common Stock to fluctuate. Factors that may contribute to the variability of our operating results include:

●	our ability to attract new customers and retain existing customers;

●	the financial condition of our current and potential customers;

●	changes in our sales and implementation cycles;

●	introductions and expansions of our product offerings, offerings, or challenges with their introduction;

●	changes in our pricing or fee structures or those of our competitors;

●	the timing and success of new offering introductions by us or our competitors or any other change in the competitive landscape of our industry;

●	increases in operating expenses that we may incur to grow and expand our operations and to remain competitive;

●	our ability to successfully expand our business;

●	breaches of information security or privacy;

●	changes in stock-based compensation expenses;

●	the amount and timing of operating costs and capital expenditures related to the expansion of our business;

●	adverse litigation judgments, settlements, or other litigation-related costs;

●	the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation;

●	changes in our effective tax rate;

●	our ability to make accurate accounting estimates and appropriately recognize revenue for our existing and future offerings;

●	changes in accounting standards, policies, guidance, interpretations, or principles;

●	instability in the financial markets;

●	general economic conditions, both domestic and international;

●	volatility in the global financial markets;

●	political, economic, and social instability, including terrorist activities and outbreaks of public health threats, such as coronavirus, influenza, or other highly communicable diseases or viruses, and any disruption these events may cause to the global economy; and

●	changes in business or macroeconomic conditions.

17

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

Because we recognize revenue from subscriptions for our product offerings over the terms of the subscriptions, our financial results in any period may not be indicative of our financial health and future performance.

We generally recognize revenue from subscription fees paid by customers ratably over the terms of their subscription agreements. As a result, most of the subscription revenue we report in each quarter is the result of agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter will not be fully reflected in our revenue results for that quarter. Any such decline, however, will negatively affect our revenue in future quarters. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as subscription revenue from new customers must be recognized over the applicable subscription terms.

Our sales cycle can be lengthy and unpredictable, which may cause our operating results to vary significantly.

Our sales cycle, which is the time between initial contact with a potential new customer and the ultimate sale to that customer, is often lengthy and unpredictable. Potential new customers typically spend significant time and resources evaluating product offering solutions, which requires us to expend substantial time, effort, and money educating them about the value of our platform. Accordingly, it is difficult for us to forecast when or if a sale will close or the size of any specific sales to new customers. In addition, customers may delay their purchases from one quarter to another as they wait for us to develop new features, assess their budget constraints, or forecast future business activity. Any delay in closing, or failure to close, sales in a particular quarter or year could significantly harm our projected growth rates and could cause our operating results to vary significantly.

Covenant restrictions in our existing or future debt instruments may limit our flexibility to operate and grow our business, and if we are not able to comply with such covenants or pay amounts when due, our lenders could accelerate our indebtedness, proceed against certain collateral or exercise other remedies, which could have a material adverse effect on us.

On February 19, 2021, we entered into the Loan Agreement with CP BF, which was later amended – See “Management’s Discussion and Analysis - Alco and CP BF”. The Loan Agreement, as amended contains a number of provisions that impose operating and financial restrictions which, subject to certain exceptions, limit our ability to, among other things: incur additional indebtedness, pay dividends or make distributions or redeem or repurchase our securities, make certain investments, grant liens on assets, sell or dispose of any material assets; and acquire the assets of, or merge or consolidate with, other companies. Additionally, the Loan Agreement contains affirmative covenants that require to us take, and have taken by certain dates, specific actions, some of which have not been satisfied. As a result, on August 24, 2023, we entered into the Original Forbearance Agreement, as amended by the Forbearance Amendment dated as of December 14, 2023, under which we acknowledged that we were in default of several obligations and such holder acknowledged such defaults and agreed, subject to certain conditions, not to exercise any right or remedy under the Loan Agreement, including its right to accelerate the aggregate amount outstanding under the Loan Agreement, until June 14, 2024. On September 23, 2024, we entered into a Securities Purchase Agreement (the “CP BF SPA”), a Registration Rights Agreement (the “RRA”), a Lock-Up Agreement (the “Lock Up”) and issued CP BF a Common Stock Purchase Warrant (the “Warrant”) and a Pre-Funded Warrant (the “Pre-Funded Warrant,” together with the CP BF SPA, RRA, Lock Up and Warrant, the “CP BF Transaction Documents”). Pursuant to the CP BF SPA, CP BF agreed to convert $2,000,000 in debt into $2,200,000 in equity, consisting of 26,085 shares of Class A Common Stock, Warrants to purchase up to 56,555 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 30,470 shares of Class A Common Stock (all such securities and shares collectively referred to as the “CP BF Registrable Securities”). Under the CP BF SPA, CP BF elected to purchase Pre-Funded Warrants in lieu of shares of Common Stock in such manner to result in them paying the full Subscription Amount ($2,000,000) to the Company.

18

Complying with these covenants, as well as those that may be contained in any future debt agreements, may limit our ability to finance our future operations or working capital needs or to take advantage of future business opportunities. Our ability to comply with these covenants will depend on our future performance, which may be affected by events beyond our control. If we do not maintain and regain compliance with our continuing obligations or any covenants, terms and conditions of the Loan Agreement, after the expiration of the Forbearance Agreement, we could be in default and required to repay outstanding borrowings on an accelerated basis, which could subject us to decreased liquidity and other negative impacts on our business, results of operations and financial condition. In the case of an event of default, we may not have sufficient funds available to make the required payments under the Loan Agreement and may not be able to borrow sufficient funds to refinance the Loan Agreement. Even if new financing is available, it may not be on terms that are acceptable to us. If we are unable to repay amounts owed under the terms of the Loan Agreement, our Lender may choose to exercise its remedies in respect to the collateral, including a foreclosure of their lien (which may result in a sale of certain of our assets to satisfy our obligations under the Loan Agreement or ultimately in a bankruptcy or liquidation). The foregoing would materially and adversely affect the ongoing viability of our business.

The impacts of geopolitical, macroeconomic, and market conditions, including pandemics, epidemics and other public health crises, have had, and may continue to have, a significant effect on our industry, which in turn affects how we and our customers are operating our respective businesses. Our business is susceptible to declines or disruptions in the demand for meetings and events, including those due to economic downturns, natural disasters, geopolitical upheaval, and global pandemics.

The macroeconomic impacts of geopolitical events, such as pandemics, inflation, labor shortages, lack of access to capital, lack of consumer confidence, supply chain disruptions, and market volatility can pose risks to our and our customers’ business. Uncertainty about the duration of these negative macroeconomic conditions have impacted fiscal and monetary policy, including increases in interest rates, increased labor costs, and decreased corporate and consumer spending. The effects from a broadening or protracted extension of these conditions could result in a decrease in overall economic activity, hinder economic growth, or cause a recession in the United States or in the global economy. We sell our products throughout the United States, as well as in several international countries, commercial and non-profit customers. As a result, our business may be harmed by factors in the United States and other countries such as disruptions in financial markets; reductions in spending, or downturns in economic activity in specific countries or regions, or in the various industries in which we operate; social, political, or labor conditions in specific countries or regions; or adverse changes in the availability and cost of capital, interest rates, tax rates, or regulations. Further economic weakness and uncertainty may result in significantly decreased spending on our event marketing and management solutions, which may adversely affect harm our business.

Our business depends on discretionary corporate spending. Negative macroeconomic conditions may adversely affect our customers’ businesses and reduce our customers’ operating expense budgets, which could result in reduced demand for our product offerings or cancellations, increased demands for pricing accommodations or higher rates of delays in collection of, or losses on, our accounts receivable, which could adversely affect our results of operations and financial position. During periods of economic slowdown and recession, consumers have historically reduced their discretionary spending, and our ability to sign new customers, and to upsell to and renew contracts with our existing customers may be significantly impacted. Additionally, challenging economic conditions also may impair the ability of our customers to pay for products and services they have purchased. As a result, our cash flow may be negatively impacted and our allowance for credit losses and write-offs of accounts receivable may increase. If we are unable to offset any decrease in revenue by increasing sales to new or existing customers, or otherwise offset higher costs through price increases, our revenue may decline. The extent to which the ongoing impacts of these negative macroeconomic conditions will impact our business, results of operations, and financial position is uncertain and will depend on political, social, economic, and regulatory factors that are outside of our control, including actions that may be taken by regulators and businesses (including our customers) in response to the macroeconomic uncertainty. Our business and financial performance may be unfavorably impacted in future periods if a significant number of our customers are unable to continue as viable businesses or they significantly reduce their operating budgets, or if there is a reduction in business confidence and activity, a decrease in government, corporate and consumer spending, or a decrease in growth in the overall market, among other factors.

19

Our business and financial performance are affected by the health of the worldwide meetings and events industry. Meetings and events are sensitive to business-related discretionary spending levels and tend to grow more slowly or even decline during economic downturns. Decreased expenditures by marketers and participants could also result in decreased demand for our product offerings, thereby causing a reduction in our sales. The impact of economic slowdowns on our business is difficult to predict, but has and may continue to result in reductions in events and our ability to generate revenue.

Cybersecurity and data security breaches and ransomware attacks may create financial liabilities for us, damage our reputation, and harm our business.

Our customers provide us with information that our solutions store, some of which is confidential information. In addition, we store personal information about our employees. We have security systems and information technology infrastructure designed to protect against unauthorized access to such information and money, but we may not be successful in protecting against all security breaches and cyber-attacks. Threats to and breaches of our information technology security can take various forms, including viruses, worms, ransomware, and other malicious software programs, or actions or omissions by an employee. Significant cybersecurity or data security breaches could result in the loss of business, litigation, regulatory investigations, loss of customers, and penalties that could damage our reputation and adversely affect the growth of our business.

In some cases, we must rely on the safeguards put in place by third parties to protect against security threats. These third parties, including vendors that provide products and services for our operations and our network of business application providers, could also be a source of security risk to us in the event of a failure of their own security systems and infrastructure, whether unintentionally or through a malicious backdoor. We do not review the software code included in third-party integrations in all instances.

Because the techniques used to obtain unauthorized access, sabotage systems, or otherwise access data and/or data backups change frequently and generally are not recognized until launched against a target, we or these third parties have been and, in the future, may be unable to anticipate these techniques or to implement adequate preventative measures. With the increasing frequency of cyber-related frauds to obtain inappropriate payments, we need to ensure our internal controls related to authorizing the transfer of funds are adequate. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cyber security. Any of these occurrences could create liability for us, put our reputation in jeopardy, and harm our business.

Privacy and data security laws and regulations could impose additional costs and reduce demand for our solutions.

We store and transmit personal information relating to our employees, customers, prospective customers, and other individuals, and our customers use our technology platform to store and transmit a significant amount of personal information relating to their customers, vendors, employees, and other industry participants. Federal, state, and foreign government bodies and agencies have adopted, and are increasingly adopting, laws and regulations regarding the collection, use, processing, storage, and disclosure of personal or identifying information obtained from customers and other individuals. These obligations have and will likely continue to increase the cost and complexity of delivering our services.

In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. As new laws, regulations, and industry standards take effect, and as we offer new services in new markets, market segments and, potentially, new industries, we will need to understand and comply with various new requirements, which may impede our plans for growth or result in significant additional costs. These laws, regulations, and industry standards have had, and will likely continue to have, negative effects on our business, including by increasing our costs and operating expenses, and/or delaying or impeding our deployment of new or existing core functionality. Failure to comply with these laws, regulations, and industry standards could result in negative publicity, subject us to fines or penalties, expose us to litigation, or result in demands that we modify or cease existing business practices. Furthermore, privacy and data security concerns may cause our customers’ customers, vendors, employees, and other industry participants to resist providing the personal information necessary to allow our customers to use our applications effectively, which could reduce overall demand for our product offerings. Any of these outcomes could harm our business.

20

Our product offerings, solutions, and internal systems, as well as external internet infrastructure, may be subject to disruption that could harm our reputation and future sales or result in claims against us.

Because our operations involve delivering engagement solutions to our customers through a cloud-based software platform, our continued growth depends in part on the ability of our platform and related computer equipment, third-party data centers, infrastructure, and systems to continue to support our product offerings. In addition, in delivering our products to customers, we are reliant on internet infrastructure limitations. In the past, we have experienced temporary and limited platform disruptions, outages in our product functionality, and degraded levels of performance due to human and software errors, file corruption, and first and third-party capacity constraints associated with the number of customers accessing our products simultaneously. While our past experiences have not materially impacted us, in the future we may face more extensive disruptions, outages, or performance problems. In addition, malicious third parties may also conduct attacks designed to sabotage, impede the performance, or temporarily deny customers access to, our product offerings. If an actual or perceived disruption, outage, performance problem, or attack occurs, it could harm our reputation and the market perception of our product offerings; divert the efforts of our technical and management personnel; impair our ability to operate our business; cause us to lose customer information; or harm our customers’ businesses. Any of these events may increase non-renewals, limit our ability to acquire new customers, result in delayed or withheld payments from customers, or result in claims against us.

Undetected defects in our product offerings could harm our reputation or decrease market acceptance of our product offerings, which would harm our business and results of operations.

Our product offerings may contain undetected defects, such as errors or bugs. We have experienced such defects in the past in connection with new solutions and solution upgrades, and we expect that such defects may be found from time to time in the future. Despite testing by us, defects may not be found in our product offerings until they are deployed to or used by our customers. In the past, we have discovered software defects in our product offerings after they have been deployed to customers.

Defects, disruptions in service, or other performance problems may damage our customers’ business and could hurt our reputation. We may be required, or may choose, for customer relations or other reasons, to expend additional resources to correct actual or perceived defects in our product offerings. If defects are detected or perceived to exist in our product offerings, we may experience negative publicity, loss of competitive position, or diversion of the attention of our key personnel; our customers may delay or withhold payment to us or elect not to renew their subscriptions; other significant customer relations problems may arise; or we may be subject to liability claims for damages. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our product offerings may harm our business and results of operations.

We rely on internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

Our ability to deliver our solutions is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. We currently host our technology platform, serve our customers and members, and support our operations primarily using third-party data centers and telecommunications solutions, including cloud infrastructure services such as Amazon Web Services (“AWS”) and Google Cloud. We do not have control over the operations of the facilities of our data center providers, AWS, or Google Cloud. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and other events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our product offerings. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with customers and harm our business and could expose us to third-party liabilities.

21

For some of these services, we may not maintain redundant systems or facilities. Our technology platform’s continuing and uninterrupted performance is critical to our success. Members may become dissatisfied by any system failure that interrupts our ability to provide our solutions to them. We may not be able to easily switch our AWS and Google Cloud operations to another cloud service provider if there are disruptions or interference with our use of AWS or Google Cloud. Sustained or repeated system failures would reduce the attractiveness of our technology platform to customers and members and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our existing and future offerings. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Neither our third-party data and call center providers nor AWS or Google Cloud have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these providers on commercially reasonable terms, if our agreements with our providers are prematurely terminated, or if in the future we add additional data or call center providers or cloud service providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new providers. If these providers were to increase the cost of their services, we may have to increase the price of our existing and future offerings. Any such increased costs or pricing may have a negative effect on our customer relationships and may adversely affect our business and results of operations.

If we fail to effectively maintain and enhance our brands, our business may suffer.

We believe that continuing to strengthen our brands will be critical to achieving widespread acceptance of our product offerings and will require continued focus on active marketing efforts. Our brand awareness efforts will require continued investment across our business, particularly as we introduce new solutions that we develop or acquire and as we continue to expand in new markets. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If we fail to promote and maintain our brands, or if we incur substantial expense in an unsuccessful attempt to promote and maintain our brand, our business could be harmed.

Any failure to offer high-quality customer support services could adversely affect our relationships with our customers and our operating results.

Our customers depend on our support to assist with their needs. We may be unable to accurately predict our customers’ demand for services or respond quickly enough to accommodate short-term increases in customer or member demand for services. Increased customer demand for our product offerings, without a corresponding increase in productivity or revenue, could increase costs and adversely affect our operating results. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation, our ability to sell our product offerings to existing and prospective customers, our relationships with third parties and our ability to form new partnerships, and our business and operating results.

Our ability to use our net operating loss to offset future taxable income may be subject to certain limitations.

We have incurred substantial losses during our history and do not expect to become profitable in the near future and may never achieve profitability. Under current U.S. federal income tax law, unused losses for the tax year ended December 31, 2017 and prior tax years will carry forward to offset future taxable income, if any, until such unused losses expire, and unused federal losses generated after December 31, 2017 will not expire and may be carried forward indefinitely, but will be only deductible to the extent of 80% of current year taxable income in any given year. Many states have similar laws.

22

In addition, both current and future unused net operating loss (“NOL”) carryforwards and other tax attributes may be subject to limitation under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in equity ownership by certain stockholders over a rolling three-year period. Additional ownership changes in the future could result in additional limitations on our NOL carryforwards. Consequently, even if we achieve profitability, we may not be able to utilize a material portion of our NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

We may need to make significant investments in software development and equipment to improve our business.

To improve the scalability, security, performance, efficiency, availability, and failover aspects of our product offerings, and to support the expansion of our product offerings and stay competitive, we may need to make significant capital equipment expenditures and also invest in additional software and infrastructure development. If we experience increasing demand in subscriptions, we may not be able to augment our infrastructure quickly enough to accommodate such increasing demand. To reach the goal of supporting the increasing demand, we will need additional capital to make the investments in software development and equipment either through operations or through financing. Additionally, we are continually updating our software, creating expenses for us. We may also need to review or revise our software architecture and user experience as we grow, which may require significant resources and investments. Any of these factors could negatively impact our business and results of operations.

Adverse litigation results could have a material adverse impact on our business.

We are, have been, and may be involved in regulatory and government investigations and other proceedings, involving competition, intellectual property, data security and privacy, bankruptcy, tax and related compliance, labor and employment, commercial disputes, and other matters. Such claims, suits, actions, regulatory and government investigations, and other proceedings can impose a significant burden on management and employees, could prevent us from offering one or more of our products, services, or features to customers, could require us to change our technology or business practices, or could result in monetary damages, fines, civil or criminal penalties, reputational harm, or other adverse consequences. Adverse outcomes in some or all of these claims may result in significant monetary damages or injunctive relief that could adversely affect our ability to conduct our business. Litigation and other claims are subject to inherent uncertainties and management’s view of the materiality or likely outcome of any such matters may change in the future. A material adverse impact in our consolidated financial statements could occur for the period in which the effect of an unfavorable outcome becomes probable and reasonably estimable.

Failure to protect or enforce our intellectual property rights could harm our business and results of operations.

To establish and protect our proprietary rights, we rely on a combination of trademarks and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. As of December 31, 2024, we held two registered trademarks in the United States: Banzai and Demio. We believe that our intellectual property is an essential asset of our business. If we do not adequately protect our intellectual property, our brand and reputation could be harmed and competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our technology, and delay or render impossible our achievement of profitability. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete. We regard the protection of our intellectual property as critical to our success.

We strive to protect our intellectual property rights by relying on federal, state, and common law rights and other rights provided under foreign laws. These laws are subject to change at any time and could further restrict our ability to protect or enforce our intellectual property rights. In addition, the existing laws of certain foreign countries in which we operate may not protect our intellectual property rights to the same extent as do the laws of the United States.

23

We generally enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with other parties, with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, we may not be successful in executing these agreements with every party who has access to our confidential information or contributes to the development of our intellectual property.

The agreements that we execute may be breached, and we may not have adequate remedies for any such breach. These contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our intellectual property or deter independent development of similar intellectual property by others.

Obtaining and maintaining effective intellectual property rights is expensive, including the costs of monitoring unauthorized use of our intellectual property and defending our rights. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. We strive to protect certain of our intellectual property rights through filing applications for trademarks, patents, and domain names in a number of jurisdictions, a process that is expensive and may not be successful in all jurisdictions. However, we do not seek such protection on all intellectual property and when we do apply for such protection, there is no assurance that any resulting patents or other intellectual property rights will adequately protect such intellectual property, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our patent or trademark applications will issue or be approved. Even where we have intellectual property rights, if any, they may later be found to be unenforceable or have a limited scope of enforceability. In addition, we may not seek to pursue such protection in every jurisdiction. The United States Patent and Trademark Office also requires compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process and after a patent has issued. Noncompliance with such requirements and processes may result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction, if previously issued. In such an event, our competitors might be able to develop and commercialize substantially similar and competing applications, which would harm our business.

We believe it is important to maintain, protect, and enhance our brands. Accordingly, we pursue the registration of domain names and our trademarks and service marks in the United States. Third parties may challenge our use of our trademarks, oppose our trademark applications, or otherwise impede our efforts to protect our intellectual property in certain jurisdictions. In the event that we are unable to register our trademarks in certain jurisdictions, we could be forced to rebrand our solutions, which would result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors and others could also attempt to capitalize on our brand recognition by using domain names or business names similar to ours. Domain names similar to ours have been registered in the United States and elsewhere. We may be unable to prevent third parties from acquiring or using domain names and other trademarks that infringe on, are similar to, or otherwise decrease the value of, our brands, trademarks, or service marks. We also may incur significant costs in enforcing our trademarks against those who attempt to imitate our brand and other valuable trademarks and service marks.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. We may not be able to detect infringement or unauthorized use of our intellectual property rights, and defending or enforcing our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. Litigation has in the past and may be necessary in the future to enforce our intellectual property rights, protect our proprietary rights, or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could harm our business. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, countersuits, and adversarial proceedings such as oppositions, inter partes review, post-grant review, re-examination, or other post-issuance proceedings, that attack the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceeding could adversely affect our ability to protect the intellectual property associated with our product offerings. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation there could be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Class A Common Stock. If we fail to maintain, protect, and enhance our intellectual property rights, our business may be harmed and the market price of Class A Common Stock could decline.

24

Our competitors also may independently develop similar technology that does not infringe on or misappropriate our intellectual property rights. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Effective patent, trademark, copyright, and trade secret protection may not be available to us in every country in which our solutions or technology are developed. Further, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. The laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property could result in competitors offering solutions that incorporate our most technologically advanced features, which could seriously reduce demand for existing and future offerings.

Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.

Our success depends in part on our ability to develop and commercialize our offerings and use our proprietary technology without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results, and financial condition to suffer. As the MarTech industry in the United States expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our offerings and technology of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our partners, our licensees, or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights, or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties.

Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may in the future be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability, and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. Regardless of whether claims that we are infringing patents or other intellectual property rights have merit, such claims can be time-consuming, divert management’s attention and financial resources, and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our solutions or technology, obtain licenses, modify our solutions and technology while we develop non-infringing substitutes, or incur substantial damages, settlement costs, or face a temporary or permanent injunction prohibiting us from marketing or providing the affected solutions. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees, or grant cross-licenses to intellectual property rights for our solutions. We may also have to redesign our solutions so that they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology and solutions may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology, license the technology on reasonable terms, or obtain similar technology from another source, our revenue and earnings could be adversely impacted.

From time to time, we have been and may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of Class A Common Stock. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore harm our business.

25

Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.

We use open source software in connection with our existing offerings and may continue to use open source software in connection with our future offerings. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses, if we combine and/or distribute our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot be sure that all open source software is reviewed prior to use in our proprietary software, that our programmers have not incorporated open source software into our proprietary software, or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts.

There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our existing and future offerings to our customers and members. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software, to others, including our competitors, on unfavorable license terms. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our technology, discontinue sales in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our development efforts, any of which could harm our business.

Risks Related to the Ownership of Our Securities

In order to support the growth of our business and repay our indebtedness, we will need to seek capital through new equity or debt financings or incur additional indebtedness under our credit facilities, which sources of additional capital may not be available to us on acceptable terms or at all.

Our operations have consumed substantial amounts of cash since inception, and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new applications and solutions, enhance our existing product offerings, enhance our operating infrastructure, and acquire complementary businesses and technologies. For the years ended December 31, 2024 and 2023 and the six months ended June 30, 2025, Legacy Banzai’s net cash used in operating activities was $9.6 million,$1.6 million and $9.0 million, respectively. As of June 30, 2025, December 31, 2024 and 2023, Banzai and Legacy Banzai, respectively, had $2.3 million, $1.1 million and $2.1 million of cash, respectively, which was held for working capital purposes. As of June 30, 2025, December 31, 2024 and 2023, Banzai and Legacy Banzai, respectively, had borrowings of $15.8 million, $12.4 million and $16.2 million, respectively, outstanding under its term loans and promissory notes.

26

Our future capital requirements may be significantly different from previous estimates and will depend on many factors, including the need to:

●	finance unanticipated working capital requirements;

●	develop or enhance our technological infrastructure and our existing product offerings;

●	fund strategic relationships, including joint ventures and co-investments;

●	fund additional implementation engagements;

●	respond to competitive pressures; and

●	acquire complementary businesses, technologies, products, or services.

Accordingly, we may need to engage in equity or debt financing to secure additional funds. We entered into the SEPA with an entity managed by Yorkville to provide liquidity to us after the Business Combination, but there can be no guarantee that we will be able to affect any advances under the SEPA or to secure additional financing on favorable terms, or at all. To the extent that cash on hand and cash generated from operations are not sufficient to fund capital requirements, or if we do not meet the conditions to sell shares to Yorkville under the SEPA, we may require proceeds from asset sales, additional debt, equity financing, or alternative financing structures. In addition, if we do not identify additional financing to refinance our existing Loan Agreement prior to the expiration of the forbearance granted by our Lender through June 14, 2024, we will be in default of our obligations under the Loan Agreement. Additional financing may not be available on favorable terms, or at all. On September 23, 2024, we entered into a Securities Purchase Agreement (the “CP BF SPA”), a Registration Rights Agreement (the “RRA”), a Lock-Up Agreement (the “Lock Up”) and issued CP BF a Common Stock Purchase Warrant (the “Warrant”) and a Pre-Funded Warrant (the “Pre-Funded Warrant,” together with the CP BF SPA, RRA, Lock Up and Warrant, the “CP BF Transaction Documents”). Pursuant to the CP BF SPA, CP BF agreed to convert $2,000,000 in debt into $2,200,000 in equity, consisting of 26,085 shares of Class A Common Stock, Warrants to purchase up to 56,555 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 30,470 shares of Class A Common Stock (all such securities and shares collectively referred to as the “CP BF Registrable Securities”). Under the CP BF SPA, CP BF elected to purchase Pre-Funded Warrants in lieu of shares of Common Stock in such manner to result in them paying the full Subscription Amount ($2,000,000) to the Company.

If we raise additional funds through further issuances of equity or convertible debt securities, including shares of Class A Common Stock issued in connection with advances under the SEPA or upon exercise of the GEM Warrant, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of shares of our Class A Common Stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we may not be able to obtain additional financing on commercially reasonable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we need or want it, it could harm our business.

Future sales of shares of Class A Common Stock may depress their stock price.

Future sales of shares of Class A Common Stock in the public market, including the resale of shares pursuant to our effective registration statements or pursuant to Rule 144, could depress the stock price. See “Sales of a substantial number of shares of Class A Common Stock in the public market pursuant to our registration statements could reduce the market price of Class A Common Stock.” Subject to certain exceptions, the Amended and Restated Registration Rights Agreement executed at the time of the Closing provides for certain restrictions on transfer with respect to our securities. Such restrictions began upon the Closing and end the earliest of (A) 180 days after the Closing and (B) the first date on which (x) the closing price of our Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in our stockholders having the right to exchange their shares of our Class A Common Stock for cash, securities, or other property.

27

In connection with the execution of the Merger Agreement, we and certain stockholders of Legacy Banzai, including Legacy Banzai’s officers, directors, and certain holders of 10% or more of the outstanding shares of Legacy Banzai Common Stock as of the date of the Merger Agreement, entered into the lock-up agreements effective as of the Closing Date (the “Lock-Up Agreements”). Pursuant to the Lock-Up Agreements, such stockholders agree not to, without our prior written consent (subject to certain exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Act and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by him, her, or it immediately after the Closing, any shares of Common Stock issuable upon the exercise of options to purchase shares, or any securities convertible into or exercisable or exchangeable for Common Stock held by him, her, or it immediately after such closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the Closing.

Additionally, Cantor is subject to a 12-month lock-up period with respect to Class A Common Stock issued pursuant to the Fee Reduction Agreement, subject to customary exceptions.

However, equity holders not subject to a lock-up and, following the expiration of the applicable lock-up periods, such equity holders referred to above will not be restricted from selling shares of our Common Stock held by them, other than by applicable securities laws, and sales could occur at any time and such sales could depress the stock price.

Issuances of shares of our Class A Common Stock pursuant to any Advances under the SEPA and conversion of any amounts under the Yorkville Promissory Notes, exercise of the GEM Warrant and conversion of any amounts under the GEM Promissory Note, and conversion of any amounts under the Senior Convertible Notes would result in substantial dilution of our stockholders and may have a negative impact on the market price of our Class A Common Stock.

At Closing, the Senior Convertible Notes and the obligation to issue the GEM Warrant automatically became our obligation. On December 15, 2023, we issued the GEM Warrant in the amount of 1,657 shares of Class A Common Stock at an exercise price of $3,407.25 per share, which will be adjusted to 105% of the then-current exercise price if, on the one-year anniversary date of the date of issuance, the GEM Warrant has not been exercised in full and the average closing price per share of shares of Class A Common Stock for the 10 days preceding the anniversary date is less than 90% of the initial exercise price. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of Class A Common Stock, or securities convertible into or exercisable or exchangeable for, shares of Class A Common Stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such Class A Common Stock or other securities. The issuance of shares of Class A Common Stock in this offering may cause such an adjustment in the exercise price of the GEM Warrant. GEM may exercise the GEM Warrant at any time and from time to time until December 14, 2026.

On February 5, 2024, we issued the GEM Promissory Note, which is convertible upon nonpayment of and in lieu of a monthly payment in the amount of $100,000, payable for ten months on the first of the month starting on March 1, 2024. The GEM Promissory Note provides for the issuance of shares of Class A Common Stock at a conversion price equal to the VWAP of the trading day immediately preceding the applicable payment due date. As of the date of this prospectus, we have issued an aggregate of 19,000 shares of Common Stock to GEM in lieu of monthly payment obligations for a total of $784,943. The remaining balance of $215,057 was settled in cash during the first quarter of 2025 and therefore there is no outstanding balance on the GEM Promissory Note.

28

Further, the shares of Class A Common Stock issuable pursuant to the Senior Convertible Notes, to the extent exercised, converted and issued, would impose significant dilution on our stockholders. As of October 22, 2025, up to 222,367 additional shares of Common Stock may be issued assuming full conversion (and no adjustments to the conversion price thereof) of the Senior Convertible Notes, which would reflect approximately 3.5%  of the outstanding shares of our Common Stock as of October 22, 2025 after giving effect to such issuance.

Pursuant to the SEPA, subject to certain conditions and Yorkville’s right to require issuances while its promissory notes are outstanding, we have the option, but not the obligation, to sell to Yorkville, and Yorkville will subscribe for, an aggregate amount of up to $100,000,000 of shares of Class A Common Stock, at our request any time during the commitment period terminating on the 36-month anniversary of the Original SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes, (y) there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act, of the shares of Class A Common Stock to be issued pursuant to such Advance Notice, and (z) other customary conditions precedent are satisfied. The price at which we may issue and sell shares pursuant to an Advance under the SEPA may be at either (a) Pricing Option 1 or (b) Pricing Option 2, provided that we are subject to certain caps on the amount of shares of Class A Common Stock that we may sell pursuant to any advance under the SEPA.

Additionally, at any time during the commitment period, provided there is a balance remaining outstanding under a Yorkville Promissory Note, Yorkville may deliver an Investor Notice, causing an Advance Notice to be deemed delivered to Yorkville, subject to certain conditions. As of October 17, 2025, the aggregate principal amount has been fully satisfied with no remaining outstanding balance under the Yorkville Promissory Notes. In addition, 14,201 shares of Class A Common Stock had been issued in satisfaction with a deferred fee payment in the amount of $500,000. Assuming that (a) we issue and sell the full $100 million of shares of Class A Common Stock under the SEPA to Yorkville, (b) there are no beneficial ownership limitations, and (c) the issue price for such sales is $500.00 or $1,500.00 per share, such additional issuances would represent in the aggregate approximately 162,283 or 54,094  additional shares of Class A Common Stock, respectively, or approximately 3% or 1%  of the total number of shares of Class A Common Stock outstanding as of October 22, 2025, after giving effect to such issuance.

29

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

If, for any reason, Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a decrease in the number of institutional and general investors that will consider investing in our Class A Common Sock;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage;

●	a reduction in the number of market makers for our Class A Common stock and the number of broker-dealers willing to execute trades in shares of our Class A Common Stock;

●	a decreased ability to issue additional securities or obtain additional financing in the future; and

●	being subject to regulation in each state in which we offer our securities.

30

If our Class A Common Stock ceases to be listed on a national securities exchange it will become subject to the so-called “penny stock” rules that impose restrictive sales practice requirements.

If we are unable to maintain the listing of our Class A Common Stock on The Nasdaq Global Market or another national securities exchange, our Class A Common Stock could become subject to the so-called “penny stock” rules if the shares have a market value of less than $5.00 per share. The SEC has adopted regulations that define a penny stock to include any stock that has a market price of less than $5.00 per share, subject to certain exceptions, including an exception for stock traded on a national securities exchange. The SEC regulations impose restrictive sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale. This means that if we are unable maintain the listing of our Class A Common Stock on a national securities exchange, the ability of stockholders to sell their common stock in the secondary market could be adversely affected. If a transaction involving a penny stock is not exempt from the SEC’s rule, a broker-dealer must deliver a disclosure schedule relating to the penny stock market to each investor prior to a transaction. The broker-dealer also must disclose the commissions payable to both the broker-dealer and its registered representative, current quotations for the penny stock, and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the customer’s account and information on the limited market in penny stocks.

Our dual class common stock structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, Joseph Davy, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of our Class B Common Stock have 10 votes per share, while shares of our Class A Common Stock have one vote per share. Mr. Davy, who is our Chief Executive Officer and is Legacy Banzai’s Co-Founder, including his affiliates and permitted transferees, holds all of the issued and outstanding shares of Class B Common Stock. Accordingly, Mr. Davy held, directly or indirectly, approximately 27.97% of our outstanding voting power as of October 22, 2024 and therefore may be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Davy may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing, or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale, and might ultimately affect the market price of Class A Common Stock.

The market price of our Class A Common Stock has been, and is likely to continue to be, highly volatile, and you may lose some or all of your investment.

The market price of our Class A Common Stock has fluctuated, and may continue to fluctuate, significantly due to a number of factors, some of which may be beyond our control, including those factors discussed in this “Risk Factors” section and many others, such as:

●	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in its quarterly and annual results;

●	developments involving our competitors;

●	changes in laws and regulations affecting our business;

●	variations in our operating performance and the performance of our competitors in general;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	additions and departures of key personnel;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

31

●	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

●	publication of research reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

●	changes in the market valuations of similar companies;

●	overall performance of the equity markets;

●	sales of Common Stock by us or our stockholders in the future;

●	trading volume of Class A Common Stock;

●	significant lawsuits, including stockholder litigation;

●	failure to comply with the requirements of Nasdaq;

●	the impact of any natural disasters, pandemics, epidemics or other public health emergencies;

●	general economic, industry and market conditions and other events or factors, many of which are beyond our control; and

●	changes in accounting standards, policies, guidelines, interpretations, or principles.

Volatility in the price of our Class A Common Stock could subject us to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

If securities or industry analysts do not publish research or reports about us, or publish negative reports, then our stock price and trading volume could decline.

The trading market for our Class A Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about us. We do not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our Class A Common Stock or change their opinion, then the market price of our Class A Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the market price of our Class A Common Stock or trading volume to decline.

We have incurred and will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

As a public company, we are subject to the reporting requirements of the Exchange Act, the listing standards of Nasdaq, and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition. Although we have already hired additional employees and engaged outside consultants to assist us in complying with these requirements, we will need to hire more employees in the future or may need to engage additional outside consultants, which will increase our operating expenses.

32

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. These factors could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors (our “Board”), particularly to serve on our audit committee and compensation committee, and qualified executive officers. As a result of disclosure of information in this prospectus and in our other public filings, our business and financial condition will become more visible, which may result in pricing pressure from customers or an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and harm our business.

We have identified material weaknesses in our internal control over financial reporting in the past. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

Prior to the Closing of the Business Combination, Legacy Banzai was a private company with limited accounting personnel to adequately execute its accounting processes and limited supervisory resources with which to address its internal control over financial reporting. In connection with the audit of Legacy Banzai’s financial statements as of and for the year ended December 31, 2022 and continuing through the year ended December 31, 2023, Legacy Banzai identified material weaknesses in its internal control over financial reporting; the Company has identified material weaknesses in 2024 too. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Legacy Banzai’s annual or interim financial statements will not be prevented or detected on a timely basis.

Legacy Banzai did not design or maintain an effective control environment under the rules and regulations of the SEC. Accordingly and specifically, (i) management does not have appropriate IT general controls in place over change management, user access, cybersecurity, and reviews of service organizations, (ii) management does not have suitable entity level controls in place in accordance with the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control - Integrated Framework (2013) (“COSO”), including reviews of the financial statements, and certain entity level controls were not performed by management, and (iii) pervasive transactional and account level reconciliations and analyses are not performed, or not performed with sufficient detail to prevent or detect a material weakness. These issues related to managements controls over the review of complex significant transactions, complex debt and equity, income and sales taxes, & revenue recognition.

We have taken certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement our internal resources, to enhance our internal control environment and plans to take additional steps to remediate the material weaknesses. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take. We cannot assure you that the measures taken to date and to be taken in the future, will be sufficient to remediate the control deficiencies that led to Legacy Banzai’s material weakness in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses. If the steps we take do not correct the material weakness in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

33

Any failure to remediate existing material weaknesses, or to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We will not be required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and will therefore not be required to make a formal assessment of the effectiveness of control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Class A Common Stock.

Our executive officers and directors collectively beneficially own approximately 28.20% of the voting power of our outstanding Common Stock and have substantial control over us, which will limit your ability to influence the outcome of important transactions, including a change in control.

Our executive officers and directors, in the aggregate, beneficially own approximately 28.20% of the voting power of our outstanding shares of Common Stock as of the date of this prospectus, based on the number of shares outstanding as of October 22, 2025. As a result, these stockholders, if acting together, will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions, or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control of the Company, could deprive our stockholders of an opportunity to receive a premium for their Class A Common Stock as part of the sale of the Company, and might ultimately affect the market price of our Class A Common Stock.

It is not currently anticipated that we will pay dividends on shares of our Class A Common Stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the market price of Class A Common Stock.

It is currently anticipated that we will retain future earnings for the development, operation, and expansion of the business, and we do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to our stockholders will therefore be limited to the appreciation of their shares of Class A Common Stock. There is no guarantee that shares of Class A Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares of Class A Common Stock.

34

The DGCL and our Charter and Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Charter, our Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of our Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions, including effecting changes in our management. Among other things, our Charter and/or Bylaws include provisions regarding:

●	that shares of our Class B Common Stock are entitled to 10 votes per share;

●	the ability of the Board to issue shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the limitation of the liability of, and the indemnification of, our directors and officers;

●	the requirement that a special meeting of stockholders may be called only by a majority of the entire Board, the chairperson of the Board or the Chief Executive Officer which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	controlling the procedures for the conduct and scheduling of Board and stockholder meetings;

●	the ability of the Board to amend the Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

●	advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Likewise, because our principal executive offices are located in Washington, the anti-takeover provisions of the Washington Business Corporation Act (the “WBCA”) may apply to us under certain circumstances now or in the future. These provisions prohibit a “target corporation” from engaging in any of a broad range of business combinations with any stockholder constituting an “acquiring person” for a period of five years following the date on which the stockholder became an “acquiring person.”

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or our management.

In addition, our Charter includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

Our Charter designates the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America as the exclusive forums for substantially all disputes between us and our stockholders, which restricts our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.

Our Charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of claims or causes of action under Delaware statutory or common law: any derivative claims or causes of action brought on our behalf; any claims or causes of action asserting a breach of a fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Charter, or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. In addition, our Charter provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Such provisions are intended to benefit and may be enforced by us and our officers and directors, employees and agents.

35

These provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find either choice of forum provisions contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

We are an emerging growth company and smaller reporting company, and the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies may make our shares of Class A Common Stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of 7GC’s initial public offering (December 22, 2025), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We are also a smaller reporting company as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to take advantage of many of the same exemptions from disclosure requirements, including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our other periodic reports and proxy statements. We will be able to take advantage of these scaled disclosures for so long as our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

36

We cannot predict if investors will find our Class A Common Stock less attractive because we may rely on these exemptions. If some investors find Class A Common Stock less attractive as a result, there may be a less active trading market for Class A Common Stock and its market price may be more volatile.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We will base our estimates on historical experience, known trends and events, and various other factors that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include, but are not limited to, estimates of impairment on goodwill, recognition and measurement of convertible, warrants and SAFEs, including the valuation of the bifurcated embedded derivatives liabilities, and measurement and recognition of stock-based compensation. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A Common Stock.

Additionally, we will regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit.

We may issue additional shares of Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional shares of Common Stock or Preferred Stock, including under our 2023 equity incentive plan, which has 10,000,000 shares authorized as of February 28, 2025 and 425,699 shares available for issuance as of October 22, 2025. Any such issuances of additional shares of Common Stock or Preferred Stock:

●	may significantly dilute the equity interests of our investors;

●	may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

●	could cause a change in control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our Common Stock and/or Public Warrants.

37

Sales of a substantial number of shares of Class A Common Stock in the public market pursuant to our registration statements could reduce the market price of Class A Common Stock.

Sales of a substantial number of shares of Class A Common Stock in the public market pursuant to the Registration Statements on Form S-1 (File Nos. 333-276307 and 333-278871) (the “S-1 Registration Statements”) could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of Class A Common Stock. In particular, until such time as it is no longer effective, the S-1 Registration Statements permit the resale of shares held by Mr. Joseph Davy, who holds approximately 3.74% of outstanding Common Stock of the Company, including shares of both Class A Common Stock and Class B Common Stock and approximately 27.97%  of our outstanding voting power, subject, in each case, to the applicable lock-up periods. The resale, or expected or potential resale, of a substantial number of shares of our Class A Common Stock in the public market could adversely affect the market price for Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares registered pursuant to the S-1 Registration Statements, the selling securityholders will continue to offer the securities covered thereby pursuant to the S-1 Registration Statements or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to any of our registration statements may continue for an extended period of time. We may also file additional registration statements in connection with the possible sale of other securities.

We are including 25,000,000 Resale Shares in this prospectus, all of which, once sold by the Selling Securityholder pursuant to this prospectus upon and after its effectiveness (subject to certain lock-up agreements as described elsewhere in this prospectus), will be freely tradable.

It is not possible to predict the actual number of shares we will sell under the SEPA, or the actual gross proceeds resulting from those sales. Further, we may not have access to any or the full amount available under the SEPA.

On December 14, 2023, we entered into the SEPA with Yorkville, pursuant to which Yorkville has committed to purchase up to $100 million of Class A Common Stock, pursuant to Advance Notices delivered by the Company any time during the commitment period terminating on the 36-month anniversary of the SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes, (y) there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act of the shares of Class A Common Stock to be issued pursuant to such Advance Notice, and (z) other customary conditions precedent. Additionally, at any time during the commitment period, provided there is a balance remaining outstanding under a Yorkville Promissory Note, Yorkville may deliver an Investor Notice, causing an Advance Notice to be deemed delivered to Yorkville, subject to certain conditions.

Save for the issuance of shares of Class A Common Stock following receipt of an Investor Notice (as defined in the SEPA) or pursuant to conversion of a Yorkville Promissory Note, we generally have the right to control the timing and amount of any sales of shares of Class A Common Stock to Yorkville under the SEPA. Sales of Class A Common Stock, if any, to Yorkville under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or none of the shares of Class A Common Stock that may be available for us to sell to Yorkville pursuant to the SEPA.

Because the purchase price per share to be paid by Yorkville for the shares of Class A Common Stock that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of Class A Common Stock prior to each sale made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Class A Common Stock that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the SEPA, if any.

Moreover, although the SEPA provides that we may issue up to an aggregate of $100 million of our Class A Common Stock to Yorkville, only 2,511,453 shares of Class A Common Stock (excluding 6,000 shares issued to Yorkville in lieu of a commitment fee at Closing) were previously registered for resale under the Prior SEPA Registration Statements. Depending on the market price of our Class A Common Stock prior to each Advance made pursuant to the SEPA, the actual gross proceeds from the sale of all such shares may be substantially less than the $100 million available to us under the SEPA.

38

Since it has become necessary for us to issue to Yorkville under the SEPA more than the 2,511,453 shares of Class A Common Stock previously registered, to receive aggregate gross proceeds equal to $100 million under the SEPA, we are filing this registration statement to register under the Securities Act the resale by Yorkville such additional shares of Class A Common Stock we now seek to issue from time to time under the SEPA, which the SEC must declare effective.

The SEPA does not obligate Yorkville to subscribe for or acquire any shares of Class A Common Stock under the SEPA if those shares of Class A Common Stock, when aggregated with all other shares of Class A Common Stock acquired by Yorkville under the SEPA, would result in Yorkville beneficially owning more than 9.99% of the then outstanding shares of Class A Common Stock.

Resales of our shares of Common Stock in the public market during this Offering by the Selling Securityholder may cause the market price of our Common Stock to decline.

Sales of Resale Shares could result in resales of our Common Stock by our current securityholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Common Stock.

Our stock is subject to minimum requirements to remain listed on the Nasdaq Capital Market, including a minimum bid price requirement and stockholders’ equity requirement, and may be delisted if it does not maintain or regain, as applicable, compliance with those requirements.

Nasdaq Marketplace Rule 5550(a)(2) requires a minimum bid price of $1.00 per share for primary equity securities listed on the Nasdaq Capital Market (the “Minimum Bid Price Requirement”).

To regain compliance with the Minimum Bid Price Rule, we effected a reverse stock split at a ratio of 1-for-50, effective as of September 19, 2024 (the “September Reverse Stock Split”). Subsequently, we effected a 1-for-10 reverse stock split of the shares of the Company’s common stock, effective as of July 8, 2025 (the “July Reverse Stock Split”). Following the July Reverse Stock Split, the bid price of our common stock surpassed $1.00 per share. However, we have not yet been notified that we regained compliance with the Minimum Bid Price Requirement and cannot guarantee that Nasdaq will decide that we have.

While Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with the Minimum Bid Price Requirement, Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq. In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that if any listed company that fails to meet the Minimum Bid Price Requirement after effecting one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for a Minimum Bid Price Requirement compliance period of 180 days.

As a result, since we effected the 1-for-50 September Reverse Stock Split and the 1-for-10 July Reverse Split, Nasdaq would begin the process of delisting our common stock without providing a Minimum Bid Price Requirement compliance period. However, we could still be eligible to request a hearing before the Nasdaq Panel to present its plan for regaining and sustaining compliance with the Minimum Bid Price Requirement.

If our common stock ceases to be listed for trading on the Nasdaq Capital Market, we expect that our common stock would be traded on one of the three tiered marketplaces of the OTC Markets Group. If Nasdaq were to delist our common stock, it would be more difficult for our stockholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock or warrants are not listed on a national securities exchange.

39

Holders of convertible promissory notes have certain rights upon an event of default under their respective agreements that could harm our business, financial condition and results of operations and could require us to curtail or cease our operations.

On each of June 27, 2025, August 19, 2025 and October 8, 2025, we issued a senior secured convertible note in the original principal amount of $2,200,000, $2,200,000 and $2,500,000, respectively, under a purchase agreement, pursuant to which the Company may issue notes in the aggregate principal amount of $11,000,000 (collectively, the “June 2025 Notes”). As of October 22, 2025, the outstanding balance of the June 2025 Notes is $3,565,636. The holders of the June 2025 Notes have certain rights upon an event of default.

Events of default under the June 2025 Notes, none of which have occurred as of the date of this prospectus, are defined under the June 2025 Notes to include among others: (i) failure to pay any amounts due under the June 2025 Note when and as due after any applicable cure period; (ii) failure to meet filing and effectiveness deadlines concerning this registration statement; (iii) any default of at least $500,000 of indebtedness other than with respect to the June 2025 Note; (iv) any bankruptcy, liquidation or other similar proceeding, or any voluntary bankruptcy or similar proceeding commenced by the Company or any subsidiary, or an admission in writing of its inability to pay its debts generally as they become due; (v) the entry by a court of a decree, order, judgment or similar document in respect of the Company or any subsidiary of a voluntary or involuntary bankruptcy or similar proceeding not dismissed within thirty (30) days of its initiation; (vi) failure to convert the June 2025 Notes or deliver underlying Class A common stock on a timely basis; (vii) suspension from trading or listing of the Common Stock for five consecutive trading days; and (viii) failure to effect the issuance and sale of at least $1 million in gross proceeds in this offering during any consecutive twenty (20) trading day period (the “ATM Default”).

The June 2025 Notes provide that upon an Event of Default, including an ATM Default, the note holders may require the Company to redeem (regardless of whether the Event of Default has been cured) all or a portion of the June 2025 Notes at a price equal to the greater of (i) the product of (A) the Conversion Amount (as defined in the June 2025 Note) to be redeemed multiplied by (B) the Redemption Premium (as hereinafter defined) and (ii) the product of (X) the quotient of (a) the Conversion Amount to be redeemed divided by (b) the Alternate Conversion Price (as defined in the June 2025 Note) then in effect at such time as the note holder delivers an Event of Default redemption notice multiplied by (Y) the product of (1) the Redemption Premium multiplied by (2) the greatest closing price of the Class A common stock on any trading day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required to be made. Additionally, until the Event of Default Redemption Price (together with any late charges thereon) is paid in full, the Conversion Amount submitted for redemption (together with any late charges thereon) may be converted, in whole or in part, by the note holder into Class A common stock pursuant to the terms of the June 2025 Note. The Redemption Premium is equal to 115%.

The note holders may also require redemption of the June 2025 Notes upon a Change of Control (as defined in the June 2025 Note) at a premium of one hundred thirty (130%) percent. The exercise of any of the above rights upon an event of default could substantially harm our financial condition and force us to curtail or even cease our operations.

40

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Class A Common Stock by the Selling Stockholders. Certain of the shares offered hereby are issuable upon the exercise of the Warrants. Upon exercise of such Warrants for cash, we will receive the applicable cash exercise price paid by the holders of the Warrants for gross proceeds of approximately $6.35 million (assuming the full exercise of the Warrants). However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. In addition, if any of the Series A Warrants or Series B Warrants are exercised for cash, we are obligated to issue to the Placement Agent additional Placement Agent Warrants equal to 7.5% of the total Warrants exercised, if any. The Placement Agent Warrants have substantially the same terms as the Warrants, are exercisable immediately upon issuance, have a term of exercise equal to five (5) years from the date of issuance and have an exercise price equal to $53.13 per share.

We intend to use any proceeds received by us from the cash exercise of the Warrants, if any, for working capital, potential future acquisitions of complementary businesses, products, services, or technologies, and general corporate purposes. However, we have no current understandings, agreements or commitments for any specific material acquisitions at this time. We will have board discretion over the use of any proceeds from the exercise of the Warrants. Our ability to continue funding our existing and future operations is not dependent upon receiving cash proceeds from the exercise of any Warrants.

41

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

As of October 22, 2025, our Class A Common Stock is listed on The Nasdaq Global Market under the symbol “BNZI”. Our Public Warrants are currently listed on The Nasdaq Global Market under the symbol “BNZIW.” As of October 22, 2025, there were 59 holders of record of our Class A Common Stock and one holder of record of our Public Warrants. These numbers do not include beneficial owners whose securities were held in street name.

Following receipt of the necessary shareholder and Nasdaq approval, we have implemented a reverse stock split of our Class A Common Stock at a 1:50 ratio, to be effective on September 19, 2024.

Subsequently, following receipt of the necessary shareholder and Nasdaq approval, we implemented a reverse stock split of our Class A and Class B Common Stock at a 1:10 ratio, which went effective on July 8, 2025. Following the split, we have a new cusip number 06682J407

Dividend Policy

As of the date of this prospectus, we have not declared or paid any cash dividends on our Common Stock. We expect to retain future earnings, if any, for future operations, expansion and debt repayment and have no plans to declare or pay cash dividends on our Common Stock for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity securities authorized for issuance as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by securityholders	65,826	$63.40	925,591
Equity compensation plans not approved by securityholders	-	-	-
Total:	65,826	$63.40	925,591

(1)	Includes 923,831 shares available pursuant to our 2023 Equity Incentive Plan and 1,760 shares available pursuant to our Employee Stock Purchase Plan. The total number of securities remaining available for future issuance indicated above reflects the expansion of shares available under the 2023 EIP Plan, to 1,000,000 shares, which Banzai’s shareholders approved on February 28, 2025.

42

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated audited financial statements and related notes, and our interim condensed consolidated financial statements and related notes, that appear elsewhere in this prospectus, as well as the section entitled “Business.” In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the section titled “Risk Factors” and elsewhere in this prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Banzai is a Marketing Technology (MarTech) company that produces data-driven marketing and sales solutions for businesses of all sizes. Our mission is to help our customers accomplish their mission - by enabling better marketing, sales, and customer engagement outcomes. Banzai endeavors to acquire companies strategically positioned to enhance our product and service offerings, increasing the value provided to current and prospective customers.

Banzai was founded in 2015. The first product Banzai launched was Reach, a SaaS and managed services offering designed to increase registration and attendance of marketing events, followed by the acquisition of Demio, a SaaS solution for webinars designed for marketing, sales, and customer success teams, in 2021 and the launch of Boost, a SaaS solution for social sharing designed to increase attendance for Demio-hosted events by enabling easy social sharing by event registrants, in 2023. Our customer base included over 3,070 customers as of June 30, 2025 and comes from a variety of industries, including (among others) healthcare, financial services, e-commerce, technology and media, operating in over 90 countries. Our customers range in size from solo entrepreneurs and small businesses to Fortune 500 companies. No single customer represents more than 10% of our revenue. Since 2021, we have focused on increasing mid-market and enterprise customers for Demio. Progress towards this is reflected in our increase in multi-host Demio customers from 14 on January 1, 2021 to 89 on June 30, 2025.

We sell our products using a recurring subscription license model typical in SaaS businesses. Pricing tiers for our main product, Demio, are based on the number of host-capable users, desired feature sets, and maximum audience size. Boost pricing tiers are based on the Demio plan to which the customer subscribes. Reach pricing is based on the number of event campaigns a customer has access to run simultaneously or the maximum number of registrations a customer is allowed to generate per subscription period. Banzai’s customer contracts vary in term length from single months to multiple years.

Banzai generated revenue of approximately $6.6 million and $2.1 million during the six months ended June 30, 2025 and 2024, respectively. Banzai has incurred significant net losses since inception, including net losses of approximately $11.4 million and $8.2 million for the six months ended June 30, 2025 and 2024, respectively. Banzai had an accumulated deficit of $89.7 million and $78.3 million as of June 30, 2025 and December 31, 2024, respectively.

Summary of our recent Mergers and Acquisitions

OpenReel Merger

On December 18, 2024 (the “OR Closing Date”), we closed the merger (the “Merger”, the consummation of the Merger, the “Closing”) with ClearDoc, Inc., a Delaware corporation doing business as OpenReel (“OpenReel”), pursuant to an Agreement and Plan of Merger (the “OR Merger Agreement”), dated December 10, 2024, by and among the Company, OpenReel, certain stockholders of OpenReel (the “OpenReel Stockholders”), and Banzai Reel Acquisition, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), that was formed solely for purposes of consummating the Merger. Upon Closing, the Merger Sub merged with and into OpenReel, with OpenReel being the surviving entity (the “Surviving Entity”) thereafter as our direct and wholly owned subsidiary named “OpenReel, Inc.”

At the effective time of the Merger (the “Effective Time”), each share of capital stock of OpenReel issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenter’s rights have been properly exercised and certain other excluded shares) was converted into the right to receive our Common Stock, and pre-funded warrants, each exercisable for one (1) share of Banzai Common Stock at an exercise price of US $0.0001 (the “Pre-Funded Warrants”) issued in lieu thereof, in an amount equal to the quotient of $19,600,000 divided by the Conversion Price (as defined in the OR Merger Agreement) (the “Merger Consideration”).

The Merger Consideration consisted of an aggregate of 93,057 shares of Banzai Common Stock and 1,176,950 Pre-Funded Warrants. The shares of Banzai Common Stock and Pre-Funded Warrants issued by Banzai to the OpenReel Stockholders pursuant to the OR Merger Agreement were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

43

OpenReel is a leading enterprise video creation and management solution that empowers companies to create high-quality content at scale and on brand. OpenReel enables businesses of all sizes to cut down on the time-and resource-intensive process of video creation and scale content creation initiatives efficiently, effectively, and securely. OpenReel is trusted by a wide range of customers from small businesses to the Fortune 500. OpenReel is based in New York, with its team distributed worldwide. OpenReel’s enterprise customer base includes global organizations, such as Bristol Myers Squibb, Ingram Micro, DXC Technology, Insider Inc., and US Steel.

Vidello Acquisition

On January 31, 2025, the Company closed on the Vidello Limited acquisition, a private limited company registered in England and Wales for approximately $2.7 million in cash ($2,500,000 are withheld for indemnification expenses and other holdback provisions in accordance with the Acquisition Agreement, the “Cash Consideration”) and 89,820 shares of Banzai Class A common stock, pursuant to an Acquisition Agreement (the “Acquisition Agreement”), dated December 19, 2024, by and among the Company, Vidello, and certain shareholders of Vidello (the “Vidello Shareholders”). Vidello Shareholders transferred all the outstanding shares of Vidello to the Company, therefore, Vidello became a direct and wholly owned subsidiary of the Company. The Share Consideration to the Vidello Shareholders pursuant to the Acquisition Agreement were issued in reliance upon the exemption from registration provided by Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Act On

The Company entered into that certain Agreement and Plan of Merger (the “AO Merger Agreement”), dated January 22, 2025, with Act-On Software, Inc., a Delaware corporation (“Act-On”), and Banzai Passage Inc., a Delaware corporation and wholly owned subsidiary of Banzai (“Merger Sub”). Although the Company worked diligently to complete all closing conditions of the AO Merger Agreement, due to then-current market conditions, on June 6, 2025, Act-On served the Company with a notice of termination to terminate the Merger Agreement and any related agreements (collectively, the “AO Transaction Documents”). As per the AO Transaction Documents, the Company was required to pay certain termination fees including $500,000 in liquidated damages to cover certain transaction expenses Act-On incurred in connection with the merger contemplated by the AO Merger Agreement and $882,029.82 in additional interest and extension fees associated with one of Act-On’s outstanding debts that the Company was going to payoff in connection with the merger contemplated by the AO Merger Agreement. Accordingly, the Company paid the total amount owed of approximately $1,382,030 to Act-On.

Reverse Stock Split

On August 29, 2024, we held a special meeting of securityholders (the “Special Meeting”). At the Special Meeting, the Company’s securityholders approved the proposal to amend our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split with respect to the Company’s issued and outstanding Class A Common Stock, at a ratio of up to 1-for-50, with the final ratio and exact timing to be determined at the discretion of the Board of Directors. On September 10, 2024, our Board determined to effect a reverse stock split at a ratio of 1-for-50, effective as of September 19, 2024 and filed an amendment with the Secretary of State of the State of Delaware.

On June 27, 2025, the stockholders of the Company collectively approved an amendment to the Company’s Certificate of Incorporation, as amended and restated, to effect a reverse stock split (the “2025 Reverse Stock Split”) of the Company’s Class A Common Stock and Class B Common Stock at a ratio of 1-for-10 effective on July 8, 2025.

Nasdaq Listing

The Company had a hearing before the Nasdaq Hearings Panel (the “Panel”) on September 19, 2024 regarding the Company’s noncompliance with certain Nasdaq listing rules. On September 26, 2024, Nasdaq provided the Company with its determination to phase the Company down from the Nasdaq Global Market to the Nasdaq Capital Market (the “Exchange”) and grant the Company an extension until January 31, 2025 to demonstrate compliance with Nasdaq’s listing rules, so long as the company applies to list on the Nasdaq Capital Market on or before October 7, 2024 and demonstrates compliance with Listing Rules 5550(a)(2), 5550(a)(5) and 5550(b)(1) on or before January 31, 2024. On February 12, 2025, the Company received a letter from the Nasdaq Stock Market LLC, Office of the General Counsel stating that the Company demonstrated compliance with the requirements for continued listing on the Nasdaq Capital Market and therefore the Company’s securities would remain listed thereon.

Nasdaq Marketplace Rule 5550(a)(2) requires a minimum bid price of $1.00 per share for primary equity securities listed on the Nasdaq Capital Market (the “Minimum Bid Price Requirement”).

While Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with the Minimum Bid Price Requirement, Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq. In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that if any listed company that fails to meet the Minimum Bid Price Requirement after effecting one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for a Minimum Bid Price Requirement compliance period of 180 days.

As a result, since we effected the 1-for-50 September Reverse Stock Split and the 1-for-10 July Reverse Split, Nasdaq would begin the process of delisting our common stock without providing a Minimum Bid Price Requirement compliance period. However, we could still be eligible to request a hearing before the Nasdaq Panel to present its plan for regaining and sustaining compliance with the Minimum Bid Price Requirement.

44

2025 Financings

The Company may seek to raise additional capital through a private placement leveraging its SEPA with the proceeds to support its operation and expansion through acquisition.

Hudson Global Ventures, LLC Consulting Services Agreement

On January 3, 2025, the Company issued 15,000 restricted shares of its Common Stock, partially in exchange for the business advisory services outlined in the Consulting Agreement with Hudson Global Ventures, LLC, a Nevada limited liability company.

CP BF Pre-Funded Warrant Exercise

On January 7, 2025, the Company issued 4 shares of Class A Common Stock for exercise of four (4) pre-funded warrants under the CP BF Pre-Funded Warrant, to CP BF.

Yorkville Advanced Notice Settlements

On January 3, 2025, the Company settled its outstanding obligation to sell shares of Class A Common Stock related to the fourth Advance Notice issued to Yorkville on December 30, 2024 pursuant to the SEPA. After adjustments to the number of shares originally requested pursuant to the terms of the SEPA, the Company settled the Advance Notice by selling a total of 3,049 shares of Class A Common Stock to Yorkville for a total purchase price of approximately $48,000.

Between January 10, 2025 and October 22, 2025, the Company settled the fifth through fifty eighth Advance Notices received subsequent to December 31, 2024, by selling an aggregate of 2,621,951 shares of Class A Common Stock to Yorkville for an aggregate total purchase price of approximately $17,349,066.

RSU Issuance to Executives

On January 21, 2025, the Company issued 33,777 RSUs to executives as part of the Company’s fiscal 2024 bonus plan, following Board approvals.

Convertible promissory note issuance to YA II PN, LTD.

On January 30, 2025, the Company entered into a convertible promissory note (the “Note”) with Yorkville, in principal amount of $3,500,000 as an advance under the outstanding SEPA entered into on December 14, 2023. The maturity date of the note is July 31, 2025, and may be extended at the option of the Company. The note was issued with a ten percent (10%) original issue discount and bears interest at an annual rate of (i) zero percent (0%) for the first ninety (90) days following issuance, (ii) six percent (6%) thereafter, and (iii) upon the occurrence of an event of default, the interest rate shall increase to an annual rate of eighteen percent (18%) so long as the event or events of default remain uncured. Interest will be calculated on a 365-day year and the actual number of days elapsed.

The Company shall repay the note in installments, beginning on February 28, 2025, and continuing on March 31, 2025, and on April 30, 2025 (each, an “Installment Date”) in an amount equal to the sum of (i) $1,500,000 of principal in respect to the first two Installment Dates, and $500,000 in respect of the third Installment Date (or the outstanding principal if less than such amount), plus (ii) a payment premium (in an amount equal to 4% of the principal amount being paid), and (iii) accrued and unpaid interest as of each installment date.

45

The Note is convertible into shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) at a conversion price of $2.00 per share (the “Conversion Price”). The lender may elect to convert part or all of the outstanding balance of the Note at any time or from time to time after the issuance date. The Company may redeem the outstanding amount at any time, in whole or in part, subject to a 4% premium, provided that (i) the Company provides the lender with at least ten (10) trading days’ prior written notice (each, a “Redemption Notice”) of its desire to redeem the outstanding amount (an “Optional Redemption”), and (ii) on the date the Redemption Notice is issued, the VWAP of the Class A Common Stock is less than the Conversion Price. As of June 30, 2025 the Note was repaid in full.

On September 16, 2025, we entered into a Convertible Promissory Note (the “September 2025 Note”) in the principal amount of $2,000,000 (the “Original Principal Amount”) with Yorkville, to be used as an advance under the SEPA. The Company received $890,000 from Yorkville on that same date (“Advance #1), which reflects 50% of the Original Principal Amount, 10% discount and certain fees owed at such time. Upon the effectiveness of the registration statement on Form S-1, originally filed with the SEC on September 12, 2025 (File No. 333-290241) and the delivery of a closing statement, Yorkville shall remit an amount equal to 50% of the remaining Original Principal Amount, or $1,000,000, less a discount equal to 10% of the Original Principal Amount, netted from the purchase price due and structured as a purchase discount (“Advance #2”). As of the date of this prospectus, the Company received net proceeds of $900,000.00 from Yorkville (“Advance #2”).

The September 2025 Note was issued on September 16, 2025 (the “Issuance Date”) and the maturity date of the Note is March 16, 2026, but may be extended at the option of the Company (the “Maturity Date”). Beginning on the 30th day from the Issuance Date, and continuing on the same day of each successive calendar month thereafter, (each, an “Installment Date”), the Company shall repay a portion of the outstanding balance of the Note in an amount equal to the sum of (i) $500,000 of principal (or the outstanding Principal if less than such amount), plus (ii) a payment premium in an amount equal to 4% of the Principal amount being paid (the “Payment Premium”), and (iii) accrued and unpaid interest hereunder as of each Installment Date (collectively, the “Installment Amount”). The Company maintains the right to pay each Installment Amount in cash or via an Advance Notice pursuant to the SEPA or any combination thereof. The September 2025 Note bears an interest annual rate of 6%, which shall increase to 18% upon the occurrence of an Event of Default, as defined in the September 2025 Note. The September 2025 Note is convertible into shares of the Company’s Class A common stock, at a conversion price of $2.50 per share (the “Conversion Price”). Yorkville may elect to convert part or all of the outstanding balance of the September 2025 Note at any time or from time to time after the Issuance Date. The Company maintains the right to redeem all or any part of the September 2025 Note, at any time, provided that (i) the Company provides Yorkville with at least 10 trading days’ prior written notice (each, a “Redemption Notice”) of its desire to prepay the outstanding amount (an “Optional Redemption”), and (ii) on the date the Redemption Notice is issued, the VWAP of the Class A Common Stock is less than the Conversion Price.

Shares of Class A Common Stock issued to Winterberry

On February 4, 2025 the Company issued 3,000 shares to Verista Partners, Inc., aka Winterberry Group, one of its Creditors, in exchange for the cancellation of a portion of the total outstanding debt, in the amount of $16,666, pursuant to the Debt Reorganization.

Bridge Note Issuances to Agile Lending, LLC

On March 31, 2025, the Company issued a subordinated secured promissory note (the “March Agile Note”) for an aggregate principal amount of $4,000,000 and received $2,044,105 of proceeds, net of administrative agent fees of $200,000 paid to the collateral agent, and net of payments to Agile Lending, LLC of $1,755,895 in respect to early prepayment of the remaining outstanding balance of the December Agile Note, with a maturity date on the March Agile Note of November 12, 2025. The March Agile Note bears interest at a rate of 44%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the March Agile Note commencing on and including the effective date pursuant to the March Agile Note Agreement’s weekly repayment and amortization schedule.

On June 12, 2025, the Company issued a subordinated secured promissory note (the “June Agile Note”) for an aggregate principal amount of $262,500 and received $250,000 of proceeds, net of administrative agent fees $12,500 to the collateral agent, with a maturity date of December 15, 2025 under the June Note. The June Note bears interest at a rate of 48%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the June Note commencing on and including the effective date pursuant to the June Note Agreement’s weekly repayment and amortization schedule.

Bridge Note Issuances to 1800 Diagonal Lending, LLC

On February 7, 2025, the Company issued a fourth promissory note (the “February 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received $100,000 of proceeds, net of an original discount of $16,200 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of December 15, 2025. The stated interest rate on the February Note is 12% per annum, and interest shall accrue on the February Note commencing on and including the issuance date pursuant to the February Note Agreement’s repayment and amortization schedule. On August 11, 2025, remaining balance of the note of $71,052.00 was fully converted and satisfied by the issuance of 32,780 shares of Company Class A common stock.

On April 17, 2025, the Company issued a fifth promissory note (the “April 1800 Diagonal Note”) for an aggregate principal amount of $230,000 and received $192,000 of proceeds, net of an original discount of $30,000 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of February 15, 2026. The stated interest rate on the April Note is 12% per annum, and interest shall accrue on the April Note commencing on and including the issuance date pursuant to the April Note Agreement’s repayment and amortization schedule.

On May 9, 2025, the Company issued a sixth promissory note (the “May 1800 Diagonal Note”) for an aggregate principal amount of $163,300 and received $135,000 of proceeds, net of an original discount of $21,300 and issuance costs of $7,000 for due diligence and legal fees, with a maturity date of February 15, 2026. The stated interest rate on the May Note is 12% per annum, and interest shall accrue on the May Note commencing on and including the issuance date pursuant to the May Note Agreement’s repayment and amortization schedule.

On July 23, 2025, the Company issued a seventh promissory note (the “July 1800 Diagonal Note”) for an aggregate principal amount of $295,550 and received $250,000 of proceeds, net of an original discount of $38,550 and issuance costs of $7,000 for due diligence and legal fees, with a maturity date of May 30, 2026. The stated interest rate on the July Note is 12% per annum, and interest shall accrue on the July Note commencing on and including the issuance date pursuant to the July Note Agreement’s repayment and amortization schedule.

On September 12, 2025, the Company issued an eighth promissory note (the “September 1800 Diagonal Note”) for an aggregate principal amount of $151,800 and received $125,000 of proceeds, net of an original discount of $19,800 and issuance costs of $7,000 for due diligence and legal fees, with a maturity date of June 15, 2026. The stated interest rate on the July Note is 14% per annum, and interest shall accrue on the September Note commencing on and including the issuance date pursuant to the September Note Agreement’s repayment and amortization schedule.

46

Private Placement Offering (3i, LP)

On June 27, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, 3i, LP (the “Buyer”) for the issuance and sale in a private placement (the “Private Placement Offering”) of senior secured convertible notes of the Company, in the aggregate original principal amount of $11,000,000 (the “Private Placement Convertible Notes”) which Notes shall be convertible into shares of the Company’s Class A Common Stock, par value $0.0001 (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the Notes. The Buyer purchased (i) a Note in the aggregate original principal amount of $11,000,000 and (ii) a warrant to initially acquire up to 126,973 shares of Common Stock (the “Buyer Warrants”) (as exercised, collectively, the “Warrant Shares”). In connection with the Offering, the Company has also entered into a letter agreement dated April 30, 2025 (the “Letter Agreement”) with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”) pursuant to which the Company has agreed to issue financial advisor warrants to purchase up to an aggregate of 50,157 shares of Common Stock (the “Financial Advisor Warrants”, together with the Buyer Warrants, the “Private Placement Warrants”). The Private Placement Offering closed on June 30, 2025 (the “Initial Closing Date”). The original exercise price of the Buyer Warrants of $3.4891 was reduced to $2.50 per share to purchase 126,973 shares of Common Stock that was increased to purchase up to 177,208 shares of Common Stock pursuant to a price adjustment that occurred on September 29, 2025, pursuant to the terms of the Buyer Warrants.

The Notes were issued with an original issue discount of 10.0% and accrue interest at a rate of 10.0% per annum. The Notes mature twelve (12) months from the date of issuance, June 30, 2026 (the “Maturity Date”), unless extended pursuant to the terms thereof. The Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to quotient of the Conversion Amount divided by (y) the Conversion Price (the “Conversion Rate”). At no time may the Buyer hold more than 4.99% (or up to 9.99% at the election of the Buyers pursuant to the Notes) of the outstanding Common Stock. The conversion price of the Note is subject to a floor price of $0.11.

On June 30, 2025, the Company drew $2,200,000 of principal under the allowable aggregate of $11,000,000 pursuant to the Purchase Agreement and received proceeds of $1,725,000, net of original issue discount and issuance fees and costs.

On August 19, 2025, the parties held an Additional Closing pursuant to the terms of the June Purchase Agreement (the “Second Closing”). The Company issued an Additional Note in the original principal amount of $2,200,000, with an initial conversion price equal to $3.4891 per share and issuance date of August 19, 2025 (the Additional Note and the Initial Note, are collectively referred to herein as the “Additional Notes”), and Additional Warrants to purchase up to 126,107 shares of Common Stock, at an initial exercise price equal to $3.4891 per share (the “Additional Warrants and the Initial Buyer Warrants, are collectively referred to herein as the “August Buyer Warrants”), in the Second Closing. The Additional Note matures on August 19, 2026. Other than the maturity date and the conversion and exercise price of the Additional Note and Additional Warrants, respectively, the Additional Note and Additional Warrants have the same terms as those issued on the Initial Closing Date.

On October 8, 2025, the parties held an Additional Closing pursuant to the terms of the June Purchase Agreement (the “Third Closing”). The Company issued an Additional Note in the original principal amount of $2,500,000, with an initial conversion price equal to $2.50 per share and issuance date of October 8, 2025 (the Additional Note and the Initial Note, are collectively referred to herein as the “Additional Notes”), and Additional Warrants to purchase up to 200,000 shares of Common Stock, at an initial exercise price equal to $2.50 per share (the “Additional Warrants and the Initial Buyer Warrants, are collectively referred to herein as the “October Buyer Warrants”), in the third Closing. The Additional Note matures on October 8, 2026. Other than the maturity date and the conversion and exercise price of the Additional Note and Additional Warrants, respectively, the Additional Note and Additional Warrants have the same terms as those issued on the Initial Closing Date.

The Additional Notes was issued with an original issue discount of 10.0% (the “OID”), as was the Note issued on the Initial Closing Date and accrue interest at a rate of 10.0% per annum. The Additional August Buyer Warrants are to purchase up to 126,107 shares of Common Stock, at an original exercise price of $3.4891. Pursuant to the terms of the August Buyer Warrants, on September 29, 2025, the exercise price of the warrants was adjusted to $2.50 per share and the number of shares that could be purchased increased to 176,000 shares of Common Stock. Both the August and October Buyer Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance.

At The Market Offering

On August 27, 2025, we entered into an At The Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC, as sales agent (the “Manager” or “Wainwright”), to sell our Class A common stock, from time to time, in an “at the market offering” program through Wainwright, with certain limitations on the amount of Class A Common Stock (the “ATM Shares”) that may be offered and sold thereunder. The sales, if any, of the ATM Shares made under the ATM Agreement will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through Nasdaq or on any other existing trading market for the Company’s Class A Common Stock, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law (the “ATM”).

Offers and sales of the ATM Shares by the Company, if any, under the ATM Agreement, will be made through a prospectus supplement, dated August 27, 2025 and an accompanying base prospectus, dated August 8, 2025, contained therein (the “ATM Prospectus Supplement”), which ATM Prospectus Supplement forms a part of the Company’s shelf registration statement on Form S-3 (File 333-288908), as amended, initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on July 23, 2025 (the “Registration Statement”) and declared effective by the SEC on August 8, 2025. The aggregate market value of the shares of Class A Common Stock eligible for sale under the ATM Prospectus Supplement is currently $7,525,033, which is based on the limitations of General Instruction I.B.6 of Form S-3.

47

Pursuant to the ATM Agreement, the Company will set the parameters for the sale of the ATM Shares, including the number of ATM Shares to be issued, the time period during which sales are requested to be made, limitation on the number of ATM Shares that may be sold in any one trading day and any minimum price below which sales may not be made. Upon delivery of a placement notice and subject to the terms and conditions of the ATM Agreement, the Manager will use its commercially reasonable efforts, consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations, and the rules of Nasdaq, to sell the ATM Shares from time to time based upon the Company’s instructions. The Company has no obligation to sell any the ATM Shares under the ATM Agreement and may at any time suspend solicitation and offers under the ATM Agreement. The Manager is not obligated to purchase any ATM Shares on a principal basis pursuant to the ATM Agreement.

The ATM Agreement provides that the Company will pay the Manager commissions for its services for acting as agent in the sale of the ATM Shares pursuant to the ATM Agreement. The Manager will be entitled to compensation at a fixed commission rate equal to up to 3.0% of the gross proceeds from the sale of the ATM Shares pursuant to the ATM Agreement. The Company has agreed to provide the Manager and certain affiliates of the Manager with customary indemnification and contribution rights, including for liabilities under the Securities Act. Pursuant to the terms of the ATM Agreement, the Company has agreed to reimburse Wainwright for the reasonable fees and expenses of its legal counsel not to exceed $100,000 (excluding any periodic due diligence fees) incurred in connection with entering into the transactions contemplated by the ATM Agreement. Additionally, pursuant to the terms of the ATM Agreement, the Company has also agreed to reimburse Wainwright up to a maximum of $5,000 per Representation Date (as defined in the ATM Agreement) in connection with a new Registration Statement or the filing of the Company’s Annual Report on Form 10-K and $2,500 in connection with each other Representation Date, plus any incidental expense incurred by the Manager in connection therewith.

The ATM Agreement contains customary representations and warranties and conditions regarding the placements of the Shares pursuant thereto, obligations to sell Shares under the ATM Agreement are subject to satisfaction of certain conditions, including the effectiveness of the Registration Statement.

The ATM and the ATM Prospectus Supplement will terminate upon the earlier of (i) the sale of the Maximum Amount (as defined in the ATM Agreement) of Shares pursuant to the ATM Agreement, or (b) the termination of the ATM Agreement by us or the Manager as permitted therein.

2024 Financings

On May 22, 2024, we priced a “best efforts” public offering for the sale by the Company of an aggregate of 10,456 shares of our Class A common stock, pre-funded warrants exercisable into 17,322 shares of Class A Common Stock (the “May Pre-Funded Warrants”), and common warrants exercisable into 27,778 shares of Class A Common Stock (the “Common Warrants”). The public offering price was $90.00 per aggregate share. The May Pre-Funded Warrants are exercisable immediately, may be exercised at any time until all of the May Pre-Funded Warrants are exercised in full, and have an exercise price of $0.05. The Common Warrants are exercisable immediately for a term of five years and have an exercise price of$90.00.

A.G.P./Alliance Global Partners (“AGP”) acted as placement agent for the offering, pursuant to a placement agency agreement, dated May 22, 2024, between the Company and AGP (the “Placement Agency Agreement”). Under the Placement Agency Agreement, AGP received a cash fee of $174,939 and warrants (the “Placement Agent Warrants”) to purchase 1,667 shares of our Class A Common Stock at an exercise price per share equal to $10.00. The offering closed on May 28, 2024.

48

2024 Wainwright Private Financing

On September 24, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor for the issuance and sale in a private placement (the “Private Placement”) of (i) pre-funded warrants (“HCW Pre-Funded Warrants”) to purchase up to 117,647 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $0.001 per share, (ii) Series A warrants (the “Series A Warrants”) to purchase up to 117,647 shares of Common Stock, at an exercise price of $25.00 per share, and (iii) Series B warrants (the “Series B Warrants” and together with the Series A Warrants and the Placement Agent Warrants (defined below), the “Warrants” ) to purchase up to 117,647 shares of Common Stock at an exercise price of $25.00 per share. The Series A Warrants are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The Series B Warrants are exercisable immediately upon issuance and have a term of exercise equal to eighteen (18) months from the date of issuance. The combined purchase price per HCW Pre-Funded Warrant and accompanying Warrants was $42.49. The Private Placement closed on September 26, 2024.

A holder of the HCW Pre-Funded Warrants and the Warrants may not exercise any portion of such holder’s HCW Pre-Funded Warrants or Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. In the event of certain fundamental transactions, holders of the Warrants will have the right to receive the Black Scholes Value of their Warrants calculated pursuant to a formula set forth in the Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of Common Stock.

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of September 24, 2024, with the investor, pursuant to which the Company agreed to prepare and file a registration statement on Form S-1 to register the resale of the shares of Common Stock underlying the HCW Pre-Funded Warrants and the Warrants, and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than forty-five (45) days following the date of the Registration Rights Agreement (or seventy-five (75) days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC). The Company filed the initial registration statement on Form S-1 (File No. 333-282506) with the SEC on October 4, 2024 and it was declared effective on November 6, 2024.

The net proceeds to the Company from the Private Placement were approximately $4.4 million, after deducting placement agent fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement to support general corporate purposes and working capital.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of September 12, 2024, as amended, between the Company and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, the Company paid Wainwright (i) a total cash fee equal to 7.5% of the aggregate gross proceeds of the Private Placement (inclusive of the gross proceeds to be received from the exercise of any Warrants), (ii) a management fee of 1.0% of the aggregate gross proceeds of the Private Placement (inclusive of the gross proceeds to be received from the exercise of any Warrants), and (iii) a non-accountable expense allowance of $50,000. In addition, the Company issued to Wainwright or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 8,825 shares of Common Stock at an exercise price equal to $53.13 per share and, if any Warrants are exercised for cash will be obligated to issue to Wainwright additional Placement Agent Warrants equal to 7.5% of the total Warrants exercised, if any. The Placement Agent Warrants have substantially the same terms as the Warrants, are exercisable immediately upon issuance and have a term of exercise equal to five (5) years from the date of issuance.

Pursuant to the Purchase Agreement, the Company agreed not to issue any shares of Common Stock or Common Stock equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until sixty (60) days after the effective date of the Registration Statement. The Company has also agreed not to effect any Variable Rate Transaction (as defined in the Purchase Agreement) until one (1) year after the effective date of the Registration Statement (subject to certain exceptions). Since the OR Merger requires the Company to issue shares to the OpenReel Stockholders and file a registration statement prior to the expiration of the aforesaid period, the Wainwright Investor agreed to waive the Protective Provisions (the “Waiver”). In consideration for the Waiver, the Company agreed to reduce the exercise price of the Warrants issued to the Wainwright Investor from $40.00 to $25.00 per share.

49

The Engagement Letter and the Purchase Agreement contain customary representations and warranties and agreements and obligations, conditions to closing and termination provisions. The foregoing descriptions of terms and conditions of the Purchase Agreement, the HCW Pre-Funded Warrants, the Series A Warrants, the Series B Warrants, the Placement Agent Warrants, and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the full text of the form of the Purchase Agreement, the form of the HCW Pre-Funded Warrant, the form of the Series A Warrant, the form of the Series B Warrant, the form of the Placement Agent Warrant, and the form of the Registration Rights Agreement, which are attached hereto as Exhibits.

Between January 1, 2024 and December 31, 2024, 11,453 shares of Class A Common Stock had been issued upon conversion of outstanding promissory notes issued to YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP and a cash payment of $750,000 was made in May 2024. The aggregate principal amount was fully satisfied such that there is no remaining balance under the Yorkville Promissory Notes as of December 31, 2024.

Debt Equitization Plan

From August 23, 2024 to December 31, 2024 the Company entered into various agreements to reorganize outstanding debt from certain creditors (collectively, the “Creditors”) into shares of the Company’s Class A Common Stock (the “Shares”) (collectively, the “Debt Reorganization”). The Shares issued as part of the Debt Reorganization are a mix of Shares that the Company agreed to register in a registration statement on Form S-1 and Shares that are exempt from registration. As of October 22, 2025 the Company has issued an aggregate of 409,676  Shares to the Creditors in exchange for the cancellation of an aggregate of $9,248,765 of debt.

Operating Metrics

In the management of our businesses, we identify, measure, and evaluate a variety of operating metrics, as described below. These key performance measures and operating metrics are not prepared in accordance with GAAP and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies. Measurements are specific to the group being measured, i.e. total customers, new customers, or other cohorts.

The following table presents the percentage of Banzai’s revenue for the three and six months ended June 30, 2025 and 2024 as compared to our other SaaS products.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
Revenue %	2025	2024	2025	2024
Reach	2.7%	3.4%	1.7%	2.0%
Demio	32.4%	96.1%	27.0%	97.4%
OpenReel	42.5%	0.0%	35.8%	0.0%
Vidello	22.4%	0.0%	35.5%	0.0%
Other	0.0%	0.5%	0.0%	0.6%
Total	100.0%	100.0%	100.0%	100.0%

50

Net Revenue Retention (“NRR”)

NRR is a metric Banzai uses to measure the revenue retention of its existing customer base. NRR calculates the change in revenue from existing customers by cohort over a period of time, after taking into account revenue lost due to customer churn and downgrades, and revenue gained due to upgrades and reactivations.

The formula for calculating NRR is: NRR = (Revenue at the beginning of a period - Revenue lost from churn, and downgrades + Revenue gained from expansion and reactivation) / Revenue at the beginning of the period.

The following table presents average monthly NRR for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2025	2024	2025	2024
Average Monthly NRR	97.3%	95.6%	97.5%	96.1%

Average Customer Value (“ACV”)

ACV is a metric Banzai uses to calculate the total revenue that it can expect to generate from a customer in a year. ACV is commonly used in the SaaS industry to measure the value of a customer to a subscription-based company over a 12-month period. Banzai uses ACV to segment its customers and to determine whether the value of new customers is growing or shrinking relative to the existing customer base. Banzai uses this information to make strategic decisions about pricing, marketing, and customer retention.

The formula for calculating ACV is: ACV = Total Annual Recurring Revenue (ARR) / Total Number Customers, where ARR is defined as annual run-rate revenue of subscription agreements from all customers measured at a point in time.

The following table presents new customer ACV and total average ACV for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2025	2024	2025	2024
New Customer ACV	$4,430	$1,417	$10,049	$1,510
Total Average ACV	$5,831	$1,575	$13,885	$1,569

Customer Acquisition Cost (“CAC”)

CAC is a financial metric Banzai uses to evaluate the average cost of acquiring a new customer. It includes marketing, sales, and other related expenses incurred while attracting and converting prospects into paying customers. CAC is a critical metric for Banzai to understand the efficiency and effectiveness of its marketing and sales efforts, as well as to ensure sustainable growth.

The formula for calculating CAC is: CAC = Total Sales & Marketing Cost / Number of Customers Acquired.

51

The following table presents CAC for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2025	2024	2025	2024
Customer Acquisition Cost (CAC)	$1,562	$1,936	$1,844	$1,480

Customer Churn %

Customer Churn % is the rate of customers who deactivate in a given period relative to the number of active customers at the beginning of such period or end of the prior period. Understanding drivers of churn allows Banzai to take measures to reduce the number of customers who deactivate and increase the overall rate of customer retention. There are two types of Churn % measured: Revenue churn and Customer (or logo) churn.

The formula for calculating Churn % is: Churn % = [# or $ value of] Deactivations / [# or $ value of] Active Customers (Beginning of period).

The following table presents revenue Churn and new customer (or logo) Churn for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2025	2024	2025	2024
Average Monthly Churn - Revenue	3.3%	6.3%	5.1%	6.3%
Average Monthly Churn - Customer (Logo)	4.7%	7.0%	5.4%	7.3%

Churn - Customer (Logo) represents the number of customers, whereas the non-Logo Churn is based on sales dollars.

Customer Lifetime Value (“LTV”)

LTV is a financial metric Banzai uses to estimate the total revenue it can expect to generate from a customer throughout their entire relationship. LTV helps Banzai understand the long-term value of each customer, enabling it to make informed decisions about marketing, sales, customer support, and product development strategies. It also helps Banzai allocate resources more efficiently by identifying high-value customer segments to focus on growth and retention.

52

The formula for calculating LTV is comprised of two metrics: Monthly Recurring Revenue (MRR) and Customer Life represented in # of months. Calculations for these metrics on a per-customer basis, as follows:

MRR = ACV / 12

Customer Life (# of months) = 1 / Churn %

LTV = MRR * Customer Life (# of months)

MRR is calculated by aggregating, for all customers from customer base or the group being measured during that month, monthly revenue from committed contractual amounts. For customers on annual contracts, this represents their ACV divided by 12.

The following table presents MRR, Customer Life, and LTV for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2025	2024	2025	2024
MRR (New Customers)	$486	$131	$1,157	$131
Customer Life (months)	30	15.9	19.8	16.2
LTV (New Customers)	$11,080	$1,875	$16,563	$2,040

LTV / CAC Ratio

LTV / CAC ratio is a culminating metric measuring the efficiency of Sales and Marketing activities in terms of the dollar value of new business generated versus the amount invested in order to generate that new business. This provides a measurement of ROI for Sales and Marketing activities. A segmented view of LTV / CAC ratio gives additional insight into the profitability of various business development activities.

The formula for calculating LTV / CAC ratio is: LTV / CAC for the segment or activity being measured.

The following table presents the LTV / CAC ratio for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2025	2024	2025	2024
LTV / CAC Ratio	9.3	1.1	12.4	1.4

Net Revenue Retention (“NRR”)

NRR is a metric Banzai uses to measure the revenue retention of its existing customer base. NRR calculates the change in revenue from existing customers by cohort over a period of time, after taking into account revenue lost due to customer churn and downgrades, and revenue gained due to upgrades and reactivations.

53

The formula for calculating NRR is: NRR = (Revenue at the beginning of a period - Revenue lost from churn, and downgrades + Revenue gained from expansion and reactivation) / Revenue at the beginning of the period.

The following table presents average monthly NRR for Demio for the years ended December 31, 2024 and 2023.

Product: Demio	Year Ended December 31, 2024	Year Ended December 31, 2023
Average Monthly NRR	96.7%	95.5%

Average Customer Value (“ACV”)

ACV is a metric Banzai uses to calculate the total revenue that it can expect to generate from a customer in a year. ACV is commonly used in the SaaS industry to measure the value of a customer to a subscription-based company over a 12-month period. Banzai uses ACV to segment its customers and to determine whether the value of new customers is growing or shrinking relative to the existing customer base. Banzai uses this information to make strategic decisions about pricing, marketing, and customer retention.

The formula for calculating ACV is: ACV = Total Annual Recurring Revenue (“ARR”) / Total Number Customers, where ARR is defined as annual run-rate revenue of subscription agreements from all customers measured at a point in time.

The following table presents new customer ACV and total average ACV for Demio for the years ended December 31, 2024 and 2023.

Product: Demio	Year Ended December 31, 2024	Year Ended December 31, 2023
New Customer ACV	$1,428	$1,355
Total Average ACV	$1,545	$1,406

Customer Acquisition Cost (“CAC”)

CAC is a financial metric Banzai uses to evaluate the average cost of acquiring a new customer. It includes marketing, sales, and other related expenses incurred while attracting and converting prospects into paying customers. CAC is a critical metric for Banzai to understand the efficiency and effectiveness of its marketing and sales efforts, as well as to ensure sustainable growth.

The formula for calculating CAC is: CAC = Total Sales & Marketing Cost / Number of Customers Acquired.

The following table presents CAC for Demio for the years ended December 31, 2024 and 2023.

Product: Demio	Year Ended December 31, 2024	Year Ended December 31, 2023
Customer Acquisition Cost (CAC)	$1,519	$1,030

Customer Churn %

Customer Churn % is the rate of customers who deactivate in a given period relative to the number of active customers at the beginning of such period or end of the prior period. Understanding drivers of churn allows Banzai to take measures to reduce the number of customers who deactivate and increase the overall rate of customer retention. There are two types of Churn % measured: Revenue churn and Customer (or logo) churn.

54

The formula for calculating Churn % is: Churn % = [# or $ value of] Deactivations / [# or $ value of] Active Customers (Beginning of period).

The following table presents revenue Churn and new customer (or logo) Churn for Demio for the years ended December 31, 2024 and 2023.

Product: Demio	Year Ended December 31, 2024	Year Ended December 31, 2023
Average Monthly Churn - Revenue	5.7%	6.9%
Average Monthly Churn - Customer (Logo)	6.3%	7.9%

Churn - Customer (Logo) represents the number of customers, whereas the non-Logo Churn is based on sales dollars.

Customer Lifetime Value (“LTV”)

LTV is a financial metric Banzai uses to estimate the total revenue it can expect to generate from a customer throughout their entire relationship. LTV helps Banzai understand the long-term value of each customer, enabling it to make informed decisions about marketing, sales, customer support, and product development strategies. It also helps Banzai allocate resources more efficiently by identifying high-value customer segments to focus on growth and retention.

The formula for calculating LTV is comprised of two metrics: Monthly Recurring Revenue (“MRR”) and Customer Life represented in # of months. Calculations for these metrics on a per-customer basis, as follows:

MRR = ACV / 12

Customer Life (# of months) = 1 / Churn %

LTV = MRR * Customer Life (# of months)

MRR is calculated by aggregating, for all customers from customer base or the group being measured during that month, monthly revenue from committed contractual amounts. For customers on annual contracts, this represents their ACV divided by 12.

The following table presents MRR, Customer Life, and LTV for Demio for the years ended December 31, 2024 and 2023.

Product: Demio	Year Ended December 31, 2024	Year Ended December 31, 2023
MRR (New Customers)	$129	$117
Customer Life (months)	17.5	14.5
LTV (New Customers)	$2,078	$1,635

LTV / CAC Ratio

LTV / CAC ratio is a culminating metric measuring the efficiency of Sales and Marketing activities in terms of the dollar value of new business generated versus the amount invested in order to generate that new business. This provides a measurement of ROI for Sales and Marketing activities. A segmented view of LTV / CAC ratio gives additional insight into the profitability of various business development activities.

The formula for calculating LTV / CAC ratio is: LTV / CAC for the segment or activity being measured.

55

The following table presents the LTV / CAC ratio for Demio for the years ended December 31, 2024 and 2023.

Product: Demio	Year Ended December 31, 2024	Year Ended December 31, 2023
LTV / CAC Ratio	1.5	1.6

Analysis of the Impact of Key Business Drivers on Financial Performance

Banzai strives to maximize revenue growth within a reasonable cost structure through optimizing and continuous monitoring of the key business metrics described above relative to SaaS industry benchmarks, Banzai’s direct competition, and historical company performance. This is accomplished through a combination of increased revenue per customer (higher ACVs and NRR) on an increasing customer base, generated through efficient customer acquisition (LTV / CAC ratio) and improved customer retention (lower churn, higher customer life). Other business activities contribute to improved performance and metrics, including but not limited to the following:

1.	Customer Success and Onboarding, leading to maximum customer satisfaction and retention.

2.	Product Development and Support, maximizing customer value, supporting usage and expansion revenue.

3.	Company Initiatives, designed to improve trial experience and conversion rates, on-demand adoption, and emphasis on data to position our products as a system of automation and a system of record for our customers, supporting growth and retention.

Identification of Operational Risk Factors

There are a number of key internal and external operational risks to the successful execution of Banzai’s strategy.

Internal risks include, among others:

●	Management and leadership issues: ineffective leadership, poor decision-making, or lack of direction.

●	Operational inefficiencies: inadequate processes and poor resource allocation may lead to decreased productivity or insufficient ROI.

●	Financial mismanagement: inadequate financial planning, improper accounting practices, or excessive debt can lead to financial instability.

●	Employee-related challenges: high turnover, lack of skilled staff, or internal conflicts can impact morale and productivity.

●	Technological obsolescence: failing to develop (or adapt) to new technologies in anticipation or response to changes in market trends can lead to competitive disadvantages.

56

External risks include, among others:

●	Economic factors: including economic downturns, inflation, or currency fluctuations impacting business spending and overall market conditions.

●	Competition: from established industry players to new entrants, eroding market share and profitability.

●	Legal and regulatory: changes in laws or regulations that impact operations or increase compliance costs.

●	Technological disruptions: from advancements in technology leading to obsolescence of existing products.

●	Unforeseen events: including natural disasters, geo-political instability, and pandemics, potentially impacting market demand, operational or supply chain disruption.

Analysis of the Impact of Operational Risks on Financial Performance

The risk factors described above could have significant impacts on Banzai’s financial performance. These or other factors, including those risk factors summarized in the section titled “Risk Factors” could impact Banzai’s ability to generate and grow revenue, contain costs, or inhibit profitability, cash flow, and overall financial performance:

●	Revenue and Sales: Internal risks from operating inefficiency or external factors, including economic downturns or increased competition, could lead to lower sales, impaired unit economics, and reduced revenue.

●	Costs and Expenses: Internal operating mismanagement or external factors, including supplier issues, may cause increased cost relative to revenue generation, resulting in insufficient return on investment or profit margins.

By continuing to conduct comprehensive risk monitoring and analysis on financial performance, Banzai can optimize its ability to make informed decisions and improve its ability to navigate internal and external challenges. Such activities include: identification and categorization of risks, quantification and analysis of potential severity, and development of risk mitigation strategies. It is also important for Banzai to ensure financial reports and disclosures accurately reflect the potential impact of risks on financial performance, essential for transparent communication with investors and stakeholders.

The Business Combination and Public Company Costs

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, 7GC was treated as the acquired company for financial statement reporting purposes. Accordingly, for accounting purposes, the financial statements of Banzai represent a continuation of the financial statements of Legacy Banzai with the Business Combination treated as the equivalent of Legacy Banzai issuing stock for the net assets of 7GC, accompanied by a recapitalization. The net assets of 7GC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Banzai in this and future reports of Banzai.

Due to the Business Combination, we became the successor to an SEC-registered and Nasdaq-listed company, which required Banzai to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We incurred and expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. We are qualified as an “emerging growth company.” As a result, we have been provided certain disclosure and regulatory relief. Our future results of operations and financial position may not be comparable to Legacy Banzai’s historical results of operations and financial position as a result of the Business Combination.

57

Results of Operations

	Six Months Ended	Six Months Ended	Period-over-	Period-over-
($ in Thousands)	June 30, 2025	June 30, 2024	Period $	Period %
Operating income:
Revenue	$6,641	$2,148	$4,493	209.2%
Cost of revenue	1,161	711	450	63.3%
Gross profit	5,480	1,437	4,043	281.4%
Operating expenses:
General and administrative expenses	14,546	8,208	6,338	77.2%
Depreciation expense	547	3	544	nm
Total operating expenses	15,093	8,211	6,882	83.8%
Operating loss	(9,613)	(6,774)	(2,839)	41.9%
Other expenses (income):
GEM settlement fee expense	—	200	(200)	-100.0%
Interest income	—	—	—	nm
Interest expense	—	847	(847)	-100.0%
Interest expense - related party	895	963	(68)	-7.1%
Gain on extinguishment of liabilities	(4,489)	(528)	(3,961)	750.2%
Loss on debt issuance	443	171	272	159.1%
Loss on Private Placement Issuance	837	—	837	nm
Loss on extinguishment of term notes	1,769	—	1,769	nm
Change in fair value of warrant liability	(12)	(562)	550	-97.9%
Change in fair value of warrant liability - related party	2	(345)	347	-100.6%
Change in fair value of bifurcated embedded derivative liabilities - related party	62	—	62	nm
Change in fair value of convertible notes	238	578	(340)	-58.8%
Change in fair value of term notes	316	—	316	nm
Change in fair value of convertible bridge notes	(38)	—	(38)	nm
Yorkville prepayment premium expense	—	81	(81)	-100.0%
Loss on yorkville sepa advances	747	—	747	nm
Other expense (income), net	1,211	60	1,151	nm
Total other expenses (income)	1,981	1,465	516	35.2%
Loss before income taxes	(11,594)	(8,239)		0.0%
Income tax expense	(157)	6	(163)	nm
Net loss	$(11,437)	$(8,245)	$(3,192)	38.7%

The percentage changes included in the tables herein that are not considered meaningful are presented as “nm”.

Components of Results of Operations

Six Months Ended June 30, 2025 Compared to Six Months Ended June 30, 2024

Revenue Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2025	2024	Period $	Period %
Revenue	$6,641	$2,148	$4,493	209.2%

For the six months ended June 30, 2025, Banzai reported total revenue of approximately $6,641 thousand, representing an increase of approximately $4,493 thousand, or approximately 209.2%, compared to the period ended June 30, 2024. This increase is primarily attributable to the revenue generated by the acquistions of OpenReel and Vidello where OpenReel revenues of approximately $2,828 thousand and Vidello revenues of approximately $1,507 thousand for the six months ended June 30, 2025 and an increase in Reach revenue by approximately $66 thousand.

58

Cost of Revenue Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2025	2024	Period $	Period %
Cost of revenue	$1,161	$711	$450	63.3%

For the six months ended June 30, 2025 and 2024, Banzai’s cost of revenue totaled approximately $1,161 thousand and approximately $711 thousand, respectively. This represents an increase of approximately $450 thousand, or approximately 63.3%, for the six months ended June 30, 2025 as compared to the six months ended June 30, 2024. This increase is due primarily attributable to the additional costs of OpenReel and Vidello products which were approximately $153 thousand and $263 thousand, respectively.

Gross Profit Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2025	2024	Period $	Period %
Gross profit	$5,480	$1,437	$4,043	281.4%

For the six months ended June 30, 2025 and 2024, Banzai’s gross profit was approximately $5,480 thousand and approximately $1,437 thousand, respectively. This represents an increase of approximately $4,043 thousand, or approximately 281.4% due to the increase in revenue of approximately $4,493 thousand and increase in cost of revenue of approximately $450 thousand described above.

Operating Expense Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2025	2024	Period $	Period %
Total operating expenses	$15,093	$8,211	$6,882	83.8%

Total operating expenses for the six months ended June 30, 2025 and 2024, were approximately $15.1 million and approximately $8.2 million, respectively, an increase of approximately $6.9 million, or 83.8%. This increase was due primarily to the additions of OpenReel and Vidello expenses which were approximately $1.6 million and $0.6 million, respectively. Additionally the increase was due to an overall increase in salaries and related expenses by approximately $0.7 million, marketing expenses by approximately $0.7 million, and costs associated with audit, technical accounting, and legal and other professional services of approximately $1.2 million.

Other Expense Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2025	2024	Period $	Period %
Total other expenses (income)	$1,981	$1,465	$516	35.2%

59

For the six months ended June 30, 2025, Banzai reported total other income of approximately $2.0 million. The change in other expenses (income), net was primarily driven by the following:

●	GEM settlement commitment fee expense of approximately $0.2 million during the six months ended June 30, 2024.

●	Gain on extinguishment of liabilities of approximately $4.5 million recognized during the six months ended June 30, 2025 compared to $0.5 million recognized during the six months ended June 30, 2024.

●	Loss on issuance of debt of approximately $1.3 million during the six months ended June 30, 2025 compared to $0.2 million during the six months ended June 30, 2024.

●	Loss on extinguishment of term notes of approximately $1.8 million during the six months ended June 30, 2025.

●	Change in fair value of warrant liability recorded as a gain (third party & related party) of approximately $0.9 million during the six months ended June 30, 2024.

●	Interest expense (third party and related party) decreased by approximately $0.9 million.

●	Change in fair value of convertible promissory notes recorded as a loss of approximately $0.2 million during the six months ended June 30, 2025 compared to a loss of approximately $0.5 million during the six months ended June 30, 2024.

●	Change in fair value of term notes recorded as a loss of approximately $0.3 million during the six months ended June 30, 2025.

●	Yorkville prepayment premium expense and loss on SEPA advances to Yorkville of approximately $0.7 million during the six months ended June 30, 2025.

Provision for Income Taxes

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2025	2024	Period $	Period %
Income tax expense	$(157)	$6	$(163)	-2716.7%

For the six months ended June 30, 2025, Banzai’s reported provision for income tax benefit was $157 thousand. Banzai reported a provision for income tax expense for the six months ended June 30, 2024 of $6 thousand.

Due to Banzai’s history of losses since inception, there is not enough evidence at this time to support that Banzai will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since Banzai cannot currently support that realization of its deferred tax assets is more likely than not.

At June 30, 2025, Banzai had no unrecognized tax benefits that would reduce Banzai’s effective tax rate if recognized.

Net Loss Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2025	2024	Period $	Period %
Net loss	$(11,437)	$(8,245)	$(3,192)	38.7%

For the six months ended June 30, 2025 and 2024, Banzai reported net losses of approximately $11.4 million and approximately $8.2 million, respectively. The increase in net loss is primarily due to an increase in total other expenses (income), net of approximately $0.5 million during the six months ended June 30, 2025 compared to the six months ended June 30, 2024, in addition to an increase in operating expenses of approximately $6.9 million, and an increase in gross profit of $4.0 million.

60

Years Ended December 31, 2024 Compared to Year Ended December 31, 2023

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Operating income:
Revenue	$4,528	$4,561	$(33)	-0.7%
Cost of revenue	1,423	1,445	(22)	-1.5%
Gross profit	3,105	3,116	(11)	-0.4%
Operating expenses:
General and administrative expenses	16,549	12,905	3,644	28.2%
Depreciation expense	24	7	17	242.9%
Total operating expenses	16,573	12,912	3,661	28.4%
Operating loss	(13,468)	(9,796)	(3,672)	37.5%
Other expenses (income):
SEPA commitment fee and deferred fee expense	—	3,826	(3,826)	-100.0%
GEM warrant expense	—	2,448
GEM commitment fee expense	—	2,000
GEM settlement fee expense	200	—	200	nm
Other expense (income), net	88	(63)	151	-239.7%
Interest income	—	(1)	1	-100.0%
Interest expense	—	1,068	(1,068)	-100.0%
Interest expense - related party	3,047	4,486	(1,439)	-32.1%
Gain on extinguishment of liabilities	(681)	—	(681)	nm
Loss on debt issuance	653	—	653	nm
Loss on extinguishment of term notes	1,072	—	1,072	nm
Loss on conversion and settlement of Alco promissory notes - related party	4,809	—	4,809	nm
Loss on conversion and settlement of CP BF notes - related party	6,529	—	6,529	nm
Change in fair value of warrant liability	(626)	(1,807)	1,181	-65.4%
Change in fair value of warrant liability - related party	(573)	115	(688)	-598.3%
Change in fair value of simple agreement for future equity	—	(208)	208	-100.0%
Change in fair value of simple agreement for future equity - related party	—	(2,752)	2,752	-100.0%
Change in fair value of bifurcated embedded derivative liabilities	—	(1,405)	1,405	-100.0%
Change in fair value of bifurcated embedded derivative liabilities - related party	(51)	(3,063)	3,012	-98.3%
Change in fair value of convertible notes	693	(34)	727	-2138.2%
Change in fair value of term notes	89	—	89	nm
Change in fair value of convertible bridge notes	(10)	—	(10)	nm
Yorkville prepayment premium expense	81	—	81	nm
Goodwill impairment	2,725	—	2,725	nm
Total other expenses (income)	18,045	4,610	13,435	291.4%
Loss before income taxes	(31,513)	(14,406)	(17,107)	118.7%
Income tax expense	—	—	—	nm
Net loss	$(31,513)	$(14,406)	$(17,107)	118.7%

The percentage changes included in the tables herein that are not considered meaningful are presented as “nm”.

61

Components of Results of Operations

Revenue Analysis

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Revenue	$4,528	$4,561	$(33)	-0.7%

For the year ended December 31, 2024, Banzai reported total revenue of approximately $4,528 thousand, representing a decrease of approximately $33 thousand, or approximately 0.7%, compared to the year ended December 31, 2023. This decrease is primarily attributable to lower Reach revenue which declined by approximately $19 thousand due to a shift in Banzai’s focus to its Demio product and decision, which decision was reversed in the later part of Q1 2024, to begin phasing out the Reach product. In 2024 Banzai is revitalizing its focus on the Reach product through re-engineering and expanded sales efforts. Demio revenue was lower by approximately $223 thousand for the year ended December 31, 2024 as compared to the year ended December 31, 2023 due to churn and lower new sales period-over-period.

Cost of Revenue Analysis

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Cost of revenue	$1,423	$1,445	$(22)	-1.5%

For the years ended December 31, 2024 and 2023, Banzai’s cost of revenue totaled approximately $1,423 thousand and approximately $1,445 thousand, respectively. This represents a decrease of approximately $22 thousand, or approximately 1.5%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023. This decrease is due primarily to lower customer base that led to an approximately 5% lower average cost per customer, driven by lower contracted services and infrastructure costs of approximately $84 thousand and $90 thousand, respectively.

Gross Profit Analysis

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Gross profit	$3,105	$3,116	$(11)	-0.4%

For the years ended December 31, 2024 and 2023, Banzai’s gross profit was approximately $3,105 thousand and approximately $3,116 thousand, respectively. This represents a decrease of approximately $11 thousand, or approximately 0.4% due to the decreases in revenue of approximately $33 thousand and decreases in cost of revenue of approximately $22 thousand described above.

62

Operating Expense Analysis

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Total operating expenses	$16,573	$12,912	$3,661	28.4%

Total operating expenses for the years ended December 31, 2024 and 2023, were approximately $16.6 million and approximately $12.9 million, respectively, an increase of approximately $3.7 million, or 28.4%. This increase was due primarily to an overall increase in salaries and related expenses by approximately $0.4 million, marketing expenses by approximately $0.7 million, technology expenses by approximately $0.3 million, rent expenses by approximately $0.1 million, transaction processing fees of approximately $0.3 million, costs associated with audit, technical accounting, and legal and other professional services of approximately $1.7 million. On September 16, 2024, the Company committed to a reduction in force (the “Reduction”) intended to decrease expenses and maintain a streamlined organization to support key programs and customers, and that is expected to conserve cash. As part of the Reduction, the Company reduced its headcount by 24 employees, which represented approximately 34% of the Company’s full-time employees as of September 15, 2024. The cost-saving measures from the Reduction are expected to reduce annual operating expenses by approximately an additional $1.3 million beginning in the fourth quarter of 2024. The Company estimates that it will incur total restructuring charges of approximately $0.1 million, including severance payments in connection with the Reduction. The Company completed the reduction on October 1, 2024.

Other Expense Analysis

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Total other expenses (income)	$18,045	$4,610	$13,435	291.4%

For the year ended December 31, 2024, Banzai reported total other expense of approximately $18.0 million. This represents an increase in other expenses of approximately $13.4 million from the year ended December 31, 2023, when the Company reported total other expenses of approximately $4.6 million. The change in other expenses, net was primarily driven by the following:

●	Loss on conversion and settlement of CP BF notes of approximately $6.5 million.

●	Loss on conversion and settlement of Alco promissory notes of approximately $4.8 million.

●	GEM settlement commitment fee expense of approximately $0.2 million.

●	Gain on extinguishment of debt of approximately $0.7 million recognized during the year ended December 31, 2024.

●	There were no changes in fair value of the simple agreement for future equity (“SAFEs”) during the year ended December 31, 2024 relative to a gain of approximately $3.0 million recognized during the year ended December 31, 2023, approximately $2.8 million of which related to related party SAFEs. All SAFEs were converted at the close of the Merger in December 2023.

63

●	Loss on issuance of debt of approximately $0.7 million.

●	Loss on extinguishment of term notes of approximately $1.1 million.

●	Change in fair value of warrant liability recorded as a gain (third party & related party) of approximately $1.2 million.

●	Interest expense (third party and related party) decreased by approximately $2.5 million.

●	Change in fair value of bifurcated embedded derivative liabilities during the year ended December 31, 2024 was approximately $0.1 million relative to an overall expenses of approximately $4.5 million during the year ended December 31, 2023.

●	Change in fair value of convertible promissory notes recorded as a loss of approximately $0.7 million.

●	Change in fair value of term notes recorded as a loss of approximately $0.1 million.

●	Yorkville prepayment premium expense of approximately $0.1 million.

●	Goodwill impairment of approximately $2.7 million recorded during the year ended December 31, 2024.

Provision for Income Taxes

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Income tax expense	$—	$—	$—	nm

For the year ended December 31, 2024, Banzai’s reported provision for income tax expense was $0 thousand. Banzai did not report a provision for income tax expense for the year ended December 31, 2023.

Due to Banzai’s history of losses since inception, there is not enough evidence at this time to support that Banzai will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since Banzai cannot currently support that realization of its deferred tax assets is more likely than not.

At December 31, 2024, Banzai had no unrecognized tax benefits that would reduce Banzai’s effective tax rate if recognized.

Net Loss Analysis

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Net loss	$(31,513)	$(14,406)	$(17,107)	118.7%

For the years ended December 31, 2024 and 2023, Banzai reported net losses of approximately $31.5 million and approximately $14.4 million, respectively. The greater net loss is primarily due to an increase in total other expenses of approximately $13.4 million during the year ended December 31, 2024 compared to the year ended December 31, 2023, in addition to an increase in operating expenses of approximately $3.7 million.

64

Critical Accounting Estimates

Our condensed consolidated interim and consolidated annual financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these condensed consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. On a recurring basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in an estimate, if any, will be reflected in the condensed consolidated financial statements prospectively from the date of the change in the estimate.

We believe that the following accounting policies are those most critical to the judgments and estimates used in the determination of opening balances in purchase accounting for business combinations, and in preparation of our financial statements.

Impairment of goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. As of December 31, 2024, the Company had two operating segments, which were deemed to be its reporting units, for the purpose of evaluating goodwill impairment, and the annual impairment test is performed as of December 31.

The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then we evaluate goodwill for impairment by comparing the fair value of our reporting unit to its respective carrying value, including its goodwill. If it is determined that it is not likely that the fair value of the reporting unit is less than its carrying value, then no further testing is required.

The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches.

As of the annual impairment testing date of December 31, 2024, the Company bypassed the qualitative assessment and proceeded directly to the quantitative impairment test based on the stock price of the Company on the measurement date and economic uncertainty. To perform the quantitative assessment, the Company engaged a third-party service provider to assist management with the determination of the fair value of the Company. The Company estimated fair value of equity using the market capitalization method of the market approach, consideration of initiatives unknown by the market and evaluation of any implied control premium. Management further supported the conclusions by assessing a combination of an income valuation methodology, comprising a discounted cash flow analysis and market valuation methodologies, comprising the guideline public company and guideline transaction methods.

The market capitalization method calculated the aggregate market value of the Company based on the total number of outstanding shares of common and preferred stock and the market prices of the shares as of the assessment date. The Company evaluated conditions that were unknown by the market as of the assessment date and how a market participant would evaluate an implied control premium for the Company. The implied control premium was supported using a discounted cash flow analysis that contemplated the present value of assumed market participant cost savings and synergies.

65

The discounted cash flow (“DCF”) estimated the present value of future cash flows. A DCF analysis requires significant judgment to model financial forecasts, which included revenue growth, cost of sales as a percentage of revenue, gross profit margin, operating expenses as a percentage of revenue, EBITDA margin, EBITDA growth, industry and economic trends, and other relevant considerations. For periods beyond those forecasted, a terminal value was estimated based on an assumed long-term growth rate, which was derived using the Gordon Growth Model. The discount rate applied to the forecasted cash flows was calculated using a build-up approach, which starts with the risk-free interest rate, which was then calibrated for market and small stock risk premiums, including a beta, equity risk, size, and small stock risk premiums to reflect risks and uncertainties in the financial market and in the Company’s business projections.

The market approach for the guideline public company method utilizes observable market data from comparable public companies, including revenue multiples, to estimate the Company’s fair value. This approach also incorporates a control premium to represent the Company’s expectation of a hypothetical acquisition. The market approach for the guideline transaction method utilizes observable transactions of actual prices paid for target companies that operated in comparable industries or markets facing similar risks. Both methods of the market approach require judgment in the selection of comparable companies or comparable transactions and includes those with similar business activities, and related operating environments.

The results of the quantitative assessment indicated that the carrying amount of the Company’s OpenReel reporting unit exceeded its fair value, which resulted in an impairment loss of $2.7 million at December 31, 2024.

Significant negative industry or economic trends, including declines in the market price of the Company’s stock, reduced estimates of future cash flows or business disruptions could result in impairments to goodwill in the future, which would result in recording an impairment loss. Any resulting impairment loss could have a material adverse impact on the Company’s financial condition and results of operations. Management will continue evaluating the economic conditions at future reporting periods for triggering events.

Business combinations

The Company accounts for business combinations under the acquisition method of accounting, which requires the recognition of acquired tangible and identifiable intangible assets and assumed liabilities at their acquisition date fair values. These fair values are a result of valuation techniques that use significant assumptions that are subject to a high degree of judgment. The excess of the acquisition price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Results of operations related to acquired entities are included prospectively beginning with the date of acquisition. Acquisition-related costs are expensed as incurred.

Non-GAAP Financial Measures

Adjusted EBITDA

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted EBITDA, a non-GAAP measure as defined below, is useful in evaluating our operational performance distinct and apart from certain irregular, non-cash, and non-operational expenses. We use this information for ongoing evaluation of operations and for internal planning purposes. We believe that non- GAAP financial information, when taken collectively with results under GAAP, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies.

66

Non-GAAP measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We endeavor to compensate for the limitation of Adjusted EBITDA, by also providing the most directly comparable GAAP measure, which is net loss, and a description of the reconciling items and adjustments to derive the non-GAAP measure. Some of these limitations are:

●	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation.

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments.

●	Adjusted EBITDA does not reflect impairment and restructuring costs.

●	Adjusted EBITDA does not reflect interest expense or other income.

●	Adjusted EBITDA does not reflect income taxes.

●	Adjusted EBITDA does not reflect audit, legal, incremental accounting and other expenses tied to M&A or the Business Combination.

●	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should only be considered alongside results prepared in accordance with GAAP, including various cash-flow metrics, net income (loss) and our other GAAP results and financial performance measures.

Adjusted EBITDA Analysis for the six months ended June 30, 2025 and 2024

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2025	2024	Period $	Period %
Adjusted EBITDA (Loss)	$(3,722)	$(3,492)	$(231)	6.6%

For the six months ended June 30, 2025, Banzai’s Adjusted EBITDA was approximately $3.7 million, reflecting a decrease in the earnings of approximately $0.2 million compared to a loss of approximately $3.5 million for the six months ended June 30, 2024. This period-over-period decrease is primarily attributable to increased gain on extinguishments of liabilities offset by loss on issuance of term notes and increased transaction related expenses.

67

Net Income/(Loss) to Adjusted EBITDA Reconciliation for the six months ended June 30, 2025 and 2024

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2025	2024	Period $	Period %
Net loss	$(11,437)	$(8,245)	$(3,192)	38.7%
Depreciation expense	547	3	544	18133.3%
Stock based compensation	667	245	421	171.5%
Interest expense	—	847	(847)	-100.0%
Interest expense - related party	895	963	(68)	-7.1%
Income tax expense	(157)	6	(163)	-2716.7%
GEM commitment fee expense	-	200	(200)	-100.0%
Gain on extinguishment of liabilities	(4,489)	(528)	(3,961)	750.2%
Loss on debt issuance	443	171	272	159.1%
Loss on issuance of term notes	1,769	—	1,769	nm
Loss on Private Placement Issuance	837	—	837	nm
Change in fair value of warrant liability	(12)	(562)	550	-97.9%
Change in fair value of warrant liability - related party	2	(345)	347	-100.6%
Change in fair value of bifurcated embedded derivative liabilities - related party	62	-	62	nm
Change in fair value of convertible notes	238	578	(340)	-58.8%
Change in fair value of term notes	316	—	316	nm
Change in fair value of convertible bridge notes	(38)	—	(38)	nm
Loss on yorkville sepa advances	747	—	747	nm
Other expense, net	1,211	60	1,151	1918.3%
Transaction related expenses*	4,677	3,175	1,502	47.3%
Adjusted EBITDA (Loss)	$(3,722)	$(3,492)	$(231)	6.6%

* Transaction related expenses include

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2025	2024	Period $	Period %
Professional fees - audit	$498	$370	$128	34.6%
Professional fees - legal	295	1,362	(1,067)	-78.3%
Incremental accounting	686	959	(273)	-28.5%
Market study, M&A support	3,198	484	2,714	560.7%
Transaction related expenses	$4,677	$3,175	$1,502	47.3%

Adjusted EBITDA Analysis

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Adjusted EBITDA (Loss)	$(6,506)	$(11,944)	$5,438	-45.5%

For the year ended December 31, 2024, Banzai’s Adjusted EBITDA was approximately $6.5 million, reflecting a decrease in the earnings of approximately $5.4 million compared to a loss of approximately $11.9 million for the year ended December 31, 2023. This period-over-period decrease in earnings is primarily attributable to increased general and administrative expenses.

68

Net Income/(Loss) to Adjusted EBITDA Reconciliation

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Net loss	$(31,513)	$(14,406)	$(17,107)	118.7%
Other expense (income), net	88	(63)	151	-239.7%
Depreciation expense	24	7	17	242.9%
Stock based compensation	1,166	1,246	(80)	-6.4%
Interest expense	—	1,068	(1,068)	-100.0%
Interest expense - related party	3,047	4,486	(1,439)	-32.1%
Income tax expense	—	—	—	nm
GEM settlement fee expense	200	—	200	nm
Gain on extinguishment of liabilities	(681)	—	(681)	nm
Loss on debt issuance	653	—	653	nm
Loss on issuance of term notes	1,072	—	1,072	nm
Loss on conversion and settlement of Alco promissory notes - related party	4,809	—	4,809	nm
Loss on conversion and settlement of CP BF notes - related party	6,529	—	6,529	nm
Change in fair value of warrant liability	(626)	(1,807)	1,181	-65.4%
Change in fair value of warrant liability - related party	(573)	115	(688)	-598.3%
Change in fair value of simple agreement for future equity	—	(208)	208	-100.0%
Change in fair value of simple agreement for future equity - related party	—	(2,752)	2,752	-100.0%
Change in fair value of bifurcated embedded derivative liabilities	—	(1,405)	1,405	-100.0%
Change in fair value of bifurcated embedded derivative liabilities - related party	(51)	(3,063)	3,012	-98.3%
Change in fair value of convertible notes	693	(34)	727	-2138.2%
Change in fair value of term notes	89	—	89	nm
Change in fair value of convertible bridge notes	(10)	—	(10)	nm
Yorkville prepayment premium expense	81	—	81	nm
Goodwill impairment	2,725	—	2,725	nm
Transaction related expenses*	5,772	4,746	1,026	21.6%
Adjusted EBITDA (Loss)	$(6,506)	$(11,944)	$5,438	-45.5%

* Transaction related expenses include

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Professional fees - audit	$499	$560	$(61)	-10.9%
Professional fees - legal	1,969	254	1,715	675.2%
Incremental accounting	1,726	2,731	(1,005)	-36.8%
Market study, M&A support	1,578	1,201	377	31.4%
Transaction related expenses	$5,772	$4,746	$1,026	21.6%

69

Liquidity and Capital Resources

Going Concern

Since inception, Banzai has financed its operations primarily from the sales of redeemable convertible preferred stock and convertible promissory notes and proceeds from senior secured loans. As of June 30, 2025 and December 31, 2024, Banzai had cash of approximately $2.3 and $1.1 million, respectively.

Banzai has incurred losses since its inception, had a working capital deficit of approximately $26.4 million as of June 30, 2025, and had an accumulated deficit at June 30, 2025 totaling approximately $89.7 million; it had a working capital deficit of approximately $25.6 million as of December 31, 2024, and had an accumulated deficit at December 31, 2024 totaling approximately $78.3 million. As of June 30, 2025, Banzai had approximately $4.7 million and approximately $11.1 million aggregate principal amount outstanding on term/promissory notes and convertible notes, respectively. During the six months ended June 30, 2025, Banzai raised additional capital under the SEPA of approximately $9.5 million through the issuance of shares to fund the Company’s operations. Additionally, during the year ended December 31, 2024, the Company issued non-cash share payments of approximately $3.9 million in partial settlement of the Yorkville Promissory Note financing, and made an approximately $0.5 million non-cash share payment to settle the deferred fee liability payable to Yorkville in terms of the SEPA. In May 2024 the Company entered into the Amended Repayment Agreement which extended the maturity date on the convertible notes to September 25, 2024, and pursuant to which the Company made a cash payment of $0.8 million in partial settlement of the Yorkville Promissory Notes. In December 2024 the Company raised approximately $0.9 million through the sale of 550,000 shares of Class A Common Stock to Yorkville pursuant to the terms of the SEPA. These stock issuances described herein do not represent sources of new capital, rather the issuances were made to settle existing liabilities in lieu of cash payments, as described above. Banzai has historically used debt financing proceeds principally to fund operations. On May 22, 2024 and September 24, 2024, Banzai entered into a securities purchase agreement with accredited investors, providing for the issuance and sale of Common Stock, pre-funded warrants, and common warrants in a registered direct offering. The aggregate gross proceeds to the Company from the May 2024 and September 2024 Offerings were approximately $2.5 million and $5.0 million, respectively.

Banzai’s intends to seek additional funding through the SEPA arrangement and other equity financings in 2025. If Banzai is unable to raise such funding, Banzai will have to pursue an alternative course of action to seek additional capital through other debt and equity financing. On January 30, 2025, we entered another Convertible Promissory Note (the “2025 Note”) with Yorkville, in principal amount of $3,500,000 (the “2025 Original Principal Amount”), to be used as an advance under the outstanding SEPA. We received the payment on January 31, 2025.On April 17, 2025 and May 9, 2025, we entered into convertible promissory notes with 1800 Diagonal, in principal amounts of $230,000 and $163,000, respectively. On June 12, 2025, we entered into a promissory note with Agile Lending, LLC in principal amount of $262,500. On June 30, 2025, we entered into a private placement convertible note with 3i, LP in principal amount of $2,200,000.

70

On September 16, 2024, the Company committed to a reduction in force (the “Reduction”) intended to decrease expenses and maintain a streamlined organization to support key programs and customers, and that is expected to conserve cash. As part of the Reduction, the Company reduced its headcount by 24 employees, which represented approximately 34% of the Company’s full-time employees as of September 15, 2024. The cost-saving measures from the Reduction are expected to reduce annual operating expenses by approximately an additional $1.3 million beginning in the fourth quarter of 2024. The Company estimates that it will incur total restructuring charges of approximately $0.1 million, including severance payments in connection with the Reduction. The Company completed the reduction in October, 2024.

If Banzai is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, Banzai will not have sufficient cash flows and liquidity to fund its planned business for 12 months from the issuance of these financial statements, including the inability to close the Act On acquisition. There can be no assurances that Banzai will be able to secure alternate forms of financing at terms that are acceptable to management. In that event, Banzai might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about Banzai’s ability to continue as a going concern within one year from the date the financial statements were available to be issued. The accompanying condensed consolidated financial statements have been prepared assuming Banzai will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Cash Flows

Cash flows for the six months ended June 30, 2025 and 2024

The following table sets forth Banzai’s cash flows for the six months ended June 30, 2025 and 2024 and the years ended December 31, 2024 and 2023:

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2025	2024	Period $	Period %
Net loss	$(11,437)	$(8,245)	$(3,192)	38.7%
Adjustments to reconcile net loss to net cash used in operating activities:	2,415	4,433	(2,018)	-45.5%
Net cash used in operating activities	(9,023)	(3,813)	(5,210)	136.6%
Net cash used in investing activities	(2,677)	—	(2,677)	nm
Net cash provided by financing activities	12,867	2,191	10,676	487.3%
Net increase / (decrease) in cash	$1,166	$(1,622)	$2,788	-171.9%

71

Cash Flows for the six months ended June 30, 2025

Net cash used in operating activities was approximately $9.0 million for the six months ended June 30, 2025. Net cash used in operating activities consists of net loss of approximately $11.4 million, offset by total adjustments of approximately $2.4 million for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily included stock compensation expense of approximately $1.1 million, gain on extinguishment of liability of approximately $4.5 million, loss on issuances of debt of approximately $1.3 million, loss on extinguishment of term notes of approximately $1.8 million, non-cash interest expense of approximately $1.2 million, fair value adjustment of convertible promissory notes of approximately $0.2 million, fair value adjustment of term notes of approximately $0.3 million, consulting expenses paid via share issuance of approximately $0.2 million, depreciation and amortization of intangible assets of approximately $0.5 million and net of change in operating assets and liabilities of approximately $0.3 million.

Net cash used in investing activities was approximately $2.7 million for the six months ended June 30, 2025 and was related to the net cash paid in the acquisition of Vidello.

Net cash provided by financing activities was approximately $12.9 million for the six months ended June 30, 2025, and was primarily related to proceeds from convertible debt financing of approximately $5.3 million, net proceeds from the issuance of term notes of approximately $4.3 million, proceeds from issuance of shares under the SEPA agreement of approximately $13.6 million, repayment of term notes of approximately $5.9 million, partial repayment of convertible notes with a related party of approximately $0.9 million, repayment of Yorkville convertible notes of approximately $3.6 million, and payment of the GEM commitment fee promissory note of approximately $0.2 million.

Cash Flows for the six months ended June 30, 2024

Net cash used in operating activities was approximately $3.8 million for the six months ended June 30, 2024. Net cash used in operating activities consists of net loss of approximately $8.7 million, offset by total adjustments of approximately $4.9 million for non-cash items and the effect of changes in working capital. Non-cash adjustments included non-cash settlement of the GEM commitment fee of approximately $0.2 million, non-cash share issuance for marketing expenses of approximately $0.2 million, non-cash share issuance for Yorkville redemption premium of approximately $0.1 million, stock-based compensation expense of approximately $0.7 million, gain on extinguishment of liability of approximately $0.5 million, non-cash interest expense of approximately $0.8 million (approximately $0.18 million for related party), amortization of debt discount and issuance costs of approximately $0.9 million (approximately $0.8 million for related party), amortization of operating lease ROU assets of approximately $0.09 million, fair value adjustment for warrant liabilities gain of approximately $0.9 million (gain of approximately $0.3 million for related party), fair value adjustment of convertible promissory notes of approximately $0.6 million, and net of change in operating assets and liabilities of approximately $2.7 million.

72

There were no net cash investing activities for the six months ended June 30, 2024.

Net cash provided by financing activities was approximately $2.2 million for the six months ended June 30, 2024, and was primarily related to proceeds from convertible debt financing of approximately $2.3 million, net proceeds from issuance of common stock of approximately $1.9 million, repayment of Yorkville convertible notes of approximately $0.8 million, and payment of the GEM commitment fee of approximately $1.2 million.

The following table sets forth Banzai’s cash flows for the years ended December 31, 2024 and 2023:

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Net loss	$(31,513)	$(14,406)	$(17,107)	118.7%
Adjustments to reconcile net loss to net cash used in operating activities:	22,013	12,855	9,158	71.2%
Net cash used in operating activities	(9,575)	(1,551)	(8,024)	517.3%
Net cash provided by investing activities	82	—	82	nm
Net cash provided by financing activities	8,487	2,621	5,866	223.8%
Net increase / (decrease) in cash	$(1,006)	$1,070	$(2,076)	-194.0%

Cash Flows for the Year Ended December 31, 2024

Net cash used in operating activities consists of net loss of approximately $31.5 million, offset by total adjustments of approximately $22.0 million for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily included loss on conversion and settlement of Alco promissory notes of approximately $4.8 million, loss on conversion and settlement of CP BF notes of approximately $6.5 million, non-cash settlement of the GEM commitment fee of approximately $0.2 million, non-cash share issuance for marketing expenses of approximately $0.2 million, non-cash share issuance for Yorkville redemption premium of approximately $0.1 million, stock-based compensation expense of approximately $1.2 million, gain on extinguishment of liability of approximately $0.7 million, loss on issuance of debt of approximately $0.7 million, loss on extinguishment of term notes of approximately $1.1 million, non-cash interest expense of approximately $2.3 million (approximately $1.53 million for related party), amortization of debt discount and issuance costs for related party of approximately $1.4 million, amortization of operating lease ROU assets of approximately $0.1 million, fair value adjustment for warrant liabilities gain of approximately $1.2 million (gain of approximately $0.6 million for related party), fair value adjustment to related party bifurcated embedded derivative liabilities gain of approximately $0.1 million, fair value adjustment of convertible promissory notes of approximately $0.7 million, fair value adjustment of term notes of approximately $0.1 million, goodwill impairment loss of approximately $2.7 million, and net of change in operating assets and liabilities of approximately $1.8 million.

Net cash provided by investing activities was approximately $0.1 million for the year ended December 31, 2024 and was related to cash acquired in the acquisition of OpenReel.

Net cash provided by financing activities was approximately $8.5 million for the year ended December 31, 2024, and was primarily related to proceeds from convertible debt financing of approximately 2.6 million, net proceeds from issuance of common stock of approximately $6.3 million, net proceeds from the issuance of term notes of approximately $2.8 million, proceeds from related party advance of approximately $0.1 million, proceeds from issuance of shares under the SEPA agreement of approximately $0.9 million, repayment of term notes of approximately $1.9 million, partial repayment of convertible notes with a related party of approximately $0.3 million, repayment of Yorkville convertible notes of approximately $0.8 million, and payment of the GEM commitment fee of approximately $1.2 million.

73

Cash Flows for the Year Ended December 31, 2023

Net cash used in operating activities was approximately $1.6 million for the year ended December 31, 2023. Net cash used in operating activities consists of net loss of approximately $14.4 million, total adjustments of approximately $12.9 million for non-cash items and the effect of changes in working capital. Non-cash adjustments include non-cash issuance of shares to Yorkville in terms of the aggregate commitment fee of $3.3 million, non-cash issuance of warrants accounted for as liabilities of $2.4 million, non-cash GEM commitment fee of $2.0 million, stock-based compensation expense of approximately $1.2 million, non-cash interest expense of approximately $1.2 million (approximately $0.5 million for related party), amortization of debt discount and issuance costs of approximately $3.4 million (approximately $2.4 million for related party), amortization of operating lease ROU assets of approximately $0.2 million, fair value adjustments to simple agreement for future equity of approximately $3.0 million (approximately $2.8 million for related party), fair value adjustments to bifurcated embedded derivative liabilities of approximately $4.5 million (approximately $3.1 million for related party), fair value adjustment for warrant liabilities gain of $1.7 million (loss of $0.1 million for related party), excise tax of approximately $0.3 million, and net of change in operating assets and liabilities of approximately $8.1 million.

There were no net cash investing activities for the year ended December 31, 2023.

Net cash provided by financing activities was approximately $2.6 million for the year ended December 31, 2023, and was primarily related to proceeds from the issuance of convertible note, net of issuance costs of approximately $5.8 million (approximately $2.6 million for related party), related party note payable financing of $4.4 million, offset by the effect of the Business Combination, net of transaction costs of $7.6 million.

Capital Expenditure Commitments and Financing Requirements

($ in Thousands)	Total	Less than 1 year	1 - 3 Years
Debt principal - 15.5% CP BF convertible notes	$7,389	$—	$7,389
Debt principal - Agile	2,755	2,755	—
Debt principal - 1800 Diagonal	461	461	—
Debt principal - Private Placement convertible notes	2,200	2,200	—
Interest on debt	1,807	779	1,028
Operating leases	14	14	—
Total capital expenditure commitments and financing requirements at June 30, 2025	$14,626	$6,209	$8,417

($ in Thousands)	Total	Less than 1 year	1 - 3 Years
Debt principal - 15.5% CP BF convertible notes	$8,259	$—	$8,259
Debt principal - GEM promissory note	215	215	—
Debt principal - Agile	2,270	2,270	—
Debt principal - 1800 Diagonal	371	371	—
Interest on debt	485	116	369
Operating leases	29	29	—
Total capital expenditure commitments and financing requirements at December 31, 2024	$11,629	$3,001	$8,628

74

Debt principal - 15.5% CB PF Convertible Note

On September 5, 2024, the Company entered into a side letter to the loan agreement with CP BF whereby the Company agreed to consolidate the Term Note, CP BF Convertible Note and First Amendment Convertible Note (combined the “Old CP BF Notes”) into a single convertible note (the “2024 CP BF Convertible Note”). In accordance with ASC 470 Debt, the Company treated the Old CP BF Notes as extinguished and recognized a loss on debt extinguishment of $6,529,402, determined by the sum of the fair value of the 2024 CP BF Convertible Note, plus the fair value of the additional equity consideration given as part of the side letter and share purchase agreement, as discussed below, in excess of the carrying value of the Old CP BF Notes. After consideration of the below transactions it was determined CP BF is a related party as they own approximately 16% of the outstanding Class A Common Stock.

In conjunction with the side letter, the Company agreed to issue to CP BF, 7,000 shares of the Company’s Class A Common Stock. On September 23, 2024 the transaction was finalized and the Company issued the 2024 CP BF Convertible Note with a principal amount of $10,758,775. Pursuant to the CP BF SPA, CP BF agreed to convert $2,000,000 in debt into 26,084 shares of Class A Common Stock, CP BF Warrants to purchase up to 56,555 shares of Class A Common Stock and CP BF Pre-Funded Warrants to purchase up to 30,470 shares of Class A Common Stock (all such securities and shares collectively referred to as the “CP BF Registrable Securities”). The outstanding principal balance of the 2024 CP BF Convertible Note together with accrued interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2027 (“2024 Loan Maturity Date”). The 2024 CP BF Convertible Note accrues interest at a rate of 15.5% which interest shall be paid in kind monthly and is convertible at the holder’s option at any time on or following the effectiveness of the first resale registration statement covering the applicable conversion shares at a fixed conversion price per share of $38.90. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the 2024 CP BF Convertible Note will bear PIK interest at a per annum rate of 20% (“2024 Default Rate”).

Additionally, the Company may voluntarily prepay the principal of the 2024 CP BF Convertible Note, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued interest with respect to the principal amount so prepaid through the date the prepayment is made and (ii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iii) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid.

Debt principal - GEM Promissory Note

On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory zero coupon note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”). The Company paid GEM the $1.2 million in cash in February 2024.

The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 4,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note.

75

On November 15, 2024, the Company issued additional 15,000 shares to settle partial unpaid GEM promissory note balance. As of June 30, 2025, the Company has issued an aggregate of 19,000 shares of Class A Common Stock to GEM in lieu of monthly payment obligations and during the three and six months ending June 30, 2025 paid the remaining balance of the GEM Promissory Note of $215,057.

Term Notes (Agile)

On July 22, 2024, the Company entered into a subordinated business loan and security agreement (the “July Subordinated Business Loan and Security Agreement”) with Agile Lending, LLC and Agile Capital Funding, LLC as the collateral agent. On July 22, 2024, the Company issued a subordinated secured promissory note (the “July Agile Note”) for an aggregate principal amount of $787,500 and received $750,000 of proceeds, net of administrative agent fees $37,500 to the collateral agent, with a maturity date of February 5, 2025 under the subordinated business loan and security agreement. The loan under the agreement bears interest at a rate of 42% and will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the loan commencing on and including the effective date pursuant to the Agreement’s weekly repayment and amortization schedule.

On September 13, 2024, the Company entered into a subordinated business loan and security agreement (the “September Subordinated Business Loan and Security Agreement”) with Agile Lending, LLC and Agile Capital Funding, LLC as the collateral agent. On September 13, 2024, the Company issued a subordinated secured promissory note (the “September Agile Note”) for an aggregate principal amount of $262,500 and received $250,000 of proceeds, net of administrative agent fees $12,500 to the collateral agent, with a maturity date of March 3, 2025 under the September Note. The September Note bears interest at a rate of 48%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the September Note commencing on and including the effective date pursuant to the September Note Agreement’s weekly repayment and amortization schedule.

On December 12, 2024, the Company issued a subordinated secured promissory note (the “December Agile Note”) for an aggregate principal amount of $2,400,000 and received $1,782,438 of proceeds, net of administrative agent fees of $120,000 paid to the collateral agent, and net of payments to Agile Lending, LLC of $319,500 and $178,063 in respect to early prepayment of the remaining outstanding balances of the July Agile Note and September Agile Note, with a maturity date on the December Agile Note of July 10, 2025. The December Agile Note bears interest at a rate of 44%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the December Agile Note commencing on and including the effective date pursuant to the December Agile Note Agreement’s weekly repayment and amortization schedule.

Upon the modification on December 12, 2024, the Company evaluated the debt modification guidance, determining that the modification is an extinguishment of the existing July Agile Note and September Agile Note due to the terms of the December Agile Note being substantially different from the terms of the July and September Agile Notes. As a result, the Company recorded a loss on debt extinguishment of $1,071,563.

On March 31, 2025, the Company issued a subordinated secured promissory note (the “March Agile Note”) for an aggregate principal amount of $4,000,000 and received $2,044,105 of proceeds, net of administrative agent fees of $200,000 paid to the collateral agent, and net of payments to Agile Lending, LLC of $1,755,895 in respect to early prepayment of the remaining outstanding balances of the December Agile Note, with a maturity date on the March Agile Note of November 12, 2025. The March Agile Note bears interest at a rate of 44%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the March Agile Note commencing on and including the effective date pursuant to the March Agile Note Agreement’s weekly repayment and amortization schedule.

Upon the modification on March 31, 2025, the Company evaluated the debt modification guidance, determining that the modification is an extinguishment of the existing December Agile Note due to the terms of the March Agile Note being substantially different from the terms of the December Agile Notes. As a result, the Company recorded a loss on debt extinguishment of $1,769,895.

76

On June 12, 2025, the Company issued a subordinated secured promissory note (the “June Agile Note”) for an aggregate principal amount of $262,500 and received $250,000 of proceeds, net of administrative agent fees $12,500 to the collateral agent, with a maturity date of December 15, 2025 under the June Note. The June Note bears interest at a rate of 48%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the June Note commencing on and including the effective date pursuant to the June Note Agreement’s weekly repayment and amortization schedule.

The July Agile Note, the September Agile Note, the December Agile Note, the March Agile Note, and the June Agile Note are together referred to as the “Agile Notes”.

The collateral under the subordinated business loan and security agreements consist of all of the Company’s goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including intellectual property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other collateral accounts, all certificates of deposit, fixtures, letters of credit rights, securities, and all other investment property, supporting obligations, and financial assets. Upon any Changes in Business or Management, Ownership (as defined in the agreements) or upon an Event of Default (as defined in the agreements), each of the July Agile Note and or the September Agile Note then-outstanding will become accelerated and the Company shall immediately pay to Agile an amount equal to the sum of (i) all outstanding principal of the term loan plus accrued and unpaid interest thereon accrued through the prepayment date, (ii) a Prepayment Fee (as defined in the agreements), plus (iii) all other obligations that are due and payable, including, without limitation, incremental interest at the Default Rate of 5.0% (as defined in the agreements). Additionally, the Company may voluntarily prepay the July Agile Note and or the September Agile Note, in accordance with their terms, in whole or in part at any time. On the date of such prepayment of any principal amounts, the Company will owe to Agile a Prepayment Fee comprising a make-whole premium payment on account of such principal amount prepaid, which shall be equal to the aggregate and actual amount of interest (at the contract rate of interest) that would be paid through the maturity date of the respective note, as described above.

The Agile Notes include contingent redemption (put) rights which trigger mandatory prepayment and a make-whole premium upon certain events including an event of default, and defaulted contingent interest upon an event of default.

Due to the contingent redemption put feature and default interest embedded feature within the Agile Notes, the Company elected to account for the Agile Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest expense on the Agile Notes totaled $681,928 for the three and six months ending June 30, 2025 and is included in the fair value of the notes.

Convertible Notes (1800 Diagonal)

On August 16, 2024, the Company entered into a securities purchase agreement and promissory note agreement (the “August Securities Purchase Agreement”) with 1800 Diagonal Lending LLC (“Lender”). On August 16, 2024 the Company issued a promissory note (the “August 1800 Diagonal Note”) for an aggregate principal amount of $184,000 and received $160,000 of proceeds, net of an original issue discount of $24,000, with a maturity date of June 15, 2025. The August Securities Purchase Agreement stipulates that the Company and Lender may mutually agree to enter into additional tranches of promissory notes over the 12 month period commencing on August 16, 2024, up to an aggregate total of $750,000. The stated interest rate on the August Note is 12% per annum, and interest shall accrue on the August Note commencing on and including the issuance date pursuant to the August Agreement’s monthly repayment and amortization schedule.

77

On September 24, 2024, the Company issued a second promissory note (the “September 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received $108,000 of proceeds, net of an original discount of $16,200, with a maturity date of July 30, 2025. The stated interest rate on the September Note is 12% per annum, and interest shall accrue on the September Note commencing on and including the issuance date pursuant to the September Note Agreement’s repayment and amortization schedule.

On December 10, 2024, the Company issued a third promissory note (the “December 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received $108,000 of proceeds, net of an original discount of $16,200, with a maturity date of October 15, 2025. The stated interest rate on the December Note is 12% per annum, and interest shall accrue on the December Note commencing on and including the issuance date pursuant to the December Note Agreement’s repayment and amortization schedule.

On February 7, 2025, the Company issued a fourth promissory note (the “February 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received $100,000 of proceeds, net of an original discount of $16,200 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of December 15, 2025. The stated interest rate on the February Note is 12% per annum, and interest shall accrue on the February Note commencing on and including the issuance date pursuant to the February Note Agreement’s repayment and amortization schedule.

On April 17, 2025, the Company issued a fifth promissory note (the “April 1800 Diagonal Note”) for an aggregate principal amount of $230,000 and received $192,000 of proceeds, net of an original discount of $30,000 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of February 15, 2026. The stated interest rate on the April Note is 12% per annum, and interest shall accrue on the April Note commencing on and including the issuance date pursuant to the April Note Agreement’s repayment and amortization schedule.

On May 9, 2025, the Company issued a sixth promissory note (the “May 1800 Diagonal Note”) for an aggregate principal amount of $163,300 and received $135,000 of proceeds, net of an original discount of $21,300 and issuance costs of $7,000 for due diligence and legal fees, with a maturity date of February 15, 2026. The stated interest rate on the May Note is 12% per annum, and interest shall accrue on the May Note commencing on and including the issuance date pursuant to the May Note Agreement’s repayment and amortization schedule.

On July 23, 2025, the Company issued a seventh promissory note (the “July 1800 Diagonal Note”) for an aggregate principal amount of $295,550 and received $250,000 of proceeds, net of an original discount of $38,550 and issuance costs of $7,000 for due diligence and legal fees, with a maturity date of May 30, 2026. The stated interest rate on the July Note is 12% per annum, and interest shall accrue on the July Note commencing on and including the issuance date pursuant to the July Note Agreement’s repayment and amortization schedule.

On September 12, 2025, the Company issued a eighth promissory note (the “September 1800 Diagonal Note”) for an aggregate principal amount of $151,800 and received $125,000 of proceeds, net of an original discount of $19,800 and issuance costs of $7,000 for due diligence and legal fees, with a maturity date of June 15, 2026. The stated interest rate on the July Note is 14% per annum, and interest shall accrue on the September Note commencing on and including the issuance date pursuant to the September Note Agreement’s repayment and amortization schedule.

The August 1800 Diagonal Note, the September 1800 Diagonal Note, the December 1800 Diagonal Note, the February 1800 Diagonal Note, the April 1800 Diagonal Note, and the May 1800 Diagonal Note are together referred to as the “1800 Diagonal Notes”.

Upon an event of default, as defined in the agreements, all or any portion of the 1800 Diagonal Notes that are then-outstanding, may become convertible at the option of the Lender into fully paid and non-assessable shares of the Company’s Common Stock up to 4.99% of the Company’s outstanding shares of Common Stock. The Notes become convertible at the lender’s option upon an event of default, at a conversion price equal to the quotient resulting from dividing the Conversion Amount, measured as the sum of (1) the principal amount of the Note or Notes being converted in such conversion, plus (2) at the lender’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates to the respective note or notes being converted through the conversion date, plus (3) at the lender’s option, the default interest, divided by the “Conversion Price” then in effect on the date specified in the notice of conversion (the conversion date). The Conversion Price will be measured as seventy-five percent (75%) multiplied by the market price, which means the lowest trading price for the Company’s Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

The 1800 Diagonal Notes include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default.

Due to these embedded features within the 1800 Diagonal Notes, the Company elected to account for the 1800 Diagonal Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest expense on the 1800 Diagonal Notes totaled approximately $60,241 and 97,176 for the three and six months ending June 30, 2025 and is included in the fair value of the notes.

78

Private Placement Offering (3i, LP)

On June 27, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, 3i, LP (the “Buyer”) for the issuance and sale in a private placement (the “Private Placement Offering”) of senior secured convertible notes of the Company, in the aggregate original principal amount of $11,000,000 (the “Private Placement Convertible Notes”) which Notes shall be convertible into shares of the Company’s Class A Common Stock, par value $0.0001 (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the Notes. The Buyer purchased (i) a Note in the aggregate original principal amount of $11,000,000 and (ii) a warrant to initially acquire up to 126,973 shares of Common Stock (the “Buyer Warrants”) (as exercised, collectively, the “Warrant Shares”). In connection with the Offering, the Company has also entered into a letter agreement dated April 30, 2025 (the “Letter Agreement”) with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”) pursuant to which the Company has agreed to issue financial advisor warrants to purchase up to an aggregate of 50,157 shares of Common Stock (the “Financial Advisor Warrants”, together with the Buyer Warrants, the “Private Placement Warrants”). The Private Placement Offering closed on June 30, 2025 (the “Closing Date”). Refer to Note 16 - Equity, for further description of the Warrants issued in the Private Placement Offering.

The Notes were issued with an original issue discount of 10.0% and accrue interest at a rate of 10.0% per annum. The Notes mature twelve (12) months from the date of issuance, June 30, 2026 (the “Maturity Date”), unless extended pursuant to the terms thereof. The Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to quotient of the Conversion Amount divided by (y) the Conversion Price (the “Conversion Rate”). At no time may the Buyer hold more than 4.99% (or up to 9.99% at the election of the Buyers pursuant to the Notes) of the outstanding Common Stock. The conversion price of the Note is subject to a floor price of $0.11.

On June 30, 2025, the Company drew $2,200,000 of principal under the allowable aggregate of $11,000,000 pursuant to the Purchase Agreement and received proceeds of $1,725,000, net of original issue discount and issuance fees and costs.

In addition, if an Event of Default (as defined in the Notes) has occurred under the Notes, the Buyer may elect convert (each, an “Alternate Conversion”, and the date of such Alternate Conversion, each, an “Alternate Conversion Date”) all, or any part of, the Conversion Amount (such portion of the Conversion Amount subject to such Alternate Conversion, the “Alternate Conversion Amount”) into shares of Common Stock at a conversion rate equal to the quotient of (x) the product of (A) the Redemption Premium and (B) the Alternate Conversion Amount, divided by (y) the Alternate Conversion Price (the “Alternate Conversion Rate”). Upon the occurrence of an Event of Default, the Company is required to deliver written notice to the Buyer within one (1) business day (an “Event of Default Notice”). At any time after the earlier of (a) the Buyer’s receipt of an Event of Default Notice, and (b) the Buyer becoming aware of an Event of Default, the Buyer may require the Company to redeem all or any portion of the Notes at a 15% premium. Beginning the earlier to occur of (x) the Effective Date (as defined in the Registration Rights Agreement) of the initial Registration Statement filed pursuant to the Registration Rights Agreement and (y) August 1, 2025, and thereafter, the first Trading Day of the calendar month immediately following (each an “Installment Date”) until the Maturity Date, the Company shall repay the Buyer approximately $183,333 towards the principal balance of the Notes and any accrued and unpaid interest in cash or, provided certain conditions are satisfied, shares of Common Stock, at the Company’s option (collectively, the “Installment Amount”). In connection with a “Change of Control”, the Buyer shall have the right to require the Company to redeem part or all of the Notes outstanding in cash, at the highest calculation of the Change of Control Redemption Price, each of which is outlined in their entirety within the Notes.

The initial net proceeds to the Company from the Offering were approximately $1.725 million, after the original issuance discount and deducting financial advisory fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Offering for general corporate purposes and working capital.

79

The Private Placement Convertible Notes include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default.

Due to these embedded features within the Private Placement Convertible Notes, the Company elected to account for the Private Placement Convertible Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest expense on the Private Placement Convertible Notes totaled approximately $0 for the three and six months ending June 30, 2025 and is included in the fair value of the notes.

Interest on Debt

Interest on debt totals $1.8 million for the six months ended June 30, 2025, representing the aggregate interest expenses / payments obligation to be paid and to be recognized during the rest of the terms of the Loan Agreements and Notes, described above.

Operating Leases

Banzai has an operating lease for its real estate for office use. The lease term expires in October 2027. Banzai adopted ASC 842 Leases by applying the guidance at adoption date, January 1, 2022. The $24,250 balance recognized as of June 30, 2025 represents the future minimum lease payments under non-cancellable leases as liabilities.

Debt Structure and Maturity Profile

($ in Thousands)	Principal	Debt Premium (Discount) / Issuance Cost	Carrying Value	Accrued Interest	Carrying Value and Accrued Interest
As of June 30, 2025
Debt principal - 15.5% CP BF convertible notes	7,389	9	7,398	1,028	8,426
Debt principal - Private Placement convertible notes	2,200	(200)	2,000	—	2,000
Debt principal - Agile	2,755	(138)	2,617	682	3,299
Debt principal - 1800 Diagonal	461	(60)	401	97	498
Total debt carrying values at June 30, 2025	$12,805	$(388)	$12,417	$1,807	$14,223

The Agile Notes and 1800 Diagonal Notes are presented at its fair value on the condensed consolidated balance sheets.

Contractual Obligations and Commitments

Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. Banzai measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, Banzai recognizes revenue in an amount that reflects the consideration we expect to be entitled to in exchange for those services. The performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.

80

Leases

Banzai’s existing lease contains an escalation clause. Prior to adoption of ASU 2016-02 effective January 1, 2022, Banzai accounted for operating lease transactions by recording lease expense on a straight-line basis over the expected term of the lease.

Banzai entered into a sublease which it had identified as an operating lease prior to the adoption of ASC 842 Leases. Banzai remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinated to the master lease, and the sublessee must comply with all applicable terms of the master lease. Banzai subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.

GEM commitment fee liability

In May 2022, the Company entered into a Share Purchase Agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) (the “GEM Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions of the GEM Agreement, GEM is to purchase from the Company (or its successor following a Reverse Merger Transaction (as defined in the GEM Agreement)) up to the number of duly authorized, validly issued, fully paid and non-assessable shares of common stock having an aggregate value of $100,000,000 (the “GEM Financing”). Further, in terms of the GEM Agreement, on the Public Listing Date, the Company was required to make and execute a warrant (“GEM Warrant”) granting GEM the right to purchase up to the number of common shares of the Company that would be equal to 3% of the total equity interests, calculated on a fully diluted basis, and at an exercise price per share equal to the lesser of (i) the public offering price or closing bid price on the date of public listing or (ii) the quotient obtained by dividing $650 million by the total number of equity interests.

On December 13, 2023, the Company and GEM entered into a binding term sheet (the “GEM Term Sheet”) and, on December 14, 2023, a letter agreement (the “GEM Letter”), agreeing to terminate in its entirety the GEM Agreement by and between the Company and GEM, other than with respect to the Company’s obligation (as the post-combination company in the Merger) to issue the GEM Warrant granting the right to purchase Class A Common Stock in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon. Due to the determination of the final terms of the planned $2.0 million convertible debenture having not been finalized, nor the final agreement related to the convertible debenture having been executed, as of June 30, 2025, the Company recognized, concurrent with the close of the merger, a liability for the GEM commitment fee, along with a corresponding GEM commitment fee expense, in the amount of $2.0 million.

On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”).

The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 4,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note. As of the date of these condensed consolidated financial statements, we have issued an aggregate of 19,000 shares of Class A Common Stock to GEM in lieu of monthly payment obligations. The remaining unpaid fee balance of $215,057 was settled in full by cash during Q1 2025.

Off-Balance Sheet Arrangements

Banzai had no off-balance sheet arrangements as of June 30, 2025.

Quantitative and Qualitative Disclosures About Market Risk

This item is not applicable as we are a smaller reporting company.

81

BUSINESS

Overview

Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) is a Software as a Service (“SaaS”) company operating in the marketing technology (“MarTech”) industry. We provide our customers with tools to help them market and sell with greater efficiency and impact. To date, Banzai has supported over 140,000 global customers, including entrepreneurs and Fortune 500 companies. Our customers include Amazon, Dell, Salesforce, Aflac, Thermo Fisher Scientific, and many other globally recognized brands.

Banzai grows in three ways: acquiring new customers through our sales and marketing efforts, expanding our platform through the development and acquisition of MarTech products, and cross-selling additional solutions to our existing customers. When evaluating acquisitions, we look for profitable businesses with customer profiles that align with our values and growth strategy. When considering additional products to purchase and offer, we look at customer satisfaction levels because we believe that is a good indicator of a product’s trajectory.

Our vision is to build a suite of mission-critical solutions that address a broad spectrum of customer needs. By integrating these tools, we aim to create efficiencies and unlock shared data and assets that power more advanced AI capabilities. Between the first quarter of 2024 and the first quarter of 2025, Banzai has acquired two companies, ClearDoc, Inc. (d/b/a OpenReel) and Vidello, Ltd.. Our platform currently includes several products, ranging across demand generation, webinar hosting, video creation and email newsletters.

We sell most of our products using a recurring subscription license model typical in SaaS businesses, with customer contracts that vary in term length from single months to multiple years. As of June 30, 2025, our customer base included over 4,590 customers operating in over 90 countries, across numerous different industries, including healthcare, financial services, e-commerce, technology, media and others. No single customer represents more than 10% of our revenue.

We were originally incorporated in Delaware in September 2020 as a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Upon closing our initial business combination on December 14, 2023 (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022, with Banzai Operating Co LLC (f/k/a Banzai International, Inc.) (“Legacy Banzai”), 7GC Merger Sub I, Inc. (“First Merger Sub”), and 7GC Merger Sub II, LLC (“Second Merger Sub”) (as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, the “Merger Agreement”), we acquired Legacy Banzai. Legacy Banzai operates under the name “Banzai Operating Co Inc.” (the “Operating Company”) and is one of our two wholly owned subsidiaries. Legacy Banzai was incorporated in Delaware in September 2015. Our business operations are currently conducted by the Operating Company.

Industry Background and Trends

The MarTech industry has undergone rapid growth and transformation in recent years. As per the Winterberry Report (as hereinafter defined), it seems that as companies prioritize efficient growth, demand for MarTech solutions continues to rise—a trend we expect to accelerate amid increasing global competition and pressure to demonstrate profitability.

The MarTech landscape is vast and rapidly evolving, with over 14,000 vendors offering solutions across a broad spectrum of needs. According to the 2024 Marketing Technology Landscape report by ChiefMartec, the number of MarTech companies has grown by 27.8% year over year, reaching 14,106 providers. This fragmented ecosystem presents a significant opportunity for acquisitions and platform expansion. With so many vendors, competition is fierce, making it essential for Banzai to differentiate ourselves through exceptional products and customer service.

Market Size

We compete within the business-to-business (“B2B”) MarTech value chain, which encompasses functions including creating and distributing content, acquiring and nurturing leads, executing and optimizing campaigns, and managing and measuring performance.

In 2023, we engaged Verista Partners Inc., also known as Winterberry Group (“Winterberry”), to conduct a comprehensive analysis of our market opportunity within the MarTech sector. On April 14, 2023, Winterberry delivered a Strategic Due Diligence Assessment Report (the “Winterberry Report”) outlining our Total Addressable Market (TAM) and Serviceable Addressable Market (SAM). The TAM, defined as U.S. B2B spending across categories such as demand generation, marketing automation, digital events platforms, account-based marketing, CRM, engagement, content management systems, customer data platforms, measurement and attribution, and predictive and prescriptive analytics, is projected to reach $39.42 billion by 2026, reflecting a compound annual growth rate (CAGR) of 11.80% from 2020 to 2026. The SAM, which includes U.S. B2B spending specifically on measurement and attribution, demand generation, and digital events platforms, is expected to reach $8.37 billion by 2026, representing a CAGR of 16.07% over the same period.

82

To calculate our estimated SAM and TAM, Winterberry started with the B2B MarTech stack from acquiring and nurturing leads to executing and optimizing campaigns to managing and measuring content, data and performance. Within that value chain, Winterberry identified which components were core to the Banzai business as of the date of the Winterberry Report (i.e., measurement and attribution, demand generation, and digital events platforms) and which would be natural adjacencies and future offerings (i.e., demand generation, marketing automation, digital events platforms, account-based marketing, customer relationship management, engagement, content management systems, customer data platforms, measurement and attribution, and predictive and prescriptive analytics). The identified core components make up our SAM, and both core components and adjacent and future offerings are included in our TAM. Winterberry then sized each component individually utilizing a range of sources estimating market spending and forecasted growth rates, including Winterberry proprietary models, as well as various other market research company products and forecasts. Depending on the estimate and whether it was global or included in B2B use cases, Winterberry utilized assumptions that 25% of spend is B2B and 33% of global spend is U.S.-specific.

The models provided by Winterberry were based on economic forecasts from government and private sector analysts as well as third-party media forecasts primarily provided by marketing agencies, governing bodies and associations, trade publications, and research analysts, all of which are subject to change. There are uncertainties inherent in attempting to make such projections and forecasts, and we encourage our stockholders and investors to perform their own investigation and carefully consider such uncertainties.

Products and Services

As of the date hereof, our platform offers five SaaS products: OpenReel, Demio, Boost, Curate, and Reach.

OpenReel

OpenReel is an AI-powered video creation platform that enables users to remotely record, edit, host, and share high-quality videos from any location. Its remote capture feature allows users to film professional-grade videos using devices like smartphones or webcams, without needing to be there in person. The platform offers AI-driven editing tools for seamless content refinement and customization, along with secure cloud storage for easy access and sharing. OpenReel’s comprehensive solution streamlines the video production process, making it efficient and cost-effective for businesses and individuals.

CreateStudio

CreateStudio is a comprehensive video animation and editing software designed for both beginners and experienced creators. It offers an intuitive drag-and-drop interface that allows users to produce a variety of content, including 3D character animations, explainer videos, social media ads, and doodle sketches. The platform provides a rich library of customizable templates, animated characters, royalty-free assets, and special effects, enabling the creation of professional-quality videos without the need for advanced technical skills. Notable features include 3D modeling, AI-powered text-to-speech, green screen editing, and dynamic camera movements. CreateStudio is compatible with both Mac and Windows operating systems.

Vidello

Vidello is a comprehensive video hosting and marketing platform designed to help businesses manage, customize, and optimize their video content. It offers a customizable, fast-loading video player, along with features like A/B split testing, dynamic variables, and automatic video SEO to enhance user engagement and conversion rates. Vidello also provides tools such as lower third animations, clickable links, buy buttons, email opt-in forms, and interactive video polls, enabling users to generate leads and drive sales directly within their videos. The platform supports seamless integration with various email autoresponders and is compatible with multiple website builders and membership platforms.

83

Demio

Demio is a browser-based webinar platform designed to help businesses create, host, and manage both live and automated webinars for thousands of attendees with ease. Its intuitive interface simplifies webinar setup, allowing users to customize registration pages, apply branding, and automate email reminders. Demio offers robust engagement tools—including real-time chat, polls, Q&A sessions, screen sharing, and multimedia presentations—enabling a highly interactive and professional experience. Businesses can host live sessions or schedule automated webinars to reach audiences at scale. A standout feature of this product is the Demio AI Moderator, which manages audience engagement in real time, answers key questions and ensures a smoother experience for attendees.

In addition to its core webinar functionality, Demio supports lead generation and marketing integration. It connects with CRM and marketing automation platforms, helping users streamline campaign workflows and improve follow-up. Customizable registration forms, in-webinar CTAs, and detailed analytics allow users to track attendee behavior, measure performance, and optimize webinar strategies. With the addition of AI-powered moderation and automation tools, Demio empowers businesses to deliver engaging, scalable webinars that drive lead capture, audience engagement, and sales conversion.

Boost

Boost is an add-on product integrated with Demio that helps customers increase webinar attendance by turning existing registrants into advocates. It enables attendees to share event registration links across platforms like LinkedIn, Facebook, Twitter, and email, with built-in incentives to encourage referrals. Boost automates email notifications, provides customizable share pages, tracks link performance, and supports reward-based campaigns—all designed to simplify social sharing and drive additional signups. Its seamless integration with Demio ensures a smooth experience, helping customers amplify reach and grow webinar participation through word-of-mouth promotion.

Reach

Reach is a targeted outreach tool that helps customers boost their demand generation campaigns by connecting directly with their ideal audience. Reach generates tailored contact lists based on criteria like region, job title, company size, and revenue. It provides personalized outreach, confirmations and reminders to increase results across fourteen different campaign types including event attendance, newsletter subscriptions and opt-ins. Reach also supports privacy compliance with customizable opt-in language and allows users to include or exclude specific accounts for account-based marketing (ABM) strategies. With built-in list scrubbing to ensure high email deliverability, Reach enables customers to engage high-value leads they may not otherwise reach.

Curate

Curate by Banzai is an AI-driven newsletter platform designed to help brands grow their audience through fully automated targeted newsletters. By selecting relevant news feeds and topics, Curate automatically generates and sends engaging, branded newsletters on a daily or weekly basis, saving users significant time on content creation. The platform ensures seamless integration of a brand’s voice, colors, and logo, delivering a cohesive look that resonates with the target audience. Additionally, Curate actively promotes newsletters to the ideal audience, facilitating consistent subscriber growth.

Product Roadmap and Enhancements

Improving our family of products is how we create more value for our customers and our product roadmap is an essential part of delivering on our vision of improving the value of customer interactions for companies throughout the world. The role of product management at Banzai is to identify and prioritize underserved and unmet customer and market needs and to use our deep technology experience to create products and features based on data and AI to increase customer value.

84

We have a unique management framework at Banzai that we feel is a core part of our success. We use this framework to align our cross-functional objectives around a set of strategies that we update as the needs of our business change. We use these strategies to create alignment for our engineering, sales, and marketing teams. This helps us to work cohesively towards shared goals, maximizing the efficiency and effectiveness of our efforts.

By prioritizing our customers in both product development and acquisitions, we demonstrate a commitment to addressing the evolving needs and expectations of the markets we serve. This customer-centric approach helps us maintain a competitive edge, as we continuously adapt our products and services to stay relevant. By identifying opportunities for new features, enhancements, and market segments, we can strategically plan and execute our growth initiatives, supporting our long-term sustainability and success.

Customer Expansion is key to our long-term vision. We believe our strategies support increasing the average amount of revenue we earn per customer per year (our average customer value or “ACV”) through development of features that are correlated with usage by higher value customers. We also develop add-on features and products that can be sold to our existing customers.

Research and Development Expenses

As a product-led company, we attain and maintain our competitive advantage through our investment in our products. Maintenance of existing products and development of new products are both essential to our long-term success. Therefore, our management team feels that significant investment in technology is required in the future. We plan to utilize a combination of in-house employees and development partners to maintain and improve our technology.

Our Growth Strategies

Our growth strategy is to expand our platform to make it more valuable to customers and find new ways to enhance a wider range of MarTech interactions. The key elements of our growth strategy are:

1.	Cost Efficient Customer Acquisition: Continue to acquire new customers cost effectively through organic traffic, content, affiliates, social media, partnerships, advertising, word-of-mouth, and other sources.

2.	Customer Retention and Expansion: Continue to expand our customer success and customer marketing organizations to increase customer retention and customer expansion.

3.	Implement Product Improvements: Continue to develop our family of products to create defensibly differentiated solutions that are essential to customers.

4.	Introduce New Products: Roll out new products that attract new customers and expand the ways we can serve existing customers.

5.	Acquisition Strategy: Banzai has acquired two businesses as of March 31, 2025 – ClearDoc, Inc. (d/b/a OpenReel) and Vidello, Ltd. The Company will continue to look for future acquisition opportunities prioritizing companies that are profitable and have highly-rated solutions with customer bases that align with Banzai’s existing customer base.

OpenReel Merger

On December 18, 2024 (the “OR Closing Date”), we closed a merger (the “OR Merger”, the consummation of the Merger, the “OR Closing”) with ClearDoc, Inc., a Delaware corporation doing business as OpenReel (“OpenReel”), pursuant to an Agreement and Plan of Merger (the “OR Merger Agreement”), dated December 10, 2024, by and among the Company, OpenReel, certain stockholders of OpenReel (the “OpenReel Stockholders”), and Banzai Reel Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Banzai (“Merger Sub”), that was formed solely for purposes of consummating the OR Merger. Upon Closing, the Merger Sub merged with and into OpenReel, with OpenReel being the surviving entity (the “Surviving Entity”) thereafter as our direct and wholly owned subsidiary named “OpenReel, Inc.”

85

OpenReel is a leading enterprise video creation and management solution that empowers companies to create high-quality content at scale and on brand. OpenReel enables businesses of all sizes to cut down on the time-and resource-intensive process of video creation and scale content creation initiatives efficiently, effectively, and securely. OpenReel is trusted by a wide range of customers from small businesses to the Fortune 500. OpenReel is based in New York, with its team distributed worldwide. OpenReel’s enterprise customer base includes global organizations, such as Bristol Myers Squibb, Ingram Micro, DXC Technology, Insider Inc., and US Steel. To learn more about the company, visit: www.openreel.com. The information provided on OpenReel’s website (or any other website referred to in this report) is not part of this Report and is not incorporated by reference as part of this Annual Report.

At the effective time of the OR Merger (the “Effective Time”), each share of capital stock of OpenReel issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenter’s rights have been properly exercised and certain other excluded shares) was converted into the right to receive Common Stock and pre-funded warrants, each exercisable for one (1) share of Common Stock at an exercise price of US$0.0001 (the “Pre-Funded Warrants”) issued in lieu thereof, in an amount equal to the quotient of $19,600,000 divided by the Conversion Price (as defined in the OR Merger Agreement) (the “OR Merger Consideration”).

The OR Merger Consideration consisted of an aggregate of 93,055 shares of Banzai Common Stock and 1,176,950 Pre-Funded Warrants. The shares of Common Stock and Pre-Funded Warrants issued by Banzai to the OpenReel Stockholders pursuant to the OR Merger Agreement were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

To the extent that any OpenReel Stockholder’s receipt of shares of Common Stock as OR Merger Consideration would result in such OpenReel Stockholder, together with its affiliates, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder) more than 9.99% of the Common Stock issued and outstanding immediately following the OR Closing (the “Beneficial Ownership Limitation”), we will issue to such OpenReel Stockholder OR Merger Consideration comprised of (i) such number of shares of Common Stock as may be issued without causing such OpenReel Stockholder to exceed the Beneficial Ownership Limitation and (ii) Pre-Funded Warrants exercisable for the number of shares of Common Stock that could not be issued to such OpenReel Stockholder due to the Beneficial Ownership Limitation.

The terms of the Pre-Funded Warrants provide that we cannot issue shares of Class A Common Stock to any holder of a Pre-Funded Warrant upon the exercise thereof to the extent that the number of shares to be issued pursuant to such exercise, taken together with the number of shares issued pursuant to the OpenReel Merger Agreement and the number of shares issued pursuant to the exercise of other Pre-Funded Warrants, would exceed 19.99% of number of shares of Class A Common Stock issued and outstanding immediately prior to the closing of the OR Merger (the “Nasdaq Ownership Limitation”). On February 28th, 2025, during the special meeting of shareholders, we obtained shareholder approval to issue all of the shares of Class A Common Stock underlying the Pre-Funded Warrants.

A copy of the OR Merger Agreement is filed herewith as Exhibit 2.1 hereto and incorporated herein by reference. The above description of the OR Merger Agreement is qualified in its entirety by reference to such an exhibit. A copy of the form of the Pre-Funded Warrant is filed herewith as Exhibit 10.2 and is incorporated herein by reference. The above description of the Pre-Funded Warrants is qualified in its entirety by reference to such exhibit.

In connection with and as a condition to closing under the OR Merger Agreement, on the OR Closing Date, we executed and delivered to each OpenReel Stockholder a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Banzai agreed to register for resale following the Closing, the shares representing the OR Merger Consideration.

In connection with and as a condition to closing under the OR Merger Agreement, on the OR Closing Date, the Company issued one (1) share of series FE preferred stock, par value US$0.0001 per share (the “Series FE Preferred Stock”), to one of the OpenReel Stockholders, FE IV OR Aggregator, LLC, and filed the certificate of designation (the “Certificate of Designation”) of such Series FE Preferred Stock with the Secretary of State of the State of Delaware.

86

Immediately prior to the OR Closing, the directors and officers of OpenReel tendered their resignation, effective upon the OR Closing. Joseph P. Davy was appointed as the sole director and President of the Surviving Entity, and Alvin Yip was appointed as Secretary and Treasurer, all of which are effective upon the OR Closing.

Vidello Acquisition

On January 31, 2025, the Company closed on the Vidello Limited acquisition, a private limited company registered in England and Wales for approximately $2.7 million in cash ($2,500,000 are withheld for indemnification expenses and other holdback provisions in accordance with the Acquisition Agreement, the “Cash Consideration”) and 89,820 shares of Banzai Class A Common Stock, pursuant to an Acquisition Agreement (the “Acquisition Agreement”), dated December 19, 2024, by and among the Company, Vidello, and certain shareholders of Vidello (the “Vidello Shareholders”). Vidello Shareholders transferred all the outstanding shares of Vidello to the Company, therefore, Vidello became a direct and wholly owned subsidiary of the Company. The Share Consideration to the Vidello Shareholders pursuant to the Acquisition Agreement were issued in reliance upon the exemption from registration provided by Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Vidello provides a suite of products for 3D video creation, royalty free music, and video marketing, with over $6.5 million in TTM revenue, $2 million in TTM EBITDA, with such operating results expected to reduce the combined company in operating losses to approximately $1.3 million per year.

Sales and Marketing

Our primary focus is on increasing mid-market and enterprise customers. Progress towards this is reflected in our acquisition of OpenReel, adding their 650 customers to the overall Banzai customer base, as well as our increase in multi-host Demio customers from 14 to 89 between January 2021 and June 2025, an approximately 6-fold increase.

As a product-led growth company, we utilize a hybrid self-service and direct sales go-to-market approach. Our self-service customers subscribe to or purchase directly from our product websites or start free product trials which can lead to a later paid subscription or purchase. Our direct sales customers subscribe or purchase through sales representatives, who are compensated with a base salary and typically participate in incentive plans such as commissions or bonuses.

Trials, customers, and leads come from organic website visitors, affiliates and partners, and visitors from paid ads such as Google ads. We also utilize partner marketing, account-based marketing, lead generation programs, webinars, and other direct and indirect marketing activities to reach our target audience and acquire leads and customers.

We sell most of our products using a recurring subscription license model typical in SaaS businesses. Pricing is based on the number of users, desired feature sets, and product capabilities. Our customer contracts vary in term length from single months to multiple years. Our customers often purchase additional services to supplement their initial subscriptions by including additional licenses or products.

Competition, Strengths, and Differentiation

We compete across a variety of categories within the B2B MarTech landscape including digital events and webinars, demand generation, video creation, engagement platforms and marketing automation, and measurement and attribution.

We believe our strengths are our recognizable brand, and the brands of our products, our existing customers, which can be cross-sold additional products, and our operational competency in customer success, which allows us to more effectively leverage our customer base to drive expansion.

87

We seek to differentiate ourselves from the crowded MarTech market through data, either as a primary value proposition or an enabling feature, integrations between our products which already exist and are being developed, and AI and machine learning to deliver new capabilities or improved performance for our customers.

Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of trademarks and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. As of June 30, 2025, we held three registered trademarks in the United States: “Banzai”, “Demio” and “OpenReel”. For more information regarding risks related to our intellectual property, please see “Risk Factors-Risks Related to Business and Industry-Failure to protect or enforce our intellectual property rights could harm our business and results of operations” and “Risk Factors-Risks Related to Business and Industry-Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.”

Government Regulation

We are subject to federal, state, and foreign legal requirements on matters customary to the SaaS and MarTech industries such as data privacy and protection, employment and labor relations, immigration, taxation, anti-corruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation, and anti-competition considerations.

Regarding privacy and communications, we are subject to the following regulatory standards and laws: the GDPR, CCPA, Telephone Consumer Protection Act (TCPA), Canada’s Anti-Spam Legislation (CASL), the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM), and others that may apply in the various regions in which we operate.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other damage to our reputation, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, we have not experienced material fines or penalties related to these regulations.

Employees and Management

As of October 22, 2025, we had 40 full-time employees, 3 part-time employees, and 57 contractors.

Our culture is unique and an important contributor to our success. Our culture allows us to scale our business by attracting and retaining great people who are aligned to our values. Having shared values enables our team members to make independent decisions, encourages accountability, and fosters collaboration. Our culture is defined by four core values:

1.	Learning. Technology and marketing are constantly changing. We value learning because adaptation is essential to delivering the best solutions for our customers. Our team members are open-minded, critical-thinkers who are willing to disagree, try new things, and change their minds when warranted.

2.	Serving Others. Nothing happens without our customers. We value Serving Others because serving customers is the reason we exist. Our team members prioritize the needs of our customers, our team, and our communities.

3.	Game Changing. To succeed in a competitive marketplace, we have to deliver impactful solutions for our customers. Our team members find creative solutions, raise the bar, take risks, and help our customers realize more successful outcomes.

4.	“10,000 Years.” To achieve long-term success, we must plan and act with the end goal in mind. We value the symbolism of the term “10,000 Years” (the literal translation of the Japanese word “Banzai”), because it reminds us that we’re building for the future—to something greater than what we see today—and that each day we’re contributing toward that vision.

88

Business Combination

We were originally known as 7GC & Co. Holdings Inc. On December 14, 2023, 7GC consummated the Business Combination with Legacy Banzai pursuant to the Merger Agreement. In connection with the Closing of the Business Combination, 7GC changed its name to Banzai International, Inc. Legacy Banzai was deemed to be the accounting acquirer in the Mergers based on an analysis of the criteria outlined in Accounting Standards Codification 805. While 7GC was the legal acquirer in the Mergers, because Legacy Banzai was deemed the accounting acquirer, the historical financial statements of Legacy Banzai became the historical financial statements of the combined company upon the consummation of the Mergers. The Business Combination is described in further detail in the section titled “Business” beginning on page 82.

 Properties

Our principal executive office is located at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110 and, as of December 31, 2024, consists of approximately 1,800 square feet of space under a lease that expires in September 2024. We may expand this facility if necessary to support our future needs.

Legal Proceedings

From time to time, we may be party to litigation and subject to claims incident to the ordinary course of our business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows, or financial position. We are not presently party to any legal proceedings that, in the opinion of management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

Corporate Information

7GC, our predecessor company, was incorporated in the State of Delaware in September 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving 7GC and one or more businesses. 7GC completed its IPO in December 2020. In December 2023, First Merger Sub merged with and into Legacy Banzai, and Legacy Banzai as the Surviving Corporation merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC. In connection with the Mergers, 7GC changed its name to Banzai International, Inc. Our offices are located at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Our website is www.banzai.io.

We have two wholly owned operating subsidiaries: Banzai Operating Co LLC (f/k/a Banzai International, Inc.) and Demio Holding, Inc.

89

MANAGEMENT

The following is a list of the persons who currently serve, as of the date of this prospectus, as directors and executive officers of Banzai.

Name	Age	Position
Joseph P. Davy	35	Chief Executive Officer, Chairman and Director
Dean Ditto	59	Chief Financial Officer
Simon Baumer	39	Chief Technology Officer
Jack Leeney (3)	38	Director
Mason Ward (1)(2)(3)	42	Director
Paula Boggs (1)(2)(3)	64	Director
Kent Schofield	44	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

Executive Officers

Joseph P. Davy serves as our Chief Executive Officer and a member of our Board and prior to the Business Combination, served as Chief Executive Officer and as a member the Board of Legacy Banzai since co-founding Legacy Banzai in 2015. Prior to co-founding Legacy Banzai, Mr. Davy served as the General Manager at Avalara from 2013 to 2016. From 2012 to 2013, he served as Chief Executive Officer of Buystand. From 2012 to 2013, he also served as Customer Advisory Board Member at Microsoft Corp. Mr. Davy founded EvoApp in 2009 and served as its Chief Executive Officer and Chief Product Officer from 2009 to 2012. Prior to his service at EvoApp, Mr. Davy was a software engineer at International Business Machines Corp (IBM). Mr. Davy also served as a member of the board of directors of Legalpad Inc. from 2019 to 2022. Prior to joining IBM, Mr. Davy attended the University of North Carolina at Chapel Hill from 2007 to 2010. We believe Mr. Davy is qualified to serve on the Board due to his extensive venture capital experience and experience as founder and chief executive officer of Legacy Banzai.

Dean Ditto serves as our Chief Financial Officer. Prior to joining Banzai, Mr. Ditto served in various CFO roles leading finance, capital markets, accounting, and reporting teams. Mr. Ditto served as the co-founder and Chief Financial Officer for Delta CXO LLC., from February 2024 to July 2025. From April 2022 to February 2024 Mr. Ditto served as the Chief Financial Officer for Akerna Corp. From December 2020 to August 2022 Mr. Ditto served as the Chief Financial Officer for Mydecine Innovations Group, Inc. From June 2019 to September 2020 Mr. Ditto served as the Chief Financial Officer for Sigue Corporation. Mr. Ditto attended Albion College from 1984 to 1988 where he received his Bachelors in Economics and Management, and then attended Indiana University’s Kelley School of Business from 1991 to 1993 where he received his M.B.A in Finance.

Simon Baumer serves as our Chief Technology Officer and prior to this, served as Legacy Banzai’s Chief Technology Officer since 2021. Prior to that, Mr. Baumer worked at Verivox GmbH as Vice President of Engineering from 2018 to 2021, as Head of Software Development from 2016 to 2021, and as Teamlead for Software Development from 2015 to 2021.

90

Non-Employee Directors

Jack Leeney has served as a member of the Board since December 2023, and prior to this, served as 7GC’s Chairman and Chief Executive Officer since its inception. Since September 2016, Mr. Leeney has served as a Founding Partner of 7GC & Co Sarl and is responsible for running the firm’s operations. Mr. Leeney led the firm’s investments in Cheddar TV, Capsule Pharmacy, hims & hers, Jyve, Roofstock, The Mom Project, and Reliance Jio. Since 2020, he has served as a director for The Mom Project. From December 2020 to November 2022, he served as a director of PTIC, a SPAC that closed an initial business combination with RW National Holdings, LLC (d/b/a Appreciate), the parent holding company of Renters Warehouse, in November 2022. Between April 2011 and December 2016, Mr. Leeney served on the boards of directors of Quantenna Communications, Inc. (Nasdaq: QTNA), DoAt Media Ltd. (Private), CinePapaya (acquired by Comcast), Joyent (acquired by Samsung), BOKU, Inc. (AIM: BOKU), Eventful (acquired by CBS) and Blueliv (Private). Previously, Mr. Leeney served as the Head of U.S. Investing for Telefonica Ventures, the investment arm of Telefonica (NYSE: TEF), between June 2012 and September 2016 and as an investor at Hercules Capital (NYSE: HTGC) between May 2011 and June 2012. He began his career as a technology-focused investment banker at Morgan Stanley in 2007, where he worked on the initial public offerings for Tesla Motors, LinkedIn, and Pandora. Mr. Leeney holds a B.S. from Syracuse University. We believe Mr. Leeney is qualified to serve on the Board due to his extensive venture capital experience.

Mason Ward has served as a member of the Board since December 2023, and prior to this, has served as the Chief Financial Officer of Alco Investment Company since 2018, and served as its Controller and Finance Director from 2015 to 2018. Prior to joining Alco, Mr. Ward served as an Infantry Officer in multiple operations, logistics, risk management and fiscal operations roles during two deployments to Afghanistan with the United States Army. Mr. Ward holds a B.S. in Civil Engineering from the University of Cincinnati and a Certificate in Accounting and a Masters in Business Administration from the University of Washington, and he is also a certified public accountant (inactive). We believe Mr. Ward is qualified to serve on the Board due to his extensive finance and accounting expertise and experience.

Paula Boggs has served as a member of the Board since December 2023, and prior to this, is the founder and owner of Boggs Media, LLC, which manages Ms. Boggs’ musical, public speaking, and other creative business endeavors. A former executive at the Starbucks Coffee Company, she led the global law department of Starbucks from 2002 to 2012 and was Corporate Secretary of the Starbucks Foundation. Prior to that, Ms. Boggs was a Vice President of Legal for products, operations and information technology at Dell Computer Corporation from 1997 to 2002 and also held the role of Senior Deputy General Counsel starting in June 1997. Before joining Dell, Ms. Boggs was a partner with the law firm of Preston Gates & Ellis LLP from 1995 to 1997. Ms. Boggs is also a voting member and Pacific Northwest Chapter Governor of the Recording Academy, and serves on the Newport Festivals Foundation board, overseeing both the Newport Jazz Festival and Newport Folk Festival. She was previously on the board of Fender; a member of the Board of Premera Blue Cross and chair of its compensation and investments committees; a member of the Nominating/Trusteeship, Audit/Compliance (including six years as the chair of the audit committee) and Executive Committees of Johns Hopkins University’s board of trustees; a member of the Executive Committee of KEXP Radio, an affiliate of National Public Radio and the University of Washington; a member of the audit committee for School of Rock LLC; a member of the American Bar Association board of governors, chairing its investments committee; a member of the President’s Committee for the Arts and the Humanities from 2013 through 2017; a member of the White House Council for Community Solutions from 2010 to 2012; a member of the audit and nominating committee of the American Red Cross; and a member of the board of Sterling Financial Inc. Ms. Boggs holds a B.A. from Johns Hopkins University and a J.D. from the University of California at Berkeley. We believe Ms. Boggs is qualified to serve on the Board due to her extensive governance and Fortune 500 experience with high-growth companies.

Kent Schofield holds a bachelor’s degree in economics from UCLA and has a distinguished career in finance and corporate development. From September 2010 to June 2015, he worked for Goldman Sachs, where he served as Vice President and lead equity analyst covering technology companies in the software and hardware industries. Following Goldman Sachs, Mr. Schofield spent 5 years at Uber, from April 2017 to September 2021, in various positions including Director of Investor Relations and Corporate Development. At Uber, Mr. Schofield was one of four Uber representatives for the company’s $8.1 billion IPO roadshow; he also served as a Director of Strategic Finance at Uber. Since December 2022, Mr. Schofield has been serving as the Chief Financial Officer of Welcome Tech, a leading provider of immigrant and hourly employee subscription services. We believe Mr. Schofield is qualified to serve on the Board due to his extensive public market investing and financial experience.

91

SIGNIFICANT EMPLOYEES

Other than our officers and directors, we currently have one other person who became in June 2025 what we consider to be a significant employee:

Michael Kurtzman, General Manager, Vido Business Unit. Michael Kurtzman is a revenue and go-to-market executive with over 15 years of global experience leading start-ups, growth-stage, and Fortune 50 companies to revenue growth from $10 million to over $100 million. His product expertise spans B2B enterprise SaaS platforms, AI, and process automation/improvement across industry segments including healthcare, finance, high tech, media, and education. Most recently Michael served as Board Member and Interim CEO for Violett, Inc. driving product direction to evolve a physical product company into an AI platform enabled by hardware. At Zype (Acquired by Backlight), he served as Chief Revenue Officer leading revenue and go-to-market functions of multiple acquired companies, creating a unified multiple product line video business and growing revenue from $12 million to $25 million in two years. There he merged disparate sales and customer success teams of 70+ employees across 4 continents into a global team and was responsible for all customer-facing functions: sales, customer success, demand generation, business development/partnerships, sales engineering, with dotted line to product. At Panopto (Acquired by private equity Dec 2020), as Senior Vice President, Sales, Michael led a VC-backed SaaS company to triple annual recuring revenue (ARR) from $20 million to $60 million, and a successful exit. As Vice President, Global Sales at Comcast Technology Solutions (via acquisition of the Platform) he expanded SaaS ARR from under $27 million to more than $107 million, while integrating three lines of business.

Role of Board in Risk Oversight

One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not currently have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Company’s audit committee (the “Audit Committee”) has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Company’s audit committee also monitors compliance with legal and regulatory requirements. The Company’s compensation committee (the “Compensation Committee”) assesses and monitors whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. See “Description of Securities-Anti-Takeover Effects of Delaware Law and the Charter.”

Composition of the Board

The Company’s business and affairs is managed under the direction of the Board. The Board currently consists of five members, with Joseph Davy serving as Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to the Company’s management. The Board meets on a regular basis and additionally as required.

In accordance with the terms of the Charter, the Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. The Class I directors are elected to an initial one-year term (and three-year terms subsequently), the Class II directors are elected to an initial two-year term (and three-year terms subsequently) and the Class III directors are elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The Board is divided into the following classes:

●	Class I, which consists of Joseph Davy, whose term will expire at the Company’s first annual meeting of stockholders to be held in 2027;

●	Class II, which consists of Mason Ward, whose term will expire at the Company’s annual meeting of stockholders to be held in 2025; and

●	Class III, which consists of Paula Boggs and Jack Leeney, whose terms will expire at the Company’s third annual meeting of stockholders to be held in 2026.

92

At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in the Company’s control or management. Directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Company entitled to vote at an election of directors, voting together as a single class.

Director Independence

The Board has determined that each of the directors of the Company other than Mr. Davy qualify as independent directors, as defined under the listing rules of Nasdaq (the “Nasdaq listing rules”), and that the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Board Committees and Committee Composition

The Board has four standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee and the mergers and acquisitions committee. Each committee operates under a written charter that has been approved by the Board and satisfies the applicable listing standards of Nasdaq. Written copies of these committee charters may be obtained by contacting our Investor Relations Department at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. These documents are also available on the Corporate Governance section of our website at https://ir.banzai.io/corporate-governance/governance-overview.

The Chair of each committee reviews and discusses the agendas and materials for meetings with senior management in advance of distribution to the other committee members, and reports to the Board on actions taken at each committee meeting. The following table sets forth the current membership of each committee.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Mergers and Acquisitions Committee
Joseph P. Davy	-	-	-	-
Jack Leeney	-	-	✔	✔
Mason Ward	✔	Chair	✔	Chair
Paula Boggs	✔	✔	Chair	-
Kent Schofield	Chair	✔	-	-

Audit Committee

The Audit Committee consists of Kent Schofield, who serves as the chairperson, Mason Ward, and Paula Boggs. Each member qualifies as an independent director under the Nasdaq corporate governance standards, and that each of Ms. Boggs and Mr. Schofield qualifies as independent under the independence requirements of Rule 10A-3 of the Exchange Act. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

93

The Board determined that Mr. Schofield qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq. In making this determination, the Board considered Mr. Schofield: understanding of generally accepted accounting principles and financial statements, ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience in actively supervising one or more persons engaged in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements; understanding of internal control over financial reporting; and understanding of audit committee functions. We are relying on the phase-in exemption provided under Rule 10A-3 of the Exchange Act and the Nasdaq rules. While we believe Mr. Ward may be deemed to own in excess of 10% of our Class A Common Stock, a class of voting securities, as of the date of this prospectus, which would leave him outside the safe harbor provision of SEC Rule 10A-3, Mr. Ward will serve on the Audit Committee under the phase-in exemption referenced above. In accordance with the phase-in exemption, we expect that a majority of the members of our Audit Committee will satisfy the independence standards under the Exchange Act and Nasdaq listing rules within 90 days of the closing of the Business Combination and all members of our Audit Committee will satisfy the independence standards under the Exchange Act and Nasdaq listing rules within 12 months of the Closing of the Business Combination.

The primary purpose of the Audit Committee is to discharge the oversight responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control over financial reporting, and financial statement audits, as well as the quality and integrity of the financial statements and reports and to oversee the qualifications, independence, and performance of our independent registered public accounting firm. The Audit Committee also provides oversight assistance in connection with legal, risk, regulatory, and ethical compliance programs established by management and the Board. Specific responsibilities of the Audit Committee include:

●	helping the Board oversee its corporate accounting and financial reporting processes;

●	reviewing and discussing with management the adequacy and effectiveness of our disclosure controls and procedures;

●	assisting with design and implementation of our risk assessment functions;

●	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing related person transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

●	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The Compensation Committee consists of Mason Ward, who serves as the chairperson, Paula Boggs and Kent. Schofield. Each member is independent under the listing standards of Nasdaq, including Nasdaq’s controlled company exemption which is discussed below, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

94

The primary purpose of the Compensation Committee will be to discharge the responsibilities of the Board in overseeing the Company’s compensation policies, plans, and programs and to review, approve, and/or recommend the compensation to be paid to its executive officers, directors, and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:

●	reviewing and recommending to the Company’s Board the compensation of the Chief Executive Officer and other executive officers;

●	reviewing and recommending to the Board the compensation of the Company’s directors;

●	administering the Company’s equity incentive plans and other benefit programs;

●	reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the Company’s executive officers and other senior management;

●	reviewing and establishing general policies relating to compensation and benefits of the Company’s employees, including the Company’s overall compensation philosophy; and

●	reviewing and evaluating with the Chief Executive Officer the succession plans for the Company’s executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Paula Boggs, who serves as the chairperson, Jack Leeney and Mason Ward. Each member is independent under the listing standards of Nasdaq, including Nasdaq’s controlled company exemption which is discussed below.

Specific responsibilities of the Nominating and Corporate Governance Committee include:

●	identifying, reviewing, and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;

●	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;

●	reviewing with the Chief Executive Officer the plans for succession to the offices of the Company’s executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions;

●	developing and making recommendations to the Board regarding corporate governance guidelines and matters; and

●	overseeing periodic evaluations of the Board’s performance, including committees of the Board.

Mergers and Acquisitions Committee

The Mergers and Acquisitions Committee consists of Mason Ward, who serves as chairperson, and Jack Leeney. Each member is independent under the listing standards of Nasdaq, including Nasdaq’s controlled company exemption which is discussed below, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

95

The committee supports management in evaluating opportunities for mergers and acquisitions in furtherance of the company’s strategy of growth through strategic acquisitions in the following ways:

●	reviewing proposed acquisition candidates for strategic suitability;

●	evaluating and advising management on appropriate consideration and deal structure;

●	identifying potential acquisition opportunities;

●	developing and making recommendations to the Board regarding merger and acquisition strategy for the company;

●	recommending acquisitions to the Board prior for approval prior to entering into binding agreements.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics (the “Code of Conduct”) that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We will provide, without charge, a copy of our Code of Conduct upon written request mailed to the attention of our Investor Relations Department at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Our Code of Conduct is available under the Corporate Governance section of our website at https://ir.banzai.io/corporate-governance/governance-overview.We will post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been during the Company’s last fiscal year one of its officers or employees. None of the Company’s executive officers currently serves, or has served during the last year, as a member of the Board or Compensation Committee of any entity that has one or more executive officers that serve as a member of the Board or Compensation Committee.

Limitation on Liability and Indemnification of Directors and Officers

Our Charter eliminates each director’s liability for monetary damages for breaches of fiduciary duty as a director, except to the extent prohibited by law, unless a director violated his or her duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. The Charter eliminates directors’ liability for monetary damages to the fullest extent permitted by applicable law. Our Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers, and agents and prohibit any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. We believe these provisions in our Charter are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

96

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officer Compensation

Our named executive officers for the fiscal year ended December 31, 2024, consisting of our principal executive officer, principal financial officer and the next two most highly compensated executive officers, were:

Joseph P. Davy, our Chief Executive Officer;

Mark Musburger, our Chief Financial Officer(1);

Simon Baumer, our Chief Technology Officer; and

Ashley Levesque, our Vice President of Marketing(2).

(1)	On May 29, 2024, Ashley Levesque resigned from her position as Vice President of Marketing.

(2)	On June 5, 2024, Mark Musburger resigned from his position as Chief Financial Officer.

2024 Summary Compensation Table

The following table presents the compensation paid or awarded to our named executive officers with respect to the fiscal years ended December 31, 2024 and, to the extent required by SEC disclosure rules, December 31, 2023.

Name and Principal Position	Year	Salary ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)		Total ($)
Joseph P. Davy	2024	$310,417		$529,700	(2)(7)	$—	$12,000	(3)	$852,117
Chief Executive Officer	2023	300,000		—		—	12,000	(3)	312,000
Alvin Yip (6)	2024	220,833	(8)	60,455	(2)(7)	—	—		281,288
Interim Chief Financial Officer	2023	71,250		84,569	(1)	—	—		155,819
Mark Musburger (4)	2024	106,714				—	125,000	(3a)	231,714
Chief Financial Officer	2023	216,000		1,133,105	(1)	—	—		1,349,105
Simon Baumer	2024	291,223		7,425	(2)	—	—		298,648
Chief Technology Officer	2023	241,574		271,920	(1)	—	—		513,494
Ashley Levesque (5)	2024	78,750				—	3,150	(3)	81,900
Vice President of Marketing	2023	180,000		617,768	(1)	—	7,200		804,968

(1)	The amounts disclosed represent the (i) aggregate grant date fair value of the stock options granted to our named executive officers during the fiscal year ended December 31, 2024 under the 2016 Plan Equity Incentive Plan (the “2016 Plan”) (Mr. Musburger, $1,104,209; Mr. Baumer $262,289; Ms. Levesque, $595,294; Mr. Yip, $84,569) and (ii) the incremental cost under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”) associated with a reduction in the exercise price of certain outstanding options that occurred in December 2023 (Mr. Musburger, $28,896; Mr. Baumer, $9,631; Ms. Levesque, $22,474), each computed in accordance ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 19 to our audited consolidated financial statements included in the registration statement of which this prospectus forms a part. This amount does not reflect the actual economic value that may be realized by the named executive officer.
(2)	The amounts disclosed represent the aggregate grant date fair value of the stock options granted to our named executive officers during the fiscal year ended December 31, 2024 under the 2016 (Mr. Davy, $29,700; Mr. Yip, $10,455; and Mr. Baumer, $7,425) Plan computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 19to our audited consolidated financial statements included elsewhere in this Report. This amount does not reflect the actual economic value that may be realized by the named executive officer.
(3)	Consists of Company contributions to the Company’s 401(k) plan.
(3a)	Consists of a retention bonus paid in 2024.
(4)	On June 5, 2024, Mark Musburger resigned from his position as Chief Financial Officer.
(5)	On May 29, 2024, Ashley Levesque resigned from her position as Vice President of Marketing.
(6)	Alvin Yip served as our interim Chief Financial Officer from June 14, 2024 until July2, 2025.
(7)	The amount disclosed represents compensations fair value issued in forms of RSU on grant date (Mr. Davy, $500,000; Mr. Yip, $50,000).
(8)	In December 2024, the Board approved increasing Mr. Yip’s salary to $241,500 per year, effective as of January 1, 2025.

97

Narrative Disclosure to Summary Compensation Table

Non-Equity Incentive Plan Compensation

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our employees to achieve defined performance goals. None of our named executive officers received annual performance-based cash bonuses with respect to the fiscal years ended December 31, 2024 or December 31, 2023.

Equity Grants

To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, Legacy Banzai historically granted equity compensation in the form of stock options. Stock options allow the holder to exercise the stock option and receive shares upon exercise, with the exercise price determined based on the fair market value of a share of common stock at the time of grant.

The stock options granted to our named executive officers vested or will vest in a 25% increment on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the total shares underlying the option award vests in 36 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.

During 2023, Ms. Levesque received option grants with respect to 115,000 shares with an original exercise price of $7.36 per share. On December 6, 2023, the Board approved a repricing of the 2023 option awards granted to Ms. Levesque, reducing the exercise price to $5.15 per share, which, upon the closing of the Business Combination, then increased to $8.38 and at the same time the original option grants reduced to 70,685 shares. The exercise price further increased to $4,190.00 and at the same time the original grants reduced to 142 shares upon completion of the reversed stock split

During 2023, Mr. Baumer received option grants with respect to 50,000 shares with an original exercise price of $7.36 per share. On December 6, 2023, the Board approved a repricing of the 2023 option awards granted to Mr. Baumer, reducing the exercise price to $5.15 per share, which, upon the closing of the Business Combination, then increased to $8.38 and at the same time the original option grants reduced to 30,732 shares. The exercise price further increased to $1,419.00 and at the same time the original grants reduced to 62 shares upon completion of the reversed stock split

During 2023, Mr. Musburger received option grants with respect to 150,000 shares with an original exercise price of $7.36 per share. On December 6, 2023, the Board approved a repricing of the 2023 option awards granted to Mr. Musburger, reducing the exercise price to $5.15 per share, which, upon the closing of the Business Combination, then increased to $8.38 and at the same time the original option grants reduced to 92,196 shares. The exercise price further increased to $4,190.00 and at the same time the original grants reduced to 184 shares upon completion of the reversed stock split

During December 2024, Mr. Joseph Davy received 30,488 shares of RSU grants as for the compensation Bonus of $500,000.00

During December 2024, Mr. Alvin Yip received 3,290 shares of RSU grants as for the compensation Bonus of $50,000.00

98

During 2025, Mr. Simon Baumer received 4,854 shares of RSU grants as for the compensation Bonus of $50,000.00

During 2025, Mr. Alvin Yip received 4,854 shares of RSU grants as for the compensation Bonus of $50,000.00

2025 Compensation Update

In connection with Mr. Ditto’s appointment as Chief Financial Officer in July 2025, the Company and Mr. Ditto entered into an employment offer letter (the “Offer Letter”), which has an effective date of July 2, 2025. Pursuant to the Offer Letter, Mr. Ditto (i) is entitled to receive an annual salary of $275,000 per annum; and (ii) will be eligible to receive an annual incentive cash bonus of $100,000, subject to the achievement of certain goals, the specifics of which will be agreed upon at a later date. In addition to his annual salary, the Company will recommend to the Company’s Board of Directors that Mr. Ditto receive the equivalent of $100,000 in Restricted Stock Units (“RSUs”) of the Company’s common stock. The RSUs will vest quarterly and the last ¼ will become fully exercisable 12 months after they are approved by the Board of Directors. The equity will be subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan.

Outstanding Equity Awards as of December 31, 2024

The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2024.

	OPTION AWARDS (1)					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Issued (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Been Issued ($)
Joseph P. Davy	-	200	-	500.00	5/14/2034	-	-	30,488	500,000
	-	400	-	1,000.00	5/14/2034
	-	600	-	2,500.00	5/14/2034
Simon Baumer	-	50	-	500.00	5/14/2034
	-	100	-	1,000.00	5/14/2034
	-	150	-	2,500.00	5/14/2034
	31	31	-	4,190.00	3/1/2033
	45	17	-	1,385.00	2/15/2032
	53	9	-	1,410.00	7/14/2031
Alvin Yip	7	18	-	4,190.00	12/2/2033
	3	16	-	146.50	5/14/2034
	-	-	-	-	5/14/2034	600	8,790	32,895	48,356

(1)	Each of the equity awards was granted under the 2016 Plan.
(2)	25% of the total shares underlying the option award vest on the one-year anniversary of the vesting commencement date, thereafter 1/48th of the total shares underlying the option award vest in 36 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.

99

Additional Narrative Disclosure

401(k) Plan

We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We make employer contributions under the 401(k) plan and also have the ability to make employer profit sharing contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

Non-Employee Director Compensation

The Board reviews director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors. While none of the non-employee directors received compensation during the fiscal years ended December 31, 2024 or December 31, 2023 for services rendered to the Company, in December 2023, the Company adopted a board of directors’ compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize, and reward directors who contribute to the long-term success of the Company. Under that program, our non-employee directors are eligible to receive the following:

●	Annual base retainer of $100,000, to be paid as determined by the compensation committee;

●	Committee Chair Retainers: Audit Committee, $10,000; Compensation Committee, $5,000; and Nominating and Corporate Governance Committee, $5,000.

●	Committee Member Retainers: Audit Committee, $5,000; Compensation Committee, $2,500; and Nominating and Corporate Governance Committee, $2,500

Our non-employee directors are also reimbursed for their reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings.

100

Disclosure of Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. The sale of any shares under such a plan will be subject to the Lock-Up Agreements, to the extent that the selling director or executive officer is a party thereto.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our chief executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2023 and any currently proposed transactions to which the Company was or is to be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 and one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any of the Company’s directors, executive officers or, to the Company’s knowledge, beneficial owners of more than 5% of the Company’s capital stock, or their immediate family members have had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section of this prospectus titled “Executive and Director Compensation.”

Amended & Restated Registration Rights Agreement

In connection with the Business Combination, on the Closing Date, the Company, the Sponsor and certain securityholders of 7GC and Legacy Banzai entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), which amended and restated that certain Registration Rights Agreement, dated December 22, 2020. The A&R Registration Rights Agreements provides these holders (and their permitted transactions) with the right to require the Company, at the Company’s expense, to register shares of Class A Common Stock that they hold on customary terms for such a Business Combination, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement also provides that the Company pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

In addition, subject to certain exceptions, the A&R Registration Rights Agreement provides for certain restrictions on transfer with respect to the securities of the Company. Such restrictions began upon Closing and end at the earliest of (A) 180 days after the Closing and (B) the first date on which (x) the closing price of Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities, or other property.

101

Lock-up Agreements

In connection with the Business Combination, on the Closing Date, the Company and certain stockholders and executives of Legacy Banzai, including Legacy Banzai’s officers, directors, and certain holders of 10% or more of the outstanding shares of Legacy Banzai Common Stock as of the date of the Merger Agreement, entered into Lock-Up Agreements effective as of the Closing Date (each, a “Lock-Up Agreement”). The terms of the Lock-Up Agreements provide that such signatory stockholders agree not to, without the prior written consent of the Company (subject to certain exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Act and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by him, her, or it immediately after the Closing, any shares of Common Stock issuable upon the exercise of options to purchase shares, or any securities convertible into or exercisable or exchangeable for Common Stock held by him, her, or it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the Closing Date.

Share Transfer Agreements

On December 13, 2023, in connection with the Business Combination, 7GC and the Sponsor entered into a share transfer agreement (the “December Share Transfer Agreement”) with Alco, pursuant to which for each $500.00 in principal borrowed under the New Alco Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive three shares of Class A Common Stock, in each case, at (and contingent upon) the Closing, with such forfeited and issued shares capped at an amount equal to 1,200. On October 3, 2023 and November 16, 2023, 7GC, the Sponsor, and Alco also entered into share transfer agreements, pursuant to which the Sponsor agreed to forfeit an aggregate of 450 shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive 450 shares of Class A Common Stock at (and contingent upon) the Closing (such share transfer agreements together with the December Share Transfer Agreement, the “Share Transfer Agreements”). Alco is subject to a 180-day lock-up period with respect to such shares of Class A Common Stock pursuant to the Share Transfer Agreements, subject to customary exceptions. Additionally, in connection with the December Share Transfer Agreement, (a) Legacy Banzai issued the New Alco Note to Alco in the aggregate principal amount of $2.0 million, which bears interest at a rate of 8% per annum and will be due and payable on December 31, 2024, and (b) Legacy Banzai, Alco, and the Lender agreed to amend that certain Subordinated Promissory Note issued by Legacy Banzai to Alco on September 13, 2023 in the aggregate principal amount of $1.5 million to extend the maturity date from January 10, 2024 to September 30, 2024. Immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration an aggregate of 1,650 shares of the class B common stock of 7GC and (ii) the Company issued to Alco 1,650 shares of Class A Common Stock pursuant to the Share Transfer Agreements.

7GC Related Party Transactions

Related Party Loans

In connection with the extension of 7GC’s deadline to consummate an initial business combination, on December 21, 2022, 7GC issued to the Sponsor an unsecured promissory note, dated as of December 21, 2022 (the “2022 Promissory Note”), which provided for borrowings from time to time of up to an aggregate of $2.3 million. On October 3, 2023, 7GC also issued to the Sponsor an unsecured promissory note, dated as of October 3, 2023 (the “2023 Promissory Note,” and together with the 2022 Promissory Note, the “7GC Promissory Notes”), which provided for borrowings from time to time of up to an aggregate of $500,000.

Upon the Closing of the Business Combination, the 7GC Promissory Notes became payable, and the Sponsor gained the option, but not the obligation, to convert the principal balance of the 7GC Promissory Notes, in whole or in part, into shares of Class A Common Stock (the “Converted Shares”) equal to the principal amount of the 7GC Promissory Notes so converted divided by $500.00. On December 12, 2023, in connection with the Business Combination, the Sponsor and 7GC amended the optional conversion provision of the 7GC Promissory Notes to provide that the Sponsor has the right to elect to convert up to the full amount of the principal balance of the 7GC Promissory Notes, in whole or in part, 30 days after the Closing at a conversion price equal to the average daily VWAP of Class A Common Stock for the 30 trading days following the Closing. Pursuant to these amended terms, each of the 7GC Promissory Notes was converted in full on February 2, 2024, resulting in the issuance to the Sponsor of an aggregate of 1,781 shares of our Class A Common Stock.

102

Administrative Support Agreement

As of December 31, 2024, the Company had accrued a total of approximately $40,000 related to office space, utilities, and secretarial and administrative support services, incurred by our predecessor, 7GC.

Legacy Banzai Related Party Transactions

Convertible Note Financing

Beginning in July 2022, Legacy Banzai issued convertible promissory notes (the “2022 Notes”) to certain accredited investors in an aggregate principal amount of approximately $6.0 million (of which $4.2 million was issued to related parties). The 2022 Notes accrued interest at a rate of 8% per annum. During the year ended December 31, 2023, Legacy Banzai issued additional convertible promissory notes to certain accredited investors in an aggregate principle amount of approximately $4.0 million (of which $2.6 million was issued to related parties) under the same terms of the 2022 Notes (together with the 2022 Notes, the “Legacy Banzai Notes”). The Legacy Banzai Notes, including principal and interest, converted into shares of our Class A Common Stock in connection with the Closing of the Business Combination.

The table below sets forth the aggregate principal amount of Legacy Banzai Notes issued to Legacy Banzai’s related parties:

Stockholder	Aggregate Principal Amount
Entities Affiliated with DNX Partners (1)	$1,500,000
Alco (2)	$5,100,538
William Bryant (3)	$33,000
Mason Ward (4)	$150,000

(1)	Consists of (i) a 2022 Note issued to DNX III in the principal amount of $717,000 (ii) a 2022 Note issued to DNX Japan III in the principal amount of $258,000, (iii) a 2022 Note issued to DNX S-III in the principal amount of $25,000, (iv) a 2022 Note issued to DNX III in the principal amount of $358,500, (v) a 2022 Note issued to DNX Japan III in the principal amount of $129,000, (vi) a 2022 Note issued to DNX S-III in the principal amount of $12,500 ((i)-(iii) together, the “2022 DNX Notes”, (iv)-(vi) together, the “2023 DNX Notes” and, the 2022 DNX Notes and the 2023 DNX Notes, together, the “DNX Notes”). The 2022 DNX Notes were issued in on July 1,2022 and the 2023 DNX Notes were issued on May 11, 2023.

(2)	Consists of (i) a 2022 Note issued to Alco in the principal amount of $1,000,000 on July 1, 2022, (ii) a 2022 Note issued to Alco in the principal amount of $2,100,538.22 on July 19, 2022, (iii) a 2023 Note issued to Alco in the principal amount of $1,500,000 on March 8, 2023 and (iv) a 2023 Note issued to Alco in the principal amount of $500,000 on May 10, 2023.

(3)	Consists of (i) a 2023 Note issued to William Bryant in the principal amount of $33,000 on June 6, 2023. William Bryant resigned as one of our directors on September 9, 2024.

(4)	Consists of (i) a 2022 Note issued to Mason Ward in the principal amount of $50,000 on July 28, 2022, (ii) a 2022 Note issued to Mason Ward in the principal amount of $50,000 on September 2, 2022, and (iii) a 2023 Note issued to Mason Ward in the principal amount of $50,000 on June 14, 2023.

103

Promissory Notes

On August 30, 2023, the Company issued the Alco August Promissory Note in the aggregate principal amount of $150,000 to Alco. Alco held approximately 5% of the issued equity of the Company, through its ownership of Series A Preferred Stock, for all periods presented. The Alco August Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on the earlier of August 29, 2024 and the closing of the next transaction in which the Company sells for cash any of its equity securities (i) with net proceeds of greater than $4,000,000 or (ii) pursuant to which the note holder acquires equity securities in an amount not less than the then-outstanding balance of the Alco August Promissory Note, as amended on May 30, 2024; such amendment also provides the holder with a purchase right should the company conduct an offering while the Alco August Promissory Note is outstanding.

On September 13, 2023, the Company issued the Alco September Promissory Note in the aggregate principal amount of up to $1,500,000 to Alco. The Alco September Promissory Note bears interest at a rate of 8% per annum. In December 2023, the Alco September Promissory Note was amended pursuant to the Alco September Promissory Note Amendment to extend the maturity date to September 30, 2024.

On November 16, 2023, the Company issued the Alco November Promissory Note in the aggregate principal amount of up to $750,000 to Alco. The Alco November Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on the earlier of August 29, 2024 and the closing of the next transaction in which the Company sells for cash any of its equity securities (i) with net proceeds of greater than $4,000,000 or (ii) pursuant to which the note holder acquires equity securities in an amount not less than the then-outstanding balance of the Alco November Promissory Note, as amended on May 30, 2024; such amendment also provides the holder with a purchase right should the company conduct an offering while the Alco August Promissory Note is outstanding. As of December 31, 2023, $750,000 of principal and $7,397 of accrued interest is outstanding under the Alco November Promissory Note recorded in note payable-related party on the consolidated balance sheets.

On December 13, 2023, the Company issued a subordinate promissory note (“Alco December Promissory Note”) in the aggregate principal amount of up to $2,000,000 to Alco. The Alco December Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on December 31, 2024. As of December 31, 2023, $2,000,000 of principal and $7,890 of accrued interest is outstanding under the Alco December Promissory Note recorded in note payable-related party on the consolidated balance sheets.

As of the date hereof, none of the Alco notes described above remain outstanding; all have been converted into equity.

Related Person Transactions Policy

The Company is in the process of formally adopting a written related person transactions policy. The Board has historically identified, reviewed and approved any transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in Banzai or any of its subsidiaries and related persons are, were or would be participants, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the Board.

Under the policy, a related person is any executive officer, director, nominee to become a director or a security holder known by us to beneficially own more than 5% of any class of our voting securities (a “significant stockholder”), including any of their immediate family members and affiliates, including entities controlled by such persons or such person has a 5% or greater beneficial ownership interest.

104

Each director and executive officer shall identify, and we shall request each significant stockholder to identify, any related person transaction involving such director, executive officer or significant stockholder or his, her or its immediate family members and inform the Chair of our Audit Committee pursuant to this policy before such related person may engage in the transaction. Each related person transaction must be reviewed and approved in accordance with our related party transactions policy either by the Audit Committee or, if the Audit Committee determines that the approval of such related party transaction should be considered by all of the disinterested, independent members of the Board, by the disinterested, independent members of the Board by the vote of a majority thereof.

In considering related person transactions, our Audit Committee or the disinterested, independent members of the Board, as the case may be, take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the size of the transaction and the amount payable to a related party;

●	the nature of the interest of the related party in the transaction;

●	whether the transaction may involve a conflict of interest;

●	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and

●	any other information regarding the related party transaction or related party that would be material to investors in light of the circumstances of the transaction.

Our Audit Committee or the disinterested, independent members of the Board, as the case may be, shall approve only those related party transactions that they determine in good faith, based on all of the relevant information available to them, are in the best interests of the Company and our stockholders.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our Class A Common Stock and Class B Common Stock as of October 22, 2025 for:

●	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

●	each of our named executive officers;

●	each of our directors; and

●	all directors and named executive officers as a group.

Beneficial ownership of our Common Stock is determined in accordance with the rules of the SEC and generally includes voting and investment power with respect to the securities. Except as otherwise provided by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock used to calculate the percentage ownership of each listed person includes the shares of Common Stock underlying options or warrants or convertible securities held by such persons that are currently exercisable or convertible within 60 days of October 22 , 2025, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership as set forth below is based on our review of our record stockholders list and public ownership reports filed by certain stockholders of the Company and may not include certain securities held in brokerage accounts or beneficially owned by the stockholders described below.

105

Percentage of beneficial ownership is based on 5,954,341 shares of Class A Common Stock and 231,114 shares of Class B Common Stock outstanding as of October 22, 2025

	Class A Common Stock			Class B Common Stock		% Total Voting
Name and Address of Beneficial Owner†	Shares	%		Shares	%	Power††
Directors and Named Executive Officers:
Jack Leeney (1)	300	*	%	—	—	*	%
Joseph Davy (2)	479	*	%	231,114	100%	27.97%
Simon Baumer (3)	7,565	*	%	—	—	*	%
Mason Ward (4)	359	*	%	—	—	*	%
Paula Boggs (5)	337	*	%	—	—	*	%
Dean Ditto (6)	8.090	*	%	—	—	*	%
Kent Schofield (7)	2,310	*	%	—	—	*	%

All Directors and Executive Officers of the Company as a Group (7 Individuals)	19,440	*	%	231,114	100%	28.20%

Five Percent or Greater Holders:
FE IV OR Aggregator, LLC(8)	1,226,624	17.20%		—	—	12.99%

*	Less than 1%.

†	Unless otherwise noted, the business address of each of the following persons is c/o Banzai International, Inc., 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110.
††	Each share of Class A Common Stock entitles its holders to one vote per share; each share of Class B Common Stock entitles its holder to ten votes on all matters presented to our stockholders generally. As a result, percentage of voting power is based on 8,265,481 total votes.

(1)	Consists of 300 shares of Class A Common Stock held directly by Jack Leeney.

(2)	Consists of 5 shares of Class A Common Stock, options to purchase 474 shares of Common Stock exercisable within 60 days of October 22 2025 and 231,114 shares of Class B Common Stock. Each share of Class B Common Stock entitles its holder to ten votes on all matters presented to our stockholders generally, which has the effect of concentrating the majority of the aggregate voting power of our Common Stock with Mr. Davy (approximately 27.97% of the aggregate voting power as of October 22, 2025).

(3)	Consists of options to purchase 7,565 shares of Common Stock exercisable within 60 days of October 22 2025.

(4)	Consists of 359 shares of Class A Common Stock held directly by Mason Ward.

(5)	Consists of 337 shares of Class A Common Stock held directly by Paula Boggs.

(6)	Consists of options to purchase 8,090 shares of Common Stock exercisable within 60 days of October 22, 2025

(7)	Consists of 2,310 shares of Class A Common Stock held directly by Kent Scofield.

(8)

Includes (i) 49,996 shares of Class A common stock held by FE IV OR Aggregator, LLC (“FE Aggregator”) and (ii) 1,176,628 shares of Class A common stock issuable upon the exercise of Pre-Funded Warrants held by FE Aggregator. FE Aggregator’s right to exercise Pre-Funded Warrants at any particular time is subject to the Beneficial Ownership Limitation described above, however, for purposes of the second column of the above table, all shares of Class A common stock underlying the Pre-Funded Warrants have been included. As the manager, of FE Aggregator, Frederick N. Coulson, IV may be deemed to have voting and dispositive power over the shares of Class A common stock held by FE Aggregator. The address of FE Aggregator and Mr. Coulson is 4801 Main Street, Suite 700, Kansas City, MO 64112.

106

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale from time to time of any or all of the shares of Common Stock that may be issued upon the exercise of the Pre-Funded Warrants and Warrants we issued pursuant to the Purchase Agreement dated as of September 24, 2024. For additional information regarding the issuance of Common Stock covered by this prospectus, see the Prospectus Summary - Recent Wainwright Private Financing section above.

We are registering the shares of common stock pursuant to the provisions of the Registration Rights Agreement we entered into on September 24, 2024 in order to permit the investor to offer the shares of Common Stock for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, the investor has not had any material relationship with us within the past three years.

The following table sets forth:

●	the name of the Selling Securityholder;

●	the number of our Shares of Common Stock that the Selling Securityholder beneficially owned prior to the Offering for resale of the shares under this prospectus;

●	the maximum number of our Shares of Common Stock that may be offered for resale for the account of the Selling Securityholders under this prospectus; and

●	the number and percentage of our Shares of Common Stock beneficially owned by the Selling Securityholder after the Offering of the shares (assuming all of the offered shares are sold by the Selling Securityholders), is based on 22,710,739 shares of Common Stock outstanding immediately prior to the reverse stock split or 2,271,129 shares of Common stock outstanding immediately after the split as of the date hereof; as stated previously, these figures do not include:

Except as set forth in the footnotes to the table below, none of the Selling Securityholders is a broker dealer or an affiliate of a broker dealer. None of the Selling Securityholders has any agreement or understanding to distribute any of the shares being registered.

Each Selling Securityholder and any of their pledgees, assignees, transferees and successors-in-interest may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Securityholders will sell all of the shares offered for resale. A Selling Securityholder is under no obligation, however, to sell any shares pursuant to this prospectus.

107

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold(2)	Number of Shares of Common Stock Owned After Offering(3)	Percentage Ownership After Offering (4)
Armistice Capital, LLC (5)	392,941	392,941	0	*
Noam Rubinstein(6)	2,780	2,780	0	*
Charles Worthman(6)	882	882	0	*
Michael Vasinkevich(6)	5,658	5,658	0	*
Craig Schwabe(6)	298	298	0	*

*	Represents beneficial ownership of less than one percent of our outstanding shares (assuming all of the offered shares are sold by the Selling Securityholders).
(1)	For the purpose of this selling securityholder table only, the Offering refers to the resale of the Shares of Common Stock by each Selling Securityholder listed above.
(2)	Consists of (i) 117,647 shares of Class A Common Stock underlying Series A Warrants, with an exercise price of $25.00 per share; (ii) 117,647 shares of Class A Common Stock underlying Series B Warrants, with an exercise price of $25.00 per share; and (iii) 117,647 shares of Class A Common Stock underlying Pre-Funded Warrants, with an exercise price of $0.01 per share. The holder of the Pre-Funded Warrants and the Warrants may not exercise any portion of such holder’s Pre-Funded Warrants or Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.
(3)	Since we do not have the ability to control how many, if any, of their shares each of the Selling Securityholders will sell, we have assumed that the Selling Securityholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the Offering.
(4)	All percentages have been rounded up to the nearest one hundredth of one percent.
(5)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(6)	Each of these Selling Stockholders is affiliated with the Placement Agent, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and each has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of Class A Common Stock issuable upon exercise of Placement Agent Warrants, which were received as compensation in connection with the Purchase Agreement dated as of September 24, 2024. Each of these Selling Stockholders acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, each of these Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

108

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to have this registration statement declared effective as promptly as practical, and in any event no later than forty-five (45) days following the date of the Registration Rights Agreement (or seventy-five (75) days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC) and to keep it effective until the date that all shares covered by this Registration Statement (i) have been sold, hereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

109

SHARES ELIGIBLE FOR FUTURE SALE

Lock-Up Agreement

In connection with the Business Combination, on the Closing Date, the Company and certain stockholders and executives of Legacy Banzai, including Legacy Banzai’s officers, directors, and certain holders of 10% or more of the outstanding shares of Legacy Banzai Common Stock as of the date of the Merger Agreement, entered into Lock-Up Agreements effective as of the Closing Date (each, a “Lock-Up Agreement”). The terms of the Lock-Up Agreements provide that such signatory stockholders agree not to, without the prior written consent of the Company (subject to certain exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Act and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by him, her, or it immediately after the Closing, any shares of Common Stock issuable upon the exercise of options to purchase shares, or any securities convertible into or exercisable or exchangeable for Common Stock held by him, her, or it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the closing date of the Business Combination.

Shares Registered for Resale

In addition to the shares being registered with this prospectus, Banzai filed the following registration statements:

●	Form S-1 (File No. 333-276307) with the SEC for purposes of registering the resale from time to time of up to 30,309 shares of Common Stock, which was declared effective on February 14, 2024.

●	Form S-1 (File No. 333-282232) with the SEC for purposes of registering for resale from time to time up to 2,500,000 shares of Common Stock, which was declared effective on September 26, 2024.

●	Form S-1 (File No. 333-278871) with the SEC for purposes of registering the resale from time to time of up to 352,941 shares of Common Stock, which was declared effective on May 21, 2024.

●	Form S-1 (File No. 333-282306) with the SEC for purposes of registering the resale from time to time of up to an aggregate of 492,506 shares of Common Stock, which was declared effective on October 10, 2024.

●	Form S-1 (File No. 333-282680) with the SEC for purposes of registering the resale from time to time of up to 87,737 shares of Common Stock, which was declared effective on November 12, 2024.

●	Form S-3 (File No. 333-288935) with the SEC for purposes of registering the resale from time to time of up to 1,502,826 shares of Common Stock, which was declared effective on August 8, 2025.

●	Form S-3 (File No. 333-) with the SEC for purposes of registering the resale from time to time of up to 9,004,003 shares of Common Stock, which was declared effective on August 8, 2025.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Banzai at the time of, or at any time during the three months preceding, a sale and (ii) Banzai is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Banzai was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock or Banzai Warrants for at least six months but who are affiliates of Banzai at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Common Stock then outstanding; or

●	the average weekly reported trading volume of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

110

Sales by affiliates of Banzai under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Banzai.

Restrictions on the Use of Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Business Combination, we are no longer a shell company. Accordingly, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Rule 701

Rule 701 under the Securities Act generally allows a stockholder who purchases shares of Banzai capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of Banzai during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of Banzai to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the applicable lock-up period expires.

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of the Company’s securities does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Charter, the Bylaws and applicable law. The applicable provisions of the Charter and the Bylaws that are filed with the registration statement of which this prospectus forms a part should be read carefully and in their entirety.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 350,000,000 shares, consisting of 250,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B Common Stock, and 75,000,000 shares of Preferred Stock.

Common Stock

Class A Common Stock

Voting rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class A Common Stock are not entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

111

Dividend rights. Subject to the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property of the Company as may be declared and paid from time to time by the Board out of any of our assets legally available therefor.

Rights upon liquidation. Subject to applicable law and the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Other rights. No holder of Class A Common Stock is entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to Class A Common Stock. The rights, preferences, and privileges of holders of Class A Common Stock are subject to those of the holders of any shares of the Preferred Stock that the Company may issue in the future.

Class B Common Stock

Issuance of Class B Common Stock. Shares of Class B Common Stock may be issued only to, and registered in the name of, Mr. Davy and any entities wholly-owned (directly or indirectly) by Mr. Davy, or any trust for the benefit of Mr. Davy, or of which Mr. Davy is a trustee or has sole or shared voting power such that Mr. Davy has Voting Control (as defined in the Charter) over the shares held therein; provided that, in each case, Mr. Davy has sole dispositive power and the exclusive right to direct the voting of all of the shares of Class B Common Stock held by such entity and the transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to Mr. Davy (collectively, “Permitted Class B Owners”).

Voting rights. Each holder of Class B Common Stock is entitled to 10 votes for each share of Class B Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class B Common Stock are not entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property of the Company as may be declared and paid from time to time by the Board out of any of our assets legally available therefor.

Rights upon liquidation. Subject to applicable law and the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

112

Transfers. Pursuant to the Charter, holders of shares of Class B Common Stock are generally restricted from transferring such shares, other than to a Permitted Class B Owner or in connection with a divorce or domestic relations order or decree.

Conversion. Each share of Class B Common Stock will be (1) automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer (as defined in the Charter) of such shares of Class B Common Stock, except for a Permitted Transfer (as defined in the Charter) and (2) subject to conversion into an equal number of fully paid and nonassessable shares of Class A Common Stock at the determination of the Board 90 days after the earliest date (the “Termination Anniversary Date”) that any of the following conditions are satisfied: (i) Mr. Davy’s employment as Chief Executive Officer being terminated for cause or due to death or permanent disability; (ii) Mr. Davy resigns (other than for good reason) as the Chief Executive Officer of the Company; or (iii) Mr. Davy no longer serves as a member of the Board. In the event that Mr. Davy is reinstated as the Chief Executive Officer of the Company or is reelected or reappointed to serve as a member of the Board prior to the Termination Anniversary Date (each, a “Reset Event”), then the shares of Class B Common Stock will not be converted pursuant to clause (2) unless and until the ninety-day anniversary of the date that any of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Termination Anniversary Date will extend until the ninety-day anniversary of the date that any of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary. In addition, upon delivery by Mr. Davy of written notice (a “Conversion Notice”) to the Company at any time requesting the conversion of all or a portion of the shares of Class B Common Stock held by Mr. Davy, the Company shall, without further action on the part of the Company or any holder of shares of Class B Common Stock, be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock (a “Voluntary Conversion”). The election by the Founder to effect a Voluntary Conversion shall be irrevocable.

Other rights. No holder of Class B Common Stock is entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to Class A Common Stock. The rights, preferences, and privileges of holders of the shares of Class B Common Stock are subject to those of the holders of any shares of the Preferred Stock that the Company may issue in the future.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of Class A Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.

Warrants

Series A Warrants, Series B Warrants, Placement Agent Warrants, Warrants and Pre-Funded Warrants

See, “Prospectus Summary – Recent Wainwright Private Financing” & “Prospectus Summary - Recent Developments - Alco and CP BF Registration”

Notes

See, “Prospectus Summary – Recent Developments - Alco and CP BF Registration”

Public Stockholder Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $5,750.00 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination (January 13, 2024) (subject to certain exceptions). Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time.

113

Redemption of Public Warrants When the price per Share of Class A Common Stock Equals or Exceeds $9,000.00.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price per share of Class A Common Stock equals or exceeds $9,000.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “- Warrants-Public Stockholder Warrants-Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price per share of Class A Common Stock may fall below the $9,000.00 redemption trigger price (as adjusted for certain adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “-Warrants-Public Stockholder Warrants-Anti-dilution Adjustments”) as well as the $5,750.00 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures

A holder of a Public Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable per share of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price per share of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

114

In addition, if the Company, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares issuable on exercise of each Public Warrant) does not exceed $0.50, then the Public Warrant price shall be decreased, effective immediately, by the amount of cash and/or fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes warrant value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

115

The Public Warrants were issued in registered form under the Warrant Agreement. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of the shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by holders of Class A Common Stock.

GEM Warrant

The GEM Warrant entitles GEM to purchase up to 1,657 shares of Class A Common Stock at an exercise price of $3,407.25 per share. The exercise price will be adjusted to 105% of the then-current exercise price if on December 15, 2024, the GEM Warrant has not been exercised in full, and the average closing price per share of Class A Common Stock for the 10 trading days preceding December 15, 2024 is less than 90% of the then-current exercise price. GEM may exercise the GEM Warrant at any time and from time to time until December 15, 2026.

The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of shares of Class A Common Stock for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of Class A Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of Class A Common Stock, or securities convertible into or exercisable or exchangeable for, shares of Class A Common Stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such Class A Common Stock or other securities. The issuance of shares of Class A Common Stock in this offering may cause such an adjustment in the exercise price of the GEM Warrant.

If the per share market value of one share of Class A Common Stock is greater than the then-current exercise price, then GEM will have the option to exercise the GEM Warrant on a cashless basis and receive a number of shares of Class A Common Stock equal to (x) the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, less (y) the product of the then-current exercise price and the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, divided by the per share market value of one share of Class A Common Stock.

The GEM Warrant is subject to a restriction on exercise of the GEM Warrant such that the GEM Warrant may not be exercised if such exercise would result in the beneficial ownership of the holder and its affiliates in excess of 9.99% of the then-issued and outstanding shares of Class A Common Stock.

Debt

Senior Convertible Notes

On February 19, 2021, Legacy Banzai issued the First Senior Convertible Note in an aggregate principal amount of $1.5 million to CP BF in connection with the Loan Agreement. On October 10, 2022, the Loan Agreement was amended, whereby CP BF waived payment by Banzai of four months of cash interest with respect to the term loan under the Loan Agreement in replacement for the Second Senior Convertible Note in an aggregate principal amount of $321,345. On August 24, 2023, Legacy Banzai and CP BF entered into the Forbearance Agreement, in connection with which they agreed to amend and restate the Senior Convertible Notes so that they would not convert at the Closing of the Business Combination as a “Change of Control.”

116

After the Closing, the Senior Convertible Notes became convertible, at CP BF’s option on 5 days’ written notice to the Company, into shares of Class A Common Stock. The Senior Convertible Notes provide that, at all times after a SPAC Transaction (as defined in the Senior Convertible Notes), the conversion price for any such conversion is $2,174.30 per share.

The terms of the Senior Convertible Notes provide that the conversion price of the Senior Convertible Notes is subject to adjustment to account for increases or decreases in the number of outstanding shares of the Company’s capital stock resulting from stock splits, reverse stock splits, consolidations, combinations, reclassifications, and dividends on capital stock payable in capital stock. In the event the Company issues dividends on capital stock payable in cash, the Senior Convertible Notes entitle the holder to receive upon conversion, a dividend or other distribution in an amount equal to the amount the holder would have received if all outstanding principal and accrued but unpaid interest had been converted into Class A Common Stock on the date of such event, in accordance with the terms of the Senior Convertible Notes.

The Senior Convertible Notes accrue paid-in-kind interest on the unpaid principal balance at a rate equal to 15.5% per annum, compounding monthly, subject to an increase to 20.0% upon an event of default as described in the Senior Convertible Notes, and have a maturity date of February 19, 2025.

The Senior Convertible Notes are subject to a restriction on conversion such that the principal of the Senior Convertible Notes may not be converted if such conversion would result in the beneficial ownership of CP BF and its affiliates in excess of 19.99% of shares of Common Stock outstanding immediately after giving effect to the conversion (provided that such beneficial ownership limitation shall be 9.99% with respect to any holder other than CP BF and such holder’s affiliates).

GEM Promissory Note

The GEM Promissory Note has an aggregate amount of $1.0 million, with principal on the GEM Promissory Note, together with all accrued but unpaid interest on such principal amount, to be paid to GEM, in cash, in monthly payments of $100,000 on the first day of each month, beginning on March 1, 2024 with the final payment to be made on December 1, 2024. At any time and from time to time, the Company may prepay in whole or in part, without premium or penalty, the outstanding principal amount of the GEM Promissory Note, together with all accrued but unpaid interest on such principal amount up to the date of prepayment.

The GEM Promissory Note provides that, in the event that the Company fails to make a monthly payment when due, then on or before the fifth trading day after the payment due date, such monthly payment amount shall convert into the right of GEM to receive, and obligation of the Company to issue, an amount of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP for the trading day immediately preceding the payment due date.

Yorkville Promissory Notes

On December 14, 2023, 7GC, Legacy Banzai and Yorkville entered into the Original SEPA and, on February 5, 2024, the Company and Yorkville entered into the Supplemental SEPA Agreement, pursuant to which, subject to certain conditions, the Company has the option, but not the obligation, to sell to Yorkville, and Yorkville must subscribe for, an aggregate amount of up to $100 million of Class A Common Stock, at the Company’s request any time during the commitment period (all as further described below under “- Yorkville SEPA”.

117

Pursuant to the SEPA, Yorkville advanced to the Company the Pre-Paid Advance in a principal amount equal to $4.5 million, which amount is evidenced by promissory notes convertible into shares of Class A Common Stock. The first Pre-Paid Advance in a principal amount of $2.0 million (less a 10% discount) was advanced at the Closing and was evidenced by issuance by the Company on December 14, 2023 to Yorkville of the First Yorkville Promissory Note having a principal amount of $2.0 million, the Second Tranche of $1.0 million (less a 10% discount) was advanced on February 5, 2024 and is evidenced by the issuance by the Company on February 5, 2024 of the Second Yorkville Promissory Note having a principal amount of $1.0 million and the Third Tranche of $1.5 million (less a 10% discount) was advanced on March 26, 2024 and is evidenced by the issuance by the Company on March 26, 2024 to Yorkville of the Third Promissory Note having a principal amount of $1.5 million.

The Yorkville Promissory Notes shall be convertible by Yorkville into shares of Class A Common Stock at an aggregate purchase price based on a price per share equal to the lower of (a) the Fixed Price of $103.83 per share or (b) the Variable Price of 90% of the lowest daily VWAP of the shares of Class A Common Stock on The Nasdaq Global Market during the ten trading days immediately prior to each conversion, but which Variable Price shall not be lower than the Floor Price then in effect. The “Floor Price” is $5.00 per share (subject to adjustment from time to time). Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than five (5) trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the shares of Class A Common Stock is less than $103.83 (subject to adjustment from time to time, the “Fixed Price”).

The Yorkville Promissory Notes accrue interest on the outstanding principal balances at an annual rate equal to 0%, subject to an increase to 18% upon an event of default as described in the Yorkville Promissory Notes.

The Yorkville Promissory Notes each mature on June 14, 2024, which maturity is expected to be extended to the date that is 120 days after the repayment of a portion of the Yorkville Promissory Notes described under the heading “Summary-Recent Developments” in this prospectus is completed and which maturity may be extended at the option of the holder.

Within seven trading days of an Amortization Event (as defined in the Yorkville Promissory Notes), the Company will be obligated to make monthly cash payments in an amount equal to the sum of (i) $1.0 million of principal of the Yorkville Promissory Notes (or the outstanding principal if less than such amount) (the “Amortization Principal Amount”), plus (ii) a payment premium of 10% in respect of such Amortization Principal Amount, plus (iii) accrued and unpaid interest thereunder. The obligation of the Company to make monthly prepayments shall cease (with respect to any payment that has not yet come due) if at any time after an Amortization Event (a) the Company reduces the Floor Price to an amount no more than 75% of the closing price of the shares of Class A Common Stock on the trading day immediately prior to such reset notice (and no greater than the initial Floor Price), or (b) the daily VWAP is greater than the Floor Price for a period of ten consecutive trading days, unless a subsequent Amortization Event occurs.

Yorkville SEPAs

On December 14, 2023, the Company entered into the SEPA with Yorkville, pursuant to which Yorkville has committed to purchase up to $100 million of Class A Common Stock, subject to certain limitations and conditions set forth in the SEPA, including certain beneficial ownership limitations, at our request any time pursuant to Advance Notices delivered by the Company any time during the commitment period terminating on the 36-month anniversary of the Original SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes, (y) there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act of the shares of Class A Common Stock to be issued pursuant to such Advance Notice, and (z) the Company complies with other customary conditions precedent.

At any time during the Commitment Period and provided that a balance under a Yorkville Promissory Note is outstanding, Yorkville may, by providing an Investor Notice to the Company, require the Company to issue and sell shares to Yorkville as set out in the relevant Investor Notice, subject to certain limitations as set forth in the SEPA. The purchase price of the shares delivered pursuant to an Investor Notice shall be equal to the Conversion Price and shall be paid by offsetting the amount of the aggregate purchase price to be paid by Yorkville against an equal amount outstanding under the Promissory Note.

118

Otherwise, Class A Common Stock to be issued to Yorkville from time to time under the SEPA will be issued at one of two pricing options, at the election of the Company. Under Pricing Option 1, the Company will sell Class A Common Stock at 95% of the VWAP of Class A Common Stock during the period commencing (i) if submitted to Yorkville prior to 9:00 a.m. Eastern Time on a trading day, the open of trading on such day or (ii) if submitted to Yorkville after 9:00 a.m. on a trading day, upon receipt by the Company of written confirmation of acceptance of such Advance Notice by Yorkville (or the open of regular trading hours, if later), and which confirmation shall specify such commencement time, and, in either case, ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice. Under Pricing Option 2, the Company will sell Class A Common Stock at 96% of the lowest daily VWAP of Class A Common Stock during the period commencing (i) if submitted to Yorkville prior to 9:00 a.m. Eastern Time, the three consecutive trading days commencing on the date of the Advance Notice or (ii) if submitted to Yorkville after 9:00 a.m. Eastern Time, the three consecutive trading days commencing on the trading day immediately following the date of the Advance Notice.

The Company’s ability to deliver Advance Notices to Yorkville is subject to the satisfaction or waiver of certain conditions.

The SEPA does not require Yorkville to subscribe for or acquire any shares of Class A Common Stock under the SEPA if those shares of Class A Common Stock, when aggregated with all other shares of Class A Common Stock acquired by Yorkville under the SEPA, would result in Yorkville beneficially owning more than 9.99% of the then outstanding shares of Class A Common Stock.

On May 22, 2024, the Company entered into an Amended and Restated Debt Repayment Agreement (the “Amended Debt Repayment Agreement”) with Yorkville with respect to the unsecured promissory note in the principal amount of $2,000,000 issued to Yorkville on December 14, 2023 (the “December Promissory Note”) and the unsecured promissory note in the principal amount of $1,500,000 issued to Yorkville on March 26, 2024 (the “March Promissory Note,” together with the December Promissory Note, the “Promissory Notes”). The Amended Debt Repayment Agreement amends and restates the Debt Repayment Agreement, dated as of May 3, 2024, by and between the Company and Yorkville. The Company issued the Promissory Notes pursuant to a Standby Equity Purchase Agreement, dated as of December 14, 2023, by and among Yorkville and the Company, as amended from time to time (the “SEPA”). As of the date hereof, the Promissory Notes have been fully repaid.

Under the Amended Debt Repayment Agreement, Yorkville agreed that, after the Company completed the Best Efforts Offering and repaid an aggregate of $750,000 outstanding under the Promissory Notes from the proceeds of such offering (the “Repayment Amount”), Yorkville will not to deliver to the Company any Investor Notice (as defined in the SEPA) and will not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on May 28, 2024 and ending on August 26, 2024; provided that the Company will seek any consents necessary to allow Yorkville to issue Investor Notices or exercise its right to convert the remainder of the amount outstanding under the Promissory Notes after a period of 60 days following the closing of the Best Efforts Offering. Under the Amended Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to September 25, 2024, and to satisfy the $75,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Class A Common Stock.

Termination of the SEPA

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earlier to occur of:

●	the first day of the month next following the 36-month anniversary of the date of the SEPA, provided that if a Yorkville Promissory Note is then outstanding, such termination shall be delayed until such date that the Yorkville Promissory Note that was outstanding has been repaid (and/or converted); and

●	the date on which Yorkville shall have made payment of Advances pursuant to the SEPA for shares of Class A Common Stock equal to the commitment amount of $100.0 million.

119

Subject to certain conditions, we have the right to unilaterally terminate the SEPA upon five trading days’ prior written notice to Yorkville. The SEPA may also be terminated at any time by mutual written consent.

Effect of Issuances of Class A Common Stock Under the SEPA on our Stockholders

All shares of Class A Common Stock that may be issued by us to Yorkville under the SEPA that were registered under the Securities Act for resale by Yorkville on the Prior SEPA Registration Statements are expected to be freely tradable. The shares of Class A Common Stock registered for resale under the SEPA may be issued by us to Yorkville from time to time at our discretion during the commitment period or are issued following a conversion of a Yorkville Promissory Note. The resale by Yorkville of a significant amount of shares registered for resale at any given time, or the perception that these sales may occur, could cause the market price of our Class A Common Stock to decline. Issuances of shares of Class A Common Stock, if any, to Yorkville under the SEPA will depend upon market conditions and other factors. We may ultimately decide to issue to Yorkville all, some or none of the shares of Class A Common Stock that may be available for issuance to Yorkville pursuant to the SEPA.

Because the subscription price per shares of Class A Common Stock to be paid by Yorkville for Class A Common Stock will fluctuate based on the market prices of our Class A Common Stock during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of shares of Class A Common Stock that we will issue to Yorkville under the SEPA, the actual subscription price per share of Class A Common Stock to be paid by Yorkville for those shares of Class A Common Stock, or the actual gross proceeds to be raised by us from those issuances, if any.

The issuance, if any, of shares of Class A Common Stock to Yorkville pursuant to the SEPA would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of Class A Common Stock that our existing stockholders own would not decrease as a result of issuances, if any, under the SEPA, the shares of Class A Common Stock owned by our existing stockholders would represent a smaller percentage of our total issued shares of Class A Common Stock after any such issuance.

Amendment of Charter or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The affirmative vote of the holders of a majority in voting power of the shares of the Company entitled to vote thereon is required to amend, alter, change, or repeal any provision of the Charter or to adopt any new provision of the Charter; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Company entitled to vote thereon is required to amend, alter, change, or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, Article VIII of the Charter. The affirmative vote of a majority of the authorized number of directors of the Board and the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Bylaws.

Additionally, so long as shares of Class B Common Stock remain outstanding, the Charter requires the approval of Mr. Davy, as Founder, to amend, repeal, waive, or alter any provision in Section A of Article IV (or adopt any provision inconsistent therewith) of the Charter that would adversely affect the rights of holders of shares of Class B Common Stock.

120

Anti-Takeover Effects of Delaware Law and the Charter

Among other things, the Charter and Bylaws:

●	permit the Board to issue up to 75,000,000 shares of Preferred Stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

●	provide that the authorized number of directors may be changed only by resolution of the Board;

●	provide that the Board is classified into three classes of directors;

●	provide that, subject to the rights of any series of Preferred Stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the Company’s capital stock entitled to vote generally at an election of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	require that any action to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that special meetings of the Company’s stockholders may be called only by the chairperson of the Board, the Company’s Chief Executive Officer or by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

●	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the voting power of the stock of the Company entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions makes it more difficult for the Company’s existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Since the Board has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change the Company’s control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Company’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and may have the effect of delaying changes in the Company’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of the Company’s stock.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

The Charter and the Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of the Company, or the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

121

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to nominate candidates for election to the Board or to bring business before our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our the Bylaws, a stockholder’s notice needs to be received by the Secretary of the Company at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

Exclusive Forum Selection

The Charter provides that unless we consent in writing to the selection of an alternative forum to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (a) any derivative claim or cause of action brought on behalf of the Company; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or its stockholders; (c) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, the Charter or the Bylaws; (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Charter or the Bylaws; (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The Charter also requires that unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. The above shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Although the Company believes these provisions benefit us by providing increased consistency in the application of the DGCL in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

122

Section 203 of the Delaware General Corporation Law

We have not opted out of the provisions of Section 203 of the DGCL regulating corporate takeovers under the Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Washington Business Corporation Act

The laws of the State of Washington, where the Company’s principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. In particular, the WBCA prohibits a “target corporation,” subject to certain exceptions, from engaging in certain “significant business transactions” with a “person” or group of persons which beneficially own 10% or more of the voting securities of the target corporation, or an “acquiring person,” for a period of five years after such acquisition, unless (1) the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition or (2) the transaction or acquisition was approved by a majority of the members of the target corporation’s board of directors and approved at a securityholder meeting by at least two-thirds of the outstanding voting shares of the target corporation (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition, subject to certain exceptions. Such prohibited transactions may include, among other things:

●	any merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

●	any termination of 5% or more of the employees of the target corporation or its subsidiaries employed in Washington as a result of the acquiring person’s acquisition of 10% or more of the shares; and

●	allowing the acquiring person to receive any disproportionate benefit as a stockholder.

In some circumstances, such a business transaction may need to comply with “fair price” provisions specified in the statute. After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the WBCA or is approved at an annual or special meeting of stockholders.

123

The Company will be considered a “target corporation” so long as its principal executive office is located in Washington, and: (i) a majority of its employees are residents of the state of Washington or it employs more than one thousand residents of the state of Washington; (ii) a majority of the Company’s tangible assets, measured by market value, are located in the state of Washington or it has more than $50.0 million worth of tangible assets located in the state of Washington; and (iii) any one of the following: (a) more than 10% of the Company’s stockholders of record are resident in the state of Washington; (b) more than 10% of the Company’s shares are owned of record by state residents; or (c) 1,000 or more of the Company’s stockholders of record are resident in the state of Washington.

If the Company meets the definition of a target corporation, the WBCA may have the effect of delaying, deferring, or preventing a future change of control.

Limitations on Liability and Indemnification of Officers and Directors

The Charter eliminates the Company’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Charter requires the Company to indemnify and advance expenses, to the fullest extent permitted by applicable law, to its directors, officers, and agents. The Company maintains a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Company has entered into separate indemnification agreements with the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

We believe these provisions in the Charter are necessary to attract and retain qualified persons as directors and officers.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

124

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company is the transfer agent for Common Stock and the warrant agent for Warrants.

Listing of Common Stock and Public Warrants

The Company’s Class A Common Stock is listed on The Nasdaq Global Market under the symbol “BNZI,” and the Company’s Public Warrants are listed on The Nasdaq Global Market under the symbol “BNZIW.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of (i) the purchase, ownership and disposition of shares of our Class A Common Stock, (ii) the purchase, ownership and disposition of our Pre-Funded Warrants, and (iii) the purchase, ownership and disposition of our Common Warrants, which we refer to collectively as our securities. However, the following is for general information purposes only and does not purport to be a complete analysis of all potential tax effects related to our securities. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income taxation.

This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences related to the purchase, ownership or disposition of our securities. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary.

This discussion addresses only those beneficial owners of our securities that hold their securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for holders of the GEM Warrants or Public Warrants, recipients of restricted shares of Class A Common Stock or the tax considerations for any beneficial owners of founder shares. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

●	a bank or other financial institution;

●	a tax-exempt organization;

●	a real estate investment trust;

●	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

●	an insurance company;

●	a regulated investment company or a mutual fund;

125

●	pension plans;

●	a “controlled foreign corporation” or a “passive foreign investment company;”

●	a dealer or broker in stocks and securities, or currencies;

●	a trader in securities that elects mark-to-market treatment;

●	a holder that is liable for the alternative minimum tax;

●	a holder that received shares, through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

●	a U.S. Holder that has a functional currency other than the U.S. dollar;

●	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

●	a person required to accelerate the recognition of any item of gross income with respect to its shares as a result of such income being recognized on an applicable financial statement; or

●	a U.S. expatriate.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our securities that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of our securities (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds our securities, the U.S. federal income tax consequences of the purchase, ownership and disposition of our securities to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our securities, and any partners in such partnership, are urged to consult their own tax advisors with respect to the applicable tax consequences in light of their specific circumstances.

The tax consequences of the purchase, ownership and disposition of our securities will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of the purchase, ownership and disposition of our securities in your particular circumstances, including the applicability and effect of any applicable alternative minimum tax and any state, local, foreign, or other tax laws and of changes in those laws.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS. IN ADDITION, PROSPECTIVE HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR NON-U.S. TAX LAWS.

126

Tax Consequences for U.S. Holders

Taxation of Distributions

If Banzai pays distributions to U.S. Holders of shares of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section, “Tax Consequences for U.S. Holders-Taxation of Distributions”), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from Banzai’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such holder’s shares of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section, “Tax Consequences for U.S. Holders-Taxation of Distributions”). Any remaining excess will be treated as gain realized on the sale or other disposition of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section, “Tax Consequences for U.S. Holders-Taxation of Distributions”) and will be treated as described under the section of this prospectus titled “Tax Consequences for U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock or Pre-Funded Warrants” or “Tax Consequences for U.S. Holders-Sale, Exchange, Redemption or Expiration of a Common Warrant,” as the case may be, below.

Dividends that Banzai pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that Banzai pays to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

The taxation of a distribution (if any) received with respect to a Common Warrant is unclear. Although the matter is not free from doubt, we intend to treat any distribution (excluding constructive distribution as discussed under the heading “Tax Consequences for U.S. Holders-Possible Constructive Distributions”) to a holder of Common Warrants as a distribution with respect to our stock for U.S. federal income tax purposes, in which case, such a distribution would be treated as a distribution subject to the immediately preceding paragraphs. However, the matter is not entirely free from doubt, and U.S. Holders should consult their own tax advisors regarding the U.S. federal income consequences of distributions received with respect to Common Warrants.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock or Pre-Funded Warrants

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of Class A Common Stock or Pre-Funded Warrants. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for Class A Common Stock or Pre-Funded Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The amount of capital gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock or Pre-Funded Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock or Pre-Funded Warrants will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Exercise of a Common Warrant

Except as discussed below with respect to the cashless exercise of a Common Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Common Warrant. The U.S. Holder’s tax basis in the shares of our Class A Common Stock received upon exercise of the Common Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Common Warrant and the exercise price of such Common Warrant. A U.S. Holder’s holding period for Class A Common Stock received upon exercise of the Common Warrants will commence on the date of exercise of the Common Warrants and will not include the period during which the U.S. Holder held the Common Warrants.

127

The tax consequences of a cashless exercise of a Common Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in Class A Common Stock received would generally equal the holder’s tax basis in the Common Warrant exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. Holder’s holding period for Class A Common Stock would generally commence on the date of exercise of the Common Warrant or the day following the date of exercise of the Common Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of Class A Common Stock would include the holding period of the Common Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Common Warrants having a fair market value equal to the exercise price paid for the total number of Common Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of Class A Common Stock represented by the Common Warrants deemed surrendered and the U.S. Holder’s tax basis in the Common Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Common Warrants exercised and the exercise price of such Common Warrants. A U.S. Holder’s holding period for Class A Common Stock received upon exercise of the Common Warrants will commence on the date of exercise of the Common Warrants and will not include the period during which the U.S. Holder held the Common Warrants.

Alternative characterizations are also possible. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Common Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Common Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the Common Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Common Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. If a Common Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Common Warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Common Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Common Warrant may be exercised or to the exercise price of the Common Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities-Common Warrants to be issued in this offering.” An adjustment which has the effect of preventing dilution in the event of a stock dividend is generally not a taxable event. Nevertheless, a U.S. Holder of Common Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of shares of our Class Common Stock which is taxable to such holders as a distribution as described under the section of this prospectus entitled “Tax Consequences for U.S. Holders-Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

128

Tax Consequences for Non-U.S. Holders

Taxation of Distributions

Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, in general, any distributions that Banzai makes to a Non-U.S. Holder of shares of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section “Tax Consequences for Non-U.S. Holders-Taxation of Distributions”), to the extent paid out of Banzai’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), Banzai will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend paid to Non-U.S. Holders of Class A Common Stock, Pre-Funded Warrants or Common Warrants will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section “Tax Consequences for Non-U.S. Holders-Taxation of Distributions”) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section “Tax Consequences for Non-U.S. Holders-Taxation of Distributions”), which will be treated as described under the section of this prospectus titled “Tax Consequences for Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock, Pre-Funded Warrants or Common Warrants” below.

Dividends that Banzai pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

As described above under the heading “Tax Consequences for U.S. Holders-Taxation of Distributions,” the taxation of a distribution received with respect to a Common Warrant is unclear. Although the matter is not free from doubt, we intend to treat any distribution (excluding constructive distribution as discussed under the heading “Tax Consequences for Non-U.S. Holders-Possible Constructive Distributions”) to a holder of Common Warrants as a distribution with respect to our stock for U.S. federal income tax purposes, in which case, such a distribution would be treated as a distribution subject to the remainder of the discussion under this heading. However, the matter is not entirely free from doubt, and Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income consequences of distributions received with respect to Common Warrants.

Exercise of a Common Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Common Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Common Warrant by a U.S. Holder, as described under the section of this prospectus entitled “Tax Consequences for U.S. Holders-Exercise of a Common Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the Non-U.S. Holder would be the same as those described below in the section of this prospectus entitled “Tax Consequences for Non-U.S. Holders-Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock, Pre-Funded Warrants or Common Warrants.”

129

Possible Constructive Distributions

The terms of each Common Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Common Warrant may be exercised or to the exercise price of the Common Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities-Common Warrants to be issued in this offering.” An adjustment which has the effect of preventing dilution in the event of a stock dividend is generally not a taxable event. Nevertheless, a Non-U.S. Holder of Common Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of shares of our Class Common Stock which is taxable to such holders as a distribution as described under the section of this prospectus entitled “Tax Consequences for Non-U.S. Holders-Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such Non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Gain on Sale, Exchange, or Other Taxable Disposition of Class A Common Stock, Pre-Funded Warrants or Common Warrants

Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of Class A Common Stock or a sale, taxable exchange, expiration, redemption or other taxable disposition of our Pre-Funded Warrants or Common Warrants unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	Banzai is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and, in the case where Class A Common Stock is traded on an established securities market, such Non-U.S. Holder has owned, directly or constructively, more than 5% of Class A Common Stock at any time within the shorter of the five-year period or such Non-U.S. Holder’s holding period for its Class A Common Stock.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

Banzai will be classified as a United States real property holding corporation if the fair market value of Banzai’s “United States real property interests” equals or exceeds 50% of the sum of the fair market value of Banzai’s worldwide real property interests plus Banzai’s other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Banzai does not believe it currently is or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

130

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, subject to the below discussion of proposed Treasury Regulations, the gross proceeds of dispositions of, our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Under proposed Treasury Regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury Regulations until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our securities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Class A Common Stock or Pre-Funded Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Payments of dividends on our securities or proceeds received in connection with the sale, exchange or other taxable disposition of our securities may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Hunter Taubman Fischer & Li LLC.

EXPERTS

The financial statements of Banzai International, Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 included in this prospectus and in the registration statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report which report includes an explanatory paragraph related to the substantial doubt about the Company’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

CBIZ CPAs P.C., an independent registered public accounting firm (“CBIZ CPAs”), has audited ClearDoc, Inc.’s financial statements for the years ended December 31, 2023 and 2022, as set forth in their report. The office of CBIZ CPAs is located at700 W 47th St., Ste. 1100 Kansas City, MO 64112. ClearDoc, Inc.’s financial statements are included herein in reliance on CBIZ CPAs’ report, given on their authority as experts in accounting and auditing.

Bush & Associates CPA LLC, an independent registered public accounting firm (“B&A”), has audited Vidello’s financial statements for the years ended March 31, 2024 and 2023, as set forth in their report. The office of B&A is located at 179 N. Gibson Rd., Henderson, NV 89014. Vidello’s financial statements are included herein in reliance on B&A’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.banzai.io. Through our website, we make available, free of charge, certain documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

131

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

of

BANZAI INTERNATIONAL , INC.

Condensed Consolidated Financial Statements as of and for the six months ended June 30, 2025
Condensed Consolidated Balance Sheets as of June 30, 2025 (Unaudited) and December 31, 2024	F-2
Unaudited Condensed Consolidated Statements of Operations for the six months ended June 30, 2025 and 2024	F-3
Unaudited Condensed Consolidated Statements of Equity (Deficit) Stockholders’ Deficit for the six months ended June 30, 2025 and 2024	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2025 and 2024	F-6
Notes to Unaudited Condensed Consolidated Financial Statements	F-8

CLEARDOC, INC. (D/B/A OPENREEL)

VIDELLO LIMITED

F-1

PART I—FINANCIAL INFORMATION

BANZAI INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash	$2,253,903	$1,087,497
Accounts receivable, net of allowance for credit losses of $74,108 and $24,210, respectively	809,482	936,321
Prepaid expenses and other current assets	757,513	643,674
Total current assets	3,820,898	2,667,492

Property and equipment, net	10,703	3,539
Intangible assets, net	8,635,827	3,883,853
Goodwill	21,991,721	18,972,475
Operating lease right-of-use assets	61,101	72,565
Bifurcated embedded derivative asset - related party	1,000	63,000
Deferred tax asset	140,644	—
Other assets	13,984	11,154
Total assets	34,675,878	25,674,078

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	3,095,393	7,782,746
Accrued expenses and other current liabilities	4,405,626	3,891,018
Convertible notes - related party	8,425,943	8,639,701
Convertible notes	—	215,057
Convertible notes, carried at fair value	2,676,000	—
Notes payable, carried at fair value	4,661,000	3,575,000
Warrant liability	3,000	15,000
Warrant liability - related party	4,600	2,300
Private placement warrant liability	361,000	—
Earnout liability	2,324,365	14,850
Due to related party	167,118	167,118
Deferred revenue	4,095,847	3,934,627
Operating lease liabilities, current	24,250	22,731
Total current liabilities	30,244,142	28,260,148

Deferred revenue, non-current	115,725	117,643
Deferred tax liability	1,120,218	10,115
Operating lease liabilities, non-current	37,414	49,974
Total liabilities	31,517,499	28,437,880

Commitments and contingencies (Note 15)

Stockholders’ equity (deficit):
Common stock, $0.0001 par value, 275,000,000 (250,000,000 Class A and 25,000,000 Class B) shares authorized and 2,478,587 (2,247,473 Class A and 231,114 Class B) and 819,516 (588,402 Class A and 231,114 Class B) issued and outstanding at June 30, 2025 and December 31, 2024, respectively	245	80
Preferred stock, $0.0001 par value, 75,000,000 shares authorized, 1 and 1 shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	92,875,082	75,515,831
Accumulated deficit	(89,716,948)	(78,279,713)
Stockholders’ equity (deficit)	3,158,379	(2,763,802)
Total liabilities and stockholders’ equity (deficit)	$34,675,878	$25,674,078

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Operating income:
Revenue	$3,262,250	$1,068,197	$6,641,333	$2,147,669
Cost of revenue	554,515	330,008	1,160,514	711,388
Gross profit	2,707,735	738,189	5,480,819	1,436,281

Operating expenses:
General and administrative expenses	7,112,803	4,109,234	14,545,891	8,208,022
Depreciation and amortization expense	300,546	1,261	547,237	2,825
Total operating expenses	7,413,349	4,110,495	15,093,128	8,210,847

Operating loss	(4,705,614)	(3,372,306)	(9,612,309)	(6,774,566)

Other expenses (income):
GEM settlement fee expense	—	—	—	200,000
Interest income	—	—	(2)	(10)
Interest expense	—	396,019	—	847,418
Interest expense - related party	536,639	385,474	895,020	962,987
Gain on extinguishment of liabilities	(145,221)	—	(4,488,627)	(527,980)
Loss on debt issuance	169,200	—	443,000	171,000
Loss on Private Placement Issuance	837,000	—	837,000	—
Loss on extinguishment of term notes	—	—	1,769,895	—
Change in fair value of warrant liability	(8,000)	(154,000)	(12,000)	(562,000)
Change in fair value of warrant liability - related party	—	(230,000)	2,300	(345,000)
Change in fair value of bifurcated embedded derivative assets - related party	19,000	—	62,000	—
Change in fair value of convertible notes	78,900	34,000	238,000	578,000
Change in fair value of term notes	149,885	—	315,791	—
Change in fair value of convertible bridge notes	(16,282)	—	(37,996)	—
Yorkville prepayment premium expense	—	80,760	—	80,760
Loss on Yorkville SEPA advances	362,613	—	747,137	—
Other expenses, net	1,335,377	64,145	1,210,846	60,027
Total other expenses, net	3,319,111	576,398	1,982,364	1,465,202
Loss before income taxes	(8,024,725)	(3,948,704)	(11,594,673)	(8,239,768)
Income tax expense (benefit)	(230,969)	6,624	(157,438)	5,691
Net loss	$(7,793,756)	$(3,955,328)	$(11,437,235)	$(8,245,459)

Net loss per share
Basic and diluted	$(4.08)	$(14.09)	$(7.24)	$(30.43)

Weighted average common shares outstanding
Basic and diluted	1,911,276	280,675	1,578,814	270,940

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

for the Six Months Ended June 30, 2025 and 2024

	Series A Preferred Stock		Series FE Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Total Stockholders’
	Shares	Amount	Share	Amount	Shares	Amount	Capital	Deficit	Equity
Balance December 31, 2024	—	$—	—	$—	819,516	$80	$75,515,831	$(78,279,713)	$(2,763,802)
Issuance of shares to Yorkville under the SEPA agreement	—	—	—	—	507,564	51	7,071,555	—	7,071,606
Shares issued to Hudson for consulting fee	—	—	—	—	15,000	2	232,498	—	232,500
Shares issued for payment to Verista	—	—	—	—	3,000	—	49,800	—	49,800
Exercise of RSU’s	—	—	—	—	33,777	3	(3)	—	—
Shares issued for Vidello acquisition	—	—	—	—	89,820	9	1,661,668	—	1,661,677
Stock-based compensation	—	—	—	—	—	—	336,568	—	336,568
Net loss	—	—	—	—	—	—	—	(3,643,479)	(3,643,479)
Balance March 31, 2025	—	—	—	—	1,468,677	145	84,867,917	(81,923,192)	2,944,870
Issuance of shares to Yorkville under the SEPA agreement	—	—	—	—	757,117	76	6,521,071	—	6,521,147
Shares issued to Hudson for consulting fee	—	—	—	—	40,000	4	399,996	—	400,000
Exercise of warrants	—	—	—	—	104,882	10	(10)	—	—
Exercise of RSU’s	—	—	—	—	43,674	4	(4)	—	—
Shares issued upon private placement	—	—	—	—	64,237	6	329,990	—	329,996
Stock-based compensation	—	—	—	—	—	—	756,122	—	756,122
Net loss	—	—	—	—	—	—	—	(7,793,756)	(7,793,756)
Balance June 30, 2025	—	$—	—	$—	2,478,587	$245	$92,875,082	$(89,716,948)	$3,158,379

F-4

	Series A Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance December 31, 2023	—	$—	258,530	$26	$14,890,169	$(46,766,324)	$(31,876,129)
Conversion of convertible notes - related party	—	—	1,781	—	2,540,091	—	2,540,091
Shares issued to Yorkville for convertible notes	—	—	4,468	—	1,667,000	—	1,667,000
Shares issued to Yorkville for commitment fee	—	—	1,420	—	500,000	—	500,000
Shares issued to Roth for advisory fee	—	—	350	—	278,833	—	278,833
Shares issued to GEM	—	—	279	—	100,000	—	100,000
Shares issued for marketing expense	—	—	307	—	194,935	—	194,935
Forfeiture of sponsor shares	—	—	(200)	—	-	—	—
Stock-based compensation	—	—	—	—	42,827	—	42,827
Net loss	—	—	—	—	-	(4,290,132)	(4,290,132)
Balance March 31, 2024	—	—	266,935	26	20,213,855	(51,056,456)	$(30,842,575)
Issuance of common stock and warrants, net of issuance costs	—	—	10,456	1	1,854,817	—	1,854,818
Shares issued for exercise of Pre-Funded warrants	—	—	17,322	2	864	—	866
Shares issued to Yorkville for convertible notes	—	—	2,018	—	335,000	—	335,000
Shares issued to Yorkville for redemption premium	—	—	1,200	—	115,800	—	115,800
Shares issued to GEM	—	—	1,811	—	300,000	—	300,000
Shares issued for marketing expenses	—	—	640	—	139,837	—	139,837
Stock-based compensation	—	—	—	—	202,662	—	202,662
Net loss	—	—	—	—	-	(3,955,328)	(3,955,328)
Balance June 30, 2024	—	$—	300,382	$30	$23,162,565	$(55,011,784)	$(31,849,189)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

	For the Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(11,437,235)	$(8,245,459)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	547,237	2,825
Provision for credit losses on accounts receivable	49,898	(2,191)
Non-cash share issuance for marketing expenses	—	175,334
Non-cash shares issued for consulting expenses	632,500	—
Non-cash settlement of GEM commitment fee	—	200,000
Discount at issuance on notes carried at fair value	578,000	—
Non-cash share issuance for Yorkville redemption premium	—	80,760
Non-cash interest expense	—	596,693
Non-cash interest expense - related party	658,172	175,517
Amortization of debt discount and issuance costs	—	68,459
Amortization of debt discount and issuance costs - related party	(1,740)	787,470
Amortization of operating lease right-of-use assets	11,464	87,579
Stock based compensation expense	1,092,690	245,488
Gain on extinguishment of liability	(4,488,627)	(527,980)
Loss on debt issuance	443,000	171,000
Loss on Private Placement Issuance	837,000	—
Loss on extinguishment of term notes	1,769,895	—
Change in fair value of warrant liability	(12,000)	(562,000)
Change in fair value of warrant liability - related party	2,300	(345,000)
Change in fair value of bifurcated embedded derivative liabilities - related party	62,000	—
Change in fair value of convertible promissory notes	238,000	578,000
Change in fair value of term notes	315,791	—
Change in fair value of convertible bridge notes	(37,996)	—
Changes in operating assets and liabilities:
Accounts receivable	76,941	81,079
Prepaid expenses and other current assets	(113,839)	(180,343)
Other assets	(2,830)	—
Accounts payable	(199,431)	2,989,940
Deferred revenue	(286,746)	108,142
Accrued expenses	162,104	(123,399)
Operating lease liabilities	(11,041)	(152,335)
Earnout liability	448,476	(22,274)
Deferred revenue - long-term	(1,918)	—
Deferred tax liability	(354,791)	—
Net cash used in operating activities	(9,022,726)	(3,812,695)
Cash flows from investing activities:
Cash paid in acquisition of Vidello, net of cash acquired	(2,677,480)	—
Net cash used in investing activities	(2,677,480)	—
Cash flows from financing activities:
Payment of GEM commitment fee promissory note	(215,057)	(1,200,000)
Repayment of convertible notes (Yorkville)	(3,640,000)	(750,000)
Proceeds from term notes, net of issuance costs	4,250,000	—
Repayment of term notes	(5,932,690)	—
Partial repayment of convertible notes - related party	(870,190)	—
Proceeds from Yorkville redemption premium	—	35,040
Proceeds from issuance of convertible notes, net of issuance costs	5,302,000	2,250,000
Proceeds received for exercise of Pre-Funded warrants	—	866
Proceeds from issuance of shares to Yorkville under the SEPA	13,592,753	—
Proceeds from shares issued to Verista	49,800	—
Proceeds from issuance of common stock and pre-funded warrants under private placement	329,996	—
Proceeds from issuance of common stock	—	1,854,818
Net cash provided by financing activities	12,866,612	2,190,724
Net increase (decrease) in cash	1,166,406	(1,621,971)
Cash at beginning of period	1,087,497	2,093,718
Cash at end of period	$2,253,903	$471,747

F-6

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

Supplemental disclosure of cash flow information:
Cash paid for interest	97,178	158,518
Cash paid for taxes	8,256	5,075
Non-cash investing and financing activities
Shares issued to Roth for advisory fee	—	278,833
Shares issued to GEM	—	400,000
Shares issued for marketing expenses	—	334,772
Shares issued for Hudson consulting fee	632,500	—
Settlement of GEM commitment fee	—	200,000
Shares issued to Yorkville for redemption premium	—	115,800
Consideration transferred for acquisition of Vidello	1,661,677	—
Assets acquired in acquisition of Vidello	8,393,172	—
Liabilities assumed in acquisition of Vidello	3,986,464	—
Shares issued to Yorkville of aggregate commitment fee	—	500,000
Issuance of convertible promissory note - GEM	—	1,000,000
Conversion of convertible notes - Yorkville	—	2,002,000
Conversion of convertible notes - related party	—	2,540,091

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-7

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

1. Organization

The Business

Banzai International, Inc. (the “Company” or “Banzai”) was incorporated in Delaware on September 30, 2015. Banzai is a leading enterprise SaaS Video Engagement platform used by marketers to power webinars, trainings, virtual events, and on-demand video content.

Reverse Stock Splits

On August 29, 2024, the Company held a special meeting of securityholders (the “Special Meeting”). At the Special Meeting, the Company’s securityholders approved the proposal to amend the Second Amended and Restated Certificate of Incorporation to effect a reverse stock split with respect to the Company’s issued and outstanding Class A Common Stock, at a ratio of up to 1-for-50, with the final ratio and exact timing to be determined at the discretion of the Board of Directors (the “2024 Reverse Stock Split”). On September 10, 2024, the Board determined to effect a reverse stock split at a ratio of 1-for-50, effective as of September 19, 2024 and filed an amendment with the Secretary of State of the State of Delaware. The Class B Common Stock was not affected by the 2024 Reverse Stock Split.

On June 27, 2025, the stockholders of the Company collectively approved an amendment to the Company’s Certificate of Incorporation, as amended and restated, to effect a reverse stock split (the “2025 Reverse Stock Split”) of the Company’s outstanding Class A Common Stock and Class B Common Stock at a ratio of 1-for-10 effective on July 8, 2025.

No cash or fractional shares were issued in connection with the 2024 Reverse Stock Split and 2025 Reverse Stock Split, and instead the Company rounded up to the next whole share in lieu of issuing factional shares that would have been issued in the reverse split. Proportional adjustments were made to the number of shares of Class A Common Stock issuable upon exercise or conversion of the Company’s outstanding stock options and warrants, the exercise price or conversion price (as applicable) of the Company’s outstanding stock options and warrants, and the number of shares reserved for issuance under the Company’s equity incentive plan. All Class A Common Stock share and per share information included in this Quarterly Report on Form 10-Q has been retroactively adjusted to reflect the impact of the Reverse Stock Split.

Emerging Growth Company

Upon closure of the Merger, the Company became an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies.

Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended (the “Exchange Act”). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies. Any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s financial statements may not be comparable to certain public companies.

2. Going Concern

As of June 30, 2025 the Company had cash of approximately $2.3 million. For the six months ended June 30, 2025, the Company used approximately $9.0 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of June 30, 2025, the Company had an accumulated deficit of approximately $89.7 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to generate profit from sales and positive operating cash flows, which is not assured.

F-8

The Company’s plans include obtaining future debt financings (see Note 13) and equity financings associated with the Yorkville SEPA (as defined in Note 16). If the Company is unsuccessful in completing these planned transactions, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all. As a result, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

These accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and applicable regulations of the Securities and Exchange Commission (“SEC”) for interim financial information and with the instructions to Form 10-Q of Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations of the SEC relating to interim financial statements. The December 31, 2024 balance sheet information was derived from the audited financial statements as of that date. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements for the year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on April 15, 2025. The interim unaudited condensed consolidated financial statements should be read in conjunction with those consolidated financial statements included in the Form 10-K. In the opinion of management, all adjustments considered necessary for a fair statement of the financial statements, consisting solely of normal recurring adjustments, have been made. Operating results for the period ended June 30, 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2025.

Intangible Assets

Intangible assets are presented at fair value, net of amortization. The fair value is determined based on the appraised value of the asset. Intangible assets are composed of developed technology, trade names and customer lists. Intangible assets subject to amortization consist of the following:

	Estimated Useful Life (years):	June 30, 2025
Customer relationships	6 - 7	$1,139,710
Trade name	10 - 15	1,635,600
Technology	6 - 8	6,425,010
		9,200,320
Less: Accumulated amortization		(564,493)
Intangible assets, net		$8,635,827

Total amortization expense related to intangible assets was $545,026 for the six months ended June 30, 2025. Expected amortization expense is as follows:

Remainder of Year Ending December 31, 2025	$614,199
Year Ending December 31, 2026	1,214,920
Year Ending December 31, 2027	1,214,920
Year Ending December 31, 2028	1,214,920
Year Ending December 31, 2029	1,214,920
Thereafter	3,161,948
Total	$8,635,827

The Company periodically evaluates its long-lived assets for potential impairment in accordance with ASC Topic 360, Property, Plant and Equipment (“ASC 360”). Potential impairment is assessed when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. The recoverability of these assets is assessed based on undiscounted expected future cash flows from the assets, considering a number of factors, including past operating results, budgets and economic projections, market trends and product development cycles. If impairments are identified, assets are written down to their estimated fair value. The Company has not recognized any impairment charges through June 30, 2025.

F-9

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Warrant Liability - related party

The warrants originally issued in 7GC’s initial public offering (the “Public Warrants”) are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercise or expiration, and any change in fair value is recognized in the Company’s consolidated statements of operations.

The Public Warrants were initially measured at fair value using a Monte Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. Warrant liabilities are classified as current liabilities on the Company’s consolidated balance sheets.

Warrant Liability

The GEM Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant one percent of the total consideration received by the Company’s stockholders in connection with a Change of Control, where the surviving corporation is not publicly traded, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period.

The measurement of fair value was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion).

Loss Per Share

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding and pre-funded warrants outstanding during the period. Diluted net loss per share excludes, when applicable, the potential impact of stock options and convertible preferred stock because their effect would be anti-dilutive due to the net loss. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Numerator:
Net loss attributable to common shareholders—basic and diluted	$(7,793,756)	$(3,955,328)	$(11,437,235)	$(8,245,459)

Denominator:
Weighted average shares—basic and diluted	1,911,276	280,675	1,578,814	270,940
Net loss per share attributable to common shareholders—basic and diluted	$(4.08)	$(14.09)	$(7.24)	$(30.43)

F-10

The above weighted average share numbers for the three and six months ended June 30, 2025, include 23,302 prefunded warrants which were outstanding throughout the period. No such prefunded warrants were outstanding during the comparative six month period ended June 30, 2024.

Securities that were excluded from loss per share as their effect would be anti-dilutive due to the net loss position that could potentially be dilutive in future periods are as follows:

	As of June 30,
	2025	2024
Options	12,542	3,365
RSUs	216,396	1,756
Public warrant shares	23,000	23,000
GEM warrant shares	1,657	1,657
Common warrant shares	560,000	27,778
Placement agent warrant shares	31,702	1,667
Total	845,297	59,223

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet. Refer to Note 7 - Fair Value Measurements and Note 13 - Debt for further detail.

Bridge Notes and Private Placement Convertible Notes - Fair Value Option Election

The Company determined the Agile Notes and 1800 Diagonal Notes (The “Bridge Notes”) and the Private Placement Convertible Notes (as defined in Note 13) were eligible for the fair value option, in accordance with ASC 825-10-50-28, and made such election to account for the Bridge Notes and Private Placement Convertible Notes at fair value. The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. Additional term or other notes may be issued in subsequent periods where the Company would be able to make a fair value option election upon issuance provided eligibility criteria are met. The Company records the portion of the Bridge Notes and Private Placement Convertible Notes that are issued and outstanding for accounting purposes at fair value with changes in fair value recorded in other income (expense), net in the condensed consolidated statement of operations, except for the portion of the total change in fair value that results from a change in the instrument-specific credit risk of the Bridge Notes and Private Placement Convertible Notes, which is recorded in other comprehensive income (loss), if applicable. The fair value option election was made to align the accounting for the Bridge Notes and Private Placement Convertible Notes with the Company’s financial reporting objectives and reduce operational effort to account for embedded features that otherwise would require bifurcation as a separate unit of account.

Pursuant to the fair value option election, direct and incremental debt issuance costs and consideration paid to the lender related to the Bridge Notes and Private Placement Convertible Notes were expensed as incurred and recorded in other income (expense), net in the condensed consolidated statements of operations. Measurement of the change in fair value of the Bridge Notes and Private Placement Convertible Notes includes accrued interest, whether paid-in-kind or cash.

Fair Value of Financial Instruments

In accordance with FASB ASC 820 Fair Value Measurements and Disclosures, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

F-11

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management during the three and six months ended June 30, 2025 and 2024. The carrying amount of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximated their fair values as of June 30, 2025 and December 31, 2024.

Recent Accounting Pronouncements

Recent accounting pronouncements not yet effective

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), Improvements to income tax disclosures, which enhances the disclosure requirements for the income tax rate reconciliation, domestic and foreign income taxes paid, requiring disclosure of disaggregated income taxes paid by jurisdiction, unrecognized tax benefits, and modifies other income tax-related disclosures. The amendments are effective for annual periods beginning after December 15, 2024. Early adoption is permitted and should be applied prospectively. The Company is currently evaluating the effect of adopting this guidance on its consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40). The ASU requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization included in each relevant expense caption presented on the statement of operations. The guidance also requires disclosure of a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, as well as the total amount of selling expenses and an entity’s definition of selling expenses. This guidance is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption of the amendment is permitted. The Company is currently evaluating the guidance and its impact to its consolidated financial statements and related disclosures.

In July 2025, The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-05, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”, which provides a practical expedient to measure credit losses on accounts receivable and contract assets. This guidance is effective for periods beginning after December 15, 2025 and will be adopted prospectively. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on our consolidated financial statements and related disclosures.

Recently adopted accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments improve reportable segment disclosure requirements through enhanced disclosures over significant segment expenses regularly provided to the Chief Operating Decision Maker (“CODM”), extending certain annual disclosures to interim periods, and through permitting more than one measure of segment profit or loss to be reported under certain conditions. The Company adopted this guidance effective December 31, 2024, on a retrospective basis. Refer to Note 19 for further information.

4. Acquisition of Vidello

On January 31, 2025, the Company closed a previously announced merger with Vidello Limited (“Vidello”), a private limited company registered in England and Wales (the “Vidello Merger”), pursuant to a Merger Agreement (the “Vidello Merger Agreement”), dated December 19, 2024, by and among Vidello, and certain shareholders of Vidello (the “Vidello Shareholders”). At the closing, Vidello Shareholders transferred all the outstanding shares of Vidello to the Company, and Vidello became a direct and wholly owned subsidiary of the Company. At the closing, the Company paid to the Vidello Shareholders, $2,745,031 in cash (the “Vidello Cash Consideration”), whereby $2,500,000 are withheld for indemnification expenses and other holdback provisions in accordance with the Vidello Merger Agreement, and issued 89,820 shares of Class A Common Stock (the “Share Consideration”, together with the Cash Consideration, the “Vidello Closing Consideration”). The Company’s primary reason for acquiring Vidello was to enhance revenue growth and strengthen the Company’s competitive market position through cross selling opportunities. Vidello is a video hosting and marketing platform designed to help businesses manage, customize, and optimize their video content.

With respect to the holdback amount, this consists of three distinct components, being (1) the withholding of $1,000,000 as security for the obligations of Company Shareholders for a period of twelve months (the “Indemnification Holdback Amount”), (2) the withholding of $500,000 as security for the obligations of Company Shareholders to cooperate with best efforts and in good faith with to complete the transition, integration and related matters of Vidello’s business with Banzai, including, but not limited to (a) the transition of data of Vidello managed and/or held by Vidello to Banzai, (b) certain services relating to the continued operations of Vidello, and (c) the training of certain employees of Banzai regarding the operations of Vidello including any proprietary business processes and trade secrets following the Closing, during the six months following the Closing (the “Transition Holdback Period”), and (3) the withholding of $1,000,000 subject to certain revenue related conditions being met during the 180 day period following the Closing (the “Revenue Holdback Amount” and together with the Indemnification Holdback Amount and the Transition Holdback Amount, the “Holdback Amount”).

F-12

In connection with and as a condition of closing pursuant to the Vidello Merger Agreement, the Company executed and delivered to each Vidello Shareholder a lock-up agreement (the “Vidello Lock-Up Agreement”), pursuant to which, the shareholders of Class A Common Stock and any other securities convertible or exercisable into the shares of Class A Common Stock beneficially owned by them, during the 180-day period following the closing of the Vidello Merger, cannot complete any Prohibited Transfer (as defined in the Vidello Merger Agreement).

Immediately prior to the closing of the Vidello Merger, the directors, and officers of Vidello tendered their resignation, effective at the closing. Pursuant to the Vidello Merger Agreement, the CEO of the Company shall be the sole member of the board of directors of Vidello effective upon the closing of the Vidello Merger.

The Company incurred transaction costs of approximately $730,000 which are included in the Company’s condensed consolidated statement of operations.

The Vidello Merger was accounted for as a business combination under the acquisition method pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with the Company as the accounting acquirer. Under the acquisition method, the total purchase price of the acquisition is allocated to the net identifiable tangible and intangible assets acquired and liabilities assumed based on the fair values as of the acquisition date. The preliminary fair value of the consideration transferred totaled $6,267,747 summarized as follows:

Amount
Cash paid at closing	$2,745,031
Common stock issued to Vidello Stockholders	1,661,677
Fair value of Holdback Amount	1,861,039
Total consideration paid	$6,267,747

The Company made a provisional allocation of the purchase price of the Vidello Merger to the assets acquired and liabilities assumed as of the acquisition date. The following table summarizes the provisional purchase price allocation relating to the Vidello Merger:

Assets acquired:
Cash and cash equivalents	$67,551
Property and equipment, net	9,375
Intangible Assets - Vidello - Customer relationships	551,000
Intangible Assets - Vidello - Trade name	736,000
Intangible Assets - Vidello - Developed Technology	4,010,000
Total assets	$5,373,926
Liabilities assumed:
Accounts payable	705
Accrued expenses and other current liabilities	15,377
Unearned revenue, current	447,966
Deferred tax liability	1,324,250
Taxes payable	337,127
Total liabilities	$2,125,425
Total identifiable net assets	3,248,501
Goodwill recorded:
Goodwill	3,019,246
Total consideration	$6,267,747

Goodwill recognized is not expected to be deductible for tax purposes. We believe that in this acquisition goodwill represents the value of Vidello’s existing products, combined with the added business synergies of integrating with the existing Banzai products and customer base.

As of the date these condensed consolidated financial statements were issued, the purchase accounting related to this acquisition was incomplete as certain working capital balances were subject to potential change. The Company has reflected the provisional amounts in these condensed consolidated financial statements. As such, the above balances may be adjusted in a future period, not to exceed one (1) year from the acquisition date pursuant to ASC 805, as the Company finalizes and/or updates for any identified working capital adjustments, which may be material to the consolidated financial statements.

F-13

All intangible assets acquired are subject to amortization and their associated estimated acquisition date fair values are as follows:

	Estimated	Acquisition Date
Intangible Assets	Useful Life	Fair Value
Vidello - Customer Relationships	6 years	$551,000
Vidello - Trade name	10 years	736,000
Vidello - Technology	7 - 8 years	4,010,000

Net income in the Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2025 includes net income of approximately $163 thousand and $484 thousand, respectively, of Vidello from the date of acquisition to June 30, 2025.

Pro forma disclosure for the Vidello acquisition

The following unaudited pro forma financial information reflects the consolidated results of operations of the Company as if the Merger with Vidello had taken place on January 1, 2024. The pro forma results presented are the result of combining the revenues and earnings of the Company with the revenues and earnings of Vidello. The Company did not have any material, non-recurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue.

The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed date:

	For the six Months Ended June 30,
	2025	2024
Revenue	$6,871,768	$5,954,361
Cost of revenue	1,350,969	1,148,263
Operating expenses	15,166,475	10,409,984
Total other expenses (income), net	1,982,364	1,465,202
Loss before income taxes attributable to common stockholders	$(11,628,040)	$(7,069,088)

5. Related Party Transactions

Due to Related Party of 7GC

During 2023, the Sponsor paid certain expenses on behalf of 7GC. Upon Closing of the Merger, Banzai assumed the $67,118 liability. As of June 30, 2025, the entire balance remained outstanding and is included within due to related party under current liabilities on the accompanying condensed consolidated balance sheet.

Legacy Banzai Related Party Transactions

During 2023, Legacy Banzai issued Promissory Notes and Convertible Notes to related parties. See Note 13 - Debt for further details related to these transactions and associated balances.

Debt Restructuring Agreement with CPBF

On September 5, 2024, the Company and CP BF agreed to amend the outstanding balance of all debt previously in the form of one term note and two convertible notes into one new consolidated convertible note. The newly issued consolidated convertible note was issued on September 23, 2024. Additionally on September 23, 2024, the Company and CP BF entered into a share purchase agreement where the Company issued equity in the form of common stock, common stock warrants and pre-funded warrants to CP BF for the reduction of $2 million of debt under the newly issued consolidated convertible note. See Note 13 - Debt, for further details related to the transaction and associated balances.

Due to Related Party of Company CEO

On September 12, 2024, the CEO of the Company loaned the Company an advance of $100,000. The advance is non-interest bearing, and matures one year from issuance. As of June 30, 2025, the entire balance remained outstanding and is included within due to related party under current liabilities on the accompanying condensed consolidated balance sheet.

6. Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time. The Company considers this method a faithful depiction of the transfer of control as services are substantially the same and have the same pattern of transfer over the life of the contract.

F-14

The Company’s services include providing end-to-end video engagement solutions that provide a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars, virtual events and other digital and in-person marketing campaigns.

As noted within the SOW’s and invoices, agreements range from monthly, to annual, to multi-year and Banzai generally provides for net 30-day payment terms with the payment made directly through check or electronic means.

Banzai’s Management believes its exposure to credit risk is sufficiently mitigated by collection through credit card sales or direct payment from established clients.

The Company follows the provisions of ASC 606, under which the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognize revenues following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Nature of Products and Services

The following is a description of the Company’s products and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each, as applicable:

Demio

The Demio product is a full-stack technology that marketers can leverage live and automated for video marketing content such as webinars and virtual events. Software products are provided to Demio customers for a range of attendees and hosts within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of webinars and hosts as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Demio services over time which corresponds with the period of time that access to the service is provided.

Reach

While the Reach product is in the process of being phased out, the Company continues to generate revenues from the product. The Reach product provides a multi-channel targeted audience acquisition (via Reach) to bolster engagement and Return on Investment (ROI). Banzai enables marketing teams to create winning webinars and virtual and in-person events that increase marketing efficiency and drive additional revenue. Software products are provided to Reach customers for a range of simultaneous events and registrations within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of simultaneous published events as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Reach services over time which corresponds with the timing the service is rendered.

OpenReel

The OpenReel product offers subscription-based software as a service (SaaS) offerings to enterprise, media, entertainment and agency teams to remotely control, direct, script, film, and collaborate on high definition video projects from a mobile device or webcam. The Company enters into fixed price subscription contracts with customers, which can be monthly, annual, or multi-year agreements which auto-renew without discount for additional periods of the same duration as the initial term, unless either party requests termination in writing at least thirty (30) days prior to the end of the initial service term. The subscription revenues are recognized ratably over the term of the service agreement, which is considered an output method, as the obligation of hosting the SaaS product is fulfilled over the course of the agreement. The Company does not charge for implementation or recognize any revenues upfront due to minimal effort required. There are no financing components and payments are typically net 30 of date of receipt of invoice, or typically net 90 date of receipt of invoice for customers on multi-year subscription agreement contracts. It is nearly 100% certain that a significant revenue reversal will not occur.

F-15

Vidello

The Vidello product is a video hosting and marketing platform designed to help businesses manage, customize, and optimize their video content. Revenue is generated through Vidello providing video hosting and marketing platform subscription software service for a set period of time. Customer contracting is achieved via self service and invoicing is initiated automatically once the customer accepts the terms and conditions on the platform, based on their selection of the desired subscription product. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, annually or indefinite with the majority paid via credit card processing.

Service Trade Revenue

The Company has one customer for which the customer is also a vendor. For this one customer, the Company exchanged services for approximately $177,000 and $302,055, during the six months ended June 30, 2025 and 2024, respectively.

Disaggregation of Revenue

The following table summarizes revenue by region based on the billing address of customers for the three months ended June 30, 2025 and 2024:

	Three Months Ended June 30,
	2025		2024
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$2,525,013	77%	$587,712	55%
Europe, Middle East and Africa (EMEA)	555,651	17%	360,666	34%
Asia Pacific	181,586	6%	119,819	11%
Total	$3,262,250	100%	$1,068,197	100%

The following table summarizes revenue by region based on the billing address of customers for the six months ended June 30, 2025 and 2024:

	Six Months Ended June 30,
	2025		2024
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$5,137,057	77%	$1,170,539	55%
Europe, Middle East and Africa (EMEA)	1,112,122	17%	746,916	34%
Asia Pacific	392,154	6%	230,214	11%
Total	$6,641,333	100%	$2,147,669	100%

Contract Balances

Accounts Receivable, Net

A receivable is recorded when an unconditional right to invoice and receive payment exists, such that only the passage of time is required before payment of consideration is due. The Company receives payments from customers based upon agreed-upon contractual terms, typically within 30 days of invoicing the customer. The timing of revenue recognition may differ from the timing of invoicing to customers.

	Opening Balance	Closing Balance	Opening Balance	Closing Balance
	1/1/2025	6/30/2025	1/1/2024	6/30/2024
Accounts receivable, net	$936,321	$809,482	$105,049	$26,161

F-16

Costs to Obtain a Contract

Sales commissions, the principal costs incurred to obtain a contract, are earned when the contract is executed. Management has capitalized these costs and amortized the commission expense over time in accordance with the related contract’s term. For the six months ended June 30, 2025 and 2024, commission expenses were $269,172 and $270,335, respectively. Certain commission expenses are not capitalized and are instead directly expensed.

Capitalized commissions at June 30, 2025 and December 31, 2024 were $52,616 and $31,504, respectively, and are included within prepaid expenses and other current assets on the condensed consolidated balance sheets.

The following summarizes the costs to obtain a contract activity during the three and six months ended June 30, 2025:

Balance - December 31, 2024	$31,504
Commissions Incurred	57,237
Deferred Commissions Recognized	(50,195)
Balance - March 31, 2025	38,546
Commissions Incurred	39,664
Deferred Commissions Recognized	(25,594)
Balance - June 30, 2025	$52,616

The following summarizes the costs to obtain a contract activity during the three and six months ended June 30, 2024:

Balance - December 31, 2023	$51,472
Commissions Incurred	31,610
Deferred Commissions Recognized	(44,620)
Balance - March 31, 2024	38,462
Commissions Incurred	48,316
Deferred Commissions Recognized	(47,634)
Balance - June 30, 2024	$39,144

7. Fair Value Measurements

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the periods ended June 30, 2025 and the year ended December 31, 2024. The carrying amount of accounts payable approximated fair value as they are short term in nature.

Fair Value on a Recurring Basis

The Company follows the guidance in ASC 820 Fair Value Measurements and Disclosures for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The estimated fair value of the Public Warrants liabilities represent Level 1 measurements. The estimated fair value of the convertible notes bifurcated embedded derivative asset, GEM warrant liabilities, Yorkville convertible note, Agile term notes, 1800 Diagonal convertible notes and Goodwill and Definite-lived intangible assets recognized as part of acquisitions, represent Level 3 measurements.

The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis at June 30, 2025 and December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

F-17

Description	Level	June 30, 2025	December 31, 2024
Assets:
Bifurcated embedded derivative asset - related party	3	$1,000	$63,000
Definite-lived intangibles*	3	$3,903,320	$3,903,320
Definite-lived intangibles**	3	$8,635,827	$3,883,853
Goodwill - Vidello (Note 4)*	3	$3,019,246	$—
Goodwill**	3	$21,991,721	$18,972,475
Liabilities:
Warrant liabilities - public	1	$4,600	$2,300
GEM warrant liabilities	3	$3,000	$15,000
Agile term notes	3	$4,131,000	$3,143,000
1800 Diagonal convertible notes	3	$530,000	$432,000
Private Placement Convertible Notes	3	$2,676,000	$—
Private Placement Warrants	3	$361,000	$—

*	Certain assets measured at the acquisition date.
**	Measured at period-end.

Warrant Liability - Public Warrants

The Company assumed Public Warrants in the Merger, exercisable into 23,000 shares of Common A Common Stock, which were outstanding as of June 30, 2025 and December 31, 2024. The fair values of the Public Warrants are measured based on the listed market price of such warrants through June 30, 2025. See Note 14 - Warrant Liabilities for further details.

For the six months ended, June 30, 2025, the Company recognized a loss of approximately $2,300 resulting from changes in the fair value of the derivative warrant liabilities, presented as change in fair value of warrant liabilities - related party in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the changes in the fair value of the Public Warrants liability which are Level 1 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2024	$2,300
Change in fair value	2,300
Balance at March 31, 2025	$4,600
Change in fair value	-
Balance at June 30, 2025	$4,600

Warrant Liability - GEM Warrants

The measurement of fair value of the GEM Warrants were determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion). Refer to Note 14 - Warrant Liabilities for further details.

For the six months ended, June 30, 2025, the Company recognized a gain of approximately $12,000, resulting from changes in the fair value of the derivative warrant liabilities, presented as change in fair value of warrant liabilities in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the changes in the fair value of the GEM Warrants liability which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2024	$15,000
Change in fair value	(4,000)
Balance at March 31, 2025	11,000
Change in fair value	(8,000)
Balance at June 30, 2025	$3,000

F-18

Yorkville Convertible Notes

The measurement of fair value of the Yorkville convertible notes were determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, term, volatility, risk-free rate, and probability of optional redemption). Refer to Note 13 - Debt for further details.

For the six months ended, June 30, 2025, the Company recognized a loss of approximately $238,000 resulting from changes in the fair value of the Yorkville convertible notes, presented as change in fair value of convertible promissory notes in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the changes in the fair value of the Yorkville convertible notes which is a Level 3 financial liability measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2024	$-
Issuance of Yorkville convertible note	3,150,000
Loss on debt issuance	252,000
Repayment in cash of Yorkville convertible notes	(3,640,000)
Change in fair value	238,000
Balance at June 30, 2025	$—

Bifurcated Embedded Derivative Assets

The fair value of the embedded put options, relating to the Convertible Note to CP BF issued on September 23, 2024, was determined using a Black Scholes option pricing model. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes. The bifurcated embedded derivative net asset was $1,000 as of June 30, 2025. Refer to Note 13 - Debt for further details.

The following table sets forth a summary of the changes in the fair value of the bifurcated embedded derivative asset for the six months ended June 30, 2025, relating to the Convertible Note to CP BF issued on September 23, 2024, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
CP BF Convertible
Balance at December 31, 2024	$63,000
Change in fair value	(43,000)
Balance at March 31, 2025	20,000
Change in fair value	(19,000)
Balance at June 30, 2025	$1,000

Term Notes (Agile)

On July 22, 2024, September 13, 2024, December 12, 2024, March 31, 2025, and June 12, 2025, the Company entered into term loan promissory note agreements with Agile Lending, LLC, and Agile Capital Funding, LLC, as the collateral agent, as discussed further in Note 13 - Debt of the notes to the condensed consolidated financial statements.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2025. The Company classified the Agile Term Notes as a Level 3 fair value measurement and used a discounted cash flow model to calculate the fair values as of June 30, 2025 and December 31, 2024, respectively. Key inputs for the valuation are summarized below. The discounted cash flow model uses inputs such as the contractual term of the note and a market participant interest rate.

The range of key inputs at issuance of the Agile term notes and for the period ended June 30, 2025 and December 31, 2024, were as follows:

F-19

	March 2025 Agile Note		June 2025 Agile Note
Key Inputs	June 30, 2025	March 31, 2025	June 30, 2025	June 12, 2025
Contractual term (years)	0.38	0.62	0.47	0.52
Interest rate	14.59%	13.12%	14.54%	15.95%

Refer to Note 13 - Debt, for a summary of the changes in the fair value of the Agile term notes which are Level 3 financial liabilities measured at fair value on a recurring basis.

Convertible Notes (1800 Diagonal)

On August 16, 2024, September 24, 2024, December 10, 2024, February 7, 2025, April 17, 2025 and May 9, 2025 the Company entered into convertible promissory notes with 1800 Diagonal Lending, LLC, as discussed further in Note 13 - Debt of the notes to the condensed consolidated financial statements.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2025. The Company classified these notes as Level 3 financial liabilities and used the Black-Scholes option pricing model to calculate the fair values as of June 30, 2025, May 9, 2025, April 17, 2025, March 31, 2025, February 7, 2025 and December 10, 2024. Key inputs for the simulation are summarized below. The Black-Scholes simulation uses inputs such as the stock price, volatility, the contractual term of the note, risk free interest rates and dividend yields.

The range of key inputs for the Black-Scholes simulations at issuance of the 1800 Diagonal convertible notes and for the period ended June 30, 2025 and December 31, 2024, were as follows:

	September 1800 Diagonal Note		December 1800 Diagonal Note		February 1800 Diagonal Note		April 1800 Diagonal Note		May 1800 Diagonal Note
Key Inputs	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024	June 30, 2025	February 7, 2025	June 30, 2025	April 17, 2025	June 30, 2025	May 9, 2025
Stock price	$5.89	$1.53	$5.89	$1.53	$5.89	$1.51	$5.89	$10.56	$5.89	$9.98
Contractual term (years)	0.08	0.59	0.30	0.80	0.47	0.86	0.64	0.84	0.64	0.78
Risk-free rate	4.19%	4.23%	4.19%	4.19%	4.19%	4.22%	4.20%	4.16%	4.20%	4.21%
Volatility(1)	141%	264%	100%	232%	96%	237%	123%	160%	123%	143%
Maturity probability	98%	80%	90%	75%	90%	75%	85%	80%	85%	80%
Default probability	2%	20%	10%	25%	10%	25%	15%	20%	15%	20%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

(1)	The Company utilized historical equity volatility in measurement of the fair value of the notes.

Refer to Note 13 - Debt, for a summary of the changes in the fair value of the 1800 Diagonal convertible notes which are Level 3 financial liabilities measured at fair value on a recurring basis.

Private Placement Offering (3i, LP)

On June 27, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, 3i, LP (the “Buyer”) for the issuance and sale in a private placement (the “Private Placement Offering”) of senior secured convertible notes of the Company, in the aggregate original principal amount of $11,000,000 (the “Private Placement Convertible Notes”) which Notes shall be convertible into shares of common stock, par value $0.0001, of the Company (the “Common Stock”) (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the Notes. The Buyer purchased (i) a Note in the aggregate original principal amount of $11,000,000 and (ii) a warrant to initially acquire up to 67,124 shares of Common Stock (the “Buyer Warrants”) (as exercised, collectively, the “Warrant Shares”). In connection with the Private Placement Offering, the Company has also entered into a letter agreement dated April 30, 2025 (the “Letter Agreement”) with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”) pursuant to which the Company has agreed to issue financial advisor warrants to purchase up to an aggregate of 21,212 shares of Common Stock (the “Financial Advisor Warrants”, together with the Buyer Warrants, the “Private Placement Warrants”). Refer to Note 13 - Debt, for a summary of the changes in the fair value of the Private Placement Convertible Notes which are Level 3 financial liabilities measured at fair value on a recurring basis, and to Note 16 - Equity for a description of the warrants issued in connection with the Private Placement Offering, respectively.

F-20

Warrant Liability - Private Placement Warrants

The measurement of fair value of the Private Placement Warrants were determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion). Refer to Note 14 - Warrant Liabilities for further details.

For the six months ended, June 30, 2025, the Company recognized a loss on issuance of $361,000, presented within loss on private placement issuance in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the inputs to and the changes in the fair value of the Private Placement Warrant liability which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

Key Inputs	June 30, 2025

Stock price	$5.89
Contractual term (years)	3.0 - 5.0
Risk-free rate	3.7 - 3.8%
Volatility(1)	94.0% - 119.0%
Exercise Price	$6.60-$8.25
Dividend yield	0.00%

Fair Value
Balance at December 31, 2024	$-
Balance at March 31, 2025	$-
Loss on issuance	361,000
Balance at June 30, 2025	$361,000

The Company determined that the Private Placement Convertible Note was eligible for the fair value option election in accordance with ASC 825-10-50-28, and made such election to account for the Private Placement Convertible Note at fair value. The Company estimated the fair value of the Private Placement Convertible Note at issuance using a Monte Carlo simulation, using the following key inputs: principal on the Private Placement Convertible Note of $2,200,000; remaining term of 1.0 years; a market interest rate of 10%; a risk-free rate of 3.88%; equity volatility of 180.0%; and probability of default of 28.7%. Refer to Note 13 - Debt for further details.

8. Property and Equipment

Property and equipment, net consisted of the following at the dates indicated:

	June 30, 2025	December 31, 2024
Computers and equipment	$43,848	$34,474
Less: accumulated depreciation	(33,145)	(30,935)
Property and equipment, net	$10,703	$3,539

Depreciation expense for the six months ended June 30, 2025 and 2024 was $2,210 and $2,825 respectively.

F-21

9. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at the dates indicated:

	June 30, 2025	December 31, 2024
Prepaid expenses and other current assets:
Prepaid insurance costs	$235,451	$130,345
Service trade	177,055	239,041
Prepaid consulting costs	—	76,767
Prepaid software costs	129,168	59,855
Prepaid commissions	52,616	31,504
Prepaid merchant fees	26,385	26,690
Prepaid advertising and marketing costs	—	29,133
Prepaid data license and subscription costs	—	3,125
Employee receivable	113,567	800
Other current assets	23,271	46,414
Total prepaid expenses and other current assets	$757,513	$643,674

10. Goodwill

The following is a summary of goodwill by reportable segment as of and for the three and six months ended June 30, 2025:

	Banzai Operating Co.	Vidello	OpenReel	Consolidated
Goodwill - December 31, 2024	$2,171,526	$-	$16,800,949	$18,972,475
Additions to goodwill (Note 4)	-	3,019,246	-	3,019,246
Goodwill - June 30, 2025	$2,171,526	$3,019,246	$16,800,949	$21,991,721

We identify our reporting units in accordance with the FASB ASC Subtopic 280 Segment Reporting. The carrying value and fair value for intangible assets and goodwill for a reporting unit are calculated based on key assumptions and valuation methodologies. The discounted cash flow methodology is a widely accepted valuation technique utilized by market participants in the transaction evaluation process and has been applied consistently. We also consider our market capitalization, as compared to the aggregate fair values of our reporting units, to assess the reasonableness of our estimates pursuant to the discounted cash flow methodology. Management further supports its conclusions by assessing a combination of an income valuation methodology, comprising a discounted cash flow analysis and market valuation methodologies, comprising the guideline public company and guideline transaction methods. The estimates and assumptions made in assessing the fair value of our reporting units and the valuation of the underlying assets and liabilities are inherently subject to significant uncertainties related to future sales, gross margins, and advertising and marketing expenses, which can be impacted by increases in competition, changing consumer preferences, technology development expenses, technical advances, and inflation. The discount rate assumption may be influenced by such factors as changes in interest rates and rates of inflation, which can have an impact on the determination of fair value. If these assumptions are adversely affected, we may be required to record additional impairment charges in the future.

At June 30, 2025, as the Company has three operating segments which were deemed to be its reporting units, goodwill is allocated to each reporting unit and the carrying value of each reporting unit is determined based on the present value of the reporting unit’s specific discounted cash flows for purposes of evaluating goodwill impairment. As of December 31, 2024, the date of the last goodwill impairment analysis, the Banzai Operating Co. reporting unit had a negative carrying value, and no impairment to goodwill was identified as of December 31, 2024. As of December 31, 2024, the OpenReel reporting unit had a carrying value that exceeded the fair value of the reporting unit. As such an impairment to goodwill $2.7 million was identified as of December 31, 2024.

F-22

11. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at the dates indicated:

	June 30, 2025	December 31, 2024
Accrued expenses and other current liabilities:
Accrued accounting and professional services costs	$2,294,770	$2,419,829
Provision for tax payable	539,339	-
Sales tax payable	532,350	452,508
Accrued legal costs	154,150	315,764
Excise tax payable	223,717	223,717
Accrued payroll and benefit costs	353,128	207,970
Accrued streaming service costs	44,983	51,308
Accrued subscription costs	46,620	46,759
Other current liabilities	216,569	173,163
Total accrued expenses and other current liabilities	$4,405,626	$3,891,018

12. Deferred Revenue

Deferred revenue represents amounts that have been collected in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable revenue agreements. Differences between the revenue recognized per the below schedule, and the revenue recognized per the condensed consolidated statement of operations, reflect amounts not recognized through the deferred revenue process, and which have been determined to be insignificant. For the six months ended June 30, 2025 and the year ended December 31, 2024, the Company recognized $2,867,837 and $1,214,096 in revenue that was included in the prior year deferred revenue balance, respectively.

The change in total deferred revenue was as follows for the periods indicated:

	Six Months Ended	Year Ended
	June 30, 2025	December 31, 2024
Deferred revenue, beginning of period	$3,934,627	$1,214,096
Billings	4,628,355	4,362,730
Revenue recognized (prior year deferred revenue)	(2,867,837)	(1,214,096)
Revenue recognized (current year deferred revenue)	(1,923,747)	(3,091,333)
OpenReel deferred revenue - short-term - previously recognized at acquisition	—	2,663,230
Vidello deferred revenue - short-term	324,449	—
Deferred revenue - short-term, end of period	4,095,847	3,934,627
OpenReel deferred revenue - long-term	115,725	—
Deferred revenue - short-term and long-term, end of period	$4,211,572	$3,934,627

13. Debt

Convertible notes

Promissory Note - GEM

On December 14, 2023, the Company and GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) agreed to terminate in its entirety the GEM Agreement, pursuant to which GEM was to purchase from the Company shares of common stock having an aggregate value up to $100,000,000 and the Company was required to make and execute a warrant (“GEM Warrant”). The Company’s obligation to issue the GEM Warrant remained, granting GEM the right to purchase Class A Common Stock in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon. Due to the determination of the final terms of the planned $2.0 million convertible debenture having not been finalized, nor the final agreement related to the convertible debenture having been executed, as of December 31, 2023, the Company recognized, concurrent with the close of the merger, a liability for the GEM commitment fee, along with a corresponding GEM commitment fee expense, in the amount of $2.0 million.

F-23

On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory zero coupon note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”). The Company paid GEM the $1.2 million in cash in February 2024.

The GEM Promissory   Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 200,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note. The GEM Promissory Note is recorded in the line Convertible notes on the Company’s condensed consolidated balance sheets.

As of June 30, 2025, the Company has issued an aggregate of 19,000 shares of Class A Common Stock to GEM in lieu of monthly payment obligations and during the three and six months ended June 30, 2025, the Company paid an aggregate of $215,057 to satisfy the remaining balance of the GEM Promissory Note.

Convertible Notes (Yorkville)

On December 14, 2023, in connection with and pursuant to the terms of its Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), (refer to Note 16 - Equity for further details), Yorkville agreed to advance to the Company, in exchange for convertible promissory notes, an aggregate principal amount of up to $3,500,000, $2,000,000 of which was funded at the Closing in exchange for the issuance by the Company of a Convertible Promissory Note (the “December Yorkville Convertible Note”). The Company received net proceeds of $1,800,000 after a non-cash original issue discount of $200,000.

On February 5, 2024, the Company and Yorkville entered into a supplemental agreement (the “SEPA Supplemental Agreement”) to increase the amount of convertible promissory notes allowed to be issued under SEPA by $1,000,000 (the “Additional Pre-Paid Advance Amount”), for an aggregate principal amount of $4,500,000 to be advanced by Yorkville to the Company in the form of convertible promissory notes. On February 5, 2024 in exchange for a promissory note in the principal amount of $1,000,000 (the “February Yorkville Promissory Note”), with the same terms as the December Yorkville Convertible Note, the Company received net proceeds of $900,000 after an original issue discount of $100,000.

On March 26, 2024, the Company, in exchange for a convertible promissory note with a principal amount of $1,500,000 (the “March Yorkville Promissory Note” and, together with the December Yorkville Convertible Note and February Yorkville Promissory Note the” Yorkville Promissory Notes”), received net proceeds of $1,250,000 after an original issue discount of $250,000 from Yorkville.

On May 3, 2024, the Company and Yorkville entered into a Debt Repayment Agreement (the “Original Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes. Under the Original Debt Repayment Agreement, Yorkville agreed that, upon completion of a Company registered offering and repayment of an aggregate $2,000,000 outstanding under the Yorkville Promissory Notes (the “Original Repayment Amount”), Yorkville would not deliver to the Company any Investor Notice (as defined in the SEPA) and would not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter. Under the Original Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $200,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Company’s Class A common stock, par value $0.0001 per share. The Debt Repayment Agreement was conditioned on the completion of the offering by June 2, 2024.

On May 22, 2024, the Company and Yorkville entered into an Amended and Restated Debt Repayment Agreement (the “Amended Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes, which amends and restates the Original Debt Repayment Agreement. Under the Amended Debt Repayment Agreement, Yorkville has agreed that, upon completion of a registered offering and repayment of an aggregate $750,000 outstanding under the Yorkville Promissory Notes (the “Amended Repayment Amount”), Yorkville will not deliver to the Company any Investor Notice (as defined in the SEPA) and will not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter (the “Stand-still Period”); provided that the Company will seek any consents necessary to allow Yorkville to issue Investor Notices or exercise its right to convert the remainder of the amount outstanding under the Promissory Notes after a period of 60 days following the closing of the offering. Under the Amended Debt Repayment Agreement, the Company and

F-24

Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $75,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice for shares of Class A Common Stock (the “Q2 Prepayment Premium”). The Amended Debt Repayment Agreement was conditioned on the completion of the offering by May 29, 2024, which condition was satisfied upon the closing of the offering on May 28, 2024 (the “May 2024 Offering”).

Pursuant to the terms of the Amended Repayment Agreement, the Company made a cash principal payment of $750,000 on May 31, 2024 (the “Repayment Date”), and issued an Advance Notice for the purchase of 1,200 shares of Class A Common Stock (the “Premium Advance Shares”) (representing the number of shares the Company reasonably believed would be sufficient to result in net proceeds of $75,000 as of the Repayment Date) (the “Premium Advance”). The total purchase price for the Premium Advance was $110,040, of which $75,000 was applied in satisfaction of the Payment Premium, and the remaining $35,040 was paid by Yorkville to the Company in cash (the “Cash Surplus”). The Premium Advance Shares were recorded at fair value totaling $115,800 on the Repayment Date, and the excess of fair value over the Cash Surplus was recorded to the consolidated statement of operations in line Yorkville prepayment premium expense.

On September 20, 2024, the Company entered into a Floor Price Reduction Agreement (the “Floor Price Reduction Agreement”) with Yorkville. The Company and Yorkville, pursuant to the Floor Price Adjustment Agreement, agreed to amend and restate the prior repayment agreements such that the outstanding principal under the Amended Debt Repayment Agreement was reduced to $0.7 million, with no remaining interest, the floor price, as described in the Outstanding Promissory Notes, was adjusted to $20.00, and the maturity date for the Outstanding Promissory Notes is extended by 120 days to January 17, 2025.

The Yorkville Promissory Notes have a maturity date (as modified by the Floor Price Reduction Agreement) of January 17, 2025, and accrue interest at 0% per annum, subject to an increase to 18% per annum upon events of default as defined in the agreement. As of June 30, 2025, no events of default have occurred.

Yorkville has the   right to convert any portion of the outstanding principal into shares of Class A common stock at any time subsequent to the Stand-still Period through maturity. The number of shares issuable upon conversion is equal to the amount of principal to be converted (as specified by Yorkville) divided by the Conversion Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 16). Yorkville will not have the right to convert any portion of the principal to the extent that after giving effect to such conversion, Yorkville would beneficially own in excess of 9.99% of the total number of shares of Class A common stock outstanding after giving effect to such conversion.

Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than ten trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the Class A common stock is less than the Fixed Price.

Upon the occurrence of certain triggering events, as defined in the Yorkville Promissory Notes agreement (each an “Amortization Event”), the Company may be required to make monthly repayments of amounts outstanding under the Yorkville Promissory Notes, with each monthly repayment to be in an amount equal to the sum of (x) $1,000,000, plus (y) 10% in respect of such amount, and (z) all outstanding accrued and unpaid interest as of each payment date.

During January 2024, the Company’s stock price per share fell below the then in effect Floor Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 16) of $20.00 for five trading days during a period of seven consecutive trading days (an Amortization Event under the terms of the December Yorkville Convertible Note agreement), thus triggering amortization payments under the terms of the December Yorkville Convertible Note. On January 24, 2024, Yorkville agreed to waive the Amortization Event trigger, prior to the date upon which any amortization payment would have been required. As discussed in the definitions below, the Floor Price was reset on February 14, 2024, in conjunction with the effective date of the Company’s Registration Statement, at a price of $2.94 per share of Common Stock, thus curing the Amortization Event condition.

During the year ended December 31, 2024, $2,000,000 of the full outstanding principal under the December Yorkville Convertible Note, respectively, was converted into 27,538 shares of Class A Common stock of the Company. During the year ended December 31, 2024, the full principal amount of $1,000,000 under the February Yorkville Promissory Note was converted into 2,891 Class A Common stock of the Company. During the year ended December 31, 2024, the full outstanding principal amount of $750,000 under the March Yorkville Promissory Note was converted into 14,986, Class A Common stock of the Company.

On January 30, 2025 (the “Issuance Date”), in connection with and pursuant to the terms of the SEPA (refer to Note 16 – Equity for further details), Yorkville agreed to advance to the Company, in exchange for a Convertible Promissory Note (the “Yorkville Note”), a total principal amount of $3,500,000. The Company received net proceeds of $3,140,000 after a non-cash original issue discount of $350,000, and $10,00 debt issuance costs paid to Yorkville.

F-25

The Yorkville Note has a maturity date of July 31, 2025, but may be extended at the option of the Company. Beginning on the 30th day from the Issuance Date, and continuing on the same day of each successive calendar month thereafter, (each, an “Installment Date”), the Company shall repay a portion of the outstanding balance of the Yorkville Note in an amount equal to the sum of (i) $1,000,000 of principal (or the outstanding Principal if less than such amount), plus (ii) a payment premium (in an amount equal to 4% of the Principal amount being paid (the “Payment Premium”), and (iii) accrued and unpaid interest as of each Installment Date (collectively, the “Installment Amount”). The Company maintains the right to pay each Installment Amount in cash or via an Advance Notice pursuant to the SEPA or any combination thereof. The Note bears an interest rate of 0% for the first 90 days following the Issuance Date, and 6% thereafter (the “Interest Rate”). The Interest Rate shall increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined by the Yorkville Note). The Yorkville Note is convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at a conversion price of $20.00 per share (the “Conversion Price”). The Investor may elect to convert part or all of the outstanding balance of the Note at any time or from time to time after the Issuance Date. The Company may prepay the outstanding amount at any time, in whole or in part, subject to a 4% premium, provided that (i) the Company provides the Investor with at least 10 trading days’ prior written notice (each, a “Redemption Notice”) of its desire to prepay the outstanding amount (an “Optional Redemption”), and (ii) on the date the Redemption Notice is issued, the VWAP of the Class A Common Stock is less than the Conversion Price.

The Company determined that the Yorkville Note was eligible for the fair value option election in accordance with ASC 825-10-50-28, and made such election to account for the Yorkville Note at fair value. The Company estimated the fair value of the Yorkville Note at issuance using a Monte Carlo simulation, using the following key inputs: principal on the Yorkville Note of $3,500,000; remaining term of .50 years; the fair value of the Company’s Class A common stock on the valuation date of $22.40 per share; a market interest rate of 8.7%; a risk-free rate of 4.27%; equity volatility of 224.0%; and the Payment Premium of 4%.

Pursuant to the Yorkville Note, the Company made payments totaling approximately $3,640,000, of which approximately $3,500,000 was applied against outstanding principal, and approximately $140,000 was paid to Yorkville as Payment Premiums and expensed as incurred.

During the three months and six months ended June 30, 2025, the Company recognized a loss of approximately $78,900 and $238,000, respectively, on the change in fair value of the Yorkville Note. The Company estimated the fair value of the Yorkville Note at March 31, 2025 using a Monte Carlo simulation, using the following key inputs: outstanding principal on the Yorkville Note of approximately $1,695,000; remaining term of .33 years; the fair value   of the Company’s Class A common stock on the valuation date of $11.20 per share; a market interest rate of 11.3%; a risk-free rate of 4.29%; equity volatility of 171.0%; and the Payment Premium of 4%. As of June 30, 2025 the note was fully repaid.

During the three and six months ended June 30, 2024, the Company recorded a loss of $34,000 and $578,000, respectively, related to the change in fair value of the Yorkville Promissory Notes liability, respectively. The Company used Monte Carlo simulation models in order to determine the Yorkville Promissory Note’s fair value at June 30, 2024, with the following inputs: the fair value of the Company’s common stock of $0.17 on June 30, 2024, estimated equity volatility of 125%, the time to maturity of 0.24 years, a discounted market interest rate of 20.6%, a risk free rate of 5.48%, and probability of optional redemption 75.0%.

Convertible notes - related party

Term and Convertible Notes - related party (CP BF)

During 2021, the Company entered into a loan agreement with CP BF Lending, LLC (“CP BF”) comprised of a Term Note and a Convertible Note. The Term Note bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind (“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Note together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Note accrues PIK interest cumulatively at a rate of 15.5% per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a fixed conversion price of $1,336.40 per unit. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date.

F-26

For all respective periods presented, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company’s noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company’s consolidated balance sheets.

On October 10, 2022 the Loan Agreement was amended, where CP BF waived payment by the Company of four months of cash interest with respect to the Term Note in replacement for a Convertible Note (“First Amendment Convertible Note”) in the principal amount of $321,345, which is not considered an Additional Loan as defined above. The First Amendment Convertible Note has the same features as the Convertible Note described above.

The effective interest rate for the Term Note was 16% for the three and six months ended June 30, 2024. For the three and six months ended June 30, 2024, interest expense on the Term Note totaled $294,613 and $586,940, respectively, comprised of $267,359 and $533,707, respectively, of contractual interest and $27,254 and $53,233, respectively, for the amortization of the discount. The effective interest rate for the CP BF Convertible Note and First Amendment Convertible Note was 16% for the three and six months ended June 30, 2024. For the three and six months ended June 30, 2024, interest expense on the Convertible Notes totaled $121,448 and $237,859, respectively, comprised of $112,908 and $221,504, respectively, of contractual interest and $8,540 and $16,355, respectively, for the amortization of the discount.

The Company utilizes a combination of scenario-based methods and Black-Scholes option pricing models to determine the average share count outstanding at conversion and the simulated price per share for the Company as of the valuation date. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

Convertible notes - related party (CP BF restructuring)

On September 5, 2024, the Company entered into a side letter to the loan agreement with CP BF whereby the Company agreed to consolidate the Term Note, CP BF Convertible Note and First Amendment Convertible Note (combined the “Old CP BF Notes”) into a single convertible note (the “2024 CP BF Convertible Note”). In accordance with ASC 470 Debt, the Company treated the Old CP BF Notes as extinguished and recognized a loss on debt extinguishment of $6,529,402, determined by the sum of the fair value of the 2024 CP BF Convertible Note, plus the fair value of the additional equity consideration given as part of the side letter and share purchase agreement, as discussed below, in excess of the carrying value of the Old CP BF Notes. After consideration of the below transactions it was determined CP BF is a related party as they own approximately 16% of the outstanding Class A Common Stock.

In conjunction with the side letter, the Company agreed to issue to CP BF, 7,000 shares of the Company’s Class A Common Stock. On September 23, 2024 the transaction was finalized and the Company issued the 2024 CP BF Convertible Note with a principal amount of $10,758,775. The outstanding principal balance of the 2024 CP BF Convertible Note together with accrued interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2027 (“2024 Loan Maturity Date”). The 2024 CP BF Convertible Note accrues interest at a rate of 15.5% which interest shall be paid in kind monthly and is convertible at the holder’s option at any time on or following the effectiveness of the first resale registration statement covering the applicable conversion shares at a fixed conversion price per share of $38.90. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the 2024 CP BF Convertible Note will bear PIK interest at a per annum rate of 20% (“2024 Default Rate”).

The Company may voluntarily prepay the principal of the 2024 CP BF Convertible Note, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued interest with respect to the principal amount so prepaid through the date the prepayment is made and (ii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iii) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid. The 2024 CP BF Convertible Note obtain features that relate to the mandatory prepayment, either partially or in whole, upon certain contingent events.

The embedded redemption put feature upon a Prepayment and Default Interest triggering events that are unrelated to the creditworthiness of the Company are not clearly and closely related to the debt host instrument, were separated and bundled together, as a derivative and assigned probabilities of being affected and initially measured at fair value in the amount of $12,000. Subsequent changes in fair value of the feature will be recognized as a gain or loss in the Consolidated Statement of Operations. The fair value of the bifurcated derivative asset was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (See Note 7 - Fair Value Measurements). As of June 30, 2025, the fair value of the bifurcated derivatives was $1,000. The Company recorded a loss related to the change in fair value of the bifurcated derivatives of $62,000 for the six months ended June 30, 2025.

F-27

In October 2024, CP BF exercised its optional conversion option in which it received 5,560 Class A Common Stock at the fixed conversion price per share of $38.90 in satisfaction of $216,284 of the Company’s obligations under the 2024 CP BF Convertible Note.

On September 23, 2024, the Company entered into a Securities Purchase Agreement (the “CP BF SPA”), a Registration Rights Agreement (the “CP BF RRA”), a Lock-Up Agreement (the “CP BF Lock Up”) and issued CP BF a Common Stock Purchase Warrant (the “CP BF Warrant”) and a Pre-Funded Warrant (the “CP BF Pre-Funded Warrant,” together with the CP BF SPA, CP BF RRA, CP BF Lock Up and CP BF Warrant, the “CP BF Transaction Documents”). Pursuant to the CP BF SPA, CP BF agreed to convert $2,000,000 in debt into 26,085 shares of Class A Common Stock, CP BF Warrants to purchase up to 56,555 shares of Class A Common Stock and CP BF Pre-Funded Warrants to purchase up to 30,470 shares of Class A Common Stock (all such securities and shares collectively referred to as the “CP BF Registrable Securities”). The CP BF Warrant can be exercised at an initial exercise price of $38.90 per share, subject to adjustment for a term of five years. The CP BF Pre-Funded Warrant will be exercisable at any time after the date of issuance at an exercise price of $0.0001. Neither warrant may be exercised if the holder, together with its affiliates, would beneficially own more than 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Both warrants may be exercised via cash or cashless exercise. Pursuant to the CP BF RRA, the Company agreed to file a registration statement to register the CP BF Registrable Securities and for the registration statement to become effective on or before December 9, 2024. Under the CP BF Lock-Up, the Company’s CEO, Joe Davy, agreed not to sell an aggregate of 231,114 shares of Class B Common Stock that he owns until such time as CP BF no longer owns any of the CP BF Registrable Securities.

On September 24, 2024, the Company entered into a securities purchase agreement with an institutional investor for the issuance and sale in a private placement with gross proceeds to the Company of approximately $4.6 million. One of the contingent redemption features in the 2024 CP BF Convertible Note relates to the Company prepaying, either partially or in whole, the obligations in an aggregate amount upon the sale of the Company’s capital stock equal to 20% of the cash proceeds in excess of $3,000,000. For the six months ended June 30, 2025, the Company paid a total of $870,190 of which satisfied outstanding principal under the 2024 CP BF Convertible Note.

The effective interest rate for the 2024 CP BF Convertible Note was approximately 15.4% for the three and six months ended June 30, 2025. For the three and six months ended June 30, 2025, interest expense on the 2024 CP BF Convertible Note totaled $318,718 and $654,108, respectively, consisting of $319,574 and $655,849, respectively, of contractual interest offset by $855 and $1,740, respectively, of amortization of the debt premium.

The following table presents the 2024 CP BF Convertible Note as of June 30, 2025:

Face value of the CP BF convertible notes	$8,758,775
Debt premium, net	9,325
Carrying value of the CP BF convertible notes	8,768,100
Accrued interest	1,027,631
Prepayments made	(1,153,505)
Conversions	(216,284)
Total CP BF convertible notes and accrued interest	$8,425,943

The following table presents the 2024 CP BF Convertible Note as of December 31, 2024:

Face value of the CP BF convertible notes	$8,758,775
Debt premium, net	11,066
Carrying value of the CP BF convertible notes	8,769,841
Accrued interest	369,459
Prepayments made	(283,315)
Conversions	(216,284)
Total CP BF convertible notes and accrued interest	$8,639,701

Notes payable, carried at fair value

Term Notes (Agile)

On July 22, 2024, the Company entered into a subordinated business loan and security agreement (the “July Subordinated Business Loan and Security Agreement”) with Agile Lending, LLC and Agile Capital Funding, LLC as the collateral agent. On July 22, 2024, the Company issued a subordinated secured promissory note (the “July Agile Note”) for an aggregate principal amount of $787,500 and received $750,000 of proceeds, net of administrative agent fees $37,500 to the collateral agent, with a maturity date of February 5, 2025 under the subordinated business loan and security agreement. The loan under the agreement bears interest at a rate of 42% and will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the loan commencing on and including the effective date pursuant to the Agreement’s weekly repayment and amortization schedule.

F-28

On September 13, 2024, the Company entered into a subordinated business loan and security agreement (the “September Subordinated Business Loan and Security Agreement”) with Agile Lending, LLC and Agile Capital Funding, LLC as the collateral agent. On September 13, 2024, the Company issued a subordinated secured promissory note (the “September Agile Note”) for an aggregate principal amount of $262,500 and received $250,000 of proceeds, net of administrative agent fees $12,500 to the collateral agent, with a maturity date of March 3, 2025 under the September Note. The September Note bears interest at a rate of 48%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the September Note commencing on and including the effective date pursuant to the September Note Agreement’s weekly repayment and amortization schedule.

On December 12, 2024, the Company issued a subordinated secured promissory note (the “December Agile Note”) for an aggregate principal amount of $2,400,000 and received $1,782,438 of proceeds, net of administrative agent fees of $120,000 paid to the collateral agent, and net of payments to Agile Lending, LLC of $319,500 and $178,063 in respect to early prepayment of the remaining outstanding balances of the July Agile Note and September Agile Note, with a maturity date on the December Agile Note of July 10, 2025. The December Agile Note bears interest at a rate of 44%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the December Agile Note commencing on and including the effective date pursuant to the December Agile Note Agreement’s weekly repayment and amortization schedule.

Upon the modification on December 12, 2024, the Company evaluated the debt modification guidance, determining that the modification is   an extinguishment of the existing July Agile Note and September Agile Note due to the terms of the December Agile Note being substantially different from the terms of the July and September Agile Notes. As a result, the Company recorded a loss on debt extinguishment of $1,071,563.

On March 31, 2025, the Company issued a subordinated secured promissory note (the “March Agile Note”) for an aggregate principal amount of $4,000,000 and received $2,044,105 of proceeds, net of administrative agent fees of $200,000 paid to the collateral agent, and net of payments to Agile Lending, LLC of $1,755,895 in respect to early prepayment of the remaining outstanding balances of the December Agile Note, with a maturity date on the March Agile Note of November 12, 2025. The March Agile Note bears interest at a rate of 44%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the March Agile Note commencing on and including the effective date pursuant to the March Agile Note Agreement’s weekly repayment and amortization schedule.

Upon the   modification on March 31, 2025, the Company evaluated the debt modification guidance, determining that the modification is an extinguishment of the existing December Agile Note due to the terms of the March Agile Note being substantially different from the terms of the December Agile Notes. As a result, the Company recorded a loss on debt extinguishment of $1,769,895.

On June 12, 2025, the Company issued a subordinated secured promissory note (the “June Agile Note”) for an aggregate principal amount of $262,500 and received $250,000 of proceeds, net of administrative agent fees $12,500 to the collateral agent, with a maturity date of December 15, 2025 under the June Note. The June Note bears interest at a rate of 48%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the June Note commencing on and including the effective date pursuant to the June Note Agreement’s weekly repayment and amortization schedule.

The July Agile Note, the September Agile Note, the December Agile Note, the March Agile Note, and the June Agile Note are together referred to as the “Agile Notes”.

The collateral under the subordinated business loan and security agreements consist of all of the Company’s goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including intellectual property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other collateral accounts, all certificates of deposit, fixtures, letters of credit rights, securities, and all other investment property, supporting obligations, and financial assets. Upon any Changes in Business or Management, Ownership (as defined in the agreements) or upon an Event of Default (as defined in the agreements), each of the July Agile Note and or the September Agile Note then-outstanding will become accelerated and the Company shall immediately pay to Agile an amount equal to the sum of (i) all outstanding principal of the term loan plus accrued and unpaid interest thereon accrued through the prepayment date, (ii) a Prepayment Fee (as defined in the agreements), plus (iii) all other obligations that are due and payable, including, without limitation, incremental interest at the Default Rate of 5.0% (as defined in the agreements). Additionally, the Company may voluntarily prepay the July Agile Note and or the September Agile Note, in accordance with their terms, in whole or in part at any time. On the date of such prepayment of any principal amounts, the Company will owe to Agile a Prepayment Fee comprising a make-whole premium payment on account of such principal amount prepaid, which shall be equal to the aggregate and actual amount of interest (at the contract rate of interest) that would be paid through the maturity date of the respective note, as described above.

F-29

The Agile Notes include contingent redemption (put) rights which trigger mandatory prepayment and a make-whole premium upon certain events including an event of default, and defaulted contingent interest upon an event of default.

Due to the contingent redemption put feature and default interest embedded feature within the Agile Notes, the Company elected to account for the Agile Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest   expense on the Agile Notes totaled $681,928 for the three and six months ending June 30, 2025 and is included in the fair value of the notes.

The following presents the Agile Notes as of June 30, 2025:

Fair Value
Balance at December 31, 2024	$3,143,000
Issuance of Agile term notes	4,000,000
Loss on restructuring	1,769,895
Repayments in cash	(3,540,800)
Change in fair value	165,905
Balance at March 31, 2025	5,538,000
Issuance of Agile term notes	262,500
Loss on issuance	110,500
Repayments in cash	(1,929,885)
Change in fair value	149,885
Balance at June 30, 2025	$4,131,000

Outstanding principal balance as of June 30, 2025	$2,754,543
Accrued interest as of June 30, 2025	$681,928

Convertible Notes (1800 Diagonal)

On August 16, 2024, the Company entered into a securities purchase agreement and promissory note agreement (the “August Securities Purchase Agreement”) with 1800 Diagonal Lending LLC (“Lender”). On August 16, 2024 the Company issued a promissory note (the “August 1800 Diagonal Note”) for an aggregate principal amount of $184,000 and received $152,000 of proceeds, net of an original issue discount of $24,000 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of June 15, 2025. The August Securities Purchase Agreement stipulates that the Company and Lender may mutually agree to enter into additional tranches of promissory notes over the 12 month period commencing on August 16, 2024, up to an aggregate total of $750,000. The stated interest rate on the August Note is 12% per annum, and interest shall accrue on the August Note commencing on and including the issuance date pursuant to the August Agreement’s monthly repayment and amortization schedule.

On September 24, 2024, the Company issued a second promissory note (the “September 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received $100,000 of proceeds, net of an original discount of $16,200 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of July 30, 2025. The stated interest rate on the September Note is 12% per annum, and interest shall accrue on the September Note commencing on and including the issuance date pursuant to the September Note Agreement’s repayment and amortization schedule.

On December 10, 2024, the Company issued a third promissory note (the “December 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received $100,000 of proceeds, net of an original discount of $16,200 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of October 15, 2025. The stated interest rate on the December Note is 12% per annum, and interest shall accrue on the December Note commencing on and including the issuance date pursuant to the December Note Agreement’s repayment and amortization schedule.

On February 7, 2025, the Company issued a fourth promissory note (the “February 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received $100,000 of proceeds, net of an original discount of $16,200 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of December 15, 2025. The stated interest rate on the February Note is 12% per annum, and interest shall accrue on the February Note commencing on and including the issuance date pursuant to the February Note Agreement’s repayment and amortization schedule.

F-30

On April 17, 2025, the Company issued a fifth promissory note (the “April 1800 Diagonal Note”) for an aggregate principal amount of $230,000 and received $192,000 of proceeds, net of an original discount of $30,000 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of February 15, 2026. The stated interest rate on the April Note is 12% per annum, and interest shall accrue on the April Note commencing on and including the issuance date pursuant to the April Note Agreement’s repayment and amortization schedule.

On May 9, 2025, the Company issued a sixth promissory note (the “May 1800 Diagonal Note”) for an aggregate principal amount of $163,300 and received $135,000 of proceeds, net of an original discount of $21,300 and issuance costs of $7,000 for due diligence and legal fees, with a maturity date of February 15, 2026. The stated interest rate on the May Note is 12% per annum, and interest shall accrue on the May Note commencing on and including the issuance date pursuant to the May Note Agreement’s repayment and amortization schedule.

The August 1800 Diagonal Note, the September 1800 Diagonal Note, the December 1800 Diagonal Note, the February 1800 Diagonal Note, the April 1800 Diagonal Note, and the May 1800 Diagonal Note are together referred to as the “1800 Diagonal Notes”.

Upon an event of default, as defined in the agreements, all or any portion of the 1800 Diagonal Notes that are then-outstanding, may become convertible at the option of the Lender into fully paid and non-assessable shares of the Company’s Common Stock up to 4.99% of the Company’s outstanding shares of Common Stock. The Notes become convertible at the lender’s option upon an event of default, at a conversion price equal to the quotient resulting from dividing the Conversion Amount, measured as the sum of (1) the principal amount of the Note or Notes being converted in such conversion, plus (2) at the lender’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates to the respective note or notes being converted through the conversion date, plus (3) at the lender’s option, the default interest, divided by the “Conversion Price” then in effect on the date specified in the notice of conversion (the conversion date). The Conversion Price will be measured as seventy-five percent (75%) multiplied by the market price, which means the lowest trading price for the Company’s Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

The 1800 Diagonal Notes include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default.

Due to these embedded features within the 1800 Diagonal Notes, the Company elected to account for the 1800 Diagonal Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest expense on the 1800 Diagonal Notes totaled approximately $60,241 and $97,176 for the three and six months ending June 30, 2025 and is included in the fair value of the notes.

The following table presents the 1800 Diagonal Notes as of June 30, 2025:

Fair Value
Balance at December 31, 2024	$432,000
Issuance of 1800 Diagonal convertible notes	124,200
Loss on debt issuance	21,800
Repayments in cash	(145,286)
Change in fair value	(21,714)
Balance at March 31, 2025	411,000
Issuance of 1800 Diagonal convertible notes	393,300
Loss on debt issuance	58,700
Repayments in cash	(316,719)
Change in fair value	(16,281)
Balance at June 30, 2025	$530,000

Outstanding principal balance as of June 30, 2025	$461,454
Accrued interest as of June 30, 2025	$97,176

F-31

Private Placement Offering (3i, LP)

On June 27, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, 3i, LP (the “Buyer”) for the issuance and sale in a private placement (the “Private Placement Offering”) of senior secured convertible notes of the Company, in the aggregate original principal amount of $11,000,000 (the “Private Placement Convertible Notes”) which Notes shall be convertible into shares of the Company’s Class A Common Stock, par value $0.0001 (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the Notes. The Buyer purchased (i) a Note in the aggregate original principal amount of $11,000,000 and (ii) a warrant to initially acquire up to 67,124 shares of Common Stock (the “Buyer Warrants”) (as exercised, collectively, the “Warrant Shares”). In connection with the Offering, the Company has also entered into a letter agreement dated April 30, 2025 (the “Letter Agreement”) with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”) pursuant to which the Company has agreed to issue financial advisor warrants to purchase up to an aggregate of 21,212 shares of Common Stock (the “Financial Advisor Warrants”, together with the Buyer Warrants, the “Private Placement Warrants”). The Private Placement Offering closed on June 30, 2025 (the “Closing Date”). Refer to Note 16 - Equity, for further description of the Warrants issued in the Private Placement Offering.

The Notes were issued with an original issue discount of 10.0% and accrue interest at a rate of 10.0% per annum. The Notes mature twelve (12) months from the date of issuance, June 30, 2026 (the “Maturity Date”), unless extended pursuant to the terms thereof. The Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to quotient of the Conversion Amount divided by (y) the Conversion Price (the “Conversion Rate”). At no time may the Buyer hold more than 4.99% (or up to 9.99% at the election of the Buyers pursuant to the Notes) of the outstanding Common Stock. The conversion price of the Note is subject to a floor price of $0.11.

On June 30, 2025, the Company drew $2,200,000 of principal under the allowable aggregate of $11,000,000 pursuant to the Purchase Agreement and received proceeds of $1,725,000, net of original issue discount and issuance fees and costs.

In addition, if an Event of Default (as defined in the Notes) has occurred under the Notes, the Buyer may elect convert (each, an “Alternate Conversion”, and the date of such Alternate Conversion, each, an “Alternate Conversion Date”) all, or any part of, the Conversion Amount (such portion of the Conversion Amount subject to such Alternate Conversion, the “Alternate Conversion Amount”) into shares of Common Stock at a conversion rate equal to the quotient of (x) the product of (A) the Redemption Premium and (B) the Alternate Conversion Amount, divided by (y) the Alternate Conversion Price (the “Alternate Conversion Rate”). Upon the occurrence of an Event of Default, the Company is required to deliver written notice to the Buyer within one (1) business day (an “Event of Default Notice”). At any time after the earlier of (a) the Buyer’s receipt of an Event of Default Notice, and (b) the Buyer becoming aware of an Event of Default, the Buyer may require the Company to redeem all or any portion of the Notes at a 15% premium. Beginning the earlier to occur of (x) the Effective Date (as defined in the Registration Rights Agreement) of the initial Registration Statement filed pursuant to the Registration Rights Agreement and (y) August 1, 2025, and thereafter, the first Trading Day of the calendar month immediately following (each an “Installment Date”) until the Maturity Date, the Company shall repay the Buyer approximately $183,333 towards the principal balance of the Notes and any accrued and unpaid interest in cash or, provided certain conditions are satisfied, shares of Common Stock, at the Company’s option (collectively, the “Installment Amount”). In connection with a “Change of Control”, the Buyer shall have the right to require the Company to redeem part or all of the Notes outstanding in cash, at the highest calculation of the Change of Control Redemption Price, each of which is outlined in their entirety within the Notes.

The initial net proceeds to the Company from the Offering were approximately $1.725 million, after the original issuance discount and deducting financial advisory fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Offering for general corporate purposes and working capital.

The Private Placement Convertible Notes include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default.

Due to these embedded features within the Private Placement Convertible Notes, the Company elected to account for the Private Placement Convertible Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest expense on the Private Placement Convertible Notes totaled approximately $0 for the three and six months ending June 30, 2025 and is included in the fair value of the notes.

F-32

The following table presents the Private Placement Convertible Notes as of June 30, 2025:

Fair Value
Balance at December 31, 2024	$—
Balance at March 31, 2025	-
Issuance of Private Placement Convertible Notes	2,200,000
Loss on debt issuance	476,000
Balance at June 30, 2025	$2,676,000

Outstanding principal balance as of June 30, 2025	$2,200,000
Accrued interest as of June 30, 2025	$—

14. Warrant Liabilities

Public Warrants

The Company assumed Public Warrants in the Merger, exercisable into 23,000 shares of Common Stock of the Company, and which remained outstanding as of June 30, 2025. The Public Warrants have an exercise price of $5,750 per share, subject to adjustments, and will expire five years from the Merger Closing Date. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and the Company will not be obligated to issue a share of Class A Common Stock upon exercise of a Public Warrant unless the shares of Class A Common Stock issuable upon such Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant. The Resale Registration statement went effective on February 14, 2024. As the Resale Registration Statement was declared effective within the contractual 60-day term upon closing of the Merger, no “cashless basis” exercises were triggered during the period ended June 30, 2025.

Redemption of Public Warrants When the price per Share of Class A Common Stock Equals or Exceeds $9,000

● Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

● in whole and not in part;

● at a price of $5.00 per Warrant;

● upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

if, and only if, the closing price per share of Class A Common Stock equals or exceeds $9,000 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “- Warrants—Public Stockholder Warrants—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price per share of Class A Common Stock may fall below the $9,000 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “-Warrants—Public Stockholder Warrants—Anti-dilution Adjustments”) as well as the $5,750 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

F-33

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

GEM Financing Arrangement

In association with the GEM Letter, see Note 13 - Debt for further details, at Closing, the GEM Warrant automatically became an obligation of the Company, and on December 15, 2023, the Company issued the GEM Warrant granting GEM the right to purchase 1,657 shares at an exercise price of $3,245 per share. GEM may exercise the GEM Warrant at any time and from time to time until December 14, 2026. The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of shares of Class A Common Stock for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of New Banzai Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of Common Stock, or securities convertible into or exercisable or exchange for, shares of Common Stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such Common Stock or other securities. In the event of a Change of Control, if the Surviving Corporation does not have registered class of equity securities and common shares listed on a U.S. national securities exchange, then the Holder is entitled to receive one percent of the total consideration received by the Company’s stockholders and the GEM Warrants will expire upon payment. Upon the closing of the OpenReel Merger, the exercise price of the GEM Warrants were adjusted to the price equal to 105% of the consideration per share paid which resulted in a strike price of $18.30. The effect of the change in strike price feature being triggered resulted in a change of value of approximately $15,000 which is recorded in the statement of operations line change in fair value of warrant liability.

The Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant one percent of the total consideration received by the Company’s stockholders in connection with a Change of Control, where the surviving corporation is not publicly traded, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period.

The measurement of fair value was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion). As of June 30, 2025 and December 31, 2024, the fair value of the Warrants, as determined by the Monte Carlo simulation option pricing model, were $3,000 and $15,000, respectively.

If the per share market value of one share of Class A Common Stock is greater than the then-current exercise price, then GEM will have the option to exercise the GEM Warrant on a cashless basis and receive a number of shares of Class A Common Stock equal to (x) the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, less (y) the product of the then-current exercise price and the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, divided by the per share market value of one share of Class A Common Stock.

The GEM Warrant may not be exercised if such exercise would result in the beneficial ownership of the holder and its affiliates in excess of 9.99% of the then-issued and outstanding shares of Common Stock.

Private Placement Offering Warrants

On June 27, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, 3i, LP (the “Buyer”) for the issuance and sale in a private placement (the “Private Placement Offering”) of senior secured convertible notes of the Company, in the aggregate original principal amount of $11,000,000 (the “Private Placement Convertible Notes”) which Notes shall be convertible into shares of the Company’s Class A Common Stock, par value $0.0001 (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the Notes. The Buyer purchased (i) a Note in the aggregate original principal amount of $11,000,000 and (ii) a warrant to initially acquire up to 67,124 shares of Common Stock (the “Buyer Warrants”) (as exercised, collectively, the “Warrant Shares”). In connection with the Offering, the Company has also entered into a letter agreement dated April 30, 2025 (the “Letter Agreement”) with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”) pursuant to which the Company has agreed to issue financial advisor warrants to purchase up to an aggregate of 21,212 shares of Common Stock (the “Financial Advisor Warrants”, together with the Buyer Warrants, the “Private Placement Warrants”). The Private Placement Offering closed on June 30, 2025.

F-34

The Buyer Warrants are to purchase up to 67,124 shares of Common Stock, at an exercise price of $6.60 per share. The Buyer Warrants are exercisable immediately upon issuance and have a term of exercise equal to three (3) years from the date of issuance.

Rodman & Renshaw LLC (“Rodman”) acted as the Company’s exclusive financial advisor in connection with the Offering, pursuant to that certain Letter Agreement, dated as of April 30, 2025, as amended, between the Company and Rodman. Pursuant to the Letter Agreement, the Company paid Rodman (i) a total cash fee equal to 7% of the aggregate gross proceeds of the Offering (inclusive of the gross proceeds to be received from the exercise of any Buyer Warrants), (ii) a management fee of 1.0% of the aggregate gross proceeds of the Offering (inclusive of the gross proceeds to be received from the exercise of any Buyer Warrants), and (iii) a non-accountable expense allowance of $75,000. In addition, the Company issued to Rodman or its designees the Financial Advisor Warrants to purchase up to an aggregate of 21,212 shares of Common Stock at an exercise price equal to $8.25 per share, which represents 125% of the Offering price. The Financial Advisor Warrants have substantially the same terms as the Buyer Warrants, are exercisable immediately upon issuance and have a term of exercise equal to five (5) years from the date of issuance.

A holder of the Warrants may not exercise any portion of such holder’s Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. In the event of a Change of Control, holders of the Warrants will have the right to receive the Black Scholes Value of their Warrants calculated pursuant to a formula set forth in the Warrants, payable in cash.

In association with the Private Placement Convertible Notes, see Note 13 - Debt for further details, at Closing, the Private Placement Warrants automatically became an obligation of the Company. Holders of the Private Placement Warrants may exercise the Private Placement Warrants at any time and from time to time until June 30, 2028 and June 30, 2030, respectively. The terms of the Private Placement Warrants provide that the exercise price of the Private Placement Warrants, and the number of shares of Class A Common Stock for which the Private Placement Warrants may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of Banzai Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations, and reclassifications. Additionally, the Private Placement Warrants contain anti-dilution and change in option price or rate of conversion price (“Variable Price”) provisions that provide that if the Company issues shares of Common Stock, or securities convertible into or exercisable or exchange for, shares of Common Stock after the Private Placement Offering, at a price per share that varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, then the Holders of Private Placement Warrants have the right, but not the obligation, at their sole discretion, to elect to substitute the Variable Price for the Exercise Price upon exercise of the Private Placement Warrants.

The Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant, cash in an amount equal to the Black Scholes Value (“Black Scholes Value”) in connection with a Change of Control, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period.

The measurement of fair value at issuance on June 30, 2025 was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, and term of three to five years). As of June 30, 2025 and December 31, 2024, the fair value of the Private Placement Warrants, as determined by the Monte Carlo simulation option pricing model, were $361,000 and $0, respectively.

The following table sets forth a summary of the inputs to the Monte Carlo Simulation for the Private Placement Warrant liability which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

Key Inputs	June 30, 2025

Stock price	$5.89
Contractual term (years)	3.0 - 5.0
Risk-free rate	3.7 - 3.8%
Volatility(1)	94.0% - 119.0% %
Exercise Price	$6.60-$8.25
Dividend yield	0.00%

F-35

15. Commitments and Contingencies

Leases

The Company has operating leases for its real estate across multiple states. The operating leases have remaining lease terms of approximately 2.33 years as of June 30, 2025 and consist primarily of office space.

The lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. The Company has not entered into any lease arrangements with related parties.

The Company’s existing leases contain escalation clauses and renewal options. The Company is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases.

The Company entered into a sublease which it has identified as an operating lease prior to the adoption of ASC 842 Leases. The Company remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinate to the master lease, and the sublessee must comply with all applicable terms of the master lease. The Company subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor. The sublease expired at the end of September 2024.

The components of lease expense for the three months ended June 30, 2025 and 2024 , are as follows:

	For the Three Months Ended June 30,
Components of lease expense:	2025	2024
Operating lease cost	$7,332	$46,140
Sublease income	-	(52,542)
Total lease (income) cost	$7,332	$(6,402)

The components of lease expense for the six months ended June 30, 2025 and 2024, are as follows:

	For the Six Months Ended June 30,
Components of lease expense:	2025	2024
Operating lease cost	$14,664	$93,384
Sublease income	—	(105,084)
Total lease (income) cost	$14,664	$(11,700)

Supplemental cash flow information related to leases are as follows:

	For the Six Months Ended June 30,
Supplemental cash flow information:	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Non-cash lease expense (operating cash flow)	$11,464	$87,579
Change in lease liabilities (operating cash flow)	(11,041)	(152,335)

Supplemental balance sheet information related to leases was as follows:

Operating leases:	June 30, 2025	December 31, 2024
Operating lease right-of-use assets	$61,101	$72,565
Operating lease liability, current	24,250	22,731
Operating lease liability, non-current	37,414	49,974
Total operating lease liabilities	$61,664	$72,705

F-36

Weighted-average remaining lease term:	June 30, 2025	December 31, 2024
Operating leases (in years)	2.33	2.83

Weighted-average discount rate:	June 30, 2025	December 31, 2024
Operating leases	9.40%	9.40%

Future minimum lease payments under non-cancellable lease as of June 30, 2025, are as follows:

Maturities of lease liabilities:
Year Ending December 31,
Remainder of 2025	$14,375
2026	29,466
2027	25,167
2028	—
2029 and thereafter	—
Total undiscounted cash flows	69,008
Less discounting	(7,344)
Present value of lease liabilities	$61,664

Investor Relations Consulting Agreement with MZHCI, LLC

On August 26, 2024, the Company entered into an Investor Relations Consulting Agreement (the “Consulting Agreement”) with MZHCI, LLC, a MZ Group Company (“MZHCI”), pursuant to which the Company agreed to issue 2,400 restricted shares, partially in exchange for the various investor relations services outlined in the Consulting Agreement. The Company will also pay MZHCI $12,500 per month for their investor relations services with an annual 5% cost of living adjustment. This agreement becomes effective upon the execution of the Consulting Agreement and shall remain effective for a period of six (6) months, unless terminated earlier. The Consulting Agreement shall automatically renew every six (6) months thereafter unless either party delivers to the other sixty (60) days written notice of termination prior to the end of the then-current term. On September 9, 2024, the Company issued 24,000 shares to MZHCI. The shares are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and were issued as restricted stock with an appropriate restrictive legend.

Repayment Plans

During 2024 the Company entered into various agreements (the “Settlement Agreements”) to reorganize outstanding debt from certain creditors (collectively, the “Creditors”) into shares of the Company’s Class A Common Stock (the “Shares”) (collectively, the “Debt Reorganization”). The Shares issued as part of the Debt Reorganization include Shares that are to be registered with the Securities and Exchange Commission (the “SEC”) in a registration statement on Form S-1 and Shares that are exempt from registration. The details of the various agreements are summarized below.

Repayment Agreement with Perkins Coie LLP

On September 9, 2024, the Company entered into a Repayment Agreement (the “Perkins Repayment Agreement”) where the Company agreed to issue $1,385,000 worth of shares, which the Company shall register no fewer than 46,000 shares, subject to adjustment, in a registration statement on Form S-1 within 60 days of entering into the Perkins Repayment Agreement, and will use reasonable best efforts to ensure the Registration Statement becomes effective promptly and remains effective until all shares issued under the Perkins Repayment Agreement are sold. The Company’s registration statement on Form S-1 was filed with the SEC on October 16, 2024 and became effective on November 6, 2024. As of December 31, 2024, the Company had issued 60,000 shares to Perkins to settle part of the outstanding liability balance. The remaining unpaid fee balance of $465,393 to be paid with the issuance of additional shares has not yet been made as of the date of filing of these condensed consolidated financial statements and is included in Accounts Payable on the condensed consolidated balance sheet. Effective as of August 8, 2025, 130,000 class A common shares were registered with the Securities and Exchange Commission to satisfy the remaining unpaid fee balance.

Repayment Agreement with Cooley LLP

On September 19, 2024 the Company entered into a Repayment Agreement with Cooley LLP (“Cooley”) for previously provided legal services (the “Cooley Repayment Agreement”). Under the Cooley Repayment Agreement, the Company’s outstanding fees have been lowered from $1,523,029 to $400,000 (the “Cooley Unpaid Fee”) in exchange for 11 monthly installments of $36,300, with the first payment to be made on October 1, 2024. If payments are not made in accordance with the Repayment Agreement, Cooley retains the right to seek to collect the entire original outstanding fee balance. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated. The Company made all required payments as of June 30, 2025 and accordingly recognized a gain on settlement of approximately $1.1 million, recognized within Gain on extinguishment of liabilities on the condensed consolidated statement of operations, for the six months ended June 30, 2025.

F-37

Settlement Letter with CohnReznick LLP

On September 19, 2024, the Company entered into a Settlement Letter with CohnReznick LLP (“CohnReznick”) regarding the Company’s unpaid balance totaling $817,400 for services rendered in connection with the 7GC business combination with the Company (the “Settlement Letter”). Under the Settlement Letter, the Company and CohnReznick agreed to settle the total unpaid balance due, upon CohnReznick’s receipt of $450,000 (the “Settlement Amount”), which will be paid in 15 equal monthly installments of $30,000. In consideration of the Settlement Letter, CohnReznick has agreed to not to pursue collection efforts now or at any time in the future, except as otherwise provided in the Settlement Letter. If payments are not made in accordance with the Settlement Letter, the unpaid portion of the total unpaid balance will immediately become due and payable. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated. The remaining unpaid balance of $607,400 is included in Accrued expenses and other current liabilities on the condensed consolidated balance sheet as of June 30, 2025.

Repayment Agreement with Sidley Austin LLP

On September 19, 2024, the Company entered into a Repayment Agreement with Sidley Austin LLP (“Sidley”) for previously provided legal services (the “Sidley Repayment Agreement”). Under the Sidley Repayment Agreement, the Company’s outstanding fees have been lowered from $4,815,979 to $1,605,326 (the “Sidley Unpaid Fee”). Under the Sidley Repayment Agreement, the Company agrees to 12 monthly payments that Sidley applies to the balance of the Sidley Unpaid Fee on a 2 for 1 basis, such that for every one dollar ($1.00) paid by Company, Sidley shall reduce the Sidley Unpaid Fee Amount by an additional two dollars ($2.00). If payments are not made in accordance with the Sidley Repayment Agreement, the shortfall shall accrue interest at a rate of 12% per annum, compounded daily, until such payment is made. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated. The Company made all required payments as of June 30, 2025 and accordingly recognized a gain on settlement of approximately $3.2 million, recognized within Gain on extinguishment of liabilities on the condensed consolidated statement of operations, for the six months ended June 30, 2025.

Repayment Agreement with Donnelley Financial LLC

On September 13, 2024, the Company entered into a Repayment Agreement with Donnelley Financial LLC (“Donnelley”) for previously provided services (the “Donnelley Repayment Agreement”). Under the Donnelley Repayment Agreement, the Company’s outstanding fees have been lowered from $1,072,148 to $357,025 (the “Donnelley Unpaid Fee”). The Donnelley Unpaid Fee will be paid in 12 monthly installments, with the first monthly payment of $45,000 due on October 1, 2024; the remaining 11 payments shall each be in the amount of $28,366. Under the Donnelly Repayment Agreement, the original outstanding fee balance shall become immediately due and payable upon the occurrence of certain events, including failure to make a payment of the Donnelly Unpaid Fee when due and failure to pay for any additional services. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated. The remaining unpaid balance of $141,829 is included in Accrued expenses and other current liabilities on the condensed consolidated balance sheet as of June 30, 2025.

Repayment Agreement with Verista Partners, Inc.

On August 26, 2024, the Company entered into a Repayment Agreement with Verista Partners, Inc. aka Winterberry Group, (“Verista” or “Winterberry”) for previously provided services (the “Verista Repayment Agreement”). Under the Verista Repayment Agreement, the Company’s outstanding fees are $196,666 (the “Verista Unpaid Fee”). The Company and Verista have agreed that the Verista Unpaid Fee will be repaid with $66,666 worth of shares of the Company, and $130,000 in 16 equal cash installment payments of $8,125, beginning on October 1, 2024, and on the first day of each month thereafter through January 1, 2026. As of June 30, 2025, the Company had issued 3,000 shares and made aggregate installment payments of $78,437 to Verista. The remaining unpaid balance of $64,691 is included in Accounts Payable on the condensed consolidated balance sheet as of June 30, 2025.

Payment to Act-On

The Company previously announced its entry into an Agreement and Plan of Merger, dated January 22, 2025, with Act-On Software, Inc., a Delaware corporation (“Act-On”), and Banzai Passage Inc., a Delaware corporation and wholly owned subsidiary of Banzai. Although the Company worked diligently to complete all closing conditions of the Plan of Merger, due to current market conditions, on

F-38

June 6, 2025, Act-On served Banzai with a notice of termination to terminate the Merger Agreement and any related agreements (collectively, the “Transaction Documents”). As per the Transaction Documents, within five calendar days, the Company was required to pay certain termination fees including $500,000 in liquidated damages to cover certain transaction expenses that Act-On incurred in connection with the merger contemplated by the Merger Agreement and $882,030 in additional interest and extension fees associated with one of Act-On’s outstanding debts that the Company had intended to payoff in connection with the merger contemplated by the Merger Agreement. As of June 30, 2025, the Company had paid the total amount owed of approximately $1,382,030 to Act-On.

Legal Matters

In the regular course of business affairs and operations, the Company is subject to possible loss contingencies arising from third-party litigation and federal, state, and local environmental, labor, health and safety laws and regulations. The Company assesses the probability that they may incur a liability in connection with certain of these lawsuits. The Company’s assessments are made in accordance with generally accepted accounting principles, as codified in ASC 450-20, and is not an admission of any liability on the part of the Company or any of its subsidiaries. In certain cases that are in the early stages and in light of the uncertainties surrounding them, the Company does not currently possess sufficient information to determine a range of reasonably possible liability.

16. Equity

Class A and B Common Stock

The Company is authorized to issue up to 275,000,000 shares, consisting of 250,000,000 Class A Common Stock, and 25,000,000 shares of Class B Common Stock par value $0.0001 per share.

The Class A Common Stock and Class B Common Stock entitle their holders to one vote per share and ten votes per share, respectively, on each matter properly submitted to the stockholders entitled to vote thereon. The holders of shares of Common Stock shall be entitled to receive dividends declared by the Board of Directors, on a pro rata basis based on the number of shares of Common Stock held by each such holder, assuming conversion of all Class B Common Stock into Class A Common Stock at a one to one conversion ratio.

There were 2,478,587 shares (2,247,473 Class A Common Stock and 231,114 Class B Common Stock) issued and outstanding at June 30, 2025 and 819,516 shares (588,402 Class A Common Stock and 231,114 Class B Common Stock) issued and outstanding at December 31, 2024.

Preferred Stock

The Company is authorized to issue 75,000,000 shares of preferred stock with a par value of $0.0001 per share. The board of directors of the Company (the “Board”) has the authority to issue preferred stock and to determine the rights, privileges, preferences, restrictions, and voting rights of those shares. As of June 30, 2025 and 2024, one and no shares of preferred stock were outstanding, respectively.

Yorkville Standby Equity Purchase Agreement (“SEPA”)

On December 14, 2023, the Company entered into the SEPA with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”) in connection with the Merger. Pursuant to the SEPA, subject to certain conditions, the Company shall have the option, but not the obligation, to sell to Yorkville, and Yorkville shall subscribe for, an aggregate amount of up to up to $100,000,000 of the Company’s shares of Class A common stock, par value $0.0001 per share, at the Company’s request any time during the commitment period commencing on December 14, 2023 and terminating on the 36-month anniversary of the SEPA (the “SEPA Option”).

Each advance (each, an “Advance”) the Company requests under the SEPA (notice of such request, an “Advance Notice”) may be for a number of shares of Class A common stock up to the greater of (i) 10,000 shares or (ii) such amount as is equal to 100% of the average daily volume traded of the Class A common stock during the five trading days immediately prior to the date the Company requests each Advance; provided, in no event shall the number of shares of Class A common stock issued cause the aggregate shares of Class A common stock held by Yorkville and its affiliates as of any such date to exceed 9.99% of the total number of shares of Class A common stock outstanding as of the date of the Advance Notice (less any such shares held by Yorkville and its affiliates as of such date) (the “Exchange Cap”). The shares would be purchased, at the Company’s election, at a purchase price equal to either:

(i) 95% of the average daily Volume Weighted Average Price (“VWAP”) of the Class A Common Stock on the Nasdaq Stock Market (“Nasdaq”), subject to certain conditions per the SEPA (the “Option 1 Pricing Period; or

(ii) 96% of the lowest daily VWAP of the Class A Common Stock during the three trading days commencing on the Advance Notice date, subject to certain conditions per the SEPA (the “Option 2 Pricing Period”).

F-39

Any purchase under an Advance would be subject to certain limitations, including that Yorkville shall not purchase or acquire any shares that would result in it and its affiliates beneficially owning more than 9.99% of the then outstanding voting power or number of shares of Class A common stock or any shares that, aggregated with shares issued under all other earlier Advances, would exceed 19.99% of all shares of Class A common stock and Class B common stock of the Company, par value $0.0001 per share, outstanding on the date of the SEPA, unless Company shareholder approval was obtained allowing for issuances in excess of such amount.

The SEPA Option was determined to be a freestanding financial instrument which did not meet the criteria to be accounted for as a derivative instrument or to be recognized within equity. Pursuant to ASC 815 Derivatives and Hedging (“ASC 815”), the Company will therefore recognize the SEPA Option as an asset or liability, measured at fair value at the date of issuance, December 14, 2023, and in subsequent reporting periods, with changes in fair value recognized in earnings.

In connection with the execution of the SEPA, the Company agreed to pay a commitment fee of $500,000 to Yorkville at the earlier of (i) March 14, 2024 or (ii) the termination of the SEPA, which will be payable, at the option of the Company, in cash or shares of Class A common stock through an Advance (the “Deferred Fee”). In March 2024 the Company issued 1,420 Class A common stock as payment for the Deferred Fee.

Pursuant to the terms of the SEPA, at any time that there is a balance outstanding under the Yorkville Promissory Notes or Yorkville Note, Yorkville has the right to receive shares to pay down the principal balance, and may select the timing and delivery of such shares (via an “Investor Notice”), in an amount up to the outstanding principal balance on the Yorkville Promissory Notes at a purchase price equal to the lower of (i) $5,000 per share of Class A common stock (the “Fixed Price”), or (ii) 90% of the lowest daily Volume Weighted Average Price (“VWAP”) of the Class A common stock on Nasdaq during the 10 consecutive Trading Days immediately preceding the Investor Notice date or other date of determination (the “Variable Price”). The Variable Price shall not be lower than $1,000 per share (the “Floor Price”). The Floor Price shall be adjusted (downwards only) to equal 20% of the average VWAP for the five trading days immediately prior to the date of effectiveness of the initial Registration Statement. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amount via written notice to Yorkville, provided that such amount is no more than 75% of the closing price on the Trading Day immediately prior to the time of such reduction and no greater than $1,000 per share of Class A common stock (the “Conversion Price”). At any time that there is a balance outstanding under the Yorkville Promissory Notes, the Company is not permitted to issue Advance Notices under the SEPA unless an Amortization Event has occurred under the terms of the Yorkville Promissory Notes agreement.

During the three and six months ended June 30, 2025, the Company issued Advance Notices to Yorkville pursuant to the SEPA requesting the purchase of shares of the Company’s Class A common stock. The Company elected to issue Advance Notices subject to both the Option 1 Pricing Period (the “Option 1 Advances”) and the Option 2 Pricing Period (the “Option 2 Advances”).

During the six months ended June 30, 2025 the Company requested the purchase of a total of 501,000 shares of the Company’s Class A common stock in connection with the Option 1 Advances, which Yorkville purchased for a total purchase price of approximately $4,257,000. The Company recognized a loss of approximately $221,000 on the sales, which represents the difference between the fair value of the shares issued and the proceeds received from the sales.

During the six months ended June 30, 2025 the Company requested the purchase of a total of 763,680 shares of the Company’s Class A common stock in connection the Option 2 Advances. The issuance of the Advance Notices subject to the Option 2 Pricing Period represents the creation of forward share sales contracts, which were determined to meet the definition of a derivative pursuant to ASC Topic 815, Derivatives and Hedging. As such, upon issuance of the Advance Notices for the Option 2 Advances, the Company recognized derivative liabilities totaling approximately $415,000 in the aggregate, the fair values of which represented the intrinsic value of the requested number of shares of Class A common stock on the Advance Notice dates. The Company recognized a loss of approximately $169,000 during the six months ended June 30, 2025 representing the change in fair value of the derivative liabilities during the period from the Advance Notice dates and the settlement dates of the Option 2 Advances. Upon settlement of the Option 2 Advances, the Company sold an aggregate of 738,630 shares of the Company’s Class A common stock to Yorkville for total proceeds of approximately $8,608,000.

Additionally, during the six months ended June 30, 2025, the Company settled one Advance Notice subject to the Option 2 Pricing Period issued on December 30, 2024, and accordingly sold 30,489 of the Company’s Class A common stock to Yorkville for proceeds of approximately $48,000.

Shares Issued to Hudson

On January 3, 2025, the Company issued 15,000 restricted shares of its Common Stock, with a determined fair value of $232,500, partially in exchange for the business advisory services outlined in the consulting agreement with Hudson Global Ventures, LLC, a Nevada limited liability company (“Hudson”). On April 25, 2025, the Company issued 40,000 restricted shares of its Class A Common Stock to Hudson, in exchange for certain business advisory services as outlined in a consulting agreement with Hudson, executed on April 1, 2025.

F-40

Shares Issued to Verista

On August 26, 2024, the Company issued 3,000 shares of its Common Stock, with a determined fair value of $49,800, in partial settlement of amounts owing to Verista. Refer to Note 15 - Commitments and Contingencies for further detail.

Shares Issued for RSU

On March 6, 2025, holders of 33,777 Restricted Stock Units (RSU’s), previously granted during the 2024 financial year, exercised those RSU’s in exchange for 33,777 shares of Class A Common Stock of the Company. During the three months ended June 30, 2025, holders of 43,674 RSU’s exercised those RSU’s in exchange for 43,674 shares of Class A Common Stock of the Company.

Shares Issued for Vidello Acquisition

As disclosed above, on January 31, 2025, the Company closed a previously announced merger with Vidello. As part of the consideration paid to the Vidello Shareholders, the Company issued 89,820 shares of Class A Common Stock, with a determined fair value of $1,661,677. Refer to Note 4 - Acquisition of Vidello for further detail.

Shares Issued for prefunded warrant exercise

On April 21, 2025, the Company issued 104,882 shares of Class A Common Stock to Alco, resulting from the exercise by Alco of prefunded warrants purchased during September 2024.

Shares Issued for private placement

In May 2025, the Company entered into a private placement agreement with certain investors to sell 31,884 shares of Class A common stock at $6.90 per share and 32,352 prefunded warrants (the “May 2025 Prefunded Warrants”) at $3.40 per warrant. The May 2025 Prefunded Warrants were immediately exercised, resulting in the issuance of 32,352 shares of Class A common stock. The Company collected in aggregate $330,000 of gross proceeds from this private placement.

17. Stock-Based Compensation

During 2023, the Company adopted the 2023 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan permits eligible employees of the Company and certain designated companies as determined by the Board of Directors, to purchase shares of the Company’s Common Stock. The aggregate number of shares of common stock that may be purchased pursuant to the Purchase Plan is equal to 2% of the fully diluted common stock determined at the Close of the Merger Agreement, determined to be 1,144. In addition, the aggregate number of shares of common stock that remain available to be awarded under the Purchase Plan, will automatically increase on January 1 of each year for a period of 10 years commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of one percent (1%) of the total number of shares of the fully diluted common stock determined as of December 31 of the preceding year, or a number of shares of common stock equal to two hundred percent (200%) of the initial share reserve of 1,144. As of June 30, 2025 and December 31, 2024, 26,039 and 1,156 shares of common stock remain available to be purchased under the Purchase Plan, respectively.

During 2023, the Company adopted the 2023 Equity Incentive Plan (the “Plan”). The Plan permits the granting of incentive stock options, nonstatutory stock options, SARs, restricted stock awards, RSU awards, performance awards, and other awards. to employees, directors, and consultants. The aggregate number of shares of common stock that may be issued will not exceed approximately 12.5% of the fully diluted common stock determined at the Close of the Merger, determined to be approximately 7,152. In addition, the aggregate number of shares of common stock that remain available to be awarded under the Plan, will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to 5% of the total number of shares of the fully diluted common stock determined as of the day prior to such increase. As of June 30, 2025 and December 31, 2024, 695,748 and 232 stock options remain available to be awarded under the Plan, respectively.

The Company accounts for stock-based payments pursuant to ASC 718 Stock Compensation and, accordingly, the Company records compensation expense for stock-based awards based upon an assessment of the grant date fair value for options using the Black-Scholes option pricing model. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics were selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent periods of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to the U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

F-41

The following table summarizes assumptions used to compute the fair value of options granted:

	June 30, 2025	June 30, 2024
Stock price	$14-5,990	$145 - 305
Exercise price	$14-5,990	$145 - 2,500
Expected volatility	110.95%	75.00 - 85.00%
Expected term (in years)	10	5.75 - 10.00
Risk-free interest rate	4.45%	4.20 - 4.50%

A summary of stock option activity under the Plan is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at December 31, 2024	2,566	$1,618.30	8.52	$—
Granted	10,000	210.45	9.37	—
Forfeited	(24)	1,888.29	—	—
Outstanding at June 30, 2025	12,542	$341.57	9.16	—
Exercisable at June 30, 2025	1,146	$1,646.28	7.01	$—

In connection with issuances under the Plan, the Company recorded stock-based compensation expense related to stock options of $50,052 and $37,311, which is included in general and administrative expense for the six months ended June 30, 2025 and 2024, respectively. The weighted-average grant-date fair value per option granted during the six months ended June 30, 2025 and 2024 was $12 and $85, respectively. As of June 30, 2025 and 2024, $270,624 and $1,262,655 of unrecognized compensation expense related to non-vested awards is expected to be recognized over the weighted average period of 9.37 and 3.8 years, respectively. The aggregate intrinsic value is calculated as the difference between the fair value of the Company’s stock price and the exercise price of the options.

RSUs

During the year ended December 31, 2024, the Company began issuing RSUs to employees and to non-employee directors. Each RSU entitles the recipient to one share of Class A Common Stock upon vesting. The Company measures the fair value of RSUs using the stock price on the date of grant. Stock-based compensation expense for employee-granted RSUs is recorded ratably over their vesting period of (a) four years - 25% of the RSUs will vest on each anniversary, or (b) one year - will vest quarterly, of the vesting commencement date until the RSU is fully vested. Stock-based compensation expense for non-employee director-granted RSUs is recorded ratably over their vesting period which is the earlier to occur of the one (1) year anniversary of the respective grant date, or the next annual meeting of stockholders following the respective grant date.

A summary of the activity with respect to, and status of, RSUs during the six months ended June 30, 2025 is presented below:

	Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2024	34,078	$17.40
Granted	260,475	12.05
Exercised	(77,452)	14.31
Forfeited	(706)	15.39
Outstanding at June 30, 2025	216,396	$13.05

For the six months ended June 30, 2025 and June 30, 2024, the Company recorded stock-based compensation expense related to RSUs of $1,042,639 and $208,178, respectively, which is included in general and administrative expense. As of June 30, 2025 and 2024, unrecognized compensation cost related to the grant of RSUs was $2,335,545 and $263,144, respectively. Unvested outstanding RSUs as of June 30, 2025 and 2024 had a weighted average remaining vesting period of 1.96 and 1.3 years, respectively.

F-42

18. Income Taxes

The Company estimates an annual effective tax rate of 0% in relation to its US operations for the year ended December 31, 2025. The worldwide effective tax rate for the three months ended June 30, 2025 is 2.88%. The effective tax rate is due to the Company’s operations in England and Wales derived by the Vidello Merger. The Vidello operations in England and Wales are subject to a statutory corporate tax rate of 25%. For the three months ended June 30, 2025, the Company is not using an estimated annual effective tax rate methodology in relation to the Vidello operations. Due to the Company’s history of net losses from historical operations in the US, there is no income tax benefit being recorded in relation to the Company’s pre-tax book loss in the US taxing jurisdiction. Therefore, no US federal or state income taxes are expected, and none have been recorded at this time. Income taxes have been accounted for using the liability method in accordance with FASB ASC 740.

Due to the Company’s history of losses since inception, there is not enough evidence at this time to support that the Company will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets in the US taxing jurisdiction. Accordingly, the deferred tax assets in the US taxing jurisdiction have been reduced by a full valuation allowance, since the Company cannot currently support that realization of its deferred tax assets is more likely than not.

At June 30, 2025, the Company had no unrecognized tax benefits that would reduce the Company’s effective tax rate if recognized.

19. Segment Reporting

The Company has three reportable operating segments, Banzai Operating Co, Inc., Banzai Reel Acquisition Inc. (OpenReel), and Vidello Limited (Vidello). The Company’s segments deliver SaaS tools that leverage data, analytics, and AI to provide marketing and sales solutions, including video production and editing, for businesses of all sizes.

Our Chief Executive Officer, who serves as the Company’s chief operating decision maker (“CODM”), primarily uses segment revenue, gross profit, and adjusted EBITDA to allocate resources and assess performance. Segment revenue and gross profit are determined on the same basis as consolidated revenue and consolidated gross profit as shown in the Company’s consolidated statements of operations. Segment adjusted EBITDA is defined as revenue less the following expenses associated with each segment: cost of revenue, people, marketing and advertising, technology, and other segment expenses. Segment adjusted EBITDA excludes certain non-cash items or items that management does not consider reflective of ongoing core operations. Currently, the CODM does not review assets in evaluating the results of the operating segments, and therefore, such information is not presented.

The tables below present information about reported segments for the three and six months ending June 30, 2025:

Three months ended June 30, 2025
	Banzai Operating	OpenReel	Vidello	Total Consolidated
Revenue	$1,146,546	$1,386,938	$728,766	$3,262,250
Cost of revenue	368,473	77,694	108,348	554,515
Gross profit	778,073	1,309,244	620,418	2,707,735

Expenses
People	1,666,047	40	-	1,666,087
Marketing and advertising	454,754	18,377	103,059	576,190
Technology	254,213	551,381	27,377	832,971
Other segment expenses1	1,027,031	26,906	73,022	1,126,959
Total expenses	3,402,045	596,704	203,458	4,202,207
Adjusted EBITDA	(2,623,972)	712,540	416,960	(1,494,472)
Transaction, PubCo. Expenses and Stock-based compensation	2,891,939	18,657	—	2,910,596
EBITDA	$(5,515,911)	$693,883	$416,960	$(4,405,068)

F-43

Six months ended June 30, 2025
	Banzai Operating	OpenReel	Vidello	Total Consolidated
Revenue	$2,306,292	$2,828,481	$1,506,560	$6,641,333
Cost of revenue	745,071	152,502	262,941	1,160,514
Gross profit	1,561,221	2,675,979	1,243,619	5,480,819

Expenses
People	3,869,793	89,888	-	3,959,681
Marketing and advertising	1,249,850	57,494	278,351	1,585,695
Technology	530,621	1,070,261	51,573	1,652,455
Other segment expenses1	1,696,159	47,034	262,536	2,005,729
Total expenses	7,346,423	1,264,677	592,460	9,203,560
Adjusted EBITDA	(5,785,202)	1,411,302	651,159	(3,722,741)
Transaction, PubCo. Expenses and Stock-based compensation	5,021,849	320,482	—	5,342,331
EBITDA	$(10,807,051)	$1,090,820	$651,159	$(9,065,072)

[1]	Other segment expenses for each reportable segment includes travel and entertainment expenses, professional expenses other than those included in transaction and PubCo. expenses, insurance expenses, and expenses related to licenses.

The tables below present information about reported segments for the three and six months ending June 30, 2024:

Three months ended June 30, 2024
	Banzai Operating	OpenReel1	Vidello1	Total Consolidated
Revenue	$1,068,197	$—	$—	$1,068,197
Cost of revenue	330,008	—	—	330,008
Gross profit	738,189	—	—	738,189

Expenses
People	1,323,758	—	—	1,323,758
Marketing and advertising	561,008	—	—	561,008
Technology	221,638	—	—	221,638
Other segment expenses2	114,003	—	—	114,003
Total expenses	2,220,407	—	—	2,220,407
Adjusted EBITDA	(1,482,218)	—	—	(1,482,218)
Transaction, PubCo. Expenses and Stock-based compensation	1,888,827	—	—	1,888,827
EBITDA	$(3,371,045)	$—	$—	$(3,371,045)

Six months ended June 30, 2024
	Banzai Operating	OpenReel1	Vidello1	Total Consolidated
Revenue	$2,147,669	$—	$—	$2,147,669
Cost of revenue	711,388	—	—	711,388
Gross profit	1,436,281	—	—	1,436,281

Expenses
People	2,576,425	—	—	2,576,425
Marketing and advertising	929,746	—	—	929,746
Technology	430,425	—	—	430,425
Other segment expenses2	991,631	—	—	991,631
Total expenses	4,928,227	—	—	4,928,227
Adjusted EBITDA	(3,491,946)	—	—	(3,491,946)
Transaction, PubCo. Expenses and Stock-based compensation	3,279,795	—	—	3,279,795
EBITDA	$(6,771,741)	$—	$—	$(6,771,741)

F-44

[1]	The OpenReel acquisition occurred on December 18, 2024 and therefore is presented at $0 for comparative purposes. The Vidello acquisition occurred on January 31, 2025 (refer to Note 4) and therefore is presented at $0 for comparative purposes.

[2]	Other segment expenses for each reportable segment includes travel and entertainment expenses, professional expenses other than those included in transaction and PubCo. expenses, the SEPA commitment fee expense and deferred fee expense, the GEM warrant expense, and the GEM commitment fee expense.

A reconciliation between EBITDA by reportable segment to consolidated net loss before income taxes for the three months ended June 30, 2025, and 2024, is as follows:

	June 30, 2025	June 30, 2024
EBITDA by segment
Banzai Operating Co.	$(5,515,911)	(3,371,045)
OpenReel	693,883	—
Vidello	416,960	—
Total	(4,405,068)	(3,371,045)

Reconciliation to loss before income taxes:
Changes in fair value of financial instruments	223,503	(350,000)
Interest expense	—	396,019
Interest expense – related party	536,639	385,474
Gain (loss) on extinguishment of liabilities, net	(145,221)	—
Loss on debt issuance	169,200	—
Loss on Private Placement Issuance	1,190,000	—
GEM settlement fee expense	—	—
Loss on Yorkville SEPA advances	362,613	—
Yorkville prepayment premium expense	—	80,760
Loss on Yorkville SEPA advances	—	—
Depreciation and amortization	300,546	1,261
Other income, net	1,335,377	64,145
Loss before income taxes	$(8,377,725)	$(3,948,704)

A reconciliation between EBITDA by reportable segment to consolidated net loss before income taxes for the six months ended June 30, 2025, and 2024, is as follows:

	June 30, 2025	June 30, 2024
EBITDA by segment
Banzai Operating Co.	$(10,807,051)	$(6,771,741)
OpenReel	1,090,820	—
Vidello	651,159	—
Total	(9,065,072)	(6,771,741)

Reconciliation to loss before income taxes:
Changes in fair value of financial instruments	568,095	(329,000)
Interest income	(2)	(10)
Interest expense	—	847,418
Interest expense – related party	895,020	962,987
Gain (loss) on extinguishment of liabilities, net	(2,718,732)	(527,980)
Loss on debt issuance	443,000	171,000
Loss on Private Placement Issuance	1,190,000	—
GEM settlement fee expense	—	200,000
Loss on Yorkville SEPA advances	747,137	—
Yorkville prepayment premium expense	—	80,760
Depreciation and amortization	547,237	2,825
Other income, net	1,210,846	60,027
Loss before income taxes	$(11,947,673)	$(8,239,768)

F-45

Disaggregation of Revenue

The following table presents the Company’s percentage of revenue generated by SaaS product for the three months ended June 30, 2025, and 2024:

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
Revenue %	2025	2024	2025	2024
Reach	2.7%	3.4%	1.7%	2.0%
Demio	32.4%	96.1%	27.0%	97.4%
OpenReel	42.5%	0.0%	35.8%	0.0%
Vidello	22.4%	0.0%	35.5%	0.0%
Other	0.0%	0.5%	0.0%	0.6%
Total	100.0%	100.0%	100.0%	100.0%

For disaggregation of revenue by geographic area, refer to Note 6.

20. Subsequent Events

CFO Appointment

On July 2, 2025, Mr. Dean Ditto was appointed to serve as Banzai International, Inc.’s (the “Company”) Chief Financial Officer, effective immediately. Mr. Ditto replaces Interim Chief Financial Officer, Alvin Yip. There are no family relationships between Mr. Ditto and any of the Company’s directors or other executive officers. There is no arrangement or understanding between Mr. Ditto and any other person pursuant to which Mr. Ditto was selected as Chief Financial Officer. There have been no transactions involving Mr. Ditto that would be required to be disclosed by Item 404(a) of Regulation S-K.

1800 Diagonal Note Conversions

On July 22, 2025, the Company received a notice of conversion from 1800 Diagonal electing to convert $53,664 outstanding of the December 1800 Diagonal Note pursuant to the terms of the December 1800 Diagonal Note, issuing 19,986 shares of Class A Common Stock at a conversion price of $2.685.

On July 23, 2025, the Company received a notice of conversion from 1800 Diagonal electing to convert $18,888 outstanding of the September 1800 Diagonal Note pursuant to the terms of the September 1800 Diagonal Note, issuing 7,034 shares of Class A Common Stock at a conversion price of $2.685.

On August 11, 2025, the Company received a notice of conversion from 1800 Diagonal electing to convert $71,052 outstanding of the February 1800 Diagonal Note pursuant to the terms of the February 1800 Diagonal Note, issuing 32,780 shares of Class A Common Stock at a conversion price of $2.167.

July 1800 Diagonal Note

On July 23, 2025, the Company entered into a Securities Purchase Agreement with 1800 Diagonal, in connection with the issuance of a convertible promissory note, in the aggregate principal amount of $295,550. The maturity date of the note is May 30, 2026. The note was issued with an approximately thirteen percent (13%) original issue discount and bears interest at an annual rate of twelve percent (12%).

The Company shall repay the note in installments, beginning on January 30, 2026, and continuing monthly through May 30, 2026 (each, an “Installment Date”) in an amount equal to the sum of (i) $165,508 of principal in respect to the first Installment Date, and $41,377 in respect of each following monthly Installment Date, respectively (or the outstanding principal if less than such amount).

The Note is convertible into shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) at a conversion price equal to 75% of the Market Price (as defined within the agreement), but only on an event of default.

Yorkville Advanced Notice Settlements

Between July 1, 2025 and August 7, 2025, the Company settled Advance Notices received subsequent to June 30, 2025, by selling an aggregate of 880,000 shares of Class A Common Stock to Yorkville for an aggregate total purchase price of approximately $3,102,000.

F-46

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Banzai International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Banzai International, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor from 2023 to 2025.

Marlton, NJ

April 15, 2025, except for Note 3 as to which the date is September 12, 2025

F-47

BANZAI INTERNATIONAL, INC.

Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$1,087,497	$2,093,718
Accounts receivable, net of allowance for credit losses of $24,210 and $5,748, respectively	936,321	105,049
Prepaid expenses and other current assets	643,674	741,155
Total current assets	2,667,492	2,939,922

Property and equipment, net	3,539	4,644
Intangible assets, net	3,883,853	—
Goodwill	18,972,475	2,171,526
Operating lease right-of-use assets	72,565	134,013
Bifurcated embedded derivative asset - related party	63,000	—
Other assets	11,154	38,381
Total assets	25,674,078	5,288,486

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	7,782,746	6,439,863
Accrued expenses and other current liabilities	3,891,018	5,194,240
Convertible notes (Yorkville)	—	1,766,000
Convertible notes - related party	8,639,701	5,233,932
Convertible notes	215,057	—
Notes payable - related party, net of discount	—	9,164,924
Notes payable, carried at fair value	3,575,000	—
Deferred underwriting fees	—	4,000,000
Deferred fee	—	500,000
Warrant liability	15,000	641,000
Warrant liability - related party	2,300	575,000
Earnout liability	14,850	59,399
Due to related party	167,118	67,118
GEM commitment fee liability	—	2,000,000
Deferred revenue	3,934,627	1,214,096
Operating lease liabilities, current	22,731	234,043
Total current liabilities	28,260,148	37,089,615

Deferred revenue - long-term	117,643	—
Deferred tax liability	10,115	—
Operating lease liabilities, non-current	49,974	—
Other long-term liabilities	—	75,000
Total liabilities	28,437,880	37,164,615

Commitments and contingencies (Note 17)

Stockholders’ equity (deficit):
Common stock, $0.0001 par value, 275,000,000 (250,000,000 Class A and 25,000,000 Class B) shares authorized and 819,516 (588,403 Class A and 231,113 Class B) and 258,529 (27,416 Class A and 231,113 Class B) issued and outstanding at December 31, 2024 and December 31, 2023, respectively	82	26
Preferred stock, $0.0001 par value, 75,000,000 shares authorized, 1 and 0 shares issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	75,515,829	14,890,169
Accumulated deficit	(78,279,713)	(46,766,324)
Stockholders’ equity (deficit)	(2,763,802)	(31,876,129)
Total liabilities and stockholders’ equity (deficit)	$25,674,078	$5,288,486

The accompanying notes are an integral part of these consolidated financial statements.

F-48

BANZAI INTERNATIONAL, INC.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2024	2023
Operating income:
Revenue	$4,527,879	$4,561,300
Cost of revenue	1,422,542	1,444,618
Gross profit	3,105,337	3,116,682

Operating expenses:
General and administrative expenses	16,548,902	12,905,073
Depreciation and amortization expense	24,179	7,160
Total operating expenses	16,573,081	12,912,233

Operating loss	(13,467,744)	(9,795,551)

Other expenses (income):
SEPA commitment fee and deferred fee expense	—	3,826,176
GEM warrant expense	—	2,448,000
GEM commitment fee expense	—	2,000,000
GEM settlement fee expense	200,000	—
Other expense (income), net	88,329	(62,985)
Interest income	(10)	(813)
Interest expense	—	1,068,447
Interest expense - related party	3,047,101	4,486,027
Gain on extinguishment of liabilities	(680,762)	—
Loss on debt issuance	653,208	—
Loss on extinguishment of term notes	1,071,563	—
Loss on conversion and settlement of Alco promissory notes - related party	4,808,882	—
Loss on conversion and settlement of CP BF notes - related party	6,529,402	—
Change in fair value of warrant liability	(626,000)	(1,807,000)
Change in fair value of warrant liability - related party	(572,700)	115,000
Change in fair value of simple agreement for future equity	—	(207,570)
Change in fair value of simple agreement for future equity - related party	—	(2,752,430)
Change in fair value of bifurcated embedded derivative liabilities	—	(1,404,863)
Change in fair value of bifurcated embedded derivative liabilities - related party	(51,000)	(3,063,278)
Change in fair value of convertible notes	693,000	(34,000)
Change in fair value of term notes	88,588	—
Change in fair value of convertible bridge notes	(10,176)	—
Yorkville prepayment premium expense	80,760	—
Goodwill impairment	2,725,460	—
Total other expenses, net	18,045,645	4,610,711
Loss before income taxes	(31,513,389)	(14,406,262)
Income tax expense	—	—
Net loss	(31,513,389)	(14,406,262)

Deemed dividend - Series A and Series B warrant modification (net of tax)	(418,360)	—

Net loss attributable to common shareholders	$(31,095,029)	$(14,406,262)

Net loss per share attributable to common shareholders
Basic and diluted	$(69.75)	$(59.98)

Weighted average common shares outstanding
Basic and diluted	445,817	240,199

The accompanying notes are an integral part of these consolidated financial statements.

F-49

BANZAI INTERNATIONAL, INC.

Consolidated Statements of Stockholders’ Deficit

	Series A Preferred Stock		Series FE Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Total Stockholders’
	Shares	Amount	Share	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance December 31, 2022	—	$—	—	$—	239,382	$24	$8,245,980	$(32,360,062)	$(24,114,058)
Reverse recapitalization (Note 4)	—	—	—	—	11,744	2	(17,858,561)	—	(17,858,559)
Conversion of simple agreement for future equity	—	—	—	—	83	—	456,234	—	456,234
Conversion of simple agreement for future equity - related party	—	—	—	—	1,104	—	6,049,766	—	6,049,766
Conversion of convertible notes	—	—	—	—	1,060	—	3,346,232	—	3,346,232
Conversion of convertible notes - related party	—	—	—	—	2,293	—	7,271,368	—	7,271,368
Modification of convertible notes payable - related party	—	—	—	—	—	—	9,909	—	9,909
Shares issued to Yorkville for aggregate commitment fee	—	—	—	—	600	—	3,288,000	—	3,288,000
Shares issued under share transfer agreement - related party	—	—	—	—	—	—	2,498,965	—	2,498,965
Issuance of Cantor fee shares	—	—	—	—	2,228	—	—	—	—
Exercise of stock options	—	—	—	—	35	—	30,761	—	30,761
Stock-based compensation	—	—	—	—	—	—	1,245,796	—	1,245,796
Excise tax	—	—	—	—	—	—	305,719	—	305,719
Net loss	—	—	—	—	—	—	—	(14,406,262)	(14,406,262)
Balance December 31, 2023	—	—	—	—	258,529	26	14,890,169	(46,766,324)	(31,876,129)
Effect of reverse stock split	—	—	—	—	18,959	2	(2)	—	—
Conversion of convertible notes - related party	—	—	—	—	1,781	—	2,540,091	—	2,540,091
Shares issued to Yorkville for convertible notes	—	—	—	—	45,416	5	4,129,995	—	4,130,000
Shares issued to Yorkville for commitment fee	—	—	—	—	1,420	—	500,000	—	500,000
Shares issued to Yorkville for redemption premium	—	—	—	—	1,200	—	115,800	—	115,800
Shares issued to Roth for advisory fee	—	—	—	—	3,879	—	578,833	—	578,833
Shares issued to GEM	—	—	—	—	19,000	2	784,941	—	784,943
Shares issued for marketing expense	—	—	—	—	947	—	334,772	—	334,772
Forfeiture of sponsor shares	—	—	—	—	(200)	—	—	—	—
Issuance of common stock and warrants, net of issuance costs	—	—	—	—	10,456	1	6,257,367	—	6,257,368
Incremental fair value of Series A and Series B warrant modification	—	—	—	—	—	—	418,360	—	418,360
Deemed dividend - Series A and Series B warrant modification	—	—	—	—	—	—	(418,360)	—	(418,360)
Shares issued for exercise of Pre-Funded warrants	—	—	—	—	17,322	2	864	—	866
Shares, warrants and pre-funded warrants issued to CP BF on modification of CP BF debt agreement	—	—	—	—	33,085	3	1,287,000	—	1,287,003
Premium issued as part of CP BF debt modification	—	—	—	—	—	—	4,079,225	—	4,079,225
Issuance of warrants to CP BF, net of issuance costs	—	—	—	—	—	—	2,763,161	—	2,763,161
Shares issued to MZHCI for investor relations services	—	—	—	—	2,400	—	94,800	—	94,800
Shares issued to J.V.B for payment of outstanding debt	—	—	—	—	2,908	—	115,000	—	115,000
Shares, warrants and pre-funded warrants issued to Alco on settlement of Alco promissory notes	—	—	—	—	28,242	3	8,866,617	—	8,866,620
Derecognition of Cantor fee	—	—	—	—	—	—	4,000,000	—	4,000,000
Class A Shares issued for OpenReel acquisition	—	—	—	—	93,056	9	1,526,106	—	1,526,115
Pre-Funded Warrants issued for OpenReel acquisition	—	—	—	—	—	—	19,300,805	—	19,300,805
Series FE Preferred Stock issued for OpenReel acquisition	—	—	1	—	—	—	—	—	—
Exercise of RSUs to Board of Director members	—	—	—	—	7,939	1	(1)		—
Shares issued to Hudson for consulting fee	—	—	—	—	4,500	—	166,501	—	166,501
Conversion of convertible notes - CP BF	—	—	—	—	5,560	1	216,283	—	216,284
Shares issued to Perkins Coie LLP for payment of outstanding debt	—	—	—	—	60,000	6	919,694	—	919,700
Issuance of shares to Yorkville under the SEPA agreement	—	—	—	—	55,000	6	880,937	—	880,943
Shares issued for exercise of pre-funded warrants - HCW PIPE	—	—	—	—	117,647	12	1,164	—	1,176
Shares issued for exercise of pre-funded warrants - CP BF	—	—	—	—	30,470	3	27	—	30
Stock-based compensation	—	—	—	—	—	—	1,165,680	—	1,165,680
Net loss	—	—	—	—	—	—	—	(31,513,389)	(31,513,389)
Balance December 31, 2024	—	$—	1	$—	819,516	$82	$75,515,829	$(78,279,713)	$(2,763,802)

The accompanying notes are an integral part of these consolidated financial statements.

F-50

BANZAI INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(31,513,389)	$(14,406,262)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	24,179	7,160
Provision for credit losses on accounts receivable	18,462	(102,112)
Non-cash shares issued to Yorkville for aggregate commitment fee	—	3,288,000
Non-cash issuance of warrants accounted for as liabilities	—	2,448,000
Non-cash share issuance for marketing expenses	245,252	—
Non-cash settlement of GEM commitment fee	200,000	2,000,000
Non-cash share issuance for Yorkville redemption premium	80,760	—
Discount at issuance on notes carried at fair value	747,962	686,016
Non-cash interest expense - related party	1,532,475	513,977
Amortization of debt discount and issuance costs	—	958,822
Amortization of debt discount and issuance costs - related party	1,393,785	2,410,735
Amortization of operating lease right-of-use assets	137,717	173,245
Stock based compensation expense	1,165,680	1,245,796
Gain on extinguishment of liability	(680,762)	—
Loss on conversion and settlement of Alco promissory notes - related party	4,808,882	—
Loss on conversion and settlement of CP BF notes - related party	6,529,402	—
Loss on debt issuance	653,208	—
Loss on extinguishment of term notes	1,071,563	—
Impairment loss	2,725,460	—
Excise tax	—	305,719
Change in fair value of warrant liability	(626,000)	(1,807,000)
Change in fair value of warrant liability - related party	(572,700)	115,000
Change in fair value of simple agreement for future equity	—	(207,570)
Change in fair value of simple agreement for future equity - related party	—	(2,752,430)
Change in fair value of bifurcated embedded derivative liabilities	—	(1,404,863)
Change in fair value of bifurcated embedded derivative liabilities - related party	(51,000)	(3,063,278)
Change in fair value of convertible promissory notes	693,000	(34,000)
Change in fair value of term notes	88,588	—
Change in fair value of convertible bridge notes	(10,176)	—
Changes in operating assets and liabilities:
Accounts receivable	15,828	65,479
Prepaid expenses and other current assets	551,645	(407,648)
Other assets	27,227	—
Deferred offering costs	—	(1,708,163)
Accounts payable	1,012,281	5,339,614
Due to related party	—	67,118
Deferred revenue	(6,315)	283,660
Accrued expenses	498,051	4,448,867
Operating lease liabilities	(237,607)	(284,963)
Earnout liability	(44,549)	(229,700)
Deferred fees	—	500,000
Deferred revenue - long-term	10,573	—
Deferred tax liability	10,115	—
Other long-term liabilities	(75,000)	—
Net cash used in operating activities	(9,575,403)	(1,550,781)
Cash flows from investing activities:
Cash acquired in acquisition of OpenReel	82,219	—
Net cash provided by investing activities	82,219	—
Cash flows from financing activities:
Effect of Merger, net of transaction costs (Note 4)	—	(7,615,462)
Payment of GEM commitment fee	(1,200,000)	—
Repayment of convertible notes (Yorkville)	(750,000)	—
Proceeds from term notes, net of issuance costs	2,782,438	—
Repayment of term notes	(1,939,583)	—
Partial repayment of convertible notes - related party	(283,315)	—
Proceeds from Yorkville redemption premium	35,040	—
Proceeds from advance from related party	100,000	—
Proceeds from issuance of GEM promissory note	—	—
Proceeds from issuance of notes payable, net of issuance costs - related party	—	4,387,701
Proceeds from issuance of convertible notes, net of issuance costs	2,602,000	3,235,000
Proceeds from issuance of convertible notes, net of issuance costs - related party	—	2,583,000
Proceeds received for exercise of Pre-Funded warrants	2,072	—
Proceeds from issuance of shares to Yorkville under the SEPA agreement	880,943	—
Proceeds from issuance of common stock	6,257,368	30,761
Net cash provided by financing activities	8,486,963	2,621,000
Net decrease in cash	(1,006,221)	1,070,219
Cash at beginning of period	2,093,718	1,023,499
Cash at end of period	$1,087,497	$2,093,718

F-51

BANZAI INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Continued)

Supplemental disclosure of cash flow information:
Cash paid for interest	338,393	955,848
Cash paid for taxes	5,113	9,862
Non-cash investing and financing activities
Shares issued to Roth for advisory fee	578,833	—
Shares issued to GEM	784,943	—
Shares issued for marketing expenses	334,772	—
Shares issued to MZHCI for investor relations services	94,800	—
Shares issued to J.V.B for payment of outstanding debt	115,000	—
Shares issued to Hudson for consulting fee	166,501	—
Shares issued to Perkins Coie LLP for payment of oustanding debt	919,700	—
Settlement of GEM commitment fee	200,000	—
Shares issued to Yorkville for redemption premium	115,800	—
Shares issued for exercise of Pre-Funded warrants	2,072	—
Deemed dividend - Series A and Series B warrant modification	418,360	—
Issuance of convertible promissory note - GEM	1,000,000	—
Shares issued to CP BF for debt restructuring	1,287,003	—
Non-cash warrants and pre-funded warrants issued to CP BF for debt restructuring	2,763,161	—
Premium issued as part of CP BF debt modification	4,079,225	—
Shares issued to Alco for debt restructuring	1,098,614	—
Non-cash warrants and pre-funded warrants issued to Alco for debt restructuring	7,768,006	—
Derecognition of Cantor fee	4,000,000	—
Bifurcated embedded derivative liabilities at issuance—related party	12,000	—
Consideration transferred for acquisition of OpenReel	20,826,920	—
Right-of-use assets obtained in exchange for lease obligations	76,269	—
Issuance of Cantor Fee Shares	—	111
Assets acquired in acquisition of OpenReel	24,484,460	—
Liabilities assumed in acquisition of OpenReel	3,657,540	—
Modification of convertible notes payable - related party	—	9,909
Shares issued to Yorkville of aggregate commitment fee	500,000	3,288,000
Shares issued under share transfer agreement - related party	—	2,498,965
Issuance of warrants accounted for as a liability	—	2,448,000
GEM commitment fee	—	2,000,000
Deferred offering costs	—	3,233,097
Conversion of simple agreement for future equity	—	456,234
Conversion of simple agreement for future equity - related party	—	6,049,766
Conversion of convertible notes	—	3,346,232
Conversion of convertible notes - Yorkville	4,130,000	—
Conversion of convertible notes - related party	2,540,091	7,271,368
Conversion of convertible notes - CP BF	216,284	—

The accompanying notes are an integral part of these consolidated financial statements.

F-52

BANZAI INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

1. Organization

The Business

Banzai International, Inc. (the “Company” or “Banzai”) was incorporated in Delaware on September 30, 2015. Banzai is a leading enterprise SaaS Video Engagement platform used by marketers to power webinars, trainings, virtual events, and on-demand video content.

Reverse Stock Split

On August 29, 2024, the Company held a special meeting of securityholders (the “Special Meeting”). At the Special Meeting, the Company’s securityholders approved the proposal to amend the Second Amended and Restated Certificate of Incorporation to effect a reverse stock split with respect to the Company’s issued and outstanding Class A Common Stock, at a ratio of up to 1-for-50, with the final ratio and exact timing to be determined at the discretion of the Board of Directors (the “Reverse Stock Split”). On September 10, 2024, the Board determined to effect a reverse stock split at a ratio of 1-for-50, effective as of September 19, 2024 and filed an amendment with the Secretary of State of the State of Delaware. The Class B Common Stock was not affected by the Reverse Stock Split.

No cash or fractional shares were issued in connection with the Reverse Stock Split, and instead the Company rounded up to the next whole share in lieu of issuing factional shares that would have been issued in the reverse split. Proportional adjustments were made to the number of shares of Class A Common Stock issuable upon exercise or conversion of the Company’s outstanding stock options and warrants, the exercise price or conversion price (as applicable) of the Company’s outstanding stock options and warrants, and the number of shares reserved for issuance under the Company’s equity incentive plan. All Class A Common Stock share and per share information included herein has been retroactively adjusted to reflect the impact of the Reverse Stock Split.

Close of the Merger

On December 14, 2023 (the “Closing Date”), 7GC & Co. Holdings Inc. (“7GC”), our predecessor company, consummated the business combination pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Original Merger Agreement”), by and among 7GC, Banzai International, Inc. (“Legacy Banzai”), 7GC Merger Sub I, Inc., an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a direct wholly owned subsidiary of 7GC (“Second Merger Sub”), as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023 (the “Merger Agreement Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”), by and between 7GC and Legacy Banzai.

Pursuant to the terms of the Merger Agreement, a business combination between 7GC and Legacy Banzai was effected through (a) the merger of First Merger Sub with and into Legacy Banzai, with Legacy Banzai surviving as a wholly-owned subsidiary of 7GC (Legacy Banzai, in its capacity as the surviving corporation of the merger, the “Surviving Corporation”) (the “First Merger”) and (b) the subsequent merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Merger”). On the Closing Date, and in connection with the closing of the Merger (the “Closing”), 7GC changed its name to Banzai International, Inc.

Although 7GC was the legal acquirer of Legacy Banzai in the merger, Legacy Banzai is deemed to be the accounting acquirer, and the historical financial statements of Legacy Banzai became the basis for the historical financial statements of the Company upon the closing of the merger.

As a result, the financial statements included here reflect (i) the historical operating results of Legacy Banzai prior to the merger; (ii) the combined results of 7GC and Legacy Banzai following the close of the merger; (iii) the assets and liabilities of Legacy Banzai at their historical cost and (iv) the Legacy Banzai’s equity structure for all periods presented, as affected by the recapitalization presentation after completion of the merger.

The aggregate consideration payable to securityholders of Legacy Banzai at the Closing consisted of a number of shares of Class A Common Stock or shares of Class B Common Stock, and cash in lieu of any fractional shares of Class A Common Stock or shares of Class B Common Stock that would otherwise have been payable to any Legacy Banzai securityholders, equal to $100,000,000. See Note 4 - Reverse Merger Capitalization with 7GC & Co. Holdings Inc. for further details of the merger.

F-53

Emerging Growth Company

Upon closure of the Merger, the Company became an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies.

Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended (the “Exchange Act”). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies. Any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s financial statements may not be comparable to certain public companies.

Reclassifications

Certain amounts in the prior year’s consolidated financial statements, as of December 31, 2023 have been reclassified to conform to the current period’s presentation. This involved reclassifying the debt outstanding and associated interest expense on the debt outstanding with counterparty CP BF which were previously disclosed as Convertible Notes and Notes payable, and Interest expense, respectively, to Convertible notes - related party and Notes payable - related party, net of discount, and Interest expense - related party, respectively. This reclassification had no effect on the Company’s loss from operations, net loss, or net loss per share.

2. Going Concern

As of December 31, 2024 the Company had cash of approximately $1.1 million. For the year ended December 31, 2024, the Company used approximately $9.6 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of December 31, 2024, the Company had an accumulated deficit of approximately $78.3 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to generate profit from sales and positive operating cash flows, which is not assured.

The Company’s plans include obtaining future debt financings (see Note 14) and equity financings associated with the Yorkville SEPA (as defined in Note 18). If the Company is unsuccessful in completing these planned transactions, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all. As a result, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

On September 16, 2024, the Company committed to a reduction in force (the “Reduction”) intended to decrease expenses and maintain a streamlined organization to support key programs and customers, and that is expected to conserve cash. As part of the Reduction, the Company reduced its headcount by 24 employees, which represented approximately 34% of the Company’s full-time employees as of September 15, 2024. The cost-saving measures from the Reduction reduced annual operating expenses by approximately $0.8 million beginning in the fourth quarter of 2024. The Company incurred total restructuring charges of approximately $0.1 million, including severance payments in connection with the Reduction. The Company completed the reduction in October, 2024.

These accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

F-54

3. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s audited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and applicable regulations of the Securities and Exchange Commission (“SEC”) regarding annual financial reporting.

Reverse Stock Split

On June 27, 2025, the stockholders of the Company collectively approved an amendment to the Company’s Certificate of Incorporation, as amended and restated, to effect a reverse stock split (the “2025 Reverse Stock Split”) of the Company’s outstanding Class A Common Stock and Class B Common Stock at a ratio of 1-for-10 without reduction in the total number of authorized shares of our Class A and Class B Common Stock. The “Reverse Stock Split” went effective on July 8, 2025. All references to shares of the Company’s Class A and Class B Common Stock in these financial statements refer to the number of shares of Class A and Class B Common Stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented.

Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of Banzai and its subsidiaries. The Company consolidates all entities over which the Company has the power to govern the financial and operating policies and therefore exercises control, and upon which the Company has a controlling financial interest. The existence and effect of both current voting rights and potential voting rights that are currently exercisable or convertible are considered when assessing whether control of an entity is exercised. The subsidiary is consolidated from the date at which the Company obtains control and is de-consolidated from the date at which control ceases. All intercompany balances and transactions have been eliminated. The accounting policies of the subsidiary has been changed where necessary to ensure consistency with the policies adopted by the Company.

In the opinion of management, all necessary adjustments (consisting of normal recurring adjustments, intercompany adjustments, reclassifications and non-recurring adjustments) have been recorded to present fairly our financial position as of December 31, 2024 and 2023, respectively, and the results of operations and cash flows for the years ended December 31, 2024 and 2023, respectively.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the audited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Actual results could differ significantly from these estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include estimates of impairment of goodwill, recognition and measurement of convertible and Simple Agreement for Future Equity (SAFE) notes, including the associated embedded derivatives, determination of the fair value of the warrant liabilities and debt instruments reported at fair value, determination of the consideration transferred and purchase price allocated to assets acquired and liabilities assumed for acquisitions which are based on their estimated fair values at the date of acquisition, estimated useful lives of finite-lived intangible assets, and recognition and measurement of stock compensation.

Certain Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. In addition, the Company will compete with many companies that currently have extensive and well-funded products, marketing and sales operations. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology. The Company is also subject to risks which include, but are not limited to, dependence on key personnel, reliance on third parties, successful integration of business acquisitions, protection of proprietary technology, and compliance with regulatory requirements.

Cash

The Company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents. As of December 31, 2024 and 2023, respectively, the Company does not have any cash equivalents.

F-55

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements. The Company holds cash in banks in excess of federally insured limits. However, the Company believes risk of loss is minimal as the cash is held by large highly rated financial institutions. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds cash. Any material loss that the Company may experience in the future could have an adverse effect on its ability to pay its operational expenses or make other payments and may require the Company to move its cash to other high quality financial institutions. Currently, the Company is reviewing its bank relationships in order to mitigate its risk to ensure that its exposure is limited or reduced to the FDIC protection limits.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable consist of balances due from customers as well as from payment service providers. Payment terms range from due upon receipt, to net 30 days. Accounts receivable are stated net of an allowance for credit losses.

The allowance for expected credit losses is based on the probability of future collection under the current expected credited loss (“CECL”) impairment model which was adopted by the Company on January 1, 2023, as discussed below within Recent Accounting Pronouncements. The adoption of ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326) (“ASU 2016-13”) did not have a material impact on these consolidated financial statements. Account balances are written off after all means of collection are exhausted and the balance is deemed uncollectible. Subsequent recoveries are credited to the allowance. Changes in the allowance are recorded as adjustments to credit losses in the period incurred.

As of December 31, 2024 and 2023, the Company determined an allowance for credit losses of $24,210 and $5,748 was required, respectively. Further, for the years ended December 31, 2024 and 2023, the Company recognized bad debt expenses for accounts receivable balances of $18,462 and $65,013, respectively.

The following table presents changes in the allowance for credit losses for the year ended December 31, 2024:

Balance - December 31, 2023	$5,748
Change in provision for credit losses	18,462
Balance - December 31, 2024	$24,210

Deferred Sales Commissions

Sales commissions earned by the Company’s sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit the Company has determined to be three (3) years. The Company determined the period of benefit by taking into consideration the average contractual customer term, technology obsolescence and other factors.

Property and Equipment

Property and equipment are recorded at cost and presented net of accumulated depreciation. Major additions and betterments are capitalized while maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed. Property and equipment are depreciated on the straight-line basis over their estimated useful lives (3 years for computer equipment).

Intangible Assets and Impairment of Long-Lived Assets

Intangible assets are presented at fair value, net of amortization. The fair value is determined based on the appraised value of the asset. Intangible assets are composed of developed technology, trade names and customer lists (see Note 5), video material licenses, a web domain, and patents. Intangible assets subject to amortization consist of the following:

	Estimated Useful Life (years):	December 31, 2024
Customer relationships	7	$588,710
Trade name	15	899,600
Technology	6	2,415,010
		3,903,320
Less: Accumulated amortization		(19,467)
Intangible assets, net		$3,883,853

F-56

Total amortization expense related to intangible assets was $19,467 for the year ended December 31, 2024. Expected amortization expense is as follows:

Year Ending December 31, 2025	$546,576
Year Ending December 31, 2026	546,576
Year Ending December 31, 2027	546,576
Year Ending December 31, 2028	546,576
Year Ending December 31, 2029	546,576
Thereafter	1,150,973
Total	$3,883,853

The Company periodically evaluates its long-lived assets for potential impairment in accordance with ASC Topic 360, Property, Plant and Equipment (“ASC 360”). Potential impairment is assessed when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. The recoverability of these assets is assessed based on undiscounted expected future cash flows from the assets, considering a number of factors, including past operating results, budgets and economic projections, market trends and product development cycles. If impairments are identified, assets are written down to their estimated fair value. The Company has not recognized any impairment charges through December 31, 2024.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. As of December 31, 2024, the Company had two operating segments, which were deemed to be its reporting units, for the purpose of evaluating goodwill impairment. Refer to Note 21 for further discussion of the Company’s segment reporting.

The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then we evaluate goodwill for impairment by comparing the fair value of our reporting unit to its respective carrying value, including its goodwill. If it is determined that it is not likely that the fair value of the reporting unit is less than its carrying value, then no further testing is required. The factors considered in the qualitative assessment include macroeconomic conditions, industry and market conditions and overall financial performance of the Company, among other factors. Under a quantitative assessment, the Company will estimate the fair value of the Company through a combination of income and market approach valuation methodologies.

The Company completed its annual goodwill impairment test as of December 31, 2024. For the annual test, the Company bypassed the qualitative assessment and proceeded directly to the quantitative impairment test based on the stock price of the Company on the measurement date and economic uncertainty. To perform the quantitative assessment, the Company estimated the fair value of equity using the market capitalization method of the market approach, consideration of initiatives unknown by the market and evaluation of any implied control premium. Management further supported the conclusions by assessing a combination of an income valuation methodology, comprising a discounted cash flow analysis and market valuation methodologies, comprising the guideline public company and guideline transaction methods.

The market capitalization method calculated the aggregate market value of the Company based on the total number of outstanding shares of common and preferred stock and the market prices of the shares as of the assessment date. The Company evaluated conditions that were unknown by the market as of the assessment date and how a market participant would evaluate an implied control premium for the Company. The implied control premium was supported using a discounted cash flow analysis that contemplated the present value of assumed market participant cost savings and synergies.

The discounted cash flow (“DCF”) estimated the present value of future cash flows. A DCF analysis requires significant judgment to model financial forecasts, which included revenue growth, cost of sales as a percentage of revenue, gross profit margin, operating expenses as a percentage of revenue, EBITDA margin, EBITDA growth, industry and economic trends, and other relevant considerations. For periods beyond those forecasted, a terminal value was estimated based on an assumed long-term growth rate, which was derived using the Gordon Growth Model. The discount rate applied to the forecasted cash flows was calculated using a build-up approach, which starts with the risk-free interest rate, which was then calibrated for market and small stock risk premiums, including a beta, equity risk, size, and small stock risk premiums to reflect risks and uncertainties in the financial market and in the Company’s business projections.

F-57

The market approach for the guideline public company method utilizes observable market data from comparable public companies, including revenue multiples, to estimate the Company’s fair value. This approach also incorporates a control premium to represent the Company’s expectation of a hypothetical acquisition. The market approach for the guideline transaction method utilizes observable transactions of actual prices paid for target companies that operated in comparable industries or markets facing similar risks. Both methods of the market approach require judgment in the selection of comparable companies or comparable transactions and includes those with similar business activities, and related operating environments.

The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches. There was a $2.7 million impairment of goodwill recorded to the OpenReel reporting unit for the year ended December 31, 2024, and no impairment of goodwill recognized on the Banzai Operating Co. reporting unit for the years ended December 31, 2024 and 2023, respectively.

Deferred Offering Costs

In 2023, the Company capitalized fees related to the Merger Agreement (see Note 1 - Organization and Note 4 - Merger) as an asset. These fees were recognized as a reduction of equity, upon Closing of the Merger on December 14, 2023.

Capitalized deferred offering costs consisted of the following, as of December 14, 2023:

December 14, 2023
SPAC-related legal fees	$2,973,077
Investment bank advisory services	135,000
Federal Trade Commission filing fees	125,020
Total deferred offering costs capitalized	$3,233,097

The entire balance of Deferred Offering Costs capitalized as of December 14, 2023, was reclassified to Additional Paid-in- Capital, on December 14, 2023, in connection with the closing of the Merger. As a result, there was no Deferred Offering Costs balance as of December 31, 2023.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Warrant Liability - related party

The warrants originally issued in 7GC’s initial public offering (the “Public Warrants”) are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercise or expiration, and any change in fair value is recognized in the Company’s consolidated statements of operations.

The Public Warrants were initially measured at fair value using a Monte Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. Warrant liabilities are classified as current liabilities on the Company’s consolidated balance sheets.

Warrant Liability

The GEM Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant one percent of the total consideration received by the Company’s stockholders in connection with a Change of Control, where the surviving corporation is not publicly traded, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period.

F-58

The measurement of fair value was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion).

Simple Agreements for Future Equity—SAFE

The Company accounts for Simple Agreements for Future Equity (“SAFE”) at fair value in accordance with ASC 480 Distinguishing Liabilities from Equity. The SAFEs are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the accompanying consolidated statement of operations.

Concentration of Business and Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company has no financial instruments with off-balance sheet risk of loss.

At December 31, 2024, one customer accounted for 10% or more of accounts receivable with a concentration of 14% of the total accounts receivable balance. At December 31, 2023, no customers accounted for 10% or more of accounts receivable. For the years ended December 31, 2024 and 2023, no customers accounted for 10% or more of total revenues.

At December 31, 2024 and 2023, two suppliers and one supplier accounted for 10% or more of accounts payable, respectively.

Loss Per Share

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding and pre-funded warrants outstanding during the period. Diluted net loss per share excludes, when applicable, the potential impact of stock options and convertible preferred stock because their effect would be anti-dilutive due to the net loss. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	For the Year Ended December 31,
	2024	2023
Numerator:
Net loss attributable to common shareholders—basic and diluted	$(31,095,029)	$(14,406,262)

Denominator:
Weighted average shares—basic and diluted	445,817	240,199
Net loss per share attributable to common shareholders—basic and diluted	$(69.75)	$(59.98)

Securities that were excluded from loss per share as their effect would be anti-dilutive due to the net loss position that could potentially be dilutive in future periods are as follows:

	As of December 31,
	2024	2023
Options	2,566	1,496
RSUs	34,078	—
Public warrant shares	23,000	23,000
GEM warrant shares	1,657	1,657
Common warrant shares	452,761	—
Placement agent warrant shares	10,490	—
Total	524,552	26,153

F-59

Leases

The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are presented as right-of-use (“ROU”) assets and the corresponding lease liabilities are included in operating lease liabilities, current and operating lease liabilities, non-current on the Company’s balance sheets. ROU assets represent the Company’s right to use an underlying asset, and lease liabilities represent the Company’s obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term.

ROU assets and lease liabilities are recognized at commencement date and determined using the present value of the future minimum lease payments over the lease term. The Company uses an incremental borrowing rate based on estimated rate of interest for collateralized borrowing since the Company’s leases do not include an implicit interest rate. The estimated incremental borrowing rate considers market data, actual lease economic environment, and actual lease term at commencement date. The lease term may include options to extend when it is reasonably certain that the Company will exercise that option. In addition, the Company does not recognize short-term leases that have a term of twelve months or less as ROU assets or lease liabilities. The Company recognizes operating lease expense on a straight-line basis over the lease term.

The Company has lease agreements which contain both lease and non-lease components, which it has elected to account for as a single lease component when the payments are fixed. As such, variable lease payments, including those not dependent on an index or rate, such as real estate taxes, common area maintenance, and other costs that are subject to fluctuation from period to period are not included in lease measurement.

The Company evaluates long-lived assets for recoverability if there are indicators of potential impairment. Indicators of potential impairment may include subleasing a location for less than the head lease cost. If there are indicators of potential impairment, the Company will test the assets for recoverability. If the undiscounted cash flows estimated to be generated are less than the carrying value of the underlying assets, the assets are deemed impaired. If it is determined that assets are impaired, an impairment loss is calculated based on the amount that the asset’s book value exceeds its fair value.

Revenue Recognition

Revenue is generated through Banzai providing marketing and webinar platform subscription software service for a set period of time. The Statement of Work (“SOW”) or Invoice, and the accompanying documents are negotiated and signed by both parties (if applicable). Alternatively, customer contracting is achieved via self service and invoicing is initiated automatically once the customer accepts the terms and conditions on the platform, based on their selection of the desired subscription product. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, quarterly, or annually, with the majority paid via credit card processing.

The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers. To determine revenue recognition for contracts with customers, the Company performs the following steps described in ASC 606: (1) identifies the contract with the customer, or Step 1, (2) identifies the performance obligations in the contract, or Step 2, (3) determines the transaction price, or Step 3, (4) allocates the transaction price to the performance obligations in the contract, or Step 4, and (5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5.

Revenue from contracts with customers are not recorded until the Company has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. The Company also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether the Company is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether the Company has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether the Company has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).

Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether the Company has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether the Company has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service. When an arrangement contains more than one performance obligation, the Company will allocate the transaction price to each performance obligation on a relative standalone selling price basis. The Company utilizes the observable price of products and services when they are sold separately to similar customers in order to estimate standalone selling price.

F-60

Costs of Revenue

Costs of revenue consist primarily of infrastructure, streaming service, data license and contracted services costs, as well as merchant fees and payroll costs.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were $467,897 and $941,737 for the years ended December 31, 2024 and 2023, respectively, which are included in general and administrative expenses on the consolidated statements of operations.

Stock-Based Compensation

The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards in accordance with ASC 718, Stock Compensation. The Company accounts for forfeitures as they occur. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet. Refer to Note 8 - Fair Value Measurements and Note 14 - Debt for further detail.

Bridge Notes - Fair Value Option Election

The Company determined the Agile Notes and 1800 Diagonal Notes (The “Bridge Notes”) (as defined in Note 11 - Debt) were eligible for the fair value option, in accordance with ASC 825-10-50-28, and made such election to account for the Bridge Notes at fair value. The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. Additional term or other notes may be issued in subsequent periods where the Company would be able to make a fair value option election upon issuance provided eligibility criteria are met. The Company records the portion of the Bridge Notes that are issued and outstanding for accounting purposes at fair value with changes in fair value recorded in other income (expense), net in the condensed consolidated statement of operations, except for the portion of the total change in fair value that results from a change in the instrument-specific credit risk of the Bridge Notes, which is recorded in other comprehensive income (loss), if applicable. The fair value option election was made to align the accounting for the Bridge Notes with the Company’s financial reporting objectives and reduce operational effort to account for embedded features that otherwise would require bifurcation as a separate unit of account.

Pursuant to the fair value option election, direct and incremental debt issuance costs and consideration paid to the lender related to the Bridge Notes were expensed as incurred and recorded in other income (expense), net in the condensed consolidated statements of operations. Measurement of the change in fair value of the Bridge Notes includes accrued interest, whether paid-in-kind or cash.

F-61

Fair Value of Financial Instruments

In accordance with FASB ASC 820 Fair Value Measurements and Disclosures, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management during the years ended December 31, 2024 and 2023. The carrying amount of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximated their fair values as of December 31, 2024 and 2023.

Business Combinations

The purchase price for acquisitions are allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management, including expected future cash flows. We allocate any excess purchase price over the fair value of the identifiable net assets and liabilities acquired to goodwill. Identifiable intangible assets with finite lives are amortized over their useful lives. Acquisition-related costs, including advisory, legal, accounting, valuation, and other costs, are expensed in the periods in which the costs are incurred. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date. Refer to Note 5 for further discussion.

Recent Accounting Pronouncements

Recent accounting pronouncements not yet effective

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), Improvements to income tax disclosures, which enhances the disclosure requirements for the income tax rate reconciliation, domestic and foreign income taxes paid, requiring disclosure of disaggregated income taxes paid by jurisdiction, unrecognized tax benefits, and modifies other income tax-related disclosures. The amendments are effective for annual periods beginning after December 15, 2024. Early adoption is permitted and should be applied prospectively. The Company is currently evaluating the effect of adopting this guidance on its consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40). The ASU requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization included in each relevant expense caption presented on the statement of operations. The guidance also requires disclosure of a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, as well as the total amount of selling expenses and an entity’s definition of selling expenses. This guidance is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption of the amendment is permitted. The Company is currently evaluating the guidance and its impact to its consolidated financial statements and related disclosures.

Recently adopted accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments improve reportable segment disclosure requirements through enhanced disclosures over significant segment expenses regularly provided to the Chief Operating Decision Maker (“CODM”), extending certain annual disclosures to interim periods, and through permitting more than one measure of segment profit or loss to be reported under certain conditions. The Company adopted this guidance effective December 31, 2024, on a retrospective basis. Refer to Note 21 for further information.

F-62

4. Reverse Merger Capitalization with 7GC & Co. Holdings Inc.

On December 14, 2023 (the “Closing Date”), Banzai consummated the previously announced Merger with 7GC, as a result of which Banzai became a wholly-owned subsidiary of 7GC. While 7GC was the legal acquirer of Banzai in the merger, for accounting purposes, Legacy Banzai was deemed to be the accounting acquirer in the merger. The determination was primarily based on Legacy Banzai’s stockholders having a majority of the voting power in the combined Company, Legacy Banzai having the ability to appoint a majority of the Board of Directors of the Company, Legacy Banzai’s existing management team comprising the senior management of the combined Company, Legacy Banzai comprising the ongoing operations of the combined Company and the combined Company assumed the name “Banzai International, Inc.”. Accordingly, for accounting purposes, the merger was treated as the equivalent of Legacy Banzai issuing stock for the net assets of 7GC, accompanied by a recapitalization. The net assets of 7GC are stated at historical cost, with no goodwill or other intangible assets recorded.

Retroactive Restatement for Conversion of Common Stock and Series A Preferred Stock by Applying Exchange Ratio

Upon the closing of the merger, holders of Legacy Banzai common stock and Series A preferred stock received shares of common stock in an amount determined by application of the Exchange Ratio. In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparable periods, prior to the merger, up to December 14, 2023, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Banzai’s stockholders in connection with the merger. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Banzai’s outstanding Series A preferred stock and Legacy Banzai’s common stock prior to the merger have been retroactively restated as shares reflecting the exchange ratio of approximately 0.6147 established in the merger. Legacy Banzai’s Series A preferred stock previously classified as temporary equity was retroactively adjusted, converted into common stock and reclassified to permanent equity as a result of the reverse recapitalization. The consolidated assets, liabilities, and results of operations prior to the merger are those of Legacy Banzai.

The aggregate consideration payable to securityholders of Banzai at the Closing Date was equal to $100,000,000. Holders of 6,415 shares of 7GC’s Class A common stock, par value $0.0001 per share (“7GC Class A Common Stock”), exercised their right to redeem their shares for cash at a redemption price of approximately $5,380.00 per share, for an aggregate redemption amount of $34,524,065. Immediately prior to the Closing Date, each share of Banzai’s Preferred Stock that was issued and outstanding was automatically converted into one share of Banzai’s Class A Common Stock, par value $0.0001 per share. Each share of Banzai’s Class B Common Stock that was not held by the Chief Executive Officer of the Company converted to one share of Banzai’s Class A Common Stock, while the Chief Executive Officer received Class B Common Stock.

On the terms and subject to the conditions set forth in the Merger Agreement, at the Second Effective Time, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time was cancelled and no consideration was delivered therefore.

Upon the closing of the merger, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 350,000,000 shares, consisting of 250,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B Common Stock, and 75,000,000 shares of Preferred Stock, all having a par value of $0.0001 per share. As of December 31, 2024, there were 819,516 shares of Common Stock and 1 share of Preferred Stock outstanding.

Effect of Merger on Class A and Class B Common Stock

Upon the Close of the Merger, holders of Legacy Banzai common stock and Series A preferred stock were converted into shares of common stock in an amount determined by application of the Exchange Ratio. As noted above, the equity structure has been restated in all comparable periods, prior to the Merger, up to December 14, 2023, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Banzai’s stockholders in connection with the Merger.

F-63

5. Acquisition of OpenReel

On December 18, 2024, the Company closed a previously announced merger (the “OpenReel Merger”, the consummation of the Merger, the “OpenReel Closing”) with ClearDoc, Inc., a Delaware corporation doing business as OpenReel (“OpenReel”). OpenReel is a remote video capture technology provider that provides subscription-based software as a service (“SaaS”) offerings to enterprise, media, entertainment and agency teams to remotely control, direct, script, film, and collaborate on high definition video projects from a mobile device or webcam. The merger became effective pursuant to an Agreement and Plan of Merger (the “OpenReel Merger Agreement”) dated December 10, 2024, by and among the Company, OpenReel, certain stockholders of OpenReel (the “OpenReel Stockholders”), and Banzai Reel Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“OpenReel Merger Sub”) which was formed solely for the purpose of consummating the OpenReel Merger. Upon the OpenReel Closing, the OpenReel Merger Sub merged with and into OpenReel, with OpenReel being the surviving entity thereafter as a direct and wholly owned subsidiary of the Company named “OpenReel, Inc.”. The OpenReel Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. The Company’s primary reason for acquiring OpenReel was to enhance revenue growth and strengthen the Company’s competitive market position through cross selling opportunities.

At the effective time of the OpenReel Merger (the “OpenReel Effective Time”), each share of capital stock of OpenReel issued and outstanding immediately prior to the OpenReel Effective Time, was converted into the right to receive Company Class A Common Stock, par value $0.0001 per share, and pre-funded warrants, each exercisable for one (1) share of Company Class A Common Stock at an exercise price of $0.0001 (the “Pre-Funded Warrants”), issued in lieu thereof, in an amount equal to the quotient of $19,600,000 divided by the Conversion Price (the “Conversion Price” defined as the 10-day VWAP (“volume weighted average price”), provided that in no event shall the Conversion Price be less than $15.00 or more than $22.50 Adjust) (the “OpenReel Merger Consideration).

The OpenReel Merger Consideration consisted of an aggregate of 93,056 shares of Company Class A Common Stock, 1,176,950 Pre-Funded Warrants, and in connection with and as a condition to closing under the OpenReel Merger, the issuance of one (1) share of series FE preferred stock, par value $0.0001 per share (the “Series FE Preferred Stock”) to one of the OpenReel Stockholders, FE IV OR Aggregator, LLC. The Pre-Funded Warrants are exercisable immediately upon issuance and terminate when the Pre-Funded Warrants are exercised in full. The Series FE Preferred Stock has a two (2) year term and from the issue date to the second anniversary of the issue date, the holder is granted the right upon a subsequent financing resulting in the issuance of new securities by the Company, to participate on a pro-rata basis in such subsequent financing up to the holder’s fully-diluted ownership percentage of the Company. Upon the two-year anniversary of the issue date of the Series FE Preferred Stock, the Series FE Preferred Stock will automatically be canceled and return to the status of authorized but unissued. The Series FE Preferred Stock does not participate in dividends of the Company, is not convertible into any other class of equity securities of the Company, has no voting rights with the Common Stock or other equity securities of the Company, and is not redeemable.

As discussed above, on December 18, 2024, the Company issued 1,176,950 Pre-Funded Warrants and 1 share of Series FE Preferred Stock, which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815. As such these were classified in stockholder’s equity. The measurement of fair value of the Pre-Funded Warrants were determined as the intrinsic value calculated as the common stock price on the issuance date minus the exercise price. The relative fair value of these Pre-Funded Warrants, net of issuance costs, on date of issuance was estimated to be approximately $19,300,805 and is reflected within additional paid-in capital. The measurement of fair value of the Series FE Preferred Stock was determined based on the common stock price on the issuance date, and the relative fair value of the Series FE Preferred Stock was determined to be $0 on the acquisition date based on the terms of the Preferred Stock, as described above.

The Company incurred transaction costs of $209,085 which are included in the Company’s consolidated statement of operations.

The OpenReel Merger was accounted for as a business combination under the acquisition method pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with the Company as the accounting acquirer. Under the acquisition method, the total purchase price of the acquisition is allocated to the net identifiable tangible and intangible assets acquired and liabilities assumed based on the fair values as of the acquisition date. The preliminary fair value of the consideration transferred totaled $20,826,920 summarized as follows:

Common stock issued to OpenReel Stockholders	$1,526,115
Pre-Funded warrants issued to OpenReel Stockholders	19,300,805
Preferred Stock issued to OpenReel Stockholder	—
Total consideration paid	$20,826,920

F-64

The Company made a provisional allocation of the purchase price of the OpenReel Merger to the assets acquired and liabilities assumed as of the acquisition date. The following table summarizes the provisional purchase price allocation relating to the OpenReel Merger:

Assets acquired:
Cash and cash equivalents	$82,219
Accounts receivable, net	865,562
Prepaid expense and other current assets	103,343
Property and equipment, net	3,607
Intangible Assets - OpenReel - Customer relationships	588,710
Intangible Assets - OpenReel - Trade name	899,600
Intangible Assets - OpenReel - Technology	2,415,010
Total assets	$4,958,051
Liabilities assumed:
Accounts payable	330,602
Accrued payroll	120,408
Unearned revenue, current	2,726,846
Accrued expenses and other current liabilities	222,581
Unearned revenue, non-current	107,070
Due to Parent	150,033
Total liabilities	$3,657,540
Total identifiable net assets	1,300,511
Goodwill recorded:
Goodwill	19,526,409
Total consideration	$20,826,920

Goodwill recognized is not expected to be deductible for tax purposes. We believe that in this acquisition goodwill represents the value of OpenReel’s existing products and customers, combined with the added business synergies of integrating with the existing Banzai products and customer base.

As of the date these consolidated financial statements were issued, the purchase accounting related to this acquisition was incomplete as the valuation of certain items, for example, certain working capital balances, were not yet finalized. The Company has reflected the provisional amounts in these consolidated financial statements. As such, the above balances may be adjusted in a future period, not to exceed one (1) year from the acquisition date pursuant to ASC 805, as the valuation is finalized and these adjustments may be material to the consolidated financial statements.

All intangible assets acquired are subject to amortization and their associated estimated acquisition date fair values are as follows:

	Estimated	Acquisition Date
Intangible Assets	Useful Life	Fair Value
OpenReel - Customer Relationships	7 years	588,710
OpenReel - Trade name	15 years	899,600
OpenReel - Technology	6 years	2,415,010

Net income in the Consolidated Statement of Operations for the twelve months ended December 31, 2024 includes net income of OpenReel from the date of acquisition to December 31, 2024 of approximately $32 thousand.

Pro forma disclosure for the OpenReel acquisition

The following unaudited pro forma financial information reflects the consolidated results of operations of the Company as if the Merger with OpenReel had taken place on January 1, 2023. The pro forma results presented are the result of combining the revenues and earnings of the Company with the revenues and earnings of OpenReel. The Company did not have any material, non-recurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue.

F-65

The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed date:

	For the Years Ended December 31,
	2024	2023
Revenue	$10,604,538	$12,081,328
Cost of revenue	2,254,010	2,519,147
Operating expenses	21,778,659	20,544,964
Total other expenses (income), net	18,061,763	4,662,025
Loss before income taxes attributable to common stockholders	$(31,489,894)	$(15,644,808)

6. Related Party Transactions

7GC Related Party Promissory Notes

On December 21, 2022, 7GC issued an unsecured promissory note (the “December 2022 7GC Note”) to the Sponsor, 7GC & Co. Holdings LLC, which provides for borrowings from time to time of up to an aggregate of $2,300,000. The December 2022 7GC Note does not bear interest. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the December 2022 7GC Note, in whole or in part, into that number of shares of Class A common stock, $0.0001 par value per share, of 7GC (the “Converted Shares”) equal to the principal amount of the December 2022 7GC Note so converted divided by $5,000.00.

On October 3, 2023, 7GC issued an additional unsecured promissory note (the “October 2023 7GC Note”, together with the December 2022 7GC Note, the “7GC Promissory Notes”) to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $500,000 for working capital purposes. The October 2023 7GC Note does not bear interest. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the October 2023 7GC Note, in whole or in part, into that number of the Converted Shares, equal to the principal amount of the October 2023 7GC Note so converted divided by $5,000.00.

Upon Closing of the Merger, Banzai assumed the 7GC Promissory Notes which subsequently converted on February 2, 2024. At the date of conversion, the total balance of the Notes converted was $2,540,092.

Due to Related Party of 7GC

During the year ended December 31, 2023, the Sponsor paid certain expenses on behalf of 7GC. Upon Closing of the Merger, Banzai assumed the $67,118 liability. As of December 31, 2024, the entire balance remained outstanding and is included within due to related party under current liabilities on the accompanying consolidated balance sheet.

Legacy Banzai Related Party Transactions

During 2023, Legacy Banzai issued Promissory Notes and Convertible Notes to related parties. See Note 14 - Debt for further details related to these transactions and associated balances.

Debt Conversion Agreement with Alco

On September 19, 2024, the Company and Alco agreed to convert the outstanding balance of all debt owing to Alco, into equity in the form of common stock, common stock warrants and pre-funded warrants. See Note 14 - Debt and Note 18 - Equity, for further details related to the transaction and associated balances.

Debt Restructuring Agreement with CPBF

On September 5, 2024, the Company and CP BF agreed to amend the outstanding balance of all debt previously in the form of one term note and two convertible notes into one new consolidated convertible note. The newly issued consolidated convertible note was issued on September 23, 2024. Additionally on September 23, 2024, the Company and CP BF entered into a share purchase agreement where the Company issued equity in the form of common stock, common stock warrants and pre-funded warrants to CP BF for the reduction of $2 million of debt under the newly issued consolidated convertible note. See Note 14 - Debt and Note 18 - Equity, for further details related to the transaction and associated balances.

Due to Related Party of Company CEO

On September 12, 2024, the CEO of the Company loaned the Company an advance of $100,000. The advance is non-interest bearing, and matures one year from issuance. As of December 31, 2024, the entire balance remained outstanding and is included within due to related party under current liabilities on the accompanying consolidated balance sheet.

F-66

7. Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time. The Company considers this method a faithful depiction of the transfer of control as services are substantially the same and have the same pattern of transfer over the life of the contract.

The Company’s services include providing end-to-end video engagement solutions that provide a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars, virtual events and other digital and in-person marketing campaigns.

As noted within the SOW’s and invoices, agreements range from monthly, to annual, to multi-year and Banzai generally provides for net 30-day payment terms with the payment made directly through check or electronic means.

Banzai’s Management believes its exposure to credit risk is sufficiently mitigated by collection through credit card sales or direct payment from established clients.

The Company follows the provisions of ASC 606, under which the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognize revenues following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Nature of Products and Services

The following is a description of the Company’s products and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each, as applicable:

Demio

The Demio product is a full-stack technology that marketers can leverage live and automated for video marketing content such as webinars and virtual events. Software products are provided to Demio customers for a range of attendees and hosts within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of webinars and hosts as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Demio services over time which corresponds with the period of time that access to the service is provided.

Reach

While the Reach product is in the process of being phased out, the Company continues to generate revenues from the product. The Reach product provides a multi-channel targeted audience acquisition (via Reach) to bolster engagement and Return on Investment (ROI). Banzai enables marketing teams to create winning webinars and virtual and in-person events that increase marketing efficiency and drive additional revenue. Software products are provided to Reach customers for a range of simultaneous events and registrations within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of simultaneous published events as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Reach services over time which corresponds with the timing the service is rendered.

F-67

OpenReel

The OpenReel product offers subscription-based software as a service (SaaS) offerings to enterprise, media, entertainment and agency teams to remotely control, direct, script, film, and collaborate on high definition video projects from a mobile device or webcam. The Company enters into fixed price subscription contracts with customers, which can be monthly, annual, or multi-year agreements which auto-renew without discount for additional periods of the same duration as the initial term, unless either party requests termination in writing at least thirty (30) days prior to the end of the initial service term. The subscription revenues are recognized ratably over the term of the service agreement, which is considered an output method, as the obligation of hosting the SaaS product is fulfilled over the course of the agreement. The Company does not charge for implementation or recognize any revenues upfront due to minimal effort required. There are no financing components and payments are typically net 30 of date of receipt of invoice, or typically net 90 date of receipt of invoice for customers on multi-year subscription agreement contracts. It is nearly 100% certain that a significant revenue reversal will not occur.

Service Trade Revenue

The Company has one customer for which the customer is also a vendor. For this one customer, the Company exchanged services for approximately $239,000 and $375,000, during the years ended December 31, 2024 and 2023, respectively.

Disaggregation of Revenue

The following table summarizes revenue by region based on the billing address of customers for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024		2023
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$2,564,074	57%	$2,677,050	59%
Europe, Middle East and Africa (EMEA)	1,492,561	33%	1,511,886	33%
Asia Pacific	471,244	10%	372,364	8%
Total	$4,527,879	100%	$4,561,300	100%

Contract Balances

Accounts Receivable, Net

A receivable is recorded when an unconditional right to invoice and receive payment exists, such that only the passage of time is required before payment of consideration is due. The Company receives payments from customers based upon agreed-upon contractual terms, typically within 30 days of invoicing the customer. The timing of revenue recognition may differ from the timing of invoicing to customers.

	Opening Balance	Closing Balance	Opening Balance	Closing Balance
	1/1/2024	12/31/2024	1/1/2023	12/31/2023
Accounts receivable, net	$105,049	$936,321	$68,416	$105,049

Costs to Obtain a Contract

Sales commissions, the principal costs incurred to obtain a contract, are earned when the contract is executed. Management has capitalized these costs and amortized the commission expense over time in accordance with the related contract’s term. For the years ended December 31, 2024 and 2023, commission expenses were $270,335 and $299,450, respectively.

Capitalized commissions at the years ended December 31, 2024 and 2023 were $31,504 and $51,472, respectively, and are included within prepaid expenses and other current assets on the consolidated balance sheets.

F-68

The following summarizes the costs to obtain a contract activity during the years ended December 31, 2024 and 2023:

Balance - December 31, 2022	$69,737
Commissions Incurred	242,810
Deferred Commissions Recognized	(261,075)
Balance - December 31, 2023	51,472
Commissions Incurred	180,141
Deferred Commissions Recognized	(200,109)
Balance - December 31, 2024	$31,504

8. Fair Value Measurements

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the periods ended December 31, 2024 and the year ended December 31, 2023. The carrying amount of accounts payable approximated fair value as they are short term in nature.

Fair Value on a Recurring Basis

The Company follows the guidance in ASC 820 Fair Value Measurements and Disclosures for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The estimated fair value of the Public Warrants liabilities represent Level 1 measurements. The estimated fair value of the convertible notes bifurcated embedded derivative liabilities, GEM warrant liabilities, Yorkville convertible note, SAFE, Agile term notes and 1800 Diagonal convertible notes represent Level 3 measurements.

The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis at December 31, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2024	December 31, 2023
Assets:
Bifurcated embedded derivative asset - related party	3	$63,000	$—
Definite-lived intangibles*	3	$3,903,320	$—
Definite-lived intangibles**	3	$3,883,853	$—
Goodwill - OpenReel (Note 5)*	3	$19,526,409	$—
Goodwill**	3	$18,972,475	$2,171,526
Liabilities:
Warrant liabilities - public	1	$2,300	$575,000
GEM warrant liabilities	3	$15,000	$641,000
Yorkville convertible note	3	$—	$1,766,000
Agile term notes	3	$3,143,000	$—
1800 Diagonal convertible notes	3	$432,000	$—

*	Certain assets measured at the acquisition date
**	Measured at year-end impairment testing

Warrant Liability - Public Warrants

The Company assumed Public Warrants in the Merger, exercisable into 23,000 shares of Common A Common Stock, which were outstanding as of December 31, 2024 and December 31, 2023. The fair values of the Public Warrants are measured based on the listed market price of such warrants through December 31, 2024. See Note 15 - Warrant Liabilities for further details.

As of December 31, 2024, the Company recognized a gain of approximately $572,700 resulting from changes in the fair value of the derivative warrant liabilities, presented as change in fair value of warrant liabilities - related party in the accompanying condensed consolidated statements of operations.

F-69

The following tables set forth a summary of the changes in the fair value of the Public Warrants liability which are Level 1 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2023	$575,000
Change in fair value	(572,700)
Balance at December 31, 2024	$2,300

Warrant Liability - GEM Warrants

The measurement of fair value of the GEM Warrants were determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion). Refer to Note 15 - Warrant Liabilities for further details.

As of December 31, 2024, the Company recognized a gain of approximately $626,000, resulting from changes in the fair value of the derivative warrant liabilities, presented as change in fair value of warrant liabilities in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the changes in the fair value of the GEM Warrants liability which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2023	$641,000
Change in fair value	(626,000)
Balance at December 31, 2024	$15,000

Yorkville Convertible Notes

The measurement of fair value of the Yorkville convertible notes were determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, term, volatility, risk-free rate, and probability of optional redemption). Refer to Note 14 - Debt for further details.

As of December 31, 2024, the Company recognized a loss of approximately $693,000 resulting from changes in the fair value of the Yorkville convertible notes, presented as change in fair value of convertible promissory notes in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the changes in the fair value of the Yorkville convertible notes which is a Level 3 financial liability measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2023	$1,766,000
Issuance of Yorkville convertible note	2,250,000
Loss on debt issuance	171,000
Payment in shares to settle Yorkville convertible notes	(4,130,000)
Repayment in cash of Yorkville convertible notes	(750,000)
Change in fair value	693,000
Balance at December 31, 2024	$—

Bifurcated Embedded Derivative Assets and Liabilities

The fair value of the embedded put options, relating to the Convertible Notes - Related Party, Convertible Notes, and Term and Convertible Notes (CP BF), was determined using a Black Scholes option pricing model. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes. On December 14, 2023, all outstanding principal and accrued interest, including the carrying value of any related embedded derivative, related to the Related Party Convertible Notes and Third Party

F-70

Convertible Notes converted into the Company’s Class A Common Stock pursuant to the close of the Merger Agreement, terminating the embedded derivative.

The following table sets forth a summary of the changes in the fair value of the bifurcated embedded derivative liabilities for the year ended December 31, 2023, related to the Related Party and Third Party Convertible Debt, respectively, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2022	$1,936,827	$845,473
Issuance of convertible notes with bifurcated embedded derivative	1,126,451	559,390
Change in fair value	(3,063,278)	(1,404,863)
Balance at December 31, 2023	$—	$—

The fair value of the embedded put options, relating to the Convertible Note to CP BF issued on September 23, 2024, was determined using a Black Scholes option pricing model. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes. The bifurcated embedded derivative net asset was $63,000 as of December 31, 2024. Refer to Note 14 - Debt for further details.

The following table sets forth a summary of the changes in the fair value of the bifurcated embedded derivative asset for the year ended December 31, 2024, relating to the Convertible Note to CP BF issued on September 23, 2024, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
CP BF Convertible
Issuance of convertible notes with bifurcated embedded derivative asset	$12,000
Change in fair value	51,000
Balance at December 31, 2024	$63,000

Simple Agreements for Future Equity (SAFE)

During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements (the “SAFEs”). In the event of an Equity Financing (as defined in the SAFEs agreements), the SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The number of shares required to be issued to settle the SAFEs at the equity financing is variable, because that number will be determined by the discounted fair value of the Company’s equity shares on the date of settlement (i.e., Discount Price). Regardless of the fair value of the shares on the date of settlement, the holder will receive a fixed monetary value based on the Purchase Amount of the SAFE. If there is a Liquidity Event or SPAC Transaction before the settlement or termination of the SAFEs, the SAFEs will automatically be entitled to receive a portion of Proceeds, due and payable immediately prior to, or concurrent with, the consummation of such Liquidity Event or SPAC Transaction, equal to the greater of (i) two times (2x) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price (as defined in the SAFEs agreements). Refer to Note 16 - Simple Agreements for Future Equity for additional information related to the Company’s SAFEs.

The fair value of the SAFEs was determined using a scenario-based method for the pre-modification SAFE’s and a Monte Carlo simulation method for the post-modification SAFEs. The value of the SAFE liability as of December 31, 2023 is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the SAFEs on the date of issuance was determined to be $3,836,000. On December 14, 2023, all outstanding principal related to the Third Party SAFEs and Related Party SAFEs converted into the Company’s Class A Common Stock pursuant to the close of the Merger Agreement. Upon the conversion described above, the SAFEs were $0 as of December 31, 2024 and December 31, 2023, respectively. Refer to Note 16 - Simple Agreements for Future Equity for further details.

F-71

The following tables set forth a summary of the activity of the Related Party and Third Party SAFE liabilities, respectively (See Note 16 - Simple Agreements for Future Equity for further detail), which represents a recurring fair value measurement at the end of the relevant reporting period:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2022	$8,802,196	$663,804
Change in fair value	(2,752,430)	(207,570)
Conversion on SAFEs	(6,049,766)	(456,234)
Balance at December 31, 2023	$—	$—

Term Notes (Agile)

On July 22, 2024, September 13, 2024, and December 12, 2024, the Company entered into term loan promissory note agreements with Agile Lending, LLC, and Agile Capital Funding, LLC, as the collateral agent, as discussed further in Note 14 of the notes to the consolidated financial statements.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2024. The Company classified the Agile Term Notes as a Level 3 fair value measurement and used a discounted cash flow model to calculate the fair values as of July 22, 2024, September 13, 2024, and December 12, 2024, respectively, and for each subsequent reporting period. Key inputs for the valuation are summarized below. The discounted cash flow model uses inputs such as the contractual term of the note and a market participant interest rate.

The range of key inputs at issuance of the Agile term notes and for the period ended December 31, 2024, were as follows:

	July Agile Note		September Agile Note		December Agile Note
Key Inputs	July 22, 2024	December 12, 2024	September 13, 2024	December 12, 2024	December 12, 2024	December 31, 2024
Contractual term (years)	0.55	-	0.48	0.43	0.61	0.56
Interest rate	18.92%	9.30%	14.37%	9.33%	9.48%	10.13%

Refer to Note 14 - Debt, for a summary of the changes in the fair value of the Agile term notes which is a Level 3 financial liability measured at fair value on a recurring basis.

Convertible Notes (1800 Diagonal)

On August 16, 2024, September 24, 2024, and December 10, 2024, the Company entered into convertible promissory notes with 1800 Diagonal Lending, LLC, as discussed further in Note 14 of the notes to the consolidated financial statements.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2024. The Company classified the Notes as a Level 3 fair value measurement and used the Black-Scholes option pricing model to calculate the fair values as of August 16, 2024, September 24, 2024, and December 10, 2024, respectively and for each subsequent reporting period. Key inputs for the simulation are summarized below. The Black-Scholes simulation uses inputs such as the stock price, volatility, the contractual term of the note, risk free interest rates and dividend yields.

F-72

The range of key inputs for the Black-Scholes simulations at issuance of the 1800 Diagonal convertible notes and for the year ended December 31, 2024, were as follows:

	August 1800 Diagonal Note		September 1800 Diagonal Note		December 1800 Diagonal Note
Key Inputs	August 16, 2024	December 31, 2024	September 24, 2024	December 31, 2024	December 10, 2024	December 31, 2024
Stock price	$55.80	$15.30	$82.40	$15.30	$20.50	$15.30
Contractual term (years)	0.84	0.46	0.86	0.59	0.86	0.80
Risk-free rate	5.00%	4.25%	4.34%	4.23%	4.29%	4.19%
Volatility(1)	114%	191%	192%	264%	222%	232%
Maturity probability	80%	80%	80%	80%	75%	75%
Default probability	20%	20%	20%	20%	25%	25%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

(1)	The Company utilized historical equity volatility in measurement of the fair value of the notes.

Refer to Note 14 - Debt, for a summary of the changes in the fair value of the 1800 Diagonal convertible notes which is a Level 3 financial liability measured at fair value on a recurring basis.

F-73

Business Combination, including Definite-Lived Intangibles

The significant unobservable inputs used in our level 3 fair value measurement of business combinations, including definite-lived intangibles at the acquisition date (Note and 5) are as follows:

Area	Valuation Techniques	Unobservable Input	2024	2023
Business Combination (Note 5)	Various *	Growth rate	5.8%	None
		Weighted average cost of capital	13.5%	None
		Internal rate of return	11.3%	None

Customer Relationship (Note 5)	Distributor method	Long-term revenue growth rate	5.8%	None
		Revenue growth attributable to exiting customers	50.0%	None
		Existing customer attrition	20.0%	None
		Distributor EBITA margin	7.5%	None
		Contributory asset charges rate	0.9% - 1.4%	None
		Weighted average cost of capital	13.5%	None

Trade name (Note 5)	Relief-from-royalty method	Long-term revenue growth rate	5.8%	None
		Royalty rate	2.0%	None
		Contributory asset charges rate	1.5%	None
		Weighted average cost of capital	13.5%	None

Technology (Note 5)	Multi-period excess earnings method	Long-term revenue growth rate	5.8%	None
		R&D expense for new developed technology	12.5%	None
		Developed technology obsolescence rate	30.0%	None
		Contributory asset charges rate	0.1% - 2.2%	None
		Weighted average cost of capital	13.5%	None

*	Includes all of the valuation techniques for each of the fair valued assets above as of the acquisition date (Note 5)

F-74

Goodwill

The significant unobservable inputs used in our level 3 fair value measurement of goodwill as of our annual impairment assessment date of December 31, 2024, are as follows (Notes 3 and 11):

Area	Valuation Techniques	Unobservable Input	2024	2023
Goodwill	Discounted cash flow	Long-term revenue growth rate	5.8%	None
		Cost of sales as a percentage of revenue	13.9%	None
		Gross profit margin	86.1%	None
		Operating expenses as a percentage of revenue	49.5% - 74.5%	None
		EBITDA margin	11.6% - 36.6%	None
		EBITDA growth rate	3.0% - 45.9%	None
		Weighted average cost of capital	13.5%	None

	Market - Guideline public company	Revenue multiples	2.9x - 3.10x	None
		Weighting	25.0% - 50.0%	None

	Market - Guideline transaction	Revenue multiple	3.25x	None

9. Property and Equipment

Property and equipment, net consisted of the following at the dates indicated:

	December 31, 2024	December 31, 2023
Computers and equipment	$34,474	$30,867
Less: accumulated depreciation	(30,935)	(26,223)
Property and equipment, net	$3,539	$4,644

Depreciation expense for the year ended December 31, 2024 and 2023 was $4,712 and $7,160 respectively.

10. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at the dates indicated:

	December 31, 2024	December 31, 2023
Prepaid expenses and other current assets:
Prepaid commissions	$31,504	$51,472
Service Trade	239,041	364,384
Prepaid insurance costs	130,345	17,661
Prepaid consulting costs	76,767	120,332
Prepaid software costs	59,855	29,887
Prepaid advertising and marketing costs	29,133	11,074
Prepaid merchant fees	26,690	26,224
Prepaid data license and subscription costs	3,125	53,124
Other current assets	47,214	66,997
Total prepaid expenses and other current assets	$643,674	$741,155

F-75

11. Goodwill

The following is a summary of goodwill by reportable segment as of and for the years ended December 31, 2024 and 2023:

	Banzai Operating Co.	OpenReel	Consolidated
Goodwill - December 31, 2023	$2,171,526	$—	$2,171,526
Additions to goodwill (Note 5)	—	19,526,409	19,526,409
Accumulated impairment losses	—	—	—
Impairment	—	(2,725,460)	(2,725,460)
Goodwill - December 31, 2024	$2,171,526	$16,800,949	$18,972,475

We identify our reporting units in accordance with the FASB ASC Subtopic 280. The carrying value and fair value for intangible assets and goodwill for a reporting unit are calculated based on key assumptions and valuation methodologies. The discounted cash flow methodology is a widely accepted valuation technique utilized by market participants in the transaction evaluation process and has been applied consistently. We also considered our market capitalization at December 31, 2024 and December 31, 2023, as compared to the aggregate fair values of our reporting units, to assess the reasonableness of our estimates pursuant to the discounted cash flow methodology. Management further supports its conclusions by assessing a combination of an income valuation methodology, comprising a discounted cash flow analysis and market valuation methodologies, comprising the guideline public company and guideline transaction methods. The estimates and assumptions made in assessing the fair value of our reporting units and the valuation of the underlying assets and liabilities are inherently subject to significant uncertainties related to future sales, gross margins, and advertising and marketing expenses, which can be impacted by increases in competition, changing consumer preferences, technology development expenses, technical advances, and inflation. The discount rate assumption may be influenced by such factors as changes in interest rates and rates of inflation, which can have an impact on the determination of fair value. If these assumptions are adversely affected, we may be required to record additional impairment charges in the future.

At December 31, 2023, the Company had one operating segment which was deemed to be its only reporting unit, and as such goodwill was allocated to that one reporting unit and the carrying value was determined based on the equity of the entire company for purposes of evaluating goodwill impairment. As of December 31, 2023, the reporting unit had a negative carrying value. No impairment of goodwill was identified as of December 31, 2023.

At December 31, 2024, as the Company has two operating segments which were deemed to be its reporting units, goodwill is allocated to each reporting unit and the carrying value of each reporting unit is determined based on the present value of the reporting unit’s specific discounted cash flows for purposes of evaluating goodwill impairment. As of December 31, 2024, the date of the last goodwill impairment analysis, the Banzai Operating Co. reporting unit had a negative carrying value, and no impairment to goodwill was identified as of December 31, 2024. As of December 31, 2024, the OpenReel reporting unit had a carrying value that exceeded the fair value of the reporting unit. As such an impairment to goodwill $2.7 million was identified as of December 31, 2024.

12. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at the dates indicated:

	December 31, 2024	December 31, 2023
Accrued expenses and other current liabilities:
Accrued accounting and professional services costs	$2,419,829	$1,511,889
Sales tax payable	452,508	314,873
Accrued legal costs	315,764	2,694,439
Excise tax payable	223,717	223,717
Accrued payroll and benefit costs	207,970	185,504
Accrued streaming service costs	51,308	37,765
Accrued subscription costs	46,759	22,110
Deposits	—	54,102
Other current liabilities	173,163	149,841
Total accrued expenses and other current liabilities	$3,891,018	$5,194,240

F-76

13. Deferred Revenue

Deferred revenue represents amounts that have been collected in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable revenue agreements. Differences between the revenue recognized per the below schedule, and the revenue recognized per the consolidated statement of operations, reflect amounts not recognized through the deferred revenue process, and which have been determined to be insignificant. For the years ended December 31, 2024 and 2023, the Company recognized $1,214,096 and $930,436 in revenue that was included in the prior year deferred revenue balance, respectively.

The change in total deferred revenue was as follows for the periods indicated:

	Year Ended	Year Ended
	December 31, 2024	December 31, 2023
Deferred revenue, beginning of period	$1,214,096	$930,436
Billings	4,362,730	4,781,924
Revenue recognized (prior year deferred revenue)	(1,214,096)	(930,436)
Revenue recognized (current year deferred revenue)	(3,091,333)	(3,567,828)
OpenReel deferred revenue - short-term	2,663,230	—
Deferred revenue - short-term, end of period	3,934,627	1,214,096
OpenReel deferred revenue - long-term	117,643	—
Deferred revenue - short-term and long-term, end of period	$4,052,270	$1,214,096

14. Debt

Convertible Notes

Convertible Notes - Related Party

On March 21, 2022, the Company issued a subordinated convertible promissory note (“Old Alco Note”) for a principal sum of $2,000,000 to Alco Investment Company (“Alco”), a related party. Alco held approximately 5% of the issued equity of the Company, through its ownership of Series A preferred stock. The Old Alco Note bore interest at a rate of 15% per annum until exchanged. The outstanding principal and accrued interest were due and payable on December 31, 2023 (“Original Maturity Date”), provided that, Alco could elect to extend the Original Maturity Date up to two times by additional 12-month increments by delivering written notice to the Company prior to the Original Maturity Date of such election. The outstanding principal and interest under the Old Alco Note was, at the Holder’s election, either (i) effective upon the closing of an Equity Financing (as defined in the agreement), to be converted into shares of the same series of preferred stock of the Company issued to other investors in the Equity Financing (the “Equity Financing Securities”) at a conversion price equal to 85% of the price per share of Equity Financing Securities paid by the other investors in the Equity Financing, with any resulting fraction of a share rounded to the nearest whole share (with 0.5 being rounded up) (the “Conversion Option”) or (ii) immediately prior to the closing of an Equity Financing, become due and payable in cash.

The embedded redemption put feature upon an Equity Financing is not clearly and closely related to the debt host instrument, was separated from the debt host and initially measured at fair value. Subsequent changes in fair value of the feature are recognized in the Consolidated Statement of Operations. The fair value (see Note 8 - Fair Value Measurements) of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative.

Discounts to the principal amounts were included in the carrying value of the Old Alco Note and amortized to interest expense over the remaining term of the underlying debt. During 2022, the Company recorded a $151,000 debt discount upon issuance of the Old Alco Note. For the year ended December 31, 2022, interest expense on the Old Alco Note totaled $124,621, comprised of $100,274 of contractual interest and $24,347 for the amortization of the discount. The effective interest rate was 20% prior to the exchange of the Old Alco Note as noted below.

On July 19, 2022, the Company and Alco entered into an exchange agreement whereby Alco and the Company agreed to the cancellation of the Old Alco Note in exchange for the issuance of a new subordinated convertible promissory note in the principal amount of $2,101,744 (representing the principal amount plus accrued interest under the Old Alco Note) (the “New Alco Note”). In accordance with ASC 470 Debt, the Company treated the Old Alco Note as extinguished and recognized a loss on debt extinguishment of $56,653, determined by the sum of the fair value of the New Alco Note in excess of the carrying value of the Old Alco Note less the bifurcated embedded derivative liability at the time of the modification.

F-77

Between July and September 2022, the Company issued additional subordinated convertible notes (together with the New Alco Note, the “2022 Related Party Convertible Notes”) for an aggregate amount of $4,200,538 to related parties Alco, Mason Ward and DNX. Between March and September 2023, the Company issued additional subordinate convertible notes (together with the 2022 Related Party Convertible Notes, the “Related Party Convertible Notes”) for an aggregate amount of $2,583,000 to related parties Alco, Mason Ward, DNX and William Bryant. DNX held in excess of 5% of the issued equity of the Company, through its ownership of Series A preferred stock. William Bryant will become a member of the Board of Directors upon completion of the Merger. The Related Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest of the Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.

The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 8 - Fair Value Measurements).

Discounts to the principal amounts are included in the carrying value of the Related Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During the year ended December 31, 2023, the Company recorded a $1,126,451 debt discount upon issuance of additional Related Party Convertible Notes. For the year ended December 31, 2023, interest expense on the Related Party Convertible Notes totaled $2,307,013, comprised of $464,071 of contractual interest and $1,842,942 for the amortization of the discount.

March 2023 Amendment

In March 2023, the Related Party Convertible Notes were amended to extend the maturity to December 31, 2023. The Company evaluated the terms of the First Amendment in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the First Amendment. Accordingly, the Company accounted for the First Amendment as a troubled debt restructuring. As a result, the Company accounted for the troubled debt restructuring by calculating a new effective interest rate for the First Amendment based on the carrying amount of the debt and the present value of the revised future cash flow payment stream. The troubled debt restructuring did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

Conversion of Related Party Convertible Notes

On December 14, 2023, all outstanding principal and accrued interest, net of the remaining debt discount, related to the Related Party Convertible Notes, totaling $7,271,368 converted into 2,293 shares the Company’s Class A Common Stock pursuant to the close of the Merger Agreement and application of the exchange ratio.

Convertible Notes - Third Party

Between July and September 2022, the Company issued additional subordinated convertible notes (the “2022 Third Party Convertible Notes”) for an aggregate amount of $1,761,206 to third-party creditors. Between March and September 2023, the Company issued additional subordinate convertible notes (together with the 2022 Third Party Convertible Notes, the “Third Party Convertible Notes”) for an aggregate amount of $1,435,000 to third-party creditors. The Third Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest of the Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.

F-78

The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 8 - Fair Value Measurements).

Discounts to the principal amounts are included in the carrying value of the Third Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During the year ended December 31, 2023, the Company recorded a $559,390 debt discount upon issuance of additional Third Party Convertible Notes. For the year ended December 31, 2023, interest expense on the Third Party Convertible Notes totaled $1,063,093, comprised of $188,059 of contractual interest and $875,034 for the amortization of the discount.

March 2023 Amendment

In March 2023, the 2022 Related Party Convertible Notes were amended to extend the maturity to December 31, 2023. The Company evaluated the terms of the First Amendment in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the First Amendment. Accordingly, the Company accounted for the First Amendment as a troubled debt restructuring. As a result, the Company accounted for the troubled debt restructuring by calculating a new effective interest rate for the First Amendment based on the carrying amount of the debt and the present value of the revised future cash flow payment stream. The troubled debt restructuring did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

Conversion of Third Party Convertible Notes

On December 14, 2023, all outstanding principal and accrued interest, net of the remaining debt discount, related to the Third Party Convertible Notes, totaling $3,346,232 converted into 1,060 shares the Company’s Class A Common Stock pursuant to the close of the Merger Agreement and application of the exchange ratio.

The following table presents the Related Party and Third Party Convertible Notes, respectively, as of December 31, 2023:

	Related Party	Third Party
Face value of the convertible notes	$6,783,538	$3,196,206
Debt discount, net	(131,867)	(83,688)
Carrying value of the convertible notes	6,651,671	3,112,518
Accrued interest	619,697	233,714
Conversion of convertible notes	(7,271,368)	(3,346,232)
Total convertible notes and accrued interest	$—	$—

Promissory Notes

Promissory Notes - Related Party

On August 30, 2023, the Company issued a subordinate promissory note (“Alco August Promissory Note”) in the aggregate principal amount of $150,000 to Alco Investment Company, a related party. Alco held its ownership of over 10% of the issued equity of the Company, through its ownership of Series A preferred stock. The Alco August Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on April 29, 2024. The Company recorded a $3,711 debt discount upon issuance of the Alco August Promissory Note. For the year ended December 31, 2024, interest expense on the Alco August Promissory Note totaled $11,284, comprised of $8,022 of contractual accrued interest and $3,261 for the amortization of the discount. For the year ended December 31, 2023, interest expense on the Alco August Promissory Note totaled $4,494, comprised of $4,044 of contractual accrued interest and $450 for the amortization of the discount. As of December 31, 2024 the Alco August Promissory Note was converted in full (see below). As of December 31, 2023, $150,000 of principal and $4,044 of accrued interest was outstanding under the Alco August Promissory Note recorded in note payable - related party, net of discount on the consolidated balance sheets.

F-79

On September 13, 2023, the Company issued a subordinate promissory note (“Alco September Promissory Note”) in the aggregate principal amount of up to $1,500,000 to Alco Investment Company, a related party. The Alco September Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest were due and payable on September 30, 2024, however the due date was extended and the debt subsequently settled (see below). The Company recorded $8,588 of debt issuance costs and a $638,808 debt discount upon issuance of the Alco September Promissory Note, relating to the share transfer agreements, see below. For the year ended December 31, 2024, interest expense on the Alco September Promissory Note totaled $283,188, comprised of $92,822 of contractual accrued interest and $190,366 for the amortization of the discount. For the year ended December 31, 2023, interest expense on the Alco September Promissory Note totaled $478,815, comprised of $30,575 of contractual accrued interest and $448,240 for the amortization of the discount. As of December 31, 2024 the Alco September Promissory Note was converted in full (see below). As of December 31, 2023, $1,500,000 of principal and $30,575 of accrued interest was outstanding under the Alco September Promissory Note recorded in note payable - related party, net of discount on the consolidated balance sheets.

On November 16, 2023, the Company issued a subordinate promissory note (“Alco November Promissory Note”) in the aggregate principal amount of up to $750,000 to Alco Investment Company, a related party. The Alco November Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest were due and payable on April 13, 2024, however the due date was extended and the debt subsequently settled (see below). The Company recorded a $363,905 debt discount upon issuance of the Alco November Promissory Note relating to the share transfer agreements, see below. For the year ended December 31, 2024, interest expense on the Alco November Promissory Note totaled $321,189, comprised of $43,891 of contractual accrued interest and $277,298 for the amortization of the discount. For the year ended December 31, 2023, interest expense on the Alco November Promissory Note totaled $94,005, comprised of $7,397 of contractual accrued interest and $86,608 for the amortization of the discount. As of December 31, 2024 the Alco November Promissory Note was converted in full (see below). As of December 31, 2023, $750,000 of principal and $7,397 of accrued interest was outstanding under the Alco November Promissory Note recorded in note payable - related party, net of discount on the consolidated balance sheets.

On December 13, 2023, the Company issued a subordinate promissory note (“Alco December Promissory Note”) in the aggregate principal amount of up to $2,000,000 to Alco Investment Company, a related party. The Alco December Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on December 31, 2024. The Company recorded a $1,496,252 debt discount upon issuance of the Alco December Promissory Note, relating to the share transfer agreements, see below. For the year ended December 31, 2024, interest expense on the Alco December Promissory Note totaled $936,941, comprised of $117,040 of contractual accrued interest and $819,901 for the amortization of the discount. For the year ended December 31, 2023, interest expense on the Alco December Promissory Note totaled $39,087, comprised of $7,890 of contractual accrued interest and $31,197 for the amortization of the discount. As of December 31, 2024 the Alco December Promissory Note was converted in full (see below). As of December 31, 2023, $2,000,000 of principal and $7,890 of accrued interest was outstanding under the Alco December Promissory Note recorded in note payable – related party, net of discount on the consolidated balance sheets.

In connection with the issuances of the Alco September, November, and December Promissory Notes, the Company, 7GC and the Sponsor entered into share transfer agreements (the “Alco Share Transfer Agreements”) with Alco Investment Company. Pursuant to which for each $5,000.00 in principal borrowed under the Alco September and November Promissory Notes, the Sponsor agreed to forfeit one share of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive one New Banzai Class A Share. For each $5,000.00 in principal borrowed under the December Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive three New Banzai Class A Shares. Such forfeited and issued shares under the Alco September, November, and December Promissory Notes are capped at an amount equal to 300,150, and 1,200, respectively. Pursuant to the Alco Share Transfer Agreements, the shares are subject to an 180-day lock-up period upon issuance of the shares.

For the Alco Share Transfer Agreements, the Company considered the guidance under ASC 815, Derivatives and Hedging, and determined that the Investor Shares underlying each of the Share Transfer Agreements described above, met the definition of a freestanding financial instrument and are not precluded from being considered indexed to the Company’s common stock. The Company determined that these shares represent a freestanding equity contract issued to the lender, resulting in a discount recorded on the notes when they are issued.

F-80

Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized if the contracts continue to be classified in equity. The measurement of fair value was determined utilizing various put option models in estimating the discount lack of marketability (the “DLOM”) applied to the public share price as the shares underlying each of the Share Transfer Agreements are subject to a lock-up period pursuant to each agreement, to estimate the fair value of the shares transferred. Option pricing models assume that the cost to purchase a stock option relates directly to the measurement of the DLOM. The logic behind these models is that investors may be able to quantify this price risk, due to lack of marketability, over a particular holding period where price volatility is usually estimated as a proxy for risk. The inputs and assumptions utilized in the fair value estimation included the Company’s stock price on the measurement date, a DLOM as described above, the number of shares pursuant to each Share Transfer Agreement, and a probability weighted factor for the Company’s expected percentage of completing its Business Combination, at each Share Transfer Agreement date.

For the Alco September Promissory Note, of which $1,000,000 was drawn on September 13, 2023, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 272 days (approximately 0.77 years) measured from the date of issuance of the $1,000,000 of proceeds under the September Note through the issuance of the shares under the Alco October Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 54.0%; and a risk-free rate commensurate with the term of 5.3%. The put option models provided a DLOM range of 10.7% to 16.0% and the concluded DLOM was estimated to be 12.5%. The Company’s expected percentage of completing the Merger on this date was 80%.

For the remaining $500,000 drawn on the Alco September Promissory Note on October 3, 2023, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 252 days (approximately 0.72 years) measured from the date of issuance of the remaining $500,000 of proceeds under the September Note through the issuance of the shares under the Alco October Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 52.0%; and a risk-free rate commensurate with the term of 5.4%. The put option models provided a DLOM range of 10.0% to 15.0% and the concluded DLOM was estimated to be 11.5%. The Company’s expected percentage of completing the Merger on this date was 80%.

For the Alco November Promissory Note, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 208 days (approximately 0.60 years) measured from the issuance date of the November Note through the issuance of the shares under the November 2023 Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 54.0%; and a risk-free rate commensurate with the term of 5.2%. The put option models provided a DLOM range of 9.5% to 15.0% and the concluded DLOM was estimated to be 11.5%. The Company’s expected percentage of completing the Merger on this date was 100%.

For the Alco December Promissory Note, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 180 days (approximately 0.49 years) measured from the issuance date of the December Note through the issuance of the shares under the December 2023 Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 47.0%; and a risk-free rate commensurate with the term of 5.2%. The put option models provided a DLOM range of 7.5% to 12.0% and the concluded DLOM was estimated to be 9.0%. The Company’s expected percentage of completing its Business Combination on this date was 100%.

April 2024 and May 2024 Amendment

On April 18, 2024, the Company amended the Alco August Promissory Note and Alco November Promissory Note to extend the maturity dates of each note to May 31, 2024 (the “Alco April 2024 Amendment”). On May 30, 2024, both parties agreed to again amend the Alco August Promissory Note and Alco November Promissory Note to further amend the maturity date to the earlier of (a) August 29, 2024 or (b) the closing of the next transaction (an “Offering”) in which the Company sells any of its Common Stock for cash with net proceeds of $4,000,000 or greater or if the holder acquires Common Stock in an amount not less than the then outstanding balance of the Alco August Promissory Note and Alco November Promissory Note (the “Alco May 2024 Amendment”). The Company evaluated the terms of both the Alco April 2024 Amendment and Alco May 2024 Amendment (the “Alco 2024 Amendments”) in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the Alco 2024 Amendments. Accordingly, the Company accounted for the Alco 2024 Amendments as troubled debt restructurings by calculating a new effective interest rate for the Alco 2024 Amendments based on the carrying amount of the debt and the present value of the revised future cash flows payment streams. The troubled debt restructurings did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

F-81

September 2024 Alco Promissory Note Conversion and Settlement

On September 19, 2024, the Company and Alco agreed to convert an aggregate balance of $4,711,681 of debt inclusive of principal and accrued interest, representing the aggregate total balance outstanding to Alco as of that date (excluding the carrying value of debt discounts), into 28,242 shares of Class A Common Stock, Warrants to purchase up to 133,134 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 104,892 shares of Class A Common Stock (collectively, the “Alco Securities”), and in full settlement of the balance outstanding to Alco. The Company recognized the issuance of the Alco Securities, on September 19, 2024, in full settlement of all amounts owing to Alco. The grant date fair value of the Class A Common Stock, Warrants to purchase shares of Class A Common Stock and Pre-Funded Warrants to purchase shares of Class A Common Stock, were determined to be $1,098,614, $3,687,812, and $4,080,194, respectively. As a result of this transaction, the Company recognized a loss on extinguishment of $4,808,882, as of September 23, 2024, which was recognized as loss on conversion and settlement of Alco promissory notes per the condensed consolidated statement of operations.

Promissory Notes - 7GC

The Company assumed two promissory notes in connection with the Merger which remained outstanding as of December 31, 2023. On February 9, 2024, the $2,540,091 balance was converted into 1,781 shares the Company’s Class A Common Stock pursuant to the terms in the 7GC Promissory Notes.

Promissory Note - GEM

On December 14, 2023, the Company and GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) agreed to terminate in its entirety the GEM Agreement, pursuant to which GEM was to purchase from the Company shares of common stock having an aggregate value up to $100,000,000 and the Company was required to make and execute a warrant (“GEM Warrant”). The Company’s obligation to issue the GEM Warrant remained, granting GEM the right to purchase Class A Common Stock in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon. Due to the determination of the final terms of the planned $2.0 million convertible debenture having not been finalized, nor the final agreement related to the convertible debenture having been executed, as of December 31, 2023, the Company recognized, concurrent with the close of the merger, a liability for the GEM commitment fee, along with a corresponding GEM commitment fee expense, in the amount of $2.0 million.

On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory zero coupon note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”). The Company paid GEM the $1.2 million in cash in February 2024.

The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 4,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note.

As of December 31, 2024, the Company has issued an aggregate of 19,000 shares of Class A Common Stock to GEM in lieu of monthly payment obligations and the remaining balance of the GEM Promissory Note as of December 31, 2024 is $215,057 recorded in the convertible notes line on the consolidated balance sheet. The Company notes the GEM Promissory Note is in default as the Company failed to make the required payments under the agreement. The remaining balance of $215,057 outstanding as of December 31, 2024 was settled in cash during Q1 2025 and there is no outstanding balance as of March 31, 2025.

F-82

Convertible Promissory Notes (Yorkville)

On December 14, 2023, in connection with and pursuant to the terms of its Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), (refer to Note 18 - Equity for further details), Yorkville agreed to advance to the Company, in exchange for convertible promissory notes, an aggregate principal amount of up to $3,500,000, $2,000,000 of which was funded at the Closing in exchange for the issuance by the Company of a Convertible Promissory Note (the “December Yorkville Convertible Note”). The Company received net proceeds of $1,800,000 after a non-cash original issue discount of $200,000.

On February 5, 2024, the Company and Yorkville entered into a supplemental agreement (the “SEPA Supplemental Agreement”) to increase the amount of convertible promissory notes allowed to be issued under SEPA by $1,000,000 (the “Additional Pre-Paid Advance Amount”), for an aggregate principal amount of $4,500,000 to be advanced by Yorkville to the Company in the form of convertible promissory notes. On February 5, 2024 in exchange for a promissory note in the principal amount of $1,000,000 (the “February Yorkville Promissory Note”), with the same terms as the December Yorkville Convertible Note, the Company received net proceeds of $900,000 after an original issue discount of $100,000.

On March 26, 2024, the Company, in exchange for a convertible promissory note with a principal amount of $1,500,000 (the “March Yorkville Promissory Note” and, together with the December Yorkville Convertible Note and February Yorkville Promissory Note the” Yorkville Promissory Notes”), received net proceeds of $1,250,000 after an original issue discount of $250,000 from Yorkville.

On May 3, 2024, the Company and Yorkville entered into a Debt Repayment Agreement (the “Original Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes. Under the Original Debt Repayment Agreement, Yorkville agreed that, upon completion of a Company registered offering and repayment of an aggregate $2,000,000 outstanding under the Yorkville Promissory Notes (the “Original Repayment Amount”), Yorkville would not deliver to the Company any Investor Notice (as defined in the SEPA) and would not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter. Under the Original Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $200,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Company’s Class A common stock, par value $0.0001 per share. The Debt Repayment Agreement was conditioned on the completion of the offering by June 2, 2024.

On May 22, 2024, the Company and Yorkville entered into an Amended and Restated Debt Repayment Agreement (the “Amended Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes, which amends and restates the Original Debt Repayment Agreement. Under the Amended Debt Repayment Agreement, Yorkville has agreed that, upon completion of a registered offering and repayment of an aggregate $750,000 outstanding under the Yorkville Promissory Notes (the “Amended Repayment Amount”), Yorkville will not deliver to the Company any Investor Notice (as defined in the SEPA) and will not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter (the “Stand-still Period”); provided that the Company will seek any consents necessary to allow Yorkville to issue Investor Notices or exercise its right to convert the remainder of the amount outstanding under the Promissory Notes after a period of 60 days following the closing of the offering. Under the Amended Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $75,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice for shares of Class A Common Stock (the “Q2 Prepayment Premium”). The Amended Debt Repayment Agreement was conditioned on the completion of the offering by May 29, 2024, which condition was satisfied upon the closing of the offering on May 28, 2024 (the “May 2024 Offering”).

Pursuant to the terms of the Amended Repayment Agreement, the Company made a cash principal payment of $750,000 on May 31, 2024 (the “Repayment Date”), and issued an Advance Notice for the purchase of 1,200 shares of Class A Common Stock (the “Premium Advance Shares”) (representing the number of shares the Company reasonably believed would be sufficient to result in net proceeds of $75,000 as of the Repayment Date) (the “Premium Advance”). The total purchase price for the Premium Advance was $110,040, of which $75,000 was applied in satisfaction of the Payment Premium, and the remaining $35,040 was paid by Yorkville to the Company in cash (the “Cash Surplus”). The Premium Advance Shares were recorded at fair value totaling $115,800 on the Repayment Date, and the excess of fair value over the Cash Surplus was recorded to the consolidated statement of operations in line Yorkville prepayment premium expense.

F-83

On September 20, 2024, the Company entered into a Floor Price Reduction Agreement (the “Floor Price Reduction Agreement”) with Yorkville. The Company and Yorkville, pursuant to the Floor Price Adjustment Agreement, agreed to amend and restate the prior repayment agreements such that the outstanding principal under the Amended Debt Repayment Agreement was reduced to $0.7 million, with no remaining interest, the floor price, as described in the Outstanding Promissory Notes, was adjusted to $2.00, and the maturity date for the Outstanding Promissory Notes is extended by 120 days to January 17, 2025.

The Yorkville Promissory Notes have a maturity date (as modified by the Floor Price Reduction Agreement) of January 17, 2025, and accrue interest at 0% per annum, subject to an increase to 18% per annum upon events of default as defined in the agreement. As of December 31, 2024, no events of default have occurred.

Yorkville has the right to convert any portion of the outstanding principal into shares of Class A common stock at any time subsequent to the Stand-still Period through maturity. The number of shares issuable upon conversion is equal to the amount of principal to be converted (as specified by Yorkville) divided by the Conversion Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 18). Yorkville will not have the right to convert any portion of the principal to the extent that after giving effect to such conversion, Yorkville would beneficially own in excess of 9.99% of the total number of shares of Class A common stock outstanding after giving effect to such conversion.

Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than ten trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the Class A common stock is less than the Fixed Price.

Upon the occurrence of certain triggering events, as defined in the Yorkville Promissory Notes agreement (each an “Amortization Event”), the Company may be required to make monthly repayments of amounts outstanding under the Yorkville Promissory Notes, with each monthly repayment to be in an amount equal to the sum of (x) $1,000,000, plus (y) 10% in respect of such amount, and (z) all outstanding accrued and unpaid interest as of each payment date.

During January 2024, the Company’s stock price per share fell below the then in effect Floor Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 15) of $2.00 for five trading days during a period of seven consecutive trading days (an Amortization Event under the terms of the December Yorkville Convertible Note agreement), thus triggering amortization payments under the terms of the December Yorkville Convertible Note. On January 24, 2024, Yorkville agreed to waive the Amortization Event trigger, prior to the date upon which any amortization payment would have been required. As discussed in the definitions below, the Floor Price was reset on February 14, 2024, in conjunction with the effective date of the Company’s Registration Statement, at a price of $0.294 per share of Common Stock, thus curing the Amortization Event condition.

During the year ended December 31, 2024, $2,000,000 of the full outstanding principal under the December Yorkville Convertible Note, respectively, was converted into 27,539 shares of Class A Common stock of the Company. During the year ended December 31, 2024, the full principal amount of $1,000,000 under the February Yorkville Promissory Note was converted into 2,891 Class A Common stock of the Company. During the year ended December 31, 2024, the full outstanding principal amount of $750,000 under the March Yorkville Promissory Note was converted into 14,986, Class A Common stock of the Company.

As of December 31, 2024 and December 31, 2023, the principal amount outstanding under the Yorkville Promissory Notes was $0 and $2,000,000, respectively. During the year ended December 31, 2024, the Company recorded interest expense of $80,760 in connection with the Yorkville Promissory Notes, all of which was related to the Premium Advance.

The Yorkville Promissory Notes are required to be measured at fair value pursuant to ASC 480 Distinguishing Liabilities from Equity (“ASC 480”) at the date of issuances and in subsequent reporting periods, due to the variable share-settled feature described above in which, if converted, the value to be received by Yorkville fluctuates based on something other than the fair value of the Company’s common stock. The fair value of the Yorkville Promissory Notes as of December 31, 2024 and December 31, 2023 was $0 and $1,766,000, respectively. The Company used a Monte Carlo simulation model in order to determine the Yorkville Promissory Note’s fair value at December 31, 2023, with the following inputs: the fair value of the Company’s common stock of $1.88 on December 31, 2023, estimated equity volatility of 71%, the time to maturity of 0.46 years, a discounted market interest rate of 14%, a risk free rate of 5.28%, and probability of optional redemption 10.0%.

F-84

During the year ended December 31, 2024 and 2023, the Company recorded a loss of $693,000 and a gain of $34,000, respectively, related to the change in fair value of the Yorkville Promissory Notes liability, respectively. As of December 31, 2024, the full outstanding balances of the Yorkville Promissory Notes have been converted into the Company’s Class A Common stock and repaid.

Term and Convertible Notes (CP BF) - related party

During 2021, the Company entered into a loan agreement with CP BF Lending, LLC (“CP BF”) comprised of a Term Note and a Convertible Note. The Term Note bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind (“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Note together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Note accrues PIK interest cumulatively at a rate of 15.5% per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a fixed conversion price of $133.64 per unit. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date.

Additionally, the Company may voluntarily prepay the Principal of the Loans, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued and unpaid Cash Interest with respect to the principal amount so prepaid through the date the prepayment is made; (ii) if such prepayment is prior to the twelve-month anniversary of the Closing Date, all unpaid interest (including for the avoidance of doubt, PIK Interest and Cash Interest) with respect to the principal amount so prepaid that would have been due and payable on or prior to the twelve-month anniversary of the Closing Date had the Loans remained outstanding until such twelve-month anniversary date (the “Yield Maintenance Premium”); (iii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the Loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the Loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iv) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid.

The Loan Agreement contains customary covenants, including restrictions on the Company’s ability to incur indebtedness, grant liens or security interest on assets, make acquisitions, loans, advances or investments, or sell or otherwise transfer assets, among others. The Loan Agreement also contains other financial covenants related to minimum gross profit margin, minimum ARR (Annual Recurring Revenue) growth rate, and fixed charge ratio, among other financial covenants per the terms of the Loan Agreement. The Loan Agreement is secured by a first-priority Lien (subject to Permitted Liens) on and security interest in the Collateral pursuant to the terms of the Collateral Documents. The Loan Agreement named Joseph Davy, CEO, as Guarantor, and per the term of the Loan Agreement, he is willing to guarantee the full payment, performance and collection of all of the Credit Parties’ obligations thereunder and under the Loan Agreement, all as further set forth therein.

For all respective periods presented, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company’s noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company’s consolidated balance sheets.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by CP BF or cured to the satisfaction of Lender, subject to the exercise of customary commercial underwriting standards in determining such satisfaction, Lender may, without notice or demand to the Credit Parties declare the unpaid principal of and any accrued interest shall be immediately due and payable. While the Company and the Lender are engaged in good faith discussions to resolve these matters, no agreement to resolve such matters has been reached and all of the Loans remain in default for the reasons stated above, and the Lender is not presently exercising remedies, which the Lender reserves the right to so do at any time.

On February 19, 2021, the Company capitalized $310,589 and $71,674 of costs associated with the issuance of the Term Note and Convertible Notes, respectively, and amortizes these costs to interest expense over the term of the debt, using the effective interest method. The capitalized debt issuance costs are presented as a reduction of the carrying value of the Term Note and Convertible Notes.

F-85

The embedded redemption put feature upon a Prepayment and Default Interest triggering events that are unrelated to the creditworthiness of the Company are not clearly and closely related to the debt host instrument, were separated and bundled together, as a derivative and assigned probabilities of being affected and initially measured at fair value in the amount of $3,000. Subsequent changes in fair value of the feature will be recognized as a gain or loss in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (See Note 8 - Fair Value Measurements).

On October 10, 2022 the Loan Agreement was amended, where CP BF waived payment by the Company of four months of cash interest with respect to the Term Note in replacement for a Convertible Note (“First Amendment Convertible Note”) in the principal amount of $321,345, which is not considered an Additional Loan as defined above. The First Amendment Convertible Note has the same features as the Convertible Note described above.

The effective interest rate for the Term Note was 16% for the year ended December 31, 2024 and 2023. Discounts to the principal amounts, relating to the debt issuance costs and embedded features, are included in the carrying value of the Convertible Notes and amortized to interest expense over the remaining term of the underlying debt. For the year ended December 31, 2024, interest expense on the Term Note totaled $851,175, comprised of $772,550 of contractual interest and $78,625 for the amortization of the discount. For the year ended December 31, 2023, interest expense on the Term Note totaled $1,140,106, respectively, comprised of $1,058,230 of contractual interest and $81,876 for the amortization of the discount.

The effective interest rate for the CP BF Convertible Note and First Amendment Convertible Note was 16% for the year ended December 31, 2024 and 2023. For the year ended December 31, 2024, interest expense on the Convertible Notes totaled $350,430 comprised of $325,818 of contractual interest and $24,612 for the amortization of the discount. For the year ended December 31, 2023, interest expense on the Convertible Notes totaled $422,507, comprised of $395,575 of contractual interest and $26,932 for the amortization of the discount.

The Company utilizes a combination of scenario-based methods and Black-Scholes option pricing models to determine the average share count outstanding at conversion and the simulated price per share for the Company as of the valuation date. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

CP BF restructuring - related party

On September 5, 2024, the Company entered into a side letter to the loan agreement with CP BF whereby the Company agreed to consolidate the Term Note, CP BF Convertible Note and First Amendment Convertible Note (combined the “Old CP BF Notes”) into a single convertible note (the “2024 CP BF Convertible Note”). In accordance with ASC 470 Debt, the Company treated the Old CP BF Notes as extinguished and recognized a loss on debt extinguishment of $6,529,402, determined by the sum of the fair value of the 2024 CP BF Convertible Note, plus the fair value of the additional equity consideration given as part of the side letter and share purchase agreement, as discussed below, in excess of the carrying value of the Old CP BF Notes. After consideration of the below transactions it was determined CP BF is a related party as they own approximately 16% of the outstanding Class A Common Stock.

In conjunction with the side letter, the Company agreed to issue to CP BF, 70,000 shares of the Company’s Class A Common Stock. On September 23, 2024 the transaction was finalized and the Company issued the 2024 CP BF Convertible Note with a principal amount of $10,758,775. The outstanding principal balance of the 2024 CP BF Convertible Note together with accrued interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2027 (“2024 Loan Maturity Date”). The 2024 CP BF Convertible Note accrues interest at a rate of 15.5% which interest shall be paid in kind monthly and is convertible at the holder’s option at any time on or following the effectiveness of the first resale registration statement covering the applicable conversion shares at a fixed conversion price per share of $38.90. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the 2024 CP BF Convertible Note will bear PIK interest at a per annum rate of 20% (“2024 Default Rate”).

The Company may voluntarily prepay the principal of the 2024 CP BF Convertible Note, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued interest with respect to the principal amount so prepaid through the date the prepayment is made and (ii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iii) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid. The 2024 CP BF Convertible Note obtain features that relate to the mandatory prepayment, either partially or in whole, upon certain contingent events.

F-86

The embedded redemption put feature upon a Prepayment and Default Interest triggering events that are unrelated to the creditworthiness of the Company are not clearly and closely related to the debt host instrument, were separated and bundled together, as a derivative and assigned probabilities of being affected and initially measured at fair value in the amount of $12,000. Subsequent changes in fair value of the feature will be recognized as a gain or loss in the Consolidated Statement of Operations. The fair value of the bifurcated derivative asset was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (See Note 8 - Fair Value Measurements). For the year ended December 31, 2024, the fair value of the bifurcated derivatives totaled to $51,000. The Company recorded a gain related to the change in fair value of the bifurcated derivatives of $51,000 for the year ended December 31, 2024.

In October 2024, CP BF exercised its optional conversion option in which it received 5,560 Class A Common Stock at the fixed conversion price per share of $38.90 in satisfaction of $216,284 of the Companies obligations under the 2024 CP BF Convertible Note.

On September 23, 2024, the Company entered into a Securities Purchase Agreement (the “CP BF SPA”), a Registration Rights Agreement (the “CP BF RRA”), a Lock-Up Agreement (the “CP BF Lock Up”) and issued CP BF a Common Stock Purchase Warrant (the “CP BF Warrant”) and a Pre-Funded Warrant (the “CP BF Pre-Funded Warrant,” together with the CP BF SPA, CP BF RRA, CP BF Lock Up and CP BF Warrant, the “CP BF Transaction Documents”). Pursuant to the CP BF SPA, CP BF agreed to convert $2,000,000 in debt into 26,085 shares of Class A Common Stock, CP BF Warrants to purchase up to 56,555 shares of Class A Common Stock and CP BF Pre-Funded Warrants to purchase up to 30,470 shares of Class A Common Stock (all such securities and shares collectively referred to as the “CP BF Registrable Securities”). The CP BF Warrant can be exercised at an initial exercise price of $38.90 per share, subject to adjustment for a term of five years. The CP BF Pre-Funded Warrant will be exercisable at any time after the date of issuance at an exercise price of $0.0001. Neither warrant may be exercised if the holder, together with its affiliates, would beneficially own more than 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Both warrants may be exercised via cash or cashless exercise. Pursuant to the CP BF RRA, the Company agreed to file a registration statement to register the CP BF Registrable Securities and for the registration statement to become effective on or before December 9, 2024. Under the CP BF Lock-Up, the Company’s CEO, Joe Davy, agreed not to sell an aggregate of 231,114 shares of Class B Common Stock that he owns until such time as CP BF no longer owns any of the CP BF Registrable Securities.

As further discussed in Note 18 - Equity, on September 24, 2024, the Company entered into a securities purchase agreement with an institutional investor for the issuance and sale in a private placement with gross proceeds to the Company of approximately $4.6 million. One of the contingent redemption features in the 2024 CP BF Convertible Note relates to the Company prepaying, either partially or in whole, the obligations in an aggregate amount upon the sale of the Company’s capital stock equal to 20% of the cash proceeds in excess of $3,000,000. The Company paid a total of $283,315, which satisfied outstanding principal under the 2024 CP BF Convertible Note.

The effective interest rate for the 2024 CP BF Convertible Note was approximately 15.4% for the year ended December 31, 2024. For the year ended December 31, 2024, interest expense on the 2024 CP BF Convertible Note totaled $368,525 consisting of $369,459 of contractual interest offset by $934 of amortization of the debt premium.

The following table presents the 2024 CP BF Convertible Note as of December 31, 2024:

Face value of the CP BF convertible notes	$8,758,775
Debt premium, net	11,066
Carrying value of the CP BF convertible notes	8,769,841
Accrued interest	369,459
Prepayments made	(283,315)
Conversions	(216,284)
Total CP BF convertible notes and accrued interest	$8,639,701

The following table presents the Old CP BF convertible notes as of December 31, 2024:

Face value of the CP BF convertible notes	$1,821,345
Debt discount, net	(17,370)
Carrying value of the CP BF convertible notes	1,803,975
Accrued interest	1,240,297
Carrying value of the CP BF term note extinguished	(3,044,272)
Total CP BF convertible notes and accrued interest	$—

F-87

The following table presents the Old CP BF convertible notes as of December 31, 2023:

Face value of the CP BF convertible notes	$1,821,345
Debt discount, net	(41,983)
Carrying value of the CP BF convertible notes	1,779,362
Accrued interest	914,479
Total CP BF convertible notes and accrued interest	$2,693,841

The following table presents the Old CP BF term note as of December 31, 2024:

Face value of the CP BF term note	$6,500,000
Debt discount, net	(50,961)
Carrying value of the CP BF term note	6,449,039
Accrued interest	853,451
Carrying value of the CP BF term note extinguished	(7,302,490)
Total CP BF term note and accrued interest	$—

The following table presents the Old CP BF term note as of December 31, 2023:

Face value of the CP BF term note	$6,500,000
Debt discount, net	(129,586)
Carrying value of the CP BF term note	6,370,414
Accrued interest	289,373
Total CP BF term note and accrued interest	$6,659,787

Term Notes (Agile)

On July 22, 2024, the Company entered into a subordinated business loan and security agreement (the “July Subordinated Business Loan and Security Agreement”) with Agile Lending, LLC and Agile Capital Funding, LLC as the collateral agent. On July 22, 2024, the Company issued a subordinated secured promissory note (the “July Agile Note”) for an aggregate principal amount of $787,500 and received $750,000 of proceeds, net of administrative agent fees $37,500 to the collateral agent, with a maturity date of February 5, 2025 under the subordinated business loan and security agreement. The loan under the agreement bears interest at a rate of 42% and will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the loan commencing on and including the effective date pursuant to the Agreement’s weekly repayment and amortization schedule.

On September 13, 2024, the Company entered into a subordinated business loan and security agreement (the “September Subordinated Business Loan and Security Agreement”) with Agile Lending, LLC and Agile Capital Funding, LLC as the collateral agent. On September 13, 2024, the Company issued a subordinated secured promissory note (the “September Agile Note”) for an aggregate principal amount of $262,500 and received $250,000 of proceeds, net of administrative agent fees $12,500 to the collateral agent, with a maturity date of March 3, 2025 under the September Note. The September Note bears interest at a rate of 48%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the September Note commencing on and including the effective date pursuant to the September Note Agreement’s weekly repayment and amortization schedule.

On December 12, 2024, the Company issued a subordinated secured promissory note (the “December Agile Note”) for an aggregate principal amount of $2,400,000 and received $1,782,438 of proceeds, net of administrative agent fees of $120,000 paid to the collateral agent, and net of payments to Agile Lending, LLC of $319,500 and $178,063 in respect to early prepayment of the remaining outstanding balances of the July Agile Note and September Agile Note, with a maturity date on the December Agile Note of July 10, 2025. The December Agile Note bears interest at a rate of 44%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the December Agile Note commencing on and including the effective date pursuant to the December Agile Note Agreement’s weekly repayment and amortization schedule.

F-88

Upon the modification on December 12, 2024, the Company evaluated the debt modification guidance, determining that the modification is an extinguishment of the existing July Agile Note and September Agile Note due to the terms of the December Agile Note being substantially different from the terms of the July and September Agile Notes. As a result, the Company recorded a loss on debt extinguishment of $1,071,563.

The July Agile Note, the September Agile Note, and the December Agile Note are together referred to as the “Agile Notes”.

The collateral under the subordinated business loan and security agreements consist of all of the Company’s goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including intellectual property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other collateral accounts, all certificates of deposit, fixtures, letters of credit rights, securities, and all other investment property, supporting obligations, and financial assets. Upon any Changes in Business or Management, Ownership (as defined in the agreements) or upon an Event of Default (as defined in the agreements), each of the July Agile Note and or the September Agile Note then-outstanding will become accelerated and the Company shall immediately pay to Agile an amount equal to the sum of (i) all outstanding principal of the term loan plus accrued and unpaid interest thereon accrued through the prepayment date, (ii) a Prepayment Fee (as defined in the agreements), plus (iii) all other obligations that are due and payable, including, without limitation, incremental interest at the Default Rate of 5.0% (as defined in the agreements). Additionally, the Company may voluntarily prepay the July Agile Note and or the September Agile Note, in accordance with their terms, in whole or in part at any time. On the date of such prepayment of any principal amounts, the Company will owe to Agile a Prepayment Fee comprising a make-whole premium payment on account of such principal amount prepaid, which shall be equal to the aggregate and actual amount of interest (at the contract rate of interest) that would be paid through the maturity date of the respective note, as described above.

The Agile Notes include contingent redemption (put) rights which trigger mandatory prepayment and a make-whole premium upon certain events including an event of default, and defaulted contingent interest upon an event of default.

Due to the contingent redemption put feature and default interest embedded feature within the Agile Notes, the Company elected to account for the Agile Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest expense on the Agile Notes totaled $100,095 for the year ended December 31, 2024 and is included in the fair value of the notes.

The following presents the Agile Notes as of December 31, 2024:

Fair Value
Balance at December 31, 2023	$—
Issuance of Agile term notes	3,450,000
Loss on debt issuance	390,000
Loss on restructuring	1,071,563
Repayments in cash	(1,857,151)
Change in fair value	88,588
Balance at December 31, 2024	$3,143,000

Outstanding principal balance as of December 31, 2024	$2,269,695
Accrued interest as of December 31, 2024	$100,095

F-89

Convertible Notes (1800 Diagonal)

On August 16, 2024, the Company entered into a securities purchase agreement and promissory note agreement (the “August Securities Purchase Agreement”) with 1800 Diagonal Lending LLC (“Lender”). On August 16, 2024 the Company issued a promissory note (the “August 1800 Diagonal Note”) for an aggregate principal amount of $184,000 and received $152,000 of proceeds, net of an original issue discount of $24,000 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of June 15, 2025. The August Securities Purchase Agreement stipulates that the Company and Lender may mutually agree to enter into additional tranches of promissory notes over the 12 month period commencing on August 16, 2024, up to an aggregate total of $750,000. The stated interest rate on the August Note is 12% per annum, and interest shall accrue on the August Note commencing on and including the issuance date pursuant to the August Agreement’s monthly repayment and amortization schedule.

On September 24, 2024, the Company issued a second promissory note (the “September 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received $100,000 of proceeds, net of an original discount of $16,200 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of July 30, 2025. The stated interest rate on the September Note is 12% per annum, and interest shall accrue on the September Note commencing on and including the issuance date pursuant to the September Note Agreement’s repayment and amortization schedule.

On December 10, 2024, the Company issued a third promissory note (the “December 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received $100,000 of proceeds, net of an original discount of $16,200 and issuance costs of $8,000 for due diligence and legal fees, with a maturity date of October 15, 2025. The stated interest rate on the December Note is 12% per annum, and interest shall accrue on the December Note commencing on and including the issuance date pursuant to the December Note Agreement’s repayment and amortization schedule.

The August 1800 Diagonal Note, the September 1800 Diagonal Note, and the December 1800 Diagonal Note are together referred to as the “1800 Diagonal Notes”.

Upon an event of default, as defined in the agreements, all or any portion of the 1800 Diagonal Notes that are then-outstanding, may become convertible at the option of the Lender into fully paid and non-assessable shares of the Company’s Common Stock up to 4.99% of the Company’s outstanding shares of Common Stock. The Notes become convertible at the lender’s option upon an event of default, at a conversion price equal to the quotient resulting from dividing the Conversion Amount, measured as the sum of (1) the principal amount of the Note or Notes being converted in such conversion, plus (2) at the lender’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates to the respective note or notes being converted through the conversion date, plus (3) at the lender’s option, the default interest, divided by the “Conversion Price” then in effect on the date specified in the notice of conversion (the conversion date). The Conversion Price will be measured as seventy-five percent (75%) multiplied by the market price, which means the lowest trading price for the Company’s Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

The 1800 Diagonal Notes include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default.

Due to these embedded features within the 1800 Diagonal Notes, the Company elected to account for the 1800 Agile Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest expense on the 1800 Diagonal Notes totaled approximately $12,251 for the year ended December 31, 2024 and is included in the fair value of the notes.

F-90

The following table presents the 1800 Diagonal Notes as of December 31, 2024:

Fair Value
Balance at December 31, 2023	$—
Issuance of 1800 Diagonal convertible notes	432,400
Loss on debt issuance	92,208
Repayments in cash	(82,432)
Change in fair value	(10,176)
Balance at December 31, 2024	$432,000

Outstanding principal balance as of December 31, 2024	$370,886
Accrued interest as of December 31, 2024	$15,935

15. Warrant Liabilities

Public Warrants

The Company assumed Public Warrants in the Merger, exercisable into 23,000 shares of Common Stock of the Company, and which remained outstanding as of December 31, 2024. The Public Warrants have an exercise price of $5,750.00 per share, subject to adjustments, and will expire five years from the Merger Closing Date. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and the Company will not be obligated to issue a share of Class A Common Stock upon exercise of a Public Warrant unless the shares of Class A Common Stock issuable upon such Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant. The Resale Registration statement went effective on February 14, 2024. As the Resale Registration Statement was declared effective within the contractual 60-day term upon closing of the Merger, no “cashless basis” exercises were triggered during the period ended December 31, 2024.

Redemption of Public Warrants When the price per Share of Class A Common Stock Equals or Exceeds $9,000.00

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $5.00 per Warrant;

●	• upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

●	• if, and only if, the closing price per share of Class A Common Stock equals or exceeds $9,000.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “- Warrants—Public Stockholder Warrants—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price per share of Class A Common Stock may fall below the $9,000.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “-Warrants—Public Stockholder Warrants—Anti-dilution Adjustments”) as well as the $5,750.00 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

F-91

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

GEM Financing Arrangement

In association with the GEM Letter, see Note 14 - Debt for further details, at Closing, the GEM Warrant automatically became an obligation of the Company, and on December 15, 2023, the Company issued the GEM Warrant granting GEM the right to purchase 1,657 shares at an exercise price of $3,245.00 per share. GEM may exercise the GEM Warrant at any time and from time to time until December 14, 2026. The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of shares of Class A Common Stock for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of New Banzai Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of Common Stock, or securities convertible into or exercisable or exchange for, shares of Common Stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such Common Stock or other securities. In the event of a Change of Control, if the Surviving Corporation does not have registered class of equity securities and common shares listed on a U.S. national securities exchange, then the Holder is entitled to receive one percent of the total consideration received by the Company’s stockholders and the GEM Warrants will expire upon payment. Upon the closing of the OpenReel Merger (as discussed in Note 5), the exercise price of the GEM Warrants were adjusted to the price equal to 105% of the consideration per share paid which resulted in a strike price of $18.30. The effect of the change in strike price feature being triggered resulted in a change of value of approximately $15,000 which is recorded in the statement of operations line change in fair value of warrant liability.

The Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant one percent of the total consideration received by the Company’s stockholders in connection with a Change of Control, where the surviving corporation is not publicly traded, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period.

The measurement of fair value was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion). As of December 31, 2024 and December 31, 2023, the fair value of the Warrants, as determined by the Monte Carlo simulation option pricing model, were $15,000 and $641,000, respectively.

If the per share market value of one share of Class A Common Stock is greater than the then-current exercise price, then GEM will have the option to exercise the GEM Warrant on a cashless basis and receive a number of shares of Class A Common Stock equal to (x) the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, less (y) the product of the then-current exercise price and the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, divided by the per share market value of one share of Class A Common Stock.

The GEM Warrant may not be exercised if such exercise would result in the beneficial ownership of the holder and its affiliates in excess of 9.99% of the then-issued and outstanding shares of Common Stock.

F-92

16. Simple Agreements for Future Equity

Simple Agreements for Future Equity - Related Party

During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with related parties Alco and DNX (See Note 14 - Debt, for a description of the related party relationship with these entities) (the “Related Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $3,567,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Related Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Related Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Related Party SAFE liability was $3,567,000. Subsequent changes in fair value at each reporting period are recognized in the consolidated statement of operations. For the year ended December 31, 2023, the Company recognized a gain of $2,752,430 for the change in fair value of the Related Party SAFE liability, respectively.

The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Related Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

On December 14, 2023, all outstanding principal related to the Related Party SAFEs at a carrying value of $6,049,766 converted into 1,104 shares the Company’s Class A Common Stock pursuant to the close of the Merger Agreement and application of the exchange ratio.

Simple Agreements for Future Equity - Third Party

During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with third party investors (the “Third Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $269,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Third Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Third Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Third Party SAFE liability was $269,000. Subsequent changes in fair value at each reporting period are recognized in the Consolidated Statement of Operations. For the year ended December 31, 2023, the Company recognized a gain of $207,570 for the change in fair value of the Third Party SAFE liability.

The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Third Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

On December 14, 2023, all outstanding principal related to the Third Party SAFEs at a carrying value of $456,234 converted into 83 shares the Company’s Class A Common Stock pursuant to the close of the Merger Agreement and application of the exchange ratio.

17. Commitments and Contingencies

Leases

The Company has operating leases for its real estate across multiple states. The operating leases have remaining lease terms of approximately 2.83 years as of December 31, 2024 and consist primarily of office space.

The lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. The Company has not entered into any lease arrangements with related parties.

The Company’s existing leases contain escalation clauses and renewal options. The Company is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases.

F-93

The Company entered into a sublease which it has identified as an operating lease prior to the adoption of ASC 842 Leases. The Company remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinate to the master lease, and the sublessee must comply with all applicable terms of the master lease. The Company subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor. The sublease expired at the end of September 2024.

The components of lease expense for the years ended December 31, 2024 and 2023, are as follows:

	For the Year Ended December 31,
Components of lease expense:	2024	2023
Operating lease cost	$145,674	$199,611
Sublease income	(117,084)	(204,324)
Total lease (income) cost	$28,590	$(4,713)

Supplemental cash flow information related to leases are as follows:

	For the Year Ended December 31,
Supplemental cash flow information:	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Non-cash lease expense (operating cash flow)	$137,717	$173,245
Change in lease liabilities (operating cash flow)	(237,607)	(284,963)
Right of use assets obtained in exchange for lease obligations:
Operating leases	$76,269	$—

Supplemental balance sheet information related to leases was as follows:

Operating leases:	December 31, 2024	December 31, 2023
Operating lease right-of-use assets	$72,565	$134,013
Operating lease liability, current	22,731	234,043
Operating lease liability, non-current	49,974	—
Total operating lease liabilities	$72,705	$234,043

Weighted-average remaining lease term:	December 31, 2024	December 31, 2023
Operating leases (in years)	2.83	0.76

Weighted-average discount rate:	December 31, 2024	December 31, 2023
Operating leases	9.40%	6.76%

Future minimum lease payments under non-cancellable lease as of December 31, 2024, are as follows:

Maturities of lease liabilities:
Year Ending December 31,
2025	$28,608
2026	29,466
2027	25,167
2028	—
2029 and thereafter	—
Total undiscounted cash flows	83,241
Less discounting	(10,536)
Present value of lease liabilities	$72,705

F-94

Cantor Fee Agreement

In connection with the Merger, 7GC previously agreed to pay Cantor Fitzgerald & Co. (“Cantor” or “CF&CO”) an Original Deferred Fee of $8,050,000 as deferred underwriting commissions. On November 8, 2023, Cantor and 7GC entered into a Fee Reduction Agreement, pursuant to which Cantor agreed to forfeit $4,050,000 of the $8,050,000 Original Deferred Fee, with the remaining $4,000,000 Reduced Deferred Fee payable by Banzai to Cantor following the Closing of the Merger.

Pursuant to the Fee Reduction Agreement, the Company agreed to use its reasonable best efforts to have the registration statement declared effective by the SEC by the 120th calendar day after December 29, 2023, the date of the initial filing thereof, and to maintain the effectiveness of such registration statement until the earliest to occur of (i) the second anniversary of the date of the effectiveness thereof, (ii) the Cantor Fee Shares shall have been sold, transferred, disposed of or exchanged by Cantor, and (iii) the Cantor Fee Shares issued to Cantor may be sold without registration pursuant to Rule 144 under the Securities Act (such obligations, the “Cantor Registration Rights Obligations”).

As of December 31, 2024, the Company has satisfied its Cantor Registration Rights Obligations. Therefore, the liability was derecognized as of December 31, 2024 and the relief of the liability was recorded through equity.

Investor Relations Consulting Agreement with MZHCI, LLC

On August 26, 2024, the Company entered into an Investor Relations Consulting Agreement (the “Consulting Agreement”) with MZHCI, LLC, a MZ Group Company (“MZHCI”), pursuant to which the Company agreed to issue 2,400 restricted shares, partially in exchange for the various investor relations services outlined in the Consulting Agreement. The Company will also pay MZHCI $12,500 per month for their investor relations services with an annual 5% cost of living adjustment. This agreement becomes effective upon the execution of the Consulting Agreement and shall remain effective for a period of six (6) months, unless terminated earlier. The Consulting Agreement shall automatically renew every six (6) months thereafter unless either party delivers to the other sixty (60) days written notice of termination prior to the end of the then-current term. On September 9, 2024, the Company issued 2,400 shares to MZHCI. The shares are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and were issued as restricted stock with an appropriate restrictive legend.

Repayment Plans

During 2024 the Company entered into various agreements (the “Settlement Agreements”) to reorganize outstanding debt from certain creditors (collectively, the “Creditors”) into shares of the Company’s Class A Common Stock (the “Shares”) (collectively, the “Debt Reorganization”). The Shares issued as part of the Debt Reorganization include Shares that are to be registered with the Securities and Exchange Commission (the “SEC”) in a registration statement on Form S-1 and Shares that are exempt from registration. The details of the various agreements are summarized below.

Roth Addendum to Letter Agreements

On October 5, 2022, the Company engaged Roth Capital Partners, LLC (“Roth”) to act as financial advisor to the Company in its then proposed business combination with 7GC & Co. Holdings, Inc. (“7GC”), pursuant to an agreement (the “Roth Agreement”). On October 14, 2022, 7GC entered into a similar agreement where MKM Partners, LLC, later acquired by Roth, would act as financial advisor to 7GC in its then proposed business combination with the Company (the “7GC Agreement”, together with the Roth Agreement, the “Letter Agreements”). On February 2, 2024, the Company entered into an Addendum to the Letter Agreements with Roth (the “Addendum”), where the Company agreed to pay the fees owed under the Roth Agreement and 7GC Agreement by (1) issuing to Roth 350 shares and amending the Company’s registration statement on Form S-1 filed with the SEC on December 29, 2023 to include the initial 350 shares to be issued, and 12,000 shares that may be issued as additional shares, as defined in the Addendum, to Roth, and (2) on or before June 30, 2024, the Company shall pay to Roth an amount in cash equal to $300,000 (the “Cash Fee”); provided that, if, as a result of the Company’s cash position at such time, the Company determines in its reasonable discretion that the cash payment should not be made in cash, then the Company may elect to satisfy the cash payment by issuing to Roth, within three business days of such date, additional shares. The number of shares to be issued pursuant to the Addendum shall be determined by dividing the amount of the cash payment by the VWAP for the trading day immediately preceding the cash payment date. On September 6, 2024, the Company issued 3,529 shares to Roth in lieu of the Cash Fee. The shares are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and are to be issued as restricted stock with an appropriate restrictive legend. No gain or loss was recognized upon the settlement of the outstanding debt and all obligations to Roth have been relieved as of December 31, 2024.

F-95

Amended and Restated Repayment Agreement with J.V.B Financial Group, LLC

On September 9, 2024, the Company entered into a Repayment Agreement (the “Original J.V.B Agreement”) with J.V.B Financial Group, LLC (“J.V.B”) acting through Cohen & Company Capital Markets Division (“Cohen”), pursuant to which the parties agreed that for services previously rendered valued at $115,000 (the “Outstanding Debt”), the Company shall issue J.V.B. unrestricted, freely-trading, registered shares of Common Stock pursuant to a resale registration statement on Form S-1 or S-3. On September 9, 2024, the Company and J.V.B. entered into an Amended and Restated Repayment Agreement (the “Amended J.V.B Agreement”) that allowed for the Outstanding Debt to be paid through the issuance of 2,908 shares to J.V.B. As of December 31, 2024, the Company has issued 2,908 shares to J.V.B. in exchange for the cancellation of the Outstanding Debt. No gain or loss was recognized upon the settlement of the outstanding debt and all obligations to J.V.B. have been relieved as of December 31, 2024.

Agreement with Alco

On September 19, 2024, the Company and Alco agreed to convert an aggregate balance of $4,711,681 of debt, representing the aggregate total balance outstanding to Alco as of that date (excl. the carrying value of debt discounts), into 28,242 shares of Class A Common Stock, Warrants to purchase up to 133,134 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 104,892 shares of Class A Common Stock (collectively, the “Alco Securities”), and in full settlement of the balance outstanding to Alco. The Company recognized the issuance of the Alco Securities, on September 19, 2024, in full settlement of all amounts owing to Alco. The grant date fair value of the Class A Common Stock, Warrants to purchase shares of Class A Common Stock and Pre-Funded Warrants to purchase shares of Class A Common Stock, were determined to be $1,098,614, $3,687,812, and $4,080,194, respectively. As a result of this transaction, the Company recognized a loss on extinguishment of $4,808,882, as of September 23, 2024, which was recognized as Loss on conversion and settlement of Alco promissory notes per the consolidated statement of operations for the year ended December 31, 2024.

Repayment Agreement with Perkins Coie LLP

On September 9, 2024, the Company entered into a Repayment Agreement (the “Perkins Repayment Agreement”) where the Company agreed to issue $1,385,000 worth of shares, which the Company shall register no fewer than 46,000 shares, subject to adjustment, in a registration statement on Form S-1 within 60 days of entering into the Perkins Repayment Agreement, and will use reasonable best efforts to ensure the Registration Statement becomes effective promptly and remains effective until all shares issued under the Perkins Repayment Agreement are sold. The Company’s registration statement on Form S-1 was filed with the SEC on October 16, 2024 and became effective on November 6, 2024. As of December 31, 2024, the Company has issued 60,000 shares to Perkins to settle part of the outstanding liability balance. The remaining unpaid fee balance to be paid with the issuance of additional shares has not yet been made as of the date of filing of these consolidated financial statements.

Activate Agreement

The Company owed Activate, Inc. $261,200 for past services rendered. The parties agreed to write off 50% of that balance and for the remaining balance to be paid at the close of the Company’s next capital raise. During the year ended December 31, 2024, the Company recorded a gain on settlement of $130,500.

Repayment Agreement with Cooley LLP

On September 19, 2024 the Company entered into a Repayment Agreement with Cooley LLP (“Cooley”) for previously provided legal services (the “Cooley Repayment Agreement”). Under the Cooley Repayment Agreement, the Company’s outstanding fees have been lowered from $1,523,029 to $400,000 (the “Cooley Unpaid Fee”) in exchange for 11 monthly installments of $36,300, with the first payment to be made on October 1, 2024. If payments are not made in accordance with the Repayment Agreement, Cooley retains the right to seek to collect the entire original outstanding fee balance. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated.

Settlement Letter with CohnReznick LLP

On September 19, 2024, the Company entered into a Settlement Letter with CohnReznick LLP (“CohnReznick”) regarding the Company’s unpaid balance totaling $817,400 for services rendered in connection with the 7GC business combination with the Company (the “Settlement Letter”). Under the Settlement Letter, the Company and CohnReznick agreed to settle the total unpaid balance due, upon CohnReznick’s receipt of $450,000 (the “Settlement Amount”), which will be paid in 15 equal monthly installments of $30,000. In consideration of the Settlement Letter, CohnReznick has agreed to not to pursue collection efforts now or at any time in the future, except as otherwise provided in the Settlement Letter. If payments are not made in accordance with the Settlement Letter, the unpaid portion of the total unpaid balance will immediately become due and payable.

F-96

As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated.

Repayment Agreement with Sidley Austin LLP

On September 19, 2024, the Company entered into a Repayment Agreement with Sidley Austin LLP (“Sidley”) for previously provided legal services (the “Sidley Repayment Agreement”). Under the Sidley Repayment Agreement, the Company’s outstanding fees have been lowered from $4,815,979 to $1,605,326 (the “Sidley Unpaid Fee”). Under the Sidley Repayment Agreement, the Company agrees to 12 monthly payments that Sidley applies to the balance of the Sidley Unpaid Fee on a 2 for 1 basis, such that for every one dollar ($1.00) paid by Company, Sidley shall reduce the Sidley Unpaid Fee Amount by an additional two dollars ($2.00). If payments are not made in accordance with the Sidley Repayment Agreement, the shortfall shall accrue interest at a rate of 12% per annum, compounded daily, until such payment is made. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated.

Repayment Agreement with Donnelley Financial LLC

On September 13, 2024, the Company entered into a Repayment Agreement with Donnelley Financial LLC (“Donnelley”) for previously provided services (the “Donnelley Repayment Agreement”). Under the Donnelley Repayment Agreement, the Company’s outstanding fees have been lowered from $1,072,148 to $357,025 (the “Donnelley Unpaid Fee”). The Donnelley Unpaid Fee will be paid in 12 monthly installments, with the first monthly payment of $45,000 due on October 1, 2024; the remaining 11 payments shall each be in the amount of $28,366. Under the Donnelly Repayment Agreement, the original outstanding fee balance shall become immediately due and payable upon the occurrence of certain events, including failure to make a payment of the Donnelly Unpaid Fee when due and failure to pay for any additional services. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated.

Repayment Agreement with Verista Partners, Inc.

On August 26, 2024, the Company entered into a Repayment Agreement with Verista Partners, Inc. aka Winterberry Group, (“Verista” or “Winterberry”) for previously provided services (the “Verista Repayment Agreement”). Under the Verista Repayment Agreement, the Company’s outstanding fees are $196,666 (the “Verista Unpaid Fee”). The Company and Verista have agreed that the Verista Unpaid Fee will be repaid with $66,666 worth of shares of the Company, and $130,000 in 16 equal cash installment payments of $8,125, beginning on October 1, 2024, and on the first day of each month thereafter through January 1, 2026. As of December 31, 2024, the Company has not issued any shares or installment payments to Verista.

Legal Matters

In the regular course of business affairs and operations, the Company is subject to possible loss contingencies arising from third-party litigation and federal, state, and local environmental, labor, health and safety laws and regulations. The Company assesses the probability that they may incur a liability in connection with certain of these lawsuits. The Company’s assessments are made in accordance with generally accepted accounting principles, as codified in ASC 450-20, and is not an admission of any liability on the part of the Company or any of its subsidiaries. In certain cases that are in the early stages and in light of the uncertainties surrounding them, the Company does not currently possess sufficient information to determine a range of reasonably possible liability.

Yorkville

On December 30, 2024, the Company issued an Advance Notice to Yorkville pursuant to the SEPA in which the Company requested the purchase of 65,000 shares of the Company’s Class A Common Stock. The Advance Notice was, at the Company’s election, subject to the Option 2 Pricing Period (See Note 18 - Equity) provisions of the SEPA, and was accordingly not settled until January 3, 2025. Upon issuance of the Advance Notice, the Company became obligated to sell up to the requested number of shares, and had an outstanding obligation to sell up to 65,000 shares of Class A Common Stock as of December 31, 2024.

F-97

18. Equity

Class A and B Common Stock

The Company is authorized to issue up to 275,000,000 shares, consisting of 250,000,000 Class A Common Stock, and 25,000,000 shares of Class B Common Stock par value $0.0001 per share.

As discussed in Note 4 - Reverse Merger Capitalization with 7GC & Co. Holdings Inc., the Company has retroactively adjusted the shares issued and outstanding prior to December 14, 2023 to give effect to the Exchange Ratio to determine the number of shares of Company Common Stock into which they were converted.

The Class A Common Stock and Class B Common Stock entitle their holders to one vote per share and ten votes per share, respectively, on each matter properly submitted to the stockholders entitled to vote thereon. The holders of shares of Common Stock shall be entitled to receive dividends declared by the Board of Directors, on a pro rata basis based on the number of shares of Common Stock held by each such holder, assuming conversion of all Class B Common Stock into Class A Common Stock at a one to one conversion ratio.

There were 819,516 shares (588,403 Class A Common Stock and 231,113 Class B Common Stock) issued and outstanding at December 31, 2024 and 258,529 shares (27,416 Class A Common Stock and 231,113 Class B Common Stock) issued and outstanding at December 31, 2023.

May 22, 2024 Equity Financing

On May 22, 2024, Banzai entered into a securities purchase agreement with accredited investors, providing for the issuance and sale of 10,456 shares of the Company’s Class A Common Stock (“Common Stock”), pre-funded warrants, exercisable into 17,322 shares of Class A Common Stock (the “Pre-Funded Warrants”), and common warrants exercisable into 27,778 shares of Class A Common Stock (the “Common Warrants”) in a registered direct offering priced at-the-market under Nasdaq rules for a purchase price of $90.00 per share (the “May 2024 Offering”). The Common Warrants have an exercise price of $90.00 per share and the Pre-Funded Warrants have an exercise price of $0.05 per share, are exercisable immediately on the date of issuance (the “Initial Exercise Date”). The Common Warrants expire five years from the Initial Exercise Date while the Pre-Funded Warrants do not expire. The aggregate gross proceeds to the Company from the May 2024 Offering were approximately $2.5 million. The Company incurred approximately $0.6 million of transaction fees which are recognized as a stock issuance cost and reflected as a reduction within additional paid-in capital. The net proceeds to the Company from the Private Placement were approximately $1.9 million. The Company used the net proceeds from the May 2024 Offering for working capital and general corporate purposes. The closing of the sale of these securities occurred on May 28, 2024. The securities were issued pursuant to the Company’s registration statement on Form S-1/A filed with the SEC on May 16, 2024 (File No. 333-278871) and became effective on May 21, 2024. As of December 31, 2024 all Pre-Funded warrants were exercised.

A.G.P./Alliance Global Partners (“AGP”) acted as placement agent for the May 2024 Offering, pursuant to a placement agency agreement, dated May 22, 2024, between the Company and AGP (the “Placement Agency Agreement”). Under the Placement Agency Agreement, AGP received a fee in the form of (a) a cash fee equal to 7.0% of the aggregate purchase price paid by each purchaser of securities that were sold in the May 2024 Offering (the “Cash Fee”); provided, however, that the Cash Fee was reduced by an amount equal to $25,000 to be paid to the Company’s financial advisor, and (b) warrants (the “Placement Agent Warrants”) to purchase Class A Common Stock equal to 6% of the aggregate number of shares of Class A Common Stock sold in the May 2024 Offering at an exercise price per share equal to 110% of the price per share of Class A Common Stock sold in the May 2024 Offering. The Company recognized the Placement Agent Warrants as a stock issuance cost as they are issued for services in connection with an offering.

The Company additionally incurred approximately $409,000 of legal fees associated with the May 2024 Offering which is recognized as a stock issuance cost and reflected as a reduction within additional paid-in capital.

May 22, 2024 Common Warrants

As discussed above, on May 22, 2024, in conjunction with the issuance and sale of 10,456 shares of the Company’s Class A Common Stock, the Company issued Common Warrants, exercisable into 27,778 shares of Class A Common Stock, which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815 as such were classified in stockholder’s equity. The measurement of fair value of the Common Warrants were determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $90.00, exercise price of $90.00, term of five years, volatility of 87%, risk-free rate of 4.6%, and expected dividend rate of 0%). The relative fair value of these Common Warrants, net of issuance costs, on date of issuance was estimated to be approximately $722,000 and is reflected within additional paid-in capital.

F-98

May 22, 2024 Pre-Funded Warrants

As discussed above, on May 22, 2024, in conjunction with the issuance and sale of 10,456 shares of the Company’s Class A Common Stock, the Company issued Pre-Funded Warrants, exercisable into 17,322  shares of Class A Common Stock, which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815 as such were classified in stockholder’s equity. were classified in stockholder’s equity. The measurement of fair value of the Pre-Funded Warrants were determined as the intrinsic value calculated as the Common Stock price on the issuance date minus the exercise price. The relative fair value of these Pre-Funded Warrants, net of issuance costs, on date of issuance was estimated to be approximately $660,000 and is reflected within additional paid-in capital. On May 28, 2024 the Pre-Funded warrants were exercised.

May 22, 2024 Placement Agent Warrants

As discussed above, on May 22, 2024, in conjunction with the issuance and sale of 10,456 shares of the Company’s Class A Common Stock and Pre-Funded Warrants, the Company issued Placement Agent Warrants, exercisable into 1,667 shares of Class A Common Stock. As the Placement Agent Warrants were issued for services provided in facilitating the May 2024 Offering, the Company recorded the fair value of such Placement Agent Warrants of approximately $100,000 as a cost of capital on the issuance date. The measurement of fair value was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $90.00, exercise price of $90.00, term of five years, volatility of 87%, risk-free rate of 4.6%, and expected dividend rate of 0%).

September 24, 2024 Equity Financing

On September 24, 2024, Banzai entered into a securities purchase agreement with an institutional investor for the issuance and sale in a private placement (the “Private Placement”) of (i) pre-funded warrants (“Q3 2024 Pre-Funded Warrants”) to purchase up to 117,647 shares of Common Stock, at an exercise price of $0.01 per share, (ii) Series A warrants (the “Series A Warrants”) to purchase up to 117,647 shares of Common Stock, at an exercise price of $40.00 per share, and (iii) Series B warrants (the “Series B Warrants”) to purchase up to 117,647 shares of Common Stock at an exercise price of $40.00 per share. The Series A Warrants are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The Series B Warrants are exercisable immediately upon issuance and have a term of exercise equal to eighteen (18) months from the date of issuance. The combined purchase price per Q3 2024 Pre-Funded Warrant and accompanying Series A Warrants and Series B Warrants was $42.49. The Private Placement closed on September 26, 2024. On September 26, 2024, the securities were issued pursuant to the Company’s registration statement on Form S-1 that was filed with the SEC on October 4, 2024 (File No. 333-282506) and became effective on November 6, 2024. The aggregate gross proceeds to the Company from the Private Placement were approximately $5.0 million. The Company incurred approximately $0.6 million of transaction fees which are recognized as a stock issuance cost and reflected as a reduction within additional paid-in capital. The net proceeds to the Company from the Private Placement were approximately $4.4 million.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of September 12, 2024, as amended, between the Company and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, the Company shall not sell equity securities without prior consent from Wainwright. The Company paid Wainwright (i) a total cash fee equal to 7.5% of the aggregate gross proceeds of the Private Placement (inclusive of the gross proceeds to be received from the exercise of any Warrants), (ii) a management fee of 1.0% of the aggregate gross proceeds of the Private Placement (inclusive of the gross proceeds to be received from the exercise of any Q3 2024 Pre-Funded Warrants, Series A Warrants, or Series B Warrants), and (iii) a non-accountable expense allowance of $50,000. In addition, the Company issued to Wainwright or its designees warrants (the “Q3 2024 Placement Agent Warrants”) to purchase up to an aggregate of 8,825 shares of Common Stock at an exercise price equal to $53.13 per share and, if any Q3 2024 Pre-Funded Warrants, Series A Warrants, or Series B Warrants are exercised for cash will be obligated to issue to Wainwright additional Q3 2024 Placement Agent Warrants equal to 7.5% of the total Q3 2024 Pre-Funded Warrants, Series A Warrants, or Series B Warrants exercised, if any. The Q3 2024 Placement Agent Warrants have substantially the same terms as the Q3 2024 Pre-Funded Warrants, Series A Warrants, and Series B Warrants, are exercisable immediately upon issuance and have a term of exercise equal to five (5) years from the date of issuance. The Company recognized the Q3 2024 Placement Agent Warrants as a stock issuance cost as they are issued for services in connection with an offering.

On December 10, 2024, the Company entered into the OpenReel Merger Agreement. Since the OpenReel Merger Agreement requires the Company to issues shares to the OpenReel Stockholders and file a registration statement to register those shares, the Investor agreed to waive the Protective Provisions mentioned above (the “Waiver”). In consideration of the Waiver, the Company agreed to reduce the exercise price of the Series A and Series B Warrants from $40.00 to $25.00 per share.

F-99

September 26, 2024 Series A Warrants and Series B Warrants

As discussed above, on September 26, 2024, the Company issued a total of 235,294 Series A and B Warrants which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815 as such were classified in stockholder’s equity. The measurement of fair value of the Series A and B Warrants were determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $60.80, exercise price of $40.00, term of 5 years for the Series A Warrants and 1.5 years for the Series B Warrants, volatility of 90% for the Series A Warrants and 132% for the Series B Warrants, risk-free rate of 3.6% for the Series A Warrants and 3.8% for the Series B Warrants, and expected dividend rate of 0.0%). The relative fair value of these Series A and Series B Warrants, net of issuance costs, on date of issuance was estimated to be approximately $2,372,000 and is reflected within additional paid-in capital.

September 26, 2024 Pre-Funded Warrants

As discussed above, on September 26, 2024, the Company issued 117,647 Q3 2024 Pre-Funded Warrants which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815 as such were classified in stockholder’s equity. were classified in stockholder’s equity. The measurement of fair value of the Q3 2024 Pre-Funded Warrants were determined as the intrinsic value calculated as the common stock price on the issuance date minus the exercise price. The relative fair value of these Pre-Funded Warrants, net of issuance costs, on date of issuance was estimated to be approximately $1,638,000 and is reflected within additional paid-in capital. On November 7, 2024 the Pre-Funded warrants were exercised.

September 26, 2024 Placement Agent Warrants

As discussed above, on September 26, 2024, the Company issued 8,825 Q3 2024 Placement Agent Warrants. As the Q3 2024 Placement Agent Warrants were issued for services provided in facilitating the Private Placement, the Company recorded the fair value of such Q3 2024 Placement Agent Warrants of approximately $393,000 as a cost of capital on the issuance date. The measurement of fair value was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $60.80, exercise price of $53.13, term of 5 years, volatility of 90%, risk-free rate of 3.6%, and expected dividend rate of 0.0%).

September 2024 Alco Promissory Note Conversion and Settlement

As discussed per Note 11 - Debt, on September 19, 2024, the Company issued 28,242 shares of Class A Common Stock, Warrants to purchase up to 133,134 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 104,892 shares of Class A Common Stock (collectively, the “Alco Securities”) to Alco, in full settlement of all amounts outstanding to Alco. The grant date fair value of the Class A Common Stock, Warrants to purchase up shares of Class A Common Stock and Pre-Funded Warrants to purchase shares of Class A Common Stock, were determined to be $1,098,614, $3,687,812, and $4,080,194, respectively. The measurement of fair value of the Class A Common Stock Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $38.90 - Determined as the negotiated share price calculated using a 5 day average price preceding September 20, 2024, exercise price of $40.20, term of 5 years, volatility of 87%, risk-free rate of 3.5%, and expected dividend rate of 0.0%).

September 2024 CP BF Conversion and Settlement

As discussed per Note 11 - Debt, on September 23, 2024, the Company issued 26,085 shares of Class A Common Stock, Warrants to purchase up to 56,555 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 30,470 shares of Class A Common Stock to CP BF, in settlement of $2,000,000 of the outstanding debt. The grant date fair value of the Class A Common Stock, CP BF Warrant and CP BF Pre-Funded Warrant to purchase shares of Class A Common Stock, were determined to be $1,014,703, $1,185,268, and $1,577,893, respectively. The measurement of fair value of the Class A Common Stock Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $38.90, exercise price of $38.90, term of 5 years, volatility of 87%, risk-free rate of 3.5%, and expected dividend rate of 0.0%). The measurement of fair value of the CP BF Pre-Funded Warrants were determined as the intrinsic value calculated as the common stock VWAP used in negotiations on the issuance date minus the exercise price. On October 15, 2024 the Pre-Funded warrants were exercised.

F-100

OpenReel Acquisition Pre-Funded Warrants

As discussed above in Note 5 - Acquisition of OpenReel, on December 18, 2024, the Company issued 1,176,950 Pre-Funded Warrants and 1 share of Series FE Preferred Stock, which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815. As such these were classified in stockholder’s equity.

Preferred Stock

The Company is authorized to issue 75,000,000 shares of preferred stock with a par value of $0.0001 per share. The board of directors of the Company (the “Board”) has the authority to issue preferred stock and to determine the rights, privileges, preferences, restrictions, and voting rights of those shares. As of December 31, 2024 and 2023, one and no shares of preferred stock were outstanding, respectively.

Series FE Preferred Stock

In connection with and as a condition to closing under the Merger Agreement (see Note 5 - Acquisition of OpenReel), on the Closing Date, the Company issued one (1) share of series FE preferred stock, par value $0.0001 per share (the “Series FE Preferred Stock”), to one of the OpenReel Stockholders, FE IV OR Aggregator, LLC. The Series FE Preferred Stock has a two (2) year term and from the issue date to the second anniversary of the issue date, the holder is granted the right upon a subsequent financing resulting in the issuance of new securities by the Company, to participate on a pro-rata basis in such subsequent financing up to the holder’s fully-diluted ownership percentage of the Company. Upon the two-year anniversary of the issue date of the Series FE Preferred Stock, the Series FE Preferred Stock will automatically be canceled and return to the status of authorized but unissued. The Series FE Preferred Stock does not participate in dividends of the Company, is not convertible into any other class of equity securities of the Company, has no voting rights with the Common Stock or other equity securities of the Company, and is not redeemable.

Yorkville Standby Equity Purchase Agreement (“SEPA”)

On December 14, 2023, the Company entered into the SEPA with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”) in connection with the Merger. Pursuant to the SEPA, subject to certain conditions, the Company shall have the option, but not the obligation, to sell to Yorkville, and Yorkville shall subscribe for, an aggregate amount of up to up to $100,000,000 of the Company’s shares of Class A common stock, par value $0.0001 per share, at the Company’s request any time during the commitment period commencing on December 14, 2023 and terminating on the 36-month anniversary of the SEPA (the “SEPA Option”).

Each advance (each, an “Advance”) the Company requests under the SEPA (notice of such request, an “Advance Notice”) may be for a number of shares of Class A common stock up to the greater of (i) 10,000 shares or (ii) such amount as is equal to 100% of the average daily volume traded of the Class A common stock during the five trading days immediately prior to the date the Company requests each Advance; provided, in no event shall the number of shares of Class A common stock issued cause the aggregate shares of Class A common stock held by Yorkville and its affiliates as of any such date to exceed 9.99% of the total number of shares of Class A common stock outstanding as of the date of the Advance Notice (less any such shares held by Yorkville and its affiliates as of such date) (the “Exchange Cap”). The shares would be purchased, at the Company’s election, at a purchase price equal to either:

(i)	95% of the average daily Volume Weighted Average Price (“VWAP”) of the Class A Common Stock on the Nasdaq Stock Market (“Nasdaq”), subject to certain conditions per the SEPA (the “Option 1 Pricing Period; or

(ii)	96% of the lowest daily VWAP of the Class A Common Stock during the three trading days commencing on the Advance Notice date, subject to certain conditions per the SEPA (the “Option 2 Pricing Period”).

Any purchase under an Advance would be subject to certain limitations, including that Yorkville shall not purchase or acquire any shares that would result in it and its affiliates beneficially owning more than 9.99% of the then outstanding voting power or number of shares of Class A common stock or any shares that, aggregated with shares issued under all other earlier Advances, would exceed 19.99% of all shares of Class A common stock and Class B common stock of the Company, par value $0.0001 per share, outstanding on the date of the SEPA, unless Company shareholder approval was obtained allowing for issuances in excess of such amount.

The SEPA Option was determined to be a freestanding financial instrument which did not meet the criteria to be accounted for as a derivative instrument or to be recognized within equity. Pursuant to ASC 815 Derivatives and Hedging (“ASC 815”), the Company will therefore recognize the SEPA Option as an asset or liability, measured at fair value at the date of issuance, December 14, 2023, and in subsequent reporting periods, with changes in fair value recognized in earnings. The SEPA Option was determined to have a fair value of $0 on the date of issuance as well as at December 31, 2024 and 2023.

F-101

In connection with the execution of the SEPA, the Company agreed to pay a commitment fee of $500,000 to Yorkville at the earlier of (i) March 14, 2024 or (ii) the termination of the SEPA, which will be payable, at the option of the Company, in cash or shares of Class A common stock through an Advance (the “Deferred Fee”). In March 2024 the Company issued 1,420 Class A common stock as payment for the Deferred Fee.

Pursuant to the terms of the SEPA, at any time that there is a balance outstanding under the Yorkville Promissory Notes, Yorkville has the right to receive shares to pay down the principal balance, and may select the timing and delivery of such shares (via an “Investor Notice”), in an amount up to the outstanding principal balance on the Yorkville Promissory Notes at a purchase price equal to the lower of (i) $500.00 per share of Class A common stock (the “Fixed Price”), or (ii) 90% of the lowest daily Volume Weighted Average Price (“VWAP”) of the Class A common stock on Nasdaq during the 10 consecutive Trading Days immediately preceding the Investor Notice date or other date of determination (the “Variable Price”). The Variable Price shall not be lower than $100.00 per share (the “Floor Price”). The Floor Price shall be adjusted (downwards only) to equal 20% of the average VWAP for the five trading days immediately prior to the date of effectiveness of the initial Registration Statement. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amount via written notice to Yorkville, provided that such amount is no more than 75% of the closing price on the Trading Day immediately prior to the time of such reduction and no greater than $100.00 per share of Class A common stock (the “Conversion Price”). At any time that there is a balance outstanding under the Yorkville Promissory Notes, the Company is not permitted to issue Advance Notices under the SEPA unless an Amortization Event has occurred under the terms of the Yorkville Promissory Notes agreement.

There were two Advance Notices issued pursuant to the SEPA during the period ended December 31, 2024 or as of the date that these financial statements were issued, apart from the Premium Advance which was issued pursuant to the terms of the Amended Debt Agreement (see Note 14 - Debt).

On December 18, 2024, the Company issued an Advance Notice to Yorkville pursuant to the SEPA in which the Company requested the purchase of 63,000 shares of the Company’s Class A Common Stock. The Advance Notice was, at the Company’s election, subject to the Option 2 Pricing Period provisions of the SEPA, and was settled on December 23, 2024. Upon the settlement on December 23, 2024, Yorkville purchased 55,000 shares of the Company’s Class A Common Stock at $16.10 per share for a total purchase price of approximately $881,000. The closing price of the Company’s stock on the December 23, 2024 settlement date was $16.80 per share.

On December 30, 2024, the Company issued an Advance Notice to Yorkville pursuant to the SEPA in which the Company requested the purchase of 65,000 shares of the Company’s Class A Common Stock. The Advance Notice was, at the Company’s election, subject to the Option 2 Pricing Period provisions of the SEPA, and was accordingly not settled until January 3, 2025. Upon issuance of the Advance Notice, the Company became obligated to sell up to the requested number of shares, and thus had an outstanding obligation to sell up to 65,000 shares of Class A Common Stock as of December 31, 2024. Refer to Note 22 for further information.

19. Stock-Based Compensation

During 2023, the Company adopted the 2023 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan permits eligible employees of the Company and certain designated companies as determined by the Board of Directors, to purchase shares of the Company’s Common Stock. The aggregate number of shares of common stock that may be purchased pursuant to the Purchase Plan is equal to 2% of the fully diluted common stock determined at the Close of the Merger Agreement, determined to be 1,144. In addition, the aggregate number of shares of common stock that remain available to be awarded under the Purchase Plan, will automatically increase on January 1 of each year for a period of 10 years commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of one percent (1%) of the total number of shares of the fully diluted common stock determined as of December 31 of the preceding year, or a number of shares of common stock equal to two hundred percent (200%) of the initial share reserve of 1,144. As of December 31, 2024 and 2023, 1,156 and 1,144 shares of common stock remain available to be purchased under the Purchase Plan, respectively.

During 2023, the Company adopted the 2023 Equity Incentive Plan (the “Plan”). The Plan permits the granting of incentive stock options, nonstatutory stock options, SARs, restricted stock awards, RSU awards, performance awards, and other awards. to employees, directors, and consultants. The aggregate number of shares of common stock that may be issued will not exceed approximately 12.5% of the fully diluted common stock determined at the Close of the Merger, determined to be 7,152. In addition, the aggregate number of shares of common stock that remain available to be awarded under the Plan, will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to 5% of the total number of shares of the fully diluted common stock determined as of the day prior to such increase. The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options is approximately three times the total number of shares of common stock initially reserved for issuance, which were 7,152. As of December 31, 2024 and 2023, 233 and 7,152 stock options remain available to be awarded under the Plan, respectively.

F-102

The Company accounts for stock-based payments pursuant to ASC 718 Stock Compensation and, accordingly, the Company records compensation expense for stock-based awards based upon an assessment of the grant date fair value for options using the Black-Scholes option pricing model. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics were selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent periods of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to the U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The following table summarizes assumptions used to compute the fair value of options granted:

	December 31, 2024	December 31, 2023
Stock price	$150.00 - 2,930.00	$4,190.00 - 5,990.00
Exercise price	$58.50 - 2,500.00	$4,190.00 - 5,990.00
Expected volatility	61.00 - 69.57%	80.00 - 110.95%
Expected term (in years)	5.61 - 6.08	5.00 - 6.08
Risk-free interest rate	3.71 - 4.45%	3.46 - 4.31%

A summary of stock option activity under the Plan is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at December 31, 2022	635	$1,052.40	7.95	$108,253
Granted	1,738	4,964.90
Exercised	(36)	1,094.60		4,480
Expired	(13)	5,990.00
Forfeited	(823)	5,785.60
Outstanding at December 31, 2023	1,501	$2,914.40	8.29	$109,821
Granted	2,845	1,433.40
Exercised	—	—
Expired	(200)	3,092.40
Forfeited	(1,580)	2,345.70
Outstanding at December 31, 2024	2,566	$1,618.30	8.52	$—
Exercisable at December 31, 2024	656	$1,596.50	6.37	$—

In connection with issuances under the Plan, the Company recorded stock-based compensation expense of $131,041 and $1,245,796, which is included in general and administrative expense for the years ended December 31, 2024 and 2023, respectively. The weighted-average grant-date fair value per option granted during the years ended December 31, 2024 and 2023 was $7.15 and $243.00, respectively. As of December 31, 2024 and 2023, $212,936 and $2,594,571 of unrecognized compensation expense related to non-vested awards is expected to be recognized over the weighted average period of 9.25 and 2.73 years, respectively. The aggregate intrinsic value is calculated as the difference between the fair value of the Company’s stock price and the exercise price of the options.

F-103

RSUs

During the year ended December 31, 2024, the Company began issuing RSUs to employees and to non-employee directors. Each RSU entitles the recipient to one share of Class A Common Stock upon vesting. The Company measures the fair value of RSUs using the stock price on the date of grant. Stock-based compensation expense for employee-granted RSUs is recorded ratably over their vesting period of four years. 25% of the RSUs will vest on each anniversary of the vesting commencement date until the RSU is fully vested. Stock-based compensation expense for non-employee director-granted RSUs is recorded ratably over their vesting period which is the earlier to occur of the one (1) year anniversary of the respective grant date, or the next annual meeting of stockholders following the respective grant date.

A summary of the activity with respect to, and status of, RSUs during the year ended December 31, 2024 is presented below:

	Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2023	—	$—
Granted	42,504	26.50
Exercised	(8,179)	58.60
Forfeited	(247)	218.40
Outstanding at December 31, 2024	34,078	$17.40

For the year ended December 31, 2024, the Company recorded stock-based compensation expense of $1,034,639 which is included in general and administrative expense for the year ended December 31, 2024. As of December 31, 2024, unrecognized compensation cost related to the grant of RSUs was $37,150. Unvested outstanding RSUs as of December 31, 2024 had a weighted average remaining vesting period of 3.37 years.

20. Income Taxes

Components of net loss before income taxes:	2024	2023
United States	$(31,513,389)	$(14,406,262)
Foreign	$—	$—

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate consists of the following:

	For the Years Ended December 31,
	2024		2023
Statutory federal income tax benefit	$(6,617,812)	21.0%	$(3,025,315)	21.0%
State taxes, net of federal tax benefit	(463,682)	1.5%	(219,705)	1.5%
Change in valuation allowance	2,968,883	-9.4%	2,079,231	-14.4%
Change in state tax rate	16,101	-0.1%	462,709	-3.2%
Change in fair value estimates	(107,489)	0.3%	(2,050,026)	14.2%
Non-deductible interest - IRC 163(l)	516,624	-1.6%	738,993	-5.1%
Non-deductible transaction/restructuring costs	-	0.0%	1,313,792	-9.1%
Loss on debt conversion & extinguishment	2,935,747	-9.3%	-	0.0%
Nondeductible warrant issuance expense	-	0.0%	552,321	-3.8%
Impairment of goodwill	612,511	-1.9%	-	0.0%
Other non-deductible expenses	139,117	-0.5%	148,000	-1.0%
Effective tax rate	$-	0.0%	$-	0.0%

F-104

The components of income tax provision (benefit) are as follows:

As of December 31,
	2024	2023
Federal:
Current	$—	$—
Deferred	—	—
State and Local:
Current	—	—
Deferred	—	—
Total	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences that give rise to deferred tax assets and liabilities are as follows:

	As of December 31,
	2024	2023
Deferred tax assets (liabilities):
Net operating loss carryforwards	$12,347,734	$6,368,669
Contribution carryforwards	23,718	24,626
Tax credits	91,889	—
Stock-based compensation	157,165	155,404
Accrual to cash adjustment	-	1,299
Starup costs & other intangibles	1,700,257	1,816,143
Acquired intangibles	(870,569)	—
Lease Liabilities	16,339	52,805
Right of use assets	(16,308)	(30,236)
Accrued expenses	651,519	—
Capitalized R&D costs (Sec. 174)	1,930,337	798,802
Other	8,182	(3,363)
	16,040,263	9,184,149
Valuation allowance	(16,040,263)	(9,184,149)
Deferred tax assets, net of allowance	$—	$—

As of December 31, 2024, the Company had federal and state net operating loss carryforwards of approximately $50,966,400 and $28,244,800, respectively. As of December 31, 2023, the Company had federal and state net operating loss carryforwards of approximately $24,014,200 and $12,350,800, respectively. Federal losses of $1,128,500 begin to expire in 2036 and $49,737,900 of the federal losses carryforward indefinitely. State losses of $22,175,100 begin to expire in 2031 and $6,069,700 of the state losses carryforward indefinitely. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.

The Company has determined, based upon available evidence, that it is more likely than not that all of the net deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance against its net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments.

The Company has determined that it had no material uncertain tax benefits for the year ended December 31, 2024, and 2023. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in interest expense and penalties in operating expense. No amounts were accrued for the payment of interest and penalties at December 31, 2024, and 2023.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Company is subject to examination by federal and state jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2024, the 2017 and subsequent tax years related to all jurisdictions remain open.

The Company has no open tax audits with any taxing authority as of December 31, 2023.

F-105

21. Segment Reporting

The Company has two reportable operating segments, Banzai Operating Co., Inc and Banzai Reel Acquisition Inc. (OpenReel). The Company’s segments deliver SaaS tools that leverage data, analytics, and AI to provide marketing and sales solutions for business of all sizes.

Our Chief Executive Officer who serves as the Company’s chief operating decision maker (“CODM”), primarily uses segment revenue, gross profit, and adjusted EBITDA to allocate resources and assess performance. Segment revenue and gross profit are determined on the same basis as consolidated revenue and consolidated gross profit as shown in the Company’s consolidated statements of operations. Segment adjusted EBITDA is defined as revenue less the following expenses associated with each segment: cost of revenue, people, marketing and advertising, technology, and other segment expenses. Segment adjusted EBITDA excludes certain non-cash items or items that management does not consider reflective of ongoing core operations. Currently, the CODM does not review assets in evaluating the results of the operating segments, and therefore, such information is not presented.

The table below presents information about reported segments for the year ending December 31, 2024:

2024
	Banzai Operating	OpenReel	Total Consolidated
Revenue	$4,305,429	$222,450	$4,527,879
Cost of revenue	1,407,564	14,978	1,422,542
Gross profit	2,897,865	207,472	3,105,337

Expenses
People	6,209,488	17,642	6,227,130
Marketing and advertising	1,587,085	5,020	1,592,105
Technology	861,775	112,429	974,204
Other segment expenses1	811,519	6,856	818,375
Total expenses	9,469,867	141,947	9,611,814
Adjusted EBITDA	(6,572,002)	65,525	(6,506,477)
Transaction, PubCo. Expenses and Stock-based compensation	6,912,309	—	6,912,309
EBITDA	$(13,484,311)	$65,525	$(13,418,786)

[1]	Other segment expenses for each reportable segment includes travel and entertainment expenses, professional expenses other than those included in transaction and PubCo. expenses, insurance expenses, and expenses related to licenses.

The table below presents information about reported segments for the year ending December 31, 2023:

2023
	Banzai Operating	OpenReel1	Total Consolidated
Revenue	$4,561,300	$—	$4,561,300
Cost of revenue	1,444,618	—	1,444,618
Gross profit	3,116,682	—	3,116,682

Expenses
People	5,809,973	—	5,809,973
Marketing and advertising	941,737	—	941,737
Technology	628,998	—	628,998
Other segment expenses2	7,679,506	—	7,679,506
Total expenses	15,060,214	—	15,060,214
Adjusted EBITDA	(11,943,532)	—	(11,943,532)
Transaction, PubCo. Expenses and Stock-based compensation	6,118,859	—	6,118,859
EBITDA	$(18,062,391)	$—	$(18,062,391)

F-106

[1]	The OpenReel acquisition occurred on December 18, 2024 (refer to Note 5) and therefore is presented at $0 for comparative purposes.

[2]	Other segment expenses for each reportable segment includes travel and entertainment expenses, professional expenses other than those included in transaction and PubCo. expenses, SEPA commitment fee and deferred fee expense, GEM warrant expense, and GEM commitment fee expense.

A reconciliation between reportable segment adjusted EBITDA to consolidated net loss before income taxes for the years ended December 31, 2024, and 2023, is as follows:

	December 31, 2024	December 31, 2023
EBITDA by segment
Banzai Operating Co.	$(13,484,311)	$(18,062,391)
OpenReel	65,525	—
Total	(13,418,786)	(18,062,391)

Reconciliation to loss before income taxes:
Changes in fair value of financial instruments	(478,288)	(9,154,141)
Interest income	(10)	(813)
Interest expense	—	1,068,447
Interest expense – related party	3,047,101	4,486,027
Gain (loss) on extinguishment of liabilities, net	390,801	—
Loss on conversion of liabilities	11,338,284	—
Loss on debt issuance	653,208	—
GEM settlement fee expense	200,000	—
Yorkville prepayment premium expense	80,760	—
Goodwill impairment	2,725,460	—
Depreciation and amortization	24,179	7,160
Other	113,108	(62,809)
Loss before income taxes	$(31,513,389)	$(14,406,262)

Disaggregation of Revenue

The following table presents the Company’s revenue generated by SaaS product for the years ended December 31, 2024, and 2023:

	Year Ended December 31,	Year Ended December 31,
Revenue %	2024	2023
Reach	3.8%	4.5%
Demio	91.0%	94.9%
Other1	5.2%	0.6%
Total	100.0%	100.0%

[1]	Other includes Boost sales for the years ended December 31, 2024, and 2023 and OpenReel product sales from acquisition date (refer to Note 5) to December 31, 2024.

For disaggregation of revenue by geographic area, refer to Note 7.

F-107

22. Subsequent Events

Hudson Global Ventures, LLC Consulting Services Agreement

On January 3, 2025, the Company issued 15,000 restricted shares of its Common Stock, partially in exchange for the business advisory services outlined in the Consulting Agreement with Hudson Global Ventures, LLC, a Nevada limited liability company.

CP BF Pre-Funded Warrant Exercise

On January 7, 2025, the Company issued 4 shares of Class A Common Stock for exercise of four (4) pre-funded warrants under the CP BF Pre-Funded Warrant, to CP BF. Refer to Note 11.

Yorkville Advanced Notice Settlements

On January 3, 2025, the Company settled its outstanding obligation to sell shares of Class A Common Stock related to the fourth Advance Notice issued to Yorkville on December 30, 2024 (see Note 17 and Note 18) pursuant to the SEPA. After adjustments to the number of shares originally requested pursuant to the terms of the SEPA, the Company settled the Advance Notice by selling a total of 3,049 shares of Class A Common Stock to Yorkville for a total purchase price of approximately $48,000.

Between January 10, 2025 and April 9, 2025, the Company settled the fifth through twenty-second Advance Notices received subsequent to December 31, 2024, by selling an aggregate of 551,631 shares of Class A Common Stock to Yorkville for an aggregate total purchase price of approximately $7,097,921.

RSU Issuance to Executives

On January 21, 2025, the Company issued 33,777 RSUs to executives as part of the Company’s fiscal 2024 bonus plan, following Board approvals.

Convertible promissory note issuance to YA II PN, LTD.

On January 30, 2025, the Company entered into a convertible promissory note (the “Note”) with Yorkville, in principal amount of $3,500,000 as an advance under the outstanding SEPA entered into on December 14, 2023. The maturity date of the note is July 31, 2025, and may be extended at the option of the Company. The note was issued with a ten percent (10%) original issue discount and bears interest at an annual rate of (i) zero percent (0%) for the first ninety (90) days following issuance, (ii) six percent (6%) thereafter, and (iii) upon the occurrence of an event of default, the interest rate shall increase to an annual rate of eighteen percent (18%) so long as the event or events of default remain uncured. Interest will be calculated on a 365-day year and the actual number of days elapsed.

The Company shall repay the note in installments, beginning on February 28, 2025, and continuing on March 31, 2025, and on April 30, 2025 (each, an “Installment Date”) in an amount equal to the sum of (i) $1,500,000 of principal in respect to the first two Installment Dates, and $500,000 in respect of the third Installment Date (or the outstanding principal if less than such amount), plus (ii) a payment premium (in an amount equal to 4% of the principal amount being paid), and (iii) accrued and unpaid interest as of each installment date.

The Note is convertible into shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) at a conversion price of $2.00 per share (the “Conversion Price”). The lender may elect to convert part or all of the outstanding balance of the Note at any time or from time to time after the issuance date. The Company may redeem the outstanding amount at any time, in whole or in part, subject to a 4% premium, provided that (i) the Company provides the lender with at least ten (10) trading days’ prior written notice (each, a “Redemption Notice”) of its desire to redeem the outstanding amount (an “Optional Redemption”), and (ii) on the date the Redemption Notice is issued, the VWAP of the Class A Common Stock is less than the Conversion Price.

Acquisition of Vidello

On January 31, 2025, the Company closed a previously announced merger with Vidello Limited (“Vidello”), a private limited company registered in England and Wales (the “Vidello Merger”), pursuant to an Merger Agreement (the “Vidello Merger Agreement”), dated December 19, 2024, by and among Vidello, and certain shareholders of Vidello (the “Vidello Shareholders”). At the closing, Vidello Shareholders transferred all the outstanding shares of Vidello to the Company, and Vidello became a direct and wholly owned subsidiary of the Company. At the closing, the Company paid to the Vidello Shareholders, $2,745,031 in cash (the “Vidello Cash Consideration”), whereby $2,500,000 are withheld for indemnification expenses and other holdback provisions in accordance with the Vidello Merger Agreement, and issued 89,820 shares of Class A Common Stock (the “Share Consideration”, together with the Cash Consideration, the “Vidello Closing Consideration”). The Company’s primary reason for acquiring Vidello was to enhance revenue growth and strengthen the Company’s competitive market position through cross selling opportunities.

F-108

In connection with and as a condition of closing pursuant to the Vidello Merger Agreement, the Company executed and delivered to each Vidello Shareholder a lock-up agreement (the “Vidello Lock-Up Agreement”), pursuant to which, the shares of Class A Common Stock and any other securities convertible or exercisable into the shares of Class A Common Stock beneficially owned by them, during the 180-day period following the closing of the Vidello Merger, not to complete any Prohibited Transfer (as defined in the Vidello Merger Agreement).

Immediately prior to the closing of the Vidello Merger, the directors, and officers of Vidello tendered their resignation, effective at the closing. Pursuant to the Vidello Merger Agreement, the CEO of the Company shall be the sole member of the board of directors of Vidello effective upon the closing of the Vidello Merger.

The Company has begun the process to determine the accounting for the acquisition, including identification of the accounting acquirer and whether the acquisition will be accounted for as a business combination. The Company has begun the process to determine the purchase price allocation for the assets and liabilities including estimating the fair values of intangible and tangible assets. These estimates have not been completed due to the timing and complexity of obtaining information and calculating such amounts.

Acquisition of Act-On Software

On January 22, 2025, the Company entered into an Agreement and Plan of Merger (the “AO Merger Agreement”) with Act-On Software Inc., a Delaware corporation (“Act-On”), and Banzai Passage Inc., a Delaware corporation and wholly owned subsidiary of Banzai (“Passage”) that was formed solely for purposes of consummating the transactions contemplated in the AO Merger Agreement (the “AO Merger”). Pursuant to the AO Merger Agreement, subject to the satisfaction or waiver of the conditions set forth therein, upon closing of the AO Merger (the “Closing”), Act-On will merge with and into Passage, with Act-On surviving the AO Merger (the “AO Surviving Entity”), thereafter being a direct, wholly owned subsidiary of Banzai. The AO Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Although the Company cannot guarantee that the Act On Merger will close, the Company expects to close the transaction in Q2 2025. The Company’s primary reason for acquiring Act-On was to enhance revenue growth and strengthen the Company’s competitive market position through cross selling opportunities.

Subject to the terms and conditions of the AO Merger Agreement, at the effective time of the Merger (the “AO Effective Time”), the aggregate merger consideration to be issued to Act-On Stockholders and certain Management Employees (as defined in the AO Merger Agreement) shall be a total of approximately $35,050,000, payable in cash and in shares of our Class A Common Stock, subject to adjustment as set forth in the AO Merger Agreement (the “AO Merger Consideration”). The adjustments to the AO Merger Consideration in the AO Merger Agreement include a customary working capital adjustment based on the amount by which certain working capital items at closing are greater or less than the target working capital as defined in the AO Merger Agreement. In addition to the AO Merger Consideration, at the AO Effective Time, we will fully pay off a certain loan owed to a certain lender of Act-On as of the AO Closing (the “Payoff Amount”) and the out-of-pocket expenses incurred by Act-On in connection with the AO Merger (the “Transaction Expenses”) in cash to Act-On Stockholders, and issue a number of shares of Class A Common Stock (the “AO Share Consideration”) (or pre-funded warrants in lieu thereof, the “AO Pre-Funded Warrants”) to Act-On Stockholders and Management Employees that equal to the quotient of $33,200,000 divided by the average of the daily volume-weighted average trading prices of Class A Common Stock for the consecutive five (5) Trading Days (as defined in the AO Merger Agreement) immediately prior to and including the Trading Day immediately preceding the date of closing (the “AO Closing Date”) (the “Banzai 5-Day VWAP”).

Notwithstanding anything in the AO Merger Agreement to the contrary, Banzai shall not issue any shares of Class A Common Stock, to the extent that the issuance of shares of Class A Common Stock as AO Share Consideration would result in the Act-On Stockholders and Management Employees receiving an aggregate number of shares of Class A Common Stock exceeding 19.99% of the total shares of Class A Common Stock and shares of Class B Common Stock issued and outstanding immediately prior to the AO Effective Time (the “Nasdaq Ownership Limitation”). In addition, notwithstanding anything in the AO Merger Agreement and AO Pre-Funded Warrants to the contrary, Banzai shall not issue any shares of Class A Common Stock, to the extent that any issuance of the shares of Class A Common Stock as AO Share Consideration would result in an Act-On Stockholder or a Management Employee, together with its affiliates, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) more than 4.99% of the Class A Common Stock issued and outstanding immediately following such issuance (the “Beneficial Ownership Limitation” and, together with Nasdaq Ownership Limitation, the “Ownership Limitations”). If and to the extent either of the Ownership Limitations prevents Banzai from issuing AO Share Consideration comprised exclusively of shares of Class A Common Stock, then Banzai instead will issue as AO Share Consideration (i) the maximum number of shares of Class A Common Stock that may be issued without exceeding either Ownership Limitation, and (ii) AO Pre-Funded Warrants exercisable for the number of shares of Class A Common Stock the issuance of which was prevented by application of the Ownership Limitations.

F-109

Some of the shares of Class A Common Stock and AO Pre-Funded Warrants will be issued to the Management Employees under Banzai’s 2023 equity incentive plan, as amended, pursuant to the registration statement on Form S-8, as amended (File No. 333-278218) and some of the shares of Class A Common Stock and AO Pre-Funded Warrants will be issued to certain Act-On Stockholders and Management Employees in reliance upon exemption provided by Rule 506(b) of Regulation D promulgated thereunder of the Securities Act, pursuant to a subscription booklet (the “Subscription Booklet”).

Each AO Pre-Funded Warrant shall have an exercise price of $0.001 per each share of Class A Common Stock issuable thereunder. The AO Pre-Funded Warrants will be registered in Banzai’s books and will not be listed for trading on any stock exchange or trading market. The terms of the AO Pre-Funded Warrants will provide that Banzai shall not issue shares of Class A Common Stock to any holder of a AO Pre-Funded Warrant upon the exercise thereof to the extent that after giving effect to such issuance, such holder would beneficially own a number of shares of Class A Common Stock in excess of the Nasdaq Ownership Limitation. Notwithstanding the foregoing, the Nasdaq Ownership Limitation shall not apply following the receipt of the Banzai stockholder approval contemplated by Rule 5635 of the Nasdaq listing rules with respect to the issuance of shares of Class A Common Stock upon exercise of the AO Pre-Funded Warrants in excess of the Nasdaq Ownership Limitation (the “AO Stockholder Approval”). The AO Pre-Funded Warrants also contain a beneficial ownership limitation that provides that the Company shall not effect any exercise of the AO Pre-Funded Warrants, and the holders of the AO Pre-Funded Warrants shall not have the right to exercise any portion of the AO Pre-Funded Warrants, to the extent that after giving effect to such issuance after exercise, the holder would beneficially own in excess of the Beneficial Ownership Limitation.

Following the Closing, Banzai will convene and hold a special meeting of its stockholders to obtain the AO Stockholder Approval (the “AO Special Meeting”). In connection with the AO Special Meeting, on January 22, 2025, Joseph P. Davy, Banzai’s Chief Executive Officer, who holds approximately 78.55% of Banzai’s total voting power as of the date of the AO Merger Agreement, entered into a Voting and Support Agreement, with Banzai (the “Voting and Support Agreement”) that obligates him to vote all the shares of Class B Common Stock beneficially owned by him in favor of the AO Stockholder Approval.

Pursuant to the AO Merger Agreement, Banzai will withhold from the AO Share Consideration a number of shares of Class A Common Stock equal to the quotient of $2,000,000 divided by the Banzai’s 5-Day VWAP, as adjusted pursuant to the AO Merger Agreement (the “Indemnification Holdback Amount”), as security for the obligations of Act-On Stockholders pursuant to the AO Merger Agreement. The Indemnification Holdback Amount shall be held for a period of twelve (12) months following the Closing Date (the “Indemnification Holdback Period”) and shall be released to Act-On Stockholders and Management Employees (in accordance with the Allocation Schedule) within ten (10) business days of the expiration of the Indemnification Holdback Period. The released aggregate amount shall be equal to (a) the Indemnification Holdback Amount, as allocated to Act-On Stockholders and Management Employees in accordance with the Allocation Schedule, less (b) any amounts set off against the Indemnification Holdback Amount pursuant to the AO Merger Agreement. The Indemnification Holdback amount shall be held by the Transfer Agent for the benefit of Act-On Stockholders and Management Employees and shall be released to Act-On Stockholders and Management Employees pursuant to the terms of a certain share consideration escrow agreement (the “Escrow Agreement”) by and among Banzai, Act-On, each of Act-On Stockholders and Management Employees and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Escrow Agent”).

On or prior to the consummation of the AO Merger, parties will enter into the Escrow Agreement, pursuant to which, the Escrow Agent shall hold, for the benefit of Banzai, the Indemnification Holdback Amount. The Escrow Agent shall administer the Indemnification Holdback Amount in accordance with the written instructions jointly provided by Banzai and Act-On to the Escrow Agent to release the Indemnification Holdback Amount, or any portion thereof, as set forth in such instruction.

On or prior to the consummation of the AO Merger, Banzai shall execute and deliver to the Act-On Stockholders and Management Employees a registration rights agreement (the “AO Registration Rights Agreement”), pursuant to which, among other things, Banzai will agree to register for resale, within five (5) Business Days (as defined in the AO Merger Agreement) following the AO Closing, on an applicable registration statement under the Securities Act, the shares of Class A Common Stock, to be issued to the Act-On Stockholders and Management Employees pursuant to the AO Merger Agreement and the shares of Class A Common Stock issuable upon exercise of the AO Pre-Funded Warrants.

F-110

The Closing of the AO Merger by each of Banzai, Merger Sub, and Act-On is subject to customary conditions, including (1) (A) adoption of the AO Merger Agreement by the Act-On Stockholders that hold the requisite percentage necessary to approve the AO Merger under Act-On’s Amended and Restated Certificate of Incorporation and (B) approval of the AO Transaction by Banzai’s board of directors, (2) authorization for listing on the Nasdaq Capital Market of the shares of Class A Common Stock to be issued in the AO Merger, subject to official notice of issuance, and (3) the absence of any order, injunction, decree or other legal restraint preventing the completion of the AO Merger or making the completion of the AO Merger illegal. Each party’s obligation to complete the AO Merger is also subject to certain additional customary conditions, including subject to certain exceptions, the accuracy of the representations and warranties of the other party and performance in all material respects by the other party of its obligations under the AO Merger Agreement. The AO Merger Agreement also contains customary representations, warranties, and indemnities of Banzai and Act-On.

Shares of Class A Common Stock issued to Winterberry

On February 4, 2025 the Company issued 3,000 shares to Verista Partners, Inc., aka Winterberry Group, one of its Creditors, in exchange for the cancellation of a portion of the total outstanding debt, in the amount of $16,666, pursuant to the Debt Reorganization.

NASDAQ Notice

As previously reported, the Company had a hearing before the Nasdaq Hearings Panel (the “Panel”) on September 19, 2024. On September 26, 2024, Nasdaq provided the Company with its determination to phase the Company down from the Nasdaq Global Market to the Nasdaq Capital Market (the “Exchange”) and grant the Company an extension until January 31, 2025 to demonstrate compliance with Nasdaq’s listing rules, so long as the company applies to list on the Nasdaq Capital Market on or before October 7, 2024 and demonstrates compliance with Listing Rules 5550(a)(2), 5550(a)(5) and 5550(b)(1) on or before January 31, 2024. On February 12, 2025, the Company received a letter from the Nasdaq Stock Market LLC, Office of the General Counsel that Nasdaq’s Listing Qualifications staff confirmed that the Company has demonstrated compliance with all of the Nasdaq Stock Market’s listing requirements and therefore the Company’s securities will remain listed on the Exchange.

Bridge Note Issuance to Agile Lending, LLC

On March 31, 2025, the Company issued a subordinated secured promissory note (the “March Agile Note”) for an aggregate principal amount of $4,000,000 and received $2,044,105 of proceeds, net of administrative agent fees of $200,000 paid to the collateral agent, and net of payments to Agile Lending, LLC of $1,755,895 in respect to early prepayment of the remaining outstanding balance of the December Agile Note, with a maturity date on the March Agile Note of November 12, 2025. The March Agile Note bears interest at a rate of 44%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the March Agile Note commencing on and including the effective date pursuant to the March Agile Note Agreement’s weekly repayment and amortization schedule.

F-111

CBIZ CPAs P.C.

700 W 47th St., Ste. 1100
Kansas City, MO 64112

P: 816.945.5600 | F: 816.897.1280

Independent Auditors’ Report

To the Board of Directors and Stockholders

of ClearDoc, Inc. and Subsidiary:

Opinion

We have audited the consolidated financial statements of ClearDoc, Inc and Subsidiary (the “Company”), which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

CBIZCPAS.COM

F-112

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kansas City, Missouri

February 28, 2025

F-113

CLEARDOC, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

December 31, 2023

ASSETS
CURRENT ASSETS
Cash	$720,633
Accounts receivable, net	810,408
Current portion of deferred sales commissions	638,647
Prepaid expenses	72,824
TOTAL CURRENT ASSETS	2,242,512
DEFERRED SALES COMMISSIONS, less current	372,571
PROPERTY AND EQUIPMENT, net	5,977
IDENTIFIABLE INTANGIBLE ASSETS, net	363,376
GOODWILL	312,883

TOTAL ASSETS	$3,297,319
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$236,653
Accrued expenses	432,710
Current portion of long term debt	300,000
Current portion of line of credit	109,520
Current portion of deferred revenue	3,022,841
TOTAL CURRENT LIABILITIES	4,101,724
DEFERRED REVENUE, less current portion above	149,033
LONG TERM DEBT, less current portion above	275,000
LINE OF CREDIT, less current portion above	120,480
TOTAL LIABILITIES	4,646,238
MEZZANINE EQUITY
Series A convertible preferred stock, value of $7.8941 per share; 2,501,849 shares authorized, 2,415,046 shares issued and outstanding as of December 31, 2023, net of issuance costs	18,900,800
Series Seed-1 convertible preferred stock, value of $1.6819 per share; 1,525,654 shares authorized, 1,451,191 shares issued and outstanding as of December 31, 2023, net of issuance costs	2,412,888
Series Seed-2 convertible preferred stock, value of $.9687 per share; 1,261,530 shares authorized, 1,121,610 shares issued and outstanding as of December 31, 2023, net of issuance costs	1,074,097
Series Seed-3 convertible preferred stock, par value of $1.2916 per share; 547,837 shares authorized, 519,963 shares issued and outstanding as of December 31, 2023, net of issuance costs	663,920
Series Seed-4 convertible preferred stock, value of $1.7868 per share; 85,458 shares authorized, 74,379 shares issued and outstanding as of December 31, 2023, net of issuance costs	131,384
TOTAL MEZZANINE EQUITY	23,183,089
Common stock, par value of $0.00001 per share; 11,000,000 shares authorized; 2,885,943 shares issued and outstanding as of December 31, 2023,	29
Additional paid in capital	1,871,690
TOTAL CAPITAL CONTRIBUTED	25,054,808
Accumulated deficit	(26,403,727)

TOTAL STOCKHOLDERS’ DEFICIT	(1,348,919)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,297,319

F-114

CLEARDOC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2023

NET REVENUE	$7,520,028
COST OF REVENUE	1,062,331
GROSS PROFIT	6,457,697
OPERATING EXPENSES	7,689,589
OPERATING LOSS	(1,231,892)
OTHER INCOME (EXPENSE)
Other income	11,932
Interest expense, net	(63,246)
TOTAL OTHER INCOME (EXPENSE)	(51,314)
LOSS BEFORE INCOME TAXES	(1,283,206)
INCOME TAX BENEFIT	-
NET LOSS	$(1,283,206)

F-115

CLEARDOC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

Year ended December 31, 2023

	Convertible Preferred Stock												Additional		Total
	Series A		Series Seed-1		Series Seed-2		Series Seed-3		Series Seed-4		Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Capital	Deficit	Equity(Deficit)
Balance, January 1, 2023	2,415,046	$18,900,800	1,451,191	$2,412,888	1,121,610	$1,074,097	519,963	$663,920	74,379	$131,384	2,870,382	$29	$1,694,136	$(25,120,521)	$(243,267)
Exercise of stock options	-	-	-	-	-	-	-	-	-	-	15,561	-	4,390	-	4,390
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	173,165	-	173,165
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,283,206)	(1,283,206)
Balance, December 31, 2023	2,415,046	$18,900,800	1,451,191	$2,412,888	1,121,610	$1,074,097	519,963	$663,920	74,379	$131,384	2,885,943	$29	$1,871,690	$(26,403,727)	$(1,348,919)

F-116

CLEARDOC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,283,206)
Adjustments to reconcile net loss to net cash flows from Operating activities:
Depreciation and amortization	132,543
Provision for credit losses	3,162
Amortization of deferred sales commissions	896,356
Amortization of deferred financing costs reflected as interest expense	3,945
Stock-based compensation	173,165
Change in operating assets:
Accounts receivable	102,376
Deferred sales commissions	(535,038)
Prepaid expenses	59,457
Change in operating liabilities:
Accounts payable	(602,929)
Accrued expenses	(406,767)
Deferred revenue	(592,554)

NET CASH FLOWS FROM OPERATING ACTIVITIES	(2,049,490)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets	(5,415)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	4,390
Payments of long-term debt	(175,000)
Proceeds from long-term debt	750,000
Proceeds from line of credit	230,000
NET CASH FLOWS FROM FINANCING ACTIVITIES	809,390
NET CHANGE IN CASH	(1,245,515)
CASH, BEGINNING OF YEAR	1,966,147
CASH, END OF YEAR	$720,633
SUPPLEMENTAL CASH FLOWS INFORMATION
Interest paid	$70,691

F-117

(1) Summary of significant accounting policies

Principles of consolidation – The accompanying financial statements include the accounts of ClearDoc, Inc., a Delaware corporation incorporated on February 9, 2017, and its wholly owned subsidiary, Balloon Technologies, Inc. (collectively, the “Company”). All intercompany profits, transactions and balances have been eliminated in consolidation.

Nature of operations – The Company is a remote video capture technology provider headquartered in New York, New York. The Company provides subscription-based software as a service (“SaaS”) offering to enterprise, media, entertainment and agency teams to remotely control, direct, script, film, and collaborate on high-definition video projects from a mobile device or webcam.

Use of estimates – The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s significant estimates and assumptions include the deferred income tax valuation allowance. Actual results could differ from those estimates.

Cash – The Company’s cash consists of cash on hand and demand deposits held by financial institutions. At times, the Company maintains cash deposits in financial institutions in excess of federally insured limits. As of December 31, 2023, the uninsured portion of cash deposits held by financial institutions was $460,954. Management monitors the cash in excess of these limits and believes the risk of loss is negligible.

Adoption of new accounting standard – On January 1, 2023, the Company implemented Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and all of the related amendments using the modified retrospective method. The adoption of Accounting Standards Codification (“ASC”) Topic 326 did not have a material impact on the Company’s financial position, results of operations, or cash flows. As such, the Company did not make any adjustments to its financial position upon adoption.

Accounts receivable, net – The Company grants unsecured credit to all qualified customers. Billings and other consideration received on contracts in excess of related revenues recognized are recorded as advances from customers within deferred revenue. Interest is not charged on past-due accounts. When necessary, the Company maintains an allowance for credit losses based on the best estimate of the amounts that will not be collected, which includes consideration of past events, current conditions, and forecasts of future expectations. If actual bad debts differ from the reserves calculated, the Company records an adjustment to bad debt expense in the period in which the difference occurs. As of December 31, 2023, the Company had an allowance for credit losses of $3,162.

F-118

Deferred sales commissions – Sales commissions earned by the Company’s sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit the Company has determined to be three years. The Company determined the period of benefit by taking into consideration the average contractual customer term, technology obsolescence and other factors.

Property and equipment, net – Property and equipment, which consists of computer equipment, is stated at cost less accumulated depreciation. Depreciation for computer equipment is charged to expense on the straight-line basis over a three-year estimated useful life. The Company does not own any other property and equipment as employees work remotely and an office building is not currently utilized.

Goodwill – The Company has adopted ASU 2017-04, Intangibles – Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment. Upon election of this accounting alternative for evaluating goodwill impairment triggering events, the Company performs a goodwill impairment triggering event evaluation only as of the end of each reporting period. The entity manages as one segment and integrates any acquired entities fully onto the Company’s platform, which is determined to be the reporting unit. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of a reporting unit is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value of a reporting unit is less than the carrying value, then goodwill is tested further for impairment. The quantitative impairment test consists of calculating the fair value of a reporting unit and comparing it to the carrying amount, including goodwill. The goodwill impairment loss, if any, is measured as the amount by which the carrying amount of a reporting unit, including goodwill, exceeds its fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

Identifiable intangible assets, net – Identifiable intangible assets consist of video material licenses, a web domain, patents, trademarks, customer relationships, non-compete agreements, and technology, which are stated at cost, with the exception of assets acquired in a business combination which are capitalized at their initial fair values, and are being amortized ratably over their estimated useful lives. Identifiable intangible assets are amortized over the following estimated useful lives:

Estimated
Useful Life
Asset
Video material licenses	5 years
Web domain	15 years
Patents	20 years
Trademark	2 years
Customer Relationships	3 years
Existing Technology	5 years
Non-Compete Agreements	3 years

Impairment of long-lived assets – Management reviews long-lived assets, which includes property and equipment and identifiable definite lived intangible assets, for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. There were no impairment losses recognized during the year ended December 31, 2023.

Stock-based compensation – The Company measures stock-based compensation to employees at the grant date and recognizes compensation expense over the requisite service period. Stock-based compensation costs are included in operating expenses in the consolidated statement of operations.

F-119

Income taxes – ClearDoc, Inc. and Balloon Technologies, Inc. are corporations. The Company utilizes the asset and liability method of accounting for income taxes in accordance with ASC 740-10, Income Taxes, under which deferred income taxes are determined based on the temporary differences between the financial statements and income tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred income tax assets will not be realized.

As the Company has net operating loss carry forwards for federal and state purposes, the statute of limitations remains open for all tax years to the extent the tax attributes are carried forward into future tax years.

The Company has adopted the standards requiring disclosure of uncertain income tax positions under ASC 740, Income Taxes. A company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company has not identified any tax positions which are considered to be uncertain. There has been no interest or penalties recognized in the financial statements.

In addition, no tax positions exist for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. The Company files income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. With few exceptions, the Company is no longer subject to income tax examination by the U.S. federal, state or local tax authorities for years before 2020. As the Company has indefinite lived net operating losses, the statute of limitations remains open until three years after the net operating losses are utilized.

Revenue recognition – The Company primarily derives its revenues using a SaaS subscription model. Revenues are recognized by completing a five-step process: 1) identifying the contract with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations, and 5) recognizing revenue when or as the performance obligation is satisfied.

The Company primarily enters into fixed price subscription contracts with customers. Customers have the option of entering into monthly, one-year, or multi-year service agreements, which auto-renew without discount for additional periods of the same duration as the initial term, unless either party requests termination in writing at least thirty days prior to the end of the initial service term. Subscription revenues are recognized ratably over the term of the service agreement, which is considered an output method, as the obligation of hosting the SaaS product is fulfilled over the course of the agreement. The Company does not charge for implementation or recognize any revenues upfront due to the minimal effort required.

Deferred revenue results from advance cash receipts from customers or advance billings of customers at the inception of the billing period for subscriptions and is recognized as revenue when revenue recognition criteria are met. Deferred revenue represents contract liabilities.

F-120

Revenue recognition (continued) – The beginning and ending contract balances are as follows:

	December 31,	January 1,
	2023	2023

Accounts receivable, net	$810,408	$915,946
Deferred sales commissions	$1,011,218	$1,372,536
Deferred revenue	$3,171,874	$3,764,428

Of the $3,764,428 deferred revenue opening balance as of January 1, 2023, $3,619,497 was recognized as revenue in 2023.

The following FASB ASC 606, Revenue from Contracts with Customers, practical expedients are utilized:

●	When an unconditional right to consideration from a customer in an amount that corresponds directly with the value of performance completed to date exists, revenue is recognized equal to the amount to which there is a right to invoice for services performed.
●	When the Company transfers goods or services to a customer and payment from the customer is expected within one year or less, a significant financing component is presumed not to exist.
●	As a result of an accounting policy election, all taxes assessed by governmental authorities that are collected by the Company from its customers (use taxes, value added taxes, some excise taxes), are excluded from the measurement of the transaction price.

A/R Concentration – One customer accounted for 10% or more of accounts receivable with concentration of 12% of the total accounts receivable balance as of December 31, 2023.

Cost of revenue – Cost of revenue primarily consists of salaries and wages, hosting, and other software expenses associated with providing services to customers.

Advertising costs – Advertising costs are expensed when incurred. Advertising expense for the year ended December 31, 2023, was $283,950.

R&D costs – R&D costs are expensed when incurred. R&D expense for the year ended December 31, 2023, was $2,540,002.

Leases – The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities on the consolidated balance sheet.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the lease payments over the lease term at commencement date. The operating lease ROU asset also includes initial direct costs incurred by the lessee and any lease payments made to the lessor before the commencement date and exclude any lease incentives received.

The lease terms consist of the following: any non-cancelable periods, periods covered by an option to extend the lease if the Company is reasonably certain to exercise that option and periods covered by an option to terminate the lease if the Company is reasonably certain not to exercise that option.

The Company elected to apply the short-term lease exception for all applicable classes of underlying assets. Leases, with an initial term of 12 months or less, that do not include an option to purchase the underlying assets that are reasonably certain to be exercised, are not recorded on the consolidated balance sheet. The Company’s short-term lease costs do not reflect ongoing short-term lease commitments. Total short-term lease expense, included in operating expense, for the year ended December 31, 2023, was $4,849.

F-121

Going concern assessment – Management annually evaluates whether there are conditions or events, considered in the aggregate, that indicate it is probable that substantial doubt about the Company’s ability to continue as a going concern exists within one year of the date that the financial statements are available to be issued. This evaluation is based on relevant conditions and events that are known or reasonably knowable on the date that the financial statements are available to be issued.

As a growth stage company, in accordance with the plan to grow the business, the Company has historically relied upon financing from its majority owner for significant investments across all functional areas and therefore has not generated operating cash flow sufficiently to support the business. Management expects that its existing cash on hand and cash flows generated from operations combined with additional cost-cutting measures, if necessary, will provide sufficient liquidity to fund the operations of the Company for 12 months from the date these financial statements are available to be issued. There are market and macro conditions that could affect actual results and if the Company is unable to achieve planned revenue increases or sufficient expense reductions to provide cash flows to maintain operations or compliance with debt covenants, then the Company will need to raise additional capital or debt.

Accounting for acquisitions – Management accounts for acquisitions of businesses in accordance with FASB ASC Topic 805, Business Combinations. The Company records the fair value of all identifiable assets acquired and liabilities assumed. The Company determines the fair value of tangible assets generally using valuation techniques that consider comparable market transactions and other available information. As final information regarding fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments will be made in no case later than twelve months after the acquisition date. Transaction costs and fees incurred related to acquisitions are expensed as incurred. The Company determines the fair value of identified intangible assets using valuation techniques that consider comparable market transactions, weighted average cost of capital, discounted cash flow techniques, and other available information. The Company allocates the purchase price based on the fair value of the identifiable tangible and intangible assets and liabilities. The difference between the total cost of the acquisition and the sum of the fair values of the acquired tangible and identifiable intangible assets less assumed liabilities is recorded as goodwill or bargain purchase gain.

(2) Property and equipment, net

Property and equipment, net consists of the following as of December 31, 2023:

Computer equipment	$12,282
Accumulated depreciation	(6,305)
Property and equipment, net	$5,977

Depreciation expense for the year ended December 31, 2023, was $2,456.

F-122

(3) Goodwill and identifiable intangible assets, net

Identifiable intangible assets and goodwill consisted of the following as of December 31, 2023:

	Gross Carrying	Accumulated
	Amount	Amortization	Intangibles, net
Video Material Licenses	$12,386	$(3,096)	$9,290
Web domain	3,078	(1,282)	1,796
Patents	91,253	(9,556)	81,697
Trademark - Routine IP Based	2,000	(2,000)	-
Customer Relationships - Existing	69,000	(55,583)	13,417
Existing Technology - Routine IP Based	480,000	(232,000)	248,000
Non-Compete Agreements	10,000	(8,056)	1,944
Goodwill	312,883	-	312,883

Totals	$980,600	$(311,573)	$669,027

Amortization expense charged to operations for the year ended December 31, 2023, was $130,087.

Estimated amortization expense for each of the next five years and thereafter is as follows:

Years ending December 31:
2024	$118,565
2025	103,204
2026	63,204
2027	6,585
2028	4,727
Thereafter	59,858

Total	$356,143

(4) Credit facility

The Company entered into a credit facility agreement with Signature Bank on November 12, 2021, which allowed for a line of credit and term loan. On May 12, 2023, the credit facility was transferred to Customers Bank due to Signature Bank being placed into receivership. The line of credit allowed for borrowings up to $10,000,000, which is collateralized by substantially all assets of the Company, however due to the transfer from Signature Bank to Customers Bank, there is no further availability subsequent to the borrowings described below. The credit facility was amended on November 1, 2023, to extend the maturity date of the line of credit to March 12, 2024. Subsequent to year end, the credit facility was amended to extend the maturity date of the line of credit to November 12, 2025. Additionally, per the second amendment, the Company must make equal payments of principal and all accrued interest beginning March 12, 2024, for twenty- one months. The line of credit carries interest at the greater of the Prime rate plus .75%, or 4% (9.25% as of December 31, 2023). As of December 31, 2023, the outstanding borrowings against the line of credit portion of the credit facility was $230,000.

The term loan allowed for borrowings up to $5,000,000, carries interest at the greater of the Prime rate plus .75%, or 4% (9.25% as of December 31, 2023), and has a maturity date of November 12, 2025. As of December 31, 2023, the outstanding borrowings against the term loan portion of the credit facility was $575,000. As described above, there is no further availability subsequent to the outstanding amount.

F-123

Credit facility (continued)

Future maturities of the credit facility are as follows:

Years Ending December 31,	Term Loan	Line of Credit	Total
2024	$300,000	$109,520	$409,520
2025	275,000	120,480	395,480
Total long-term debt	$575,000	$230,000	$805,000

(5) Mezzanine equity

Preferred stock – The Company has authorized the issuance of five classes of preferred stock: Series A convertible preferred stock (“Series A”), Series Seed 1 convertible preferred stock, Series Seed 2 convertible preferred stock, Series Seed 3 convertible preferred stock, and Series Seed 4 convertible preferred stock (collectively known as “Series Seed”).

The holders of preferred stock are entitled to vote with common stockholders as a single class. Preferred stockholders are entitled to a number of votes equivalent to the eligible number of common shares they would have upon exercising their conversion option.

The holders of Series A and Series Seed preferred stock may convert their shares to common stock at a price equal to the original issue price of each respective class of preferred stock. The conversion price of each class of preferred stock may be adjusted from time-to-time pursuant to the second amended and restated certificate of incorporation. Per the second amended and restated certificate of incorporation, conversion rights are terminated upon liquidation.

The Series A preferred stock has a liquidation preference equal to the greater of one times the original issue price plus any dividends declared but unpaid thereon, or the equivalent of the amount payable had all shares of Series A preferred stock been converted into common stock. Upon liquidation, Series A is in preference to Series Seed.

The Series Seed preferred stock has a liquidation preference equal to the greater of the original issue price plus any dividends declared but unpaid thereon, or the equivalent of the amount payable had all shares of Series A and Series Seed been converted into common stock.

There is no obligation requiring the issuer to redeem the Series A or Series Seed shares by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur. The Series A and Series Seed shares are equity- classified as mezzanine equity on the face of the financial statements.

(6) Stockholders’ equity

Common stock – The holders of the Company’s common stock are entitled to one vote per share on all matters which stockholders are entitled to a vote.

Stock option plan – The Company adopted a stock option plan (the “Plan”) in 2017. The Plan provides for the grant of up to 1,462,949 stock options to officers, directors, and employees of the Company. Options are granted under the Plan and are incentive stock options or non-qualified stock options. Recipients are required to sign an agreement in which options may not be transferred. The Plan provides for a straight-line vesting period of up to four years with a maximum 10 year grant life. All unvested options shall vest and become exercisable upon a Change of Control (as defined in the Plan). The Company accounts for any forfeitures of options when they occur.

F-124

Stockholders’ equity (continued)

Using the option-pricing model, the fair value of the Plan options was estimated on the date of grant based on the following weighted-average assumptions:

Risk-free interest rate	4.68%
Expected dividend yield	0%
Expected volatility	55%
Expected life in years	1
Forfeiture rate	0%

Activity in the Company’s Plan for the year ended December 31, 2023 is as follows:

		Weighted
		Average
	Options	Exercise Price

Options outstanding, January 1, 2023	1,110,986	$1.91
Exercised	(15,561)	$0.28
Forfeited / Expired	(89,160)	$2.06
Options outstanding, December 31, 2023	1,006,265	$1.76

Weighted-average remaining contractual life of options exercisable		6.89 years
Options exercisable		711,548
Weighted-average exercise price of options exercisable		$2.00

		Weighted Average
	Units	Grant Date Fair Value
Nonvested options, January 1, 2023	430,611	$1.36
Granted	-	$-
Vested	(92,917)	$1.52
Forfeited/Expired	(42,977)	1.14
Nonvested options, December 31, 2023	294,717	1.34

As of December 31, 2023, 711,548 options had vested and 100,739 options were expected to vest between January 2024 and October 2026. Future compensation expense associated with the unvested options totals approximately $130,000 which is expected to be recognized over two years. For the year ended December 31, 2023, stock compensation expense was $173,165.

As of December 31, 2023, the Company issued 193,978 performance-based options related to a multiple on invested capital. Future compensation expense associated with the unvested options totals $220,165, which is not included in future compensation expense for unvested options of approximately $130,000. The options only vest upon transaction, change in control, or liquidation. For the year ended December 31, 2023, there was no stock compensation expense related to the performance-based options.

F-125

In January 2024, the Board of Directors of the Company approved the cancellation and replacement of various stock options held by certain participants as part of the Company’s 2017 Equity Incentive Plan. The Company offered to replace outstanding options having an exercise price greater than $0.50 per share with a new stock option with an exercise price of $0.50 per share. Participants holding a total of 808,966 options elected to participate in the option exchange.

(7) Income taxes

Income tax benefit included in the accompanying consolidated statement of operations is summarized as follows:

Current	$-
Deferred	205,950
Valuation allowance	(205,950)
Total income tax benefit	$-

The deferred income tax assets and liabilities consisted of the following as of December 31, 2023:

Deferred income tax assets:
Net operating loss carryforwards	$3,929,763
Research and experimental expenses	828,229
Tax credits	22,741
Accrued expenses	838
Deferred revenue	4,285
Stock compensation	385,265
Gross deferred income tax assets	5,171,121
Less: valuation allowance	(5,107,430)
Total deferred income tax assets	63,691
Deferred income tax liabilities:
Property and equipment	681
Intangibles	63,010
Total deferred income tax liabilities	63,691
Net deferred income taxes	$-

Below is the rate reconciliation for 2023:

Fed at statutory rate	(269,473)

State at net rate	(50,687)
Prior year true ups	113,592
Items at right above	618
Change in Valuation Allowance	205,950
Total	0

F-126

The Company has a valuation allowance against its net deferred income taxes for the year ended December 31, 2023. The valuation allowance was recorded due to cumulative losses and the Company’s conclusion that it was more likely than not that certain deferred income tax assets would not be realized.

The Company’s deferred income tax assets include certain future tax benefits. As of December 31, 2023, the tax-effected deferred income tax assets included $3,929,763 related to net operating losses. Of this amount, $3,307,616 related to federal net operating losses and $622,147 related to various state net operating losses. For the federal net operating losses, $223,404 are set to expire between the years 2036 and 2037, while the remaining $3,084,212 does not expire. The various state net operating losses of $622,147 are set to expire at various times.

(8) Employee benefit plan

The Company maintains a 401(k) plan which covers all eligible employees. The Company may, but is not required to, make a matching contribution to the plan which is made based on a percentage of the employees’ contributions and allocated to participants at the end of the plan year. For the year ended December 31, 2023, the Company did not make any matching contributions to the plan.

(9) Commitments and contingencies

From time to time the Company may become subject to various routine legal proceedings and other matters in the ordinary course of business, some of which may be covered in whole or in part by insurance. In management’s opinion, none of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

(10) Subsequent Events

In January 2024, the Board of Directors of the Company approved the cancellation and replacement of various stock options held by certain participants as part of the Company’s 2017 Equity Incentive Plan. The Company offered to replace outstanding options having an exercise price greater than $0.50 per share with a new stock option with an exercise price of $0.50 per share. Participants holding a total of 808,966 options elected to participate in the option exchange.

On December 18, 2024, Banzai International, Inc., a Delaware corporation, closed a previously announced merger, with ClearDoc, Inc., pursuant to an Agreement and Plan of Merger, date December 10, 2024.

As of the effective time of the merger, each share of capital stock of ClearDoc issued and outstanding immediately prior to the merge (other than shares as to which dissenter’s rights have been properly exercised and certain other excluded shares) was converted into the right to receive Banzai Class A Common Stock, par value $0.0001 per share, and pre-funded warrants, each exercisable for one share of Banzai Class A Common Stock at an exercise price of $0.0001 issued in lieu thereof, in an amount equal to the quotient of $19,600,000 divided by the Conversion Price.

F-127

CBIZ CPAs P.C.

700 W 47th St., Ste. 1100
Kansas City, MO 64112

P: 816.945.5600 | F: 816.897.1280

Independent Auditors’ Report

To the Board of Directors and Stockholders

of ClearDoc, Inc. and Subsidiary:

Opinion

We have audited the consolidated financial statements of ClearDoc, Inc and Subsidiary (the “Company”), which comprise the consolidated balance sheet as of December 31, 2022, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

CBIZCPAS.COM

F-128

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kansas City, Missouri

February 28, 2025

F-129

CLEARDOC, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

December 31, 2022

ASSETS

CURRENT ASSETS
Cash	$1,966,147
Accounts receivable	915,946
Current portion of deferred sales commissions	779,100
Prepaid expenses	132,281
TOTAL CURRENT ASSETS	3,793,474
DEFERRED SALES COMMISSIONS, less current portion	593,435
PROPERTY AND EQUIPMENT, net	8,433
IDENTIFIABLE INTANGIBLE ASSETS, net	491,994
GOODWILL	312,883
TOTAL ASSETS	$5,200,219

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$839,582
Accrued expenses	839,477
Current portion of deferred revenue	3,619,497
TOTAL CURRENT LIABILITIES	5,298,556
DEFERRED REVENUE, less current portion above	144,930
TOTAL LIABILITIES	5,443,486

MEZZANINE EQUITY
Series A convertible preferred stock, value of $7.8941 per share; 2,501,849 shares authorized, 2,415,046 shares issued and outstanding as of December 31, 2022, net of issuance costs	18,900,800
Series Seed-1 convertible preferred stock, value of $1.6819 per share; 1,525,654 shares authorized, 1,451,191 shares issued and outstanding as of December 31, 2022, net of issuance costs	2,412,888
Series Seed-2 convertible preferred stock, value of $.9687 per share; 1,261,530 shares authorized, 1,121,610 shares issued and outstanding as of December 31, 2022, net of issuance costs	1,074,097
Series Seed-3 convertible preferred stock, par value of $1.2916 per share; 547,837 shares authorized, 519,963 shares issued and outstanding as of December 31, 2022, net of issuance costs	663,920
Series Seed-4 convertible preferred stock, value of $1.7868 per share; 85,458 shares authorized, 74,379 shares issued and outstanding as of December 31, 2022, net of issuance costs	131,384
TOTAL MEZZANINE EQUITY	23,183,089
EQUITY
Common stock, par value of $0.00001 per share; 11,000,000 shares authorized; 2,870,382 shares issued and outstanding as of December 31, 2022	29
Additional paid in capital	1,694,136
TOTAL CAPITAL CONTRIBUTED	1,694,165
Accumulated deficit	(25,120,521)
TOTAL STOCKHOLDERS’ DEFICIT	(243,267)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$5,200,219

F-130

CLEARDOC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2022

NET REVENUE	$8,458,435
COST OF REVENUE	1,260,910
GROSS PROFIT	7,197,525
OPERATING EXPENSES	12,452,804
OPERATING LOSS	(5,255,279)

OTHER INCOME (EXPENSE)
Other income	78,942
Interest expense, net	(4,299)

TOTAL OTHER INCOME (EXPENSE)	74,643
LOSS BEFORE INCOME TAXES	(5,180,636)
INCOME TAX BENEFIT	-
NET LOSS	$(5,180,636)

F-131

CLEARDOC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

Year ended December 31, 2022

	Convertible Preferred Stock												Additional		Total
	Series A		Series Seed-1		Series Seed-2		Series Seed-3		Series Seed-4		Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Capital	Deficit	Equity (Deficit)
Balance, January 1, 2022	2,415,046	$18,900,800	1,451,191	$2,412,888	1,121,610	$1,074,097	519,963	$663,920	74,379	$131,384	2,702,066	$29	$1,311,006	$(19,939,885)	$4,554,239
Exercise of stock options	-		-		-	-	-	-	-	-	49,555	-	11,397	-	11,397
Stock earn outs	-	-	-	-	-	-	-	-	-	-	118,761	-	$235,000	-	-
Stock based compensation	-	-	-	-	-	-	-	-	-	-	-	-	136,733	-	371,733
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(5,180,636)	(5,180,636)
Balance, December 31, 2022	2,415,046	$18,900,800	1,451,191	$2,412,888	$1,121,610	1,074,097	519,963	$663,920	74,379	$131,384	2,870,382	$29	$1,694,136	$(25,120,521)	$(243,267)

F-132

CLEARDOC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,180,636)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	131,682
Provision for doubtful accounts	(44,660)
Amortization of deferred sales commissions	764,753
Amortization of deferred financing costs reflected as interest expense	3,945
Stock-based compensation	136,733
Stock-based compensation for earn-outs	235,000
Loss on disposal of intangible assets	12,549
Change in operating assets:
Accounts receivable	183,904
Deferred sales commissions	(761,270)
Prepaid expenses	137,303
Other assets	1,500
Change in operating liabilities:
Accounts payable	24,736
Accrued expenses	145,216
Deferred revenue	(475,875)
NET CASH FLOWS FROM OPERATING ACTIVITIES	(4,685,120)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets	(12,386)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	11,397

NET CHANGE IN CASH	(4,686,109)
CASH, BEGINNING OF YEAR	6,652,256
CASH, END OF YEAR	$1,966,147

F-133

(1)	Summary of significant accounting policies

Principles of consolidation – The accompanying consolidated financial statements include the accounts of ClearDoc, Inc., a Delaware corporation incorporated on February 9, 2017, and its wholly owned subsidiary, Balloon Technologies, Inc. (collectively, the “Company”). All intercompany profits, transactions and balances have been eliminated in consolidation.

Nature of operations – The Company is a remote video capture technology provider headquartered in New York, New York. The Company provides subscription-based software as a service (“SaaS”) offering to enterprise, media, entertainment and agency teams to remotely control, direct, script, film, and collaborate on high-definition video projects from a mobile device or webcam.

Use of estimates – The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s significant estimates and assumptions include the average expected customer life used to calculate and amortize deferred sales commissions, determining whether the carrying value of identifiable intangible assets and goodwill is impaired, the fair value of stock option awards, accounting for internally developed software, allowance for doubtful accounts, allocation of payroll costs to cost of revenue, and the deferred income tax valuation allowance. Actual results could differ from those estimates.

Cash – The Company’s cash consists of cash on hand and demand deposits held by financial institutions. At times, the Company maintains cash deposits in financial institutions in excess of federally insured limits. As of December 31, 2022, the uninsured portion of cash deposits held by financial institutions was $1,704,231. Management monitors the cash in excess of these limits and believes the risk of loss is negligible.

Accounts receivable – The Company grants unsecured credit to all qualified customers. Billings and other consideration received on contracts in excess of related revenues recognized are recorded as advances from customers within deferred revenue. Interest is not charged on past due accounts. When necessary, the Company maintains an allowance for doubtful accounts based on historical collections and specific collection issues. If actual bad debts differ from the reserves calculated, the Company records an adjustment to bad debt expense in the period in which the difference occurs. As of December 31, 2022, the Company determined that an allowance for doubtful accounts was not necessary.

Deferred sales commissions – Sales commissions earned by the Company’s sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit the Company has determined to be three years. The Company determined the period of benefit by taking into consideration the average contractual customer term, technology obsolescence and other factors.

F-134

Property and equipment, net – Property and equipment, which consists of computer equipment, is stated at cost less accumulated depreciation. Depreciation for computer equipment is charged to expense on the straight-line basis over a three-year estimated useful life. The Company does not own any other property and equipment as employees work remotely and an office building is not currently utilized.

Goodwill – The Company has adopted ASU 2017-04, Intangibles – Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment. Upon election of this accounting alternative for evaluating goodwill impairment triggering events, the Company performs a goodwill impairment triggering event evaluation only as of the end of each reporting period. The entity manages as one segment and integrates any acquired entities fully onto the Company’s platform, which is determined to be the reporting unit. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of a reporting unit is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value of a reporting unit is less than the carrying value, then goodwill is tested further for impairment. The quantitative impairment test consists of calculating the fair value of a reporting unit and comparing it to the carrying amount, including goodwill.

The goodwill impairment loss, if any, is measured as the amount by which the carrying amount of a reporting unit, including goodwill, exceeds its fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

Identifiable intangible assets, net – Identifiable intangible assets consist of video material licenses, a web domain, patents, trademarks, customer relationships, non- compete agreements, and technology, which are stated at cost, with the exception of assets acquired in a business combination which are capitalized at their initial fair values, and are being amortized ratably over their estimated useful lives. Identifiable intangible assets are amortized over the following estimated useful lives:

Estimated
Asset	Useful Life
Video material licenses	5 years
Web domain	15 years
Patents	20 years
Trademark	2 years
Customer Relationships	3 years
Existing Technology	5 years
Non-Compete Agreements	3 years

Impairment of long-lived assets – Management reviews long-lived assets, which includes property and equipment and identifiable definite lived intangible assets, for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. There was no impairment losses recognized during the year ended December 31, 2022.

Stock-based compensation – The Company measures stock-based compensation to employees at the grant date and recognizes compensation expense over the requisite service period. Stock-based compensation costs are included in operating expenses in the consolidated statement of operations.

F-135

Income taxes – ClearDoc, Inc. and Balloon Technologies, Inc. are corporations. The Company utilizes the asset and liability method of accounting for income taxes in accordance with ASC 740-10, Income Taxes, under which deferred income taxes are determined based on the temporary differences between the consolidated financial statements and income tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred income tax assets will not be realized.

As the Company has net operating loss carry forwards for federal and state purposes, the statute of limitations remains open for all tax years to the extent the tax attributes are carried forward into future tax years.

The Company has adopted the standards requiring disclosure of uncertain income tax positions under ASC 740, Income Taxes. A company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company has not identified any tax positions which are considered to be uncertain. There has been no interest or penalties recognized in the consolidated financial statements.

In addition, no tax positions exist for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. The Company files income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. With few exceptions, the Company is no longer subject to income tax examination by the U.S. federal, state or local tax authorities for years before 2019. As the Company has indefinite lived net operating losses, the statute of limitations remains open until three years after the net operating losses are utilized.

Revenue recognition – The Company primarily derives its revenues using a SaaS subscription model. Revenues are recognized by completing a five-step process: 1) identifying the contract with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations, and 5) recognizing revenue when or as the performance obligation is satisfied.

The Company primarily enters into fixed price subscription contracts with customers. Customers have the option of entering into monthly, one-year, or multi-year service agreements, which auto renew without discount for additional periods of the same duration as the initial term, unless either party requests termination in writing at least thirty days prior to the end of the initial service term. Subscription revenues are recognized ratably over the term of the service agreement, which is considered an output method, as the obligation of hosting the SaaS product is fulfilled over the course of the agreement. The Company does not charge for implementation or recognize any revenues upfront due to the minimal effort required.

Deferred revenue results from advance cash receipts from customers or advance billings of customers at the inception of the billing period for subscriptions and is recognized as revenue when revenue recognition criteria are met. Deferred revenue represents contract liabilities.

F-136

Revenue recognition (continued) – The beginning and ending contract balances are as follows:

	December 31,	January 1,
	2022	2022

Accounts receivable, net	$915,946	$1,055,190
Deferred revenue	$3,764,427	$4,240,303

Of the $4,240,303 deferred revenue opening balance as of January 1, 2022, $4,205,099 was recognized as revenue in 2022.

The following FASB ASC 606, Revenue from Contracts with Customers, practical expedients are utilized:

●	When an unconditional right to consideration from a customer in an amount that corresponds directly with the value of performance completed to date exists, revenue is recognized equal to the amount to which there is a right to invoice for services performed.
●	When the Company transfers goods or services to a customer and payment from the customer is expected within one year or less, a significant financing component is presumed not to exist.
●	As a result of an accounting policy election, all taxes assessed by governmental authorities that are collected by the Company from its customers (use taxes, value added taxes, some excise taxes), are excluded from the measurement of the transaction price.

Cost of revenue – Cost of revenue primarily consists of salaries and wages, hosting, and other software expenses associated with providing services to customers.

Advertising costs – Advertising costs are expensed when incurred. Advertising expense for the year ended December 31, 2022, was $652,280.

R&D costs – R&D costs are expensed when incurred. R&D expense for the year ended December 31, 2022, was $3,090,698.

Adoption of new accounting standard – The Company adopted FASB ASC Topic 842, Leases (“Topic 842”) effective January 1, 2022, using the modified retrospective transition method.

The Company elected the following practical expedients with respect to the adoption of ASC Topic 842:

●	The Company did not reassess whether any expired or existing contracts are or contain leases.
●	The Company did not reassess the lease classification for any expired or existing leases.
●	The Company did not reassess initial direct costs for any existing leases.
●	The Company elected to apply for the short-term lease exception for all applicable classes of underlying assets. Lease with an initial term of 12 months or less, that do not include an option to purchase the underlying assets that are reasonably certain to be exercised, are not recorded on the balance sheet. The Company’s short-term lease costs do not reflect ongoing short-term lease commitments. Total short-term lease expense, included in operating expense, for the year ended December 31, 2022, was $29,958.

F-137

Leases – The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities on the consolidated balance sheet.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the lease payments over the lease term at commencement date. The operating lease ROU asset also includes initial direct costs incurred by the lessee and any lease payments made to the lessor before the commencement date and exclude any lease incentives received.

The lease terms consist of the following: any non-cancelable periods, periods covered by an option to extend the lease if the Company is reasonably certain to exercise that option and periods covered by an option to terminate the lease if the Company is reasonably certain not to exercise that option.

Going concern assessment – Management annually evaluates whether there are conditions or events, considered in the aggregate, that indicate it is probable that substantial doubt about the Company’s ability to continue as a going concern exists within one year of the date that the consolidated financial statements are available to be issued. This evaluation is based on relevant conditions and events that are known or reasonably knowable on the date that the consolidated financial statements are available to be issued.

As a growth stage company, in accordance with the plan to grow the business, the Company has historically relied upon financing from its majority owner for significant investments across all functional areas and therefore has not generated operating cash flow sufficiently to support the business. Management expects that its existing cash-on- hand and cash flows generated from operations combined with additional cost cutting measures, if necessary, will provide sufficient liquidity to fund the operations of the Company for 12 months from the date these consolidated financial statements are available to be issued. There are market and macro conditions that could affect actual results and if the Company is unable to achieve planned revenue increases or sufficient expense reductions to provide cash flows to maintain operations or compliance with debt covenants, then the Company will need to raise additional capital or debt.

Accounting for acquisitions - Management accounts for acquisitions of businesses in accordance with FASB ASC Topic 805, Business Combinations. The Company records the fair value of all identifiable assets acquired and liabilities assumed. The Company determines the fair value of tangible assets generally using valuation techniques that consider comparable market transactions and other available information. As final information regarding the fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments will be made in no case later than twelve months after the acquisition date. Transaction costs and fees incurred related to acquisitions are expensed as incurred. The Company determines the fair value of identified intangible assets using valuation techniques that consider comparable market transactions, weighted average cost of capital, discounted cash flow techniques, and other available information. The Company allocates the purchase price based on the fair value of the identifiable tangible and intangible assets and liabilities. The difference between total cost of the acquisition and the sum of the fair values of the acquired tangible and identifiable intangible assets less assumed liabilities is recorded as goodwill or bargain purchase gain.

F-138

(2)	Property and equipment, net

Property and equipment, net consists of the following as of December 31, 2022:

Computer equipment	$12,282
Accumulated depreciation	(3,848)
Property and equipment, net	$8,433

Depreciation expense for the year ended December 31, 2022, was $2,456.

(3) Goodwill and identifiable intangible assets, net

Identifiable intangible assets and goodwill consisted of the following as of December 31, 2022:

	Gross Carrying Amount	Accumulated Amortization	Intangibles, net
Video Material Licenses	$12,386	$(619)	$11,767
Web domain	3,078	(1,077)	2,001
Patents	85,839	(5,068)	80,771
Trademark - Routine IP Based	2,000	(1,417)	583
Customer Relationships - Existing	69,000	(32,583)	36,417
Existing Technology - Routine IP Based	480,000	(136,000)	344,000
Non-Compete Agreements	10,000	(4,722)	5,278
Goodwill	312,883	-	312,883
Totals	$975,186	$(181,486)	$793,700

Amortization expense charged to operations for the year ended December 31, 2022, was $129,226.

Estimated amortization expense for each of the next five years and thereafter is as follows:

Years ending December 31:
2023	$130,087
2024	118,565
2025	103,204
2026	63,204
2027	6,585
Thereafter	59,170
Total	$480,815

F-139

(4) Credit facility

The Company entered into a credit facility agreement with Signature Bank on November 12, 2021, which allowed for a line of credit and term loan. The line of credit allowed for borrowings up to $10,000,000, was collateralized by substantially all assets of the Company, and was subject to a borrowing base calculation and other restrictions. The line of credit matured on May 12, 2023, and carried interest at the greater of the Prime rate plus .75%, or 4% (8.25% as of December 31, 2022). As of December 31, 2022, there were no borrowings against the line of credit portion of the credit facility. Subsequent to year end Signature Bank was placed into receivership on March 12, 2023, resulting in the Company having no additional access to the line of credit and no renewal of the line of credit maturity date of May 12, 2023.

The term loan allowed for borrowings up to $5,000,000, carried interest at the greater of the Prime rate plus .75%, or 4% (8.25% as of December 31, 2022), and has a maturity date of November 12, 2025. As of December 31, 2022, there were no borrowings against the term loan portion of the credit facility. Subsequent to year end, the Company borrowed $750,000 against the term loan borrowing limit. Once Signature Bank was placed into receivership on March 12, 2023, the Company no longer has access to the remaining borrowing limit originally allowed under the term loan portion of the credit facility, but maintained the outstanding loan drawn in 2023 and is making repayments as required under the agreement.

(5) Mezzanine equity

Preferred stock – The Company has authorized the issuance of five classes of preferred stock: Series A convertible preferred stock (“Series A”), Series Seed 1 convertible preferred stock, Series Seed 2 convertible preferred stock, Series Seed 3 convertible preferred stock, and Series Seed 4 convertible preferred stock (collectively known as “Series Seed”).

The holders of preferred stock are entitled to vote with common stockholders as a single class. Preferred stockholders are entitled to a number of votes equivalent to the eligible number of common shares they would have upon exercising their conversion option.

The holders of Series A and Series Seed preferred stock may convert their shares to common stock at a price equal to the original issue price of each respective class of preferred stock. The conversion price of each class of preferred stock may be adjusted from time-to-time pursuant to the second amended and restated certificate of incorporation. Per the second amended and restated certificate of incorporation, conversion rights are terminated upon liquidation.

The Series A preferred stock has a liquidation preference equal to the greater of one times the original issue price plus any dividends declared but unpaid thereon, or the equivalent of the amount payable had all shares of Series A preferred stock been converted into common stock. Upon liquidation, Series A is in preference to Series Seed.

F-140

The Series Seed preferred stock has a liquidation preference equal to the greater of the original issue price plus any dividends declared but unpaid thereon, or the equivalent of the amount payable had all shares of Series A and Series Seed been converted into common stock.

There is no obligation requiring the issuer to redeem the Series A or Series Seed shares by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur. The Series A and Series Seed shares are equity- classified as mezzanine equity on the face of the financial statements.

(6) Stockholders’ equity

Common stock – The holders of the Company’s common stock are entitled to one vote per share on all matters which stockholders are entitled to a vote.

Stock option plan – The Company adopted a stock option plan (the “Plan”) in 2017. The Plan provides for the grant of up to 1,462,949 stock options to officers, directors, and employees of the Company. Options are granted under the Plan and are incentive stock options or non-qualified stock options. Recipients are required to sign an agreement in which options may not be transferred. The Plan provides for a straight- line vesting period of up to four years with a maximum 10 year service requirement. All unvested options shall vest and become exercisable upon a Change of Control (as defined in the Plan). The Company accounts for any forfeitures of options when they occur.

Using the option-pricing model, the fair value of the Plan options was estimated on the date of grant based on the following weighted-average assumptions:

Risk-free interest rate	4.13%
Expected dividend yield	0%
Expected volatility	78%
Expected life in years	4
Forfeiture rate	0%

Activity in the Company’s Plan for the year ended December 31, 2022, is as follows:

		Weighted Average
	Options	Exercise Price
Options outstanding, January 1, 2022	1,164,143	$1.93
Granted	96,160	$3.15
Exercised	(49,555)	$0.23
Forfeited/ Expired	(99,672)	$1.38
Options outstanding, December 31, 2022	1,110,986	$1.91

Weighted-average remaining contractual life of options exercisable	7.93 years
Options exercisable	680,375
Weighted-average exercise price of options exercisable	$1.93

		Weighted Average
	Units	Grant Date Fair Value
Nonvested options, January 1, 2022	553,932	$1.41
Granted	96,160	$1.10
Vested	(119,719)	$1.67
Forfeited/Expired	(99,762)	$1.02
Nonvested options, December 31, 2022	430,611	$1.36

F-141

As of December 31, 2022, 680,375 options had vested, and 236,633 options were expected to vest between January 2023 and October 2026. Future compensation expense associated with the unvested options totals approximately $345,000 which is expected to be recognized over three years. For the year ended December 31, 2022, stock compensation expense was $371,733, of which $235,000 related to the stock grants detailed below.

As of December 31, 2022, the Company issued 193,978 performance-based options related to a multiple on invested capital. Future compensation expense associated with the unvested options totals $220,165, which is not included in future compensation expense for unvested options of approximately $345,000. The options only vest upon transaction, change in control, or liquidation. For the year ended December 31, 2022, there was no stock compensation expense related to the performance-based options.

In January 2024, the Board of Directors of the Company approved the cancellation and replacement of various stock options held by certain participants as part of the Company’s 2017 Equity Incentive Plan. The Company offered to replace outstanding options having an exercise price greater than $0.50 per share with a new stock option with an exercise price of $0.50 per share. Participants holding a total of 808,966 options elected to participate in the option exchange. Due to the repricing, there was a significant decrease in the cost associated with these shares.

Stock grants – Pursuant to the terms of the stock purchase agreement of Balloon Technologies on August 3, 2021, two sellers each entered into one year employment agreements in conjunction with the transaction with the Company effective upon the Closing Date to fulfill general job responsibilities to aid in integrating the Balloon platform with the Company’s platform. The Stock Purchase Agreement (“SPA”) included an earn out clause in that the sellers would receive a combined 39,587 shares of common stock in the Company (at a $0.00001 par value), upon the completion of each quarterly milestone for four quarters, with the first quarter beginning on the Closing date and the last quarter being completed on August 3, 2022. The milestones required that the sellers remain employed by the Company in order to receive the earn out payments. The two sellers remained employed throughout all four milestones, and therefore the Company issued an aggregate of 158,348 shares of the Company’s common stock related to these milestones. For the year ended December 31, 2022, stock compensation expense related to these common shares was $235,000.

(7) Income taxes

Income tax benefit included in the accompanying consolidated statement of operations is summarized as follows:

Current	$-
Deferred	2,608,917
Valuation allowance	(2,608,917)

Total income tax benefit	$-

The deferred income tax assets and liabilities consisted of the following as of December 31, 2022:

Deferred income tax assets:
Net operating loss carryforwards	$4,023,064
Research and experimental expenses	605,607
Tax credits	22,741
Deferred revenue	2,426
Stock compensation	342,061
Gross deferred income tax assets	4,995,899
Less: valuation allowance	(4,901,481)
Total deferred income tax assets	94,418
Deferred income tax liabilities:
Property and equipment	641
Intangibles	93,777
Total deferred income tax liabilities	94,418
Net deferred income taxes	$-

Below is the rate reconciliation for 2022:

Fed at statutory rate	(1,087,934)
State at net rate	(204,635)
Nondeductible items	197,417
p/y perm true up	(1,361,220)
Change in Valuation Allowance	2,537,960
Other true ups/rate diffs	(81,588)
Total	0

The Company has a valuation allowance against its net deferred income taxes for the year ended December 31, 2022. The valuation allowance was recorded due to cumulative losses and the Company’s conclusion that it was more likely than not that certain deferred income tax assets would not be realized.

The Company’s deferred income tax assets include certain future tax benefits. As of December 31, 2022, the tax-effected deferred income tax assets included $4,023,064 related to net operating losses. Of this amount, $3,386,146 related to federal net operating losses and $636,918 related to various state net operating losses. For the federal net operating losses, $223,404 are set to expire between the years 2036 and 2037, while the remaining $3,162,742 does not expire. The various state net operating losses of $636,918 are set to expire at various times.

F-142

(8) Employee benefit plan

The Company maintains a 401(k) plan which covers all eligible employees. The Company may, but is not required to, make a matching contribution to the plan which is made based on a percentage of the employees’ contributions and allocated to participants at the end of the plan year. For the year ending December 31, 2022, the Company did not make any matching contributions to the plan.

(9) Commitments and contingencies

From time to time the Company may become subject to various routine legal proceedings and other matters in the ordinary course of business, some of which may be covered in whole or in part by insurance. In management’s opinion, none of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Cash concentration – The Company previously maintained checking accounts and the credit facilities described in Note 4 with Signature Bank. On March 12, 2023, Signature Bank was placed into receivership. As a result, the Federal Deposit Insurance Corporation (“FDIC”) functioned as the receiver for the disposition of the assets. As of the year ended December 31, 2022, the Company had $1,704,231 of uninsured deposits held at Signature Bank. The Company did not experience a loss of funds or negative impacts on operations due to the FDIC’s intervention. As discussed in Note 4, the Company had not borrowed against the credit facility as of December 31, 2022. Further, the checking accounts and credit facilities have been subsequently transferred to a different financial institution. Funds are readily available for the checking accounts and access to the credit facility was terminated as described in Note 4.

(10) Recently issued accounting standard

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments. Among other provisions, this ASU requires the allowance for credit losses to reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The new standard is effective for the Company for the year ending December 31, 2023. The Company is evaluating the effect of the new standard on its consolidated financial statements.

(11) Subsequent Events

In January 2024, the Board of Directors of the Company approved the cancellation and replacement of various stock options held by certain participants as part of the Company’s 2017 Equity Incentive Plan. The Company offered to replace outstanding options having an exercise price greater than $0.50 per share with a new stock option with an exercise price of $0.50 per share. Participants holding a total of 808,966 options elected to participate in the option exchange.

On December 18, 2024, Banzai International, Inc., a Delaware corporation, closed a previously announced merger, with ClearDoc, Inc., pursuant to an Agreement and Plan of Merger, date December 10, 2024.

As of the effective time of the merger, each share of capital stock of ClearDoc issued and outstanding immediately prior to the merge (other than shares as to which dissenter’s rights have been properly exercised and certain other excluded shares) was converted into the right to receive Banzai Class A Common Stock, par value $0.0001 per share, and pre-funded warrants, each exercisable for one share of Banzai Class A Common Stock at an exercise price of $0.0001 issued in lieu thereof, in an amount equal to the quotient of $19,600,000 divided by the Conversion Price.

F-143

CLEARDOC, INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED BALANCE SHEET

Period Ended September 30, 2024

	September 30, 2024	December 31, 2023
ASSETS

CURRENT ASSETS
Cash	$610,826	$720,633
Accounts receivable, net	528,391	810,408
Current portion of deferred sales commissions	473,264	638,647
Prepaid expenses	58,837	72,824

TOTAL CURRENT ASSETS	1,671,318	2,242,512

DEFERRED SALES COMMISSIONS, less current portion	259,306	372,571
PROPERTY AND EQUIPMENT, net	4,135	5,977
IDENTIFIABLE INTANGIBLE ASSETS, net	276,464	363,376
GOODWILL	312,883	312,883
TOTAL ASSETS	$2,524,106	$3,297,319

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$181,764	$236,653
Accrued expenses	311,625	432,710
Current portion of long term debt	431,429	275,000
Current portion of line of credit	-	120,480
Current portion of deferred revenue	2,725,491	3,022,841
TOTAL CURRENT LIABILITIES	3,650,309	4,101,724

DEFERRED REVENUE, less current portion above	107,070	149,033
LONG TERM DEBT, less current portion above	71,904	300,000
LINE OF CREDIT, less current portion above	-	109,520
TOTAL LIABILITIES	3,829,283	4,646,238
MEZZANINE EQUITY
Series A convertible preferred stock, value of $7.8941 per share; 2,501,849 shares authorized, 2,415,046 shares issued and outstanding as of September 30, 2024, net of issuance costs	18,900,800	18,900,800
Series Seed-1 convertible preferred stock, value of $1.6819 per share; 1,525,654 shares authorized, 1,451,191 shares issued and outstanding as of September 30, 2024, net of issuance costs	2,412,888	2,412,888
Series Seed-2 convertible preferred stock, value of $.9687 per share; 1,261,530 shares authorized, 1,121,610 shares issued and outstanding as of September 30, 2024, net of issuance costs	1,074,097	1,074,097
Series Seed-3 convertible preferred stock, par value of $1.2916 per share; 547,837 shares authorized, 519,963 shares issued and outstanding as of September 30, 2024, net of issuance costs	663,920	663,920
Series Seed-4 convertible preferred stock, value of $1.7868 per share; 85,458 shares authorized, 74,379 shares issued and outstanding as of September 30, 2024, net of issuance costs	131,384	131,384
TOTAL MEZZANINE EQUITY	23,183,089	23,183,089
Common stock, par value of $0.00001 per share; 11,000,000 shares authorized; 2,885,943 shares issued and outstanding as of September 30, 2024,	29	29
Additional paid in capital	1,880,058	1,871,690

TOTAL CAPITAL CONTRIBUTED	25,063,176	25,054,808

Accumulated deficit	(26,368,353)	(26,403,727)
TOTAL STOCKHOLDERS’ DEFICIT	(1,305,177)	(1,348,919)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,524,106	$3,297,319

F-144

CLEARDOC, INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENT OF OPERATION

Period Ended September 30, 2024 (Unaudited)

	September 30, 2024	September 30, 2023
NET REVENUE	$4,770,225	$5,741,637
COST OF REVENUE	581,540	743,398
GROSS PROFIT	4,188,685	4,998,239

OPERATING EXPENSES	4,116,732	6,269,568
OPERATING LOSS	71,953	(1,271,329)

OTHER INCOME (EXPENSE)
Other income	14,367	20,629
Interest expense, net	(50,946)	(54,095)
TOTAL OTHER INCOME (EXPENSE)	(36,579)	(33,466)
LOSS BEFORE INCOME TAXES	35,374	(1,304,795)
INCOME TAX BENEFIT	-	-
NET LOSS	$35,374	$(1,304,795)

F-145

CLEARDOC, INC. AND SUBSIDIARY CONSOLIDATED

UNAUDITED STATEMENT OF CASH FLOWS

Period Ended September 30, 2024

	September 30, 2024	September 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$35,374	$(1,304,795)
Adjustments to reconcile net loss to net cash flows from
Operating activities:
Depreciation and amortization	94,606	99,545
Provision for credit losses	11,562	28,688
Amortization of deferred sales commissions	165,383	151,497
Amortization of deferred financing costs reflected as interest expense	2,959	2,959
Stock-based compensation	8,368	130,126
Change in operating assets:
Accounts receivable	270,456	476,635
Deferred sales commissions	113,264	161,358
Prepaid expenses	13,986	76,966
Change in operating liabilities: Accounts payable	(54,890)	(434,634)
Accrued expenses	(121,085)	(440,541)
Deferred revenue	(339,313)	(777,772)
NET CASH FLOWS FROM OPERATING ACTIVITIES	200,670	(1,829,968)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets	(8,811)	(5,415)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	-	888
Payments of long-term debt	(301,667)	(100,000)
Proceeds from long-term debt	-	750,000
NET CASH FLOWS FROM FINANCING ACTIVITIES	(301,667)	650,888
NET CHANGE IN CASH	(109,808)	(1,184,495)
CASH, BEGINNING OF YEAR	720,633	1,966,147
CASH, END OF YEAR	$610,825	$781,652
SUPPLEMENTAL CASH FLOWS INFORMATION
Interest paid	$47,987	$51,136

F-146

CLEARDOC, INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

Period Ended September 30, 2024 (Unaudited)

	Convertible Preferred Stock												Additional		Total Stockholders’
	Series A		Series Seed-1		Series Seed-2		Series Seed-3		Series Seed-4		Common Stock		Paid in	Accumulated	Equity
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Capital	Deficit	(Deficit)
Balance, January 1, 2024,	2,415,046	$19,064,628	1,451,191	$2,440,758	1,121,610	$1,086,50	519,963	$671,58	74,379	$132,90	2,885,943	$29	$1,871,690	$(26,403,727)	$(1,348,919)

Exerciseofstock options	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Stock-basedcompensation	-	-	-	-	-	-	-	-	-	-	-	-	8,368	-	8,368
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	35,374	35,374
Balance, September 30, 2024	2,415,046	$19,064,628	1,451,191	$2,440,758	1,121,610	$1,086,503	519,963	$671,589	74,379	132,901	2,885,943	$29	$1,880,058	$(26,368,353)	$(1,305,177)

F-147

(1)	Summary of significant accounting policies

Principles of consolidation – The accompanying financial statements include the accounts of ClearDoc, Inc., a Delaware corporation incorporated on February 9, 2017, and its wholly owned subsidiary, Balloon Technologies, Inc. (collectively, the “Company”). All intercompany profits, transactions and balances have been eliminated in consolidation.

Nature of operations – The Company is a remote video capture technology provider headquartered in New York, New York. The Company provides subscription-based software as a service (“SaaS”) offering to enterprise, media, entertainment and agency teams to remotely control, direct, script, film, and collaborate on high definition video projects from a mobile device or webcam.

Use of estimates – The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s significant estimates and assumptions include the deferred income tax valuation allowance. Actual results could differ from those estimates.

Cash – The Company’s cash consists of cash on hand and demand deposits held by financial institutions. At times, the Company maintains cash deposits in financial institutions in excess of federally insured limits. For the period ended September 30, 2024, the uninsured portion of cash deposits held by financial institutions was $360,826. Management monitors the cash in excess of these limits and believes the risk of loss is negligible.

Adoption of new accounting standard – On January 1, 2023, the Company implemented Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and all of the related amendments using the modified retrospective method. The adoption of Accounting Standards Codification (“ASC”) Topic 326 did not have a material impact on the Company’s financial position, results of operations, or cash flows. As such, the Company did not make any adjustments to its financial position upon adoption.

Accounts receivable, net – The Company grants unsecured credit to all qualified customers. Billings and other consideration received on contracts in excess of related revenues recognized are recorded as advances from customers within deferred revenue. Interest is not charged on past- due accounts. When necessary, the Company maintains an allowance for credit losses based on the best estimate of the amounts that will not be collected, which includes consideration of past events, current conditions, and forecasts of future expectations. If actual bad debts differ from the reserves calculated, the Company records an adjustment to bad debt expense in the period in which the difference occurs. For the period ended September 30, 2024, the Company had an allowance for credit losses of $14,723.

F-148

(1)	Summary of significant accounting policies (continued)

Deferred sales commissions – Sales commissions earned by the Company’s sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit the Company has determined to be three years. The Company determined the period of benefit by taking into consideration the average contractual customer term, technology obsolescence and other factors.

Property and equipment, net – Property and equipment, which consists of computer equipment, is stated at cost less accumulated depreciation. Depreciation for computer equipment is charged to expense on the straight-line basis over a five-year estimated useful life. The Company does not own any other property and equipment as employees work remotely and an office building is not currently utilized.

Goodwill – The Company has adopted ASU 2017-04, Intangibles – Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment. Upon election of this accounting alternative for evaluating goodwill impairment triggering events, the Company performs a goodwill impairment triggering event evaluation only as of the end of each reporting period. The entity manages as one segment and integrates any acquired entities fully onto the Company’s platform, which is determined to be the reporting unit. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of a reporting unit is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value of a reporting unit is less than the carrying value, then goodwill is tested further for impairment. The quantitative impairment test consists of calculating the fair value of a reporting unit and comparing it to the carrying amount, including goodwill. The goodwill impairment loss, if any, is measured as the amount by which the carrying amount of a reporting unit, including goodwill, exceeds its fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

Identifiable intangible assets, net – Identifiable intangible assets consist of video material licenses, a web domain, patents, trademarks, customer relationships, non-compete agreements, and technology, which are stated at cost, with the exception of assets acquired in a business combination which are capitalized at their initial fair values and are being amortized ratably over their estimated useful lives. Identifiable intangible assets are amortized over the following estimated useful lives:

Asset	Estimated Useful Life

Video material licenses	5 years
Web domain	15 years
Patents	20 years
Trademark	2 years
Customer Relationships	3 years
Existing Technology	5 years
Non-Compete Agreements	3 years

Impairment of long-lived assets – Management reviews long-lived assets, which includes property and equipment and identifiable definite lived intangible assets, for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. There was no impairment losses recognized during the period ended September 30, 2024.

Stock-based compensation – The Company measures stock-based compensation to employees at the grant date and recognizes compensation expense over the requisite service period. Stock-based compensation costs are included in operating expenses in the consolidated statement of operations.

F-149

(1)	Summary of significant accounting policies (continued)

Income taxes – ClearDoc, Inc. and Balloon Technologies, Inc. are corporations. The Company utilizes the asset and liability method of accounting for income taxes in accordance with ASC 740- 10, Income Taxes, under which deferred income taxes are determined based on the temporary differences between the financial statements and income tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred income tax assets will not be realized.

As the Company has net operating loss carry forwards for federal and state purposes, the statute of limitations remains open for all tax years to the extent the tax attributes are carried forward into future tax years.

The Company has adopted the standards requiring disclosure of uncertain income tax positions under ASC 740, Income Taxes. A company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company has not identified any tax positions which are considered to be uncertain. There has been no interest or penalties recognized in the financial statements.

In addition, no tax positions exist for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. The Company files income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. With few exceptions, the Company is no longer subject to income tax examination by the U.S. federal, state or local tax authorities for years before 2020. As the Company has indefinite lived net operating losses, the statute of limitations remains open until three years after the net operating losses are utilized.

Revenue recognition – The Company primarily derives its revenues using a SaaS subscription model. Revenues are recognized by completing a five-step process: 1) identifying the contract with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations, and 5) recognizing revenue when or as the performance obligation is satisfied.

The Company primarily enters into fixed price subscription contracts with customers. Customers have the option of entering into monthly, one-year, or multi-year service agreements, which auto- renew without discount for additional periods of the same duration as the initial term, unless either party requests termination in writing at least thirty days prior to the end of the initial service term. Subscription revenues are recognized ratably over the term of the service agreement, which is considered an output method, as the obligation of hosting the SaaS product is fulfilled over the course of the agreement. The Company does not charge for implementation or recognize any revenues upfront due to the minimal effort required.

Deferred revenue results from advance cash receipts from customers or advance billings of customers at the inception of the billing period for subscriptions and is recognized as revenue when revenue recognition criteria are met. Deferred revenue represents contract liabilities.

F-150

(1)	Summary of significant accounting policies (continued)

Revenue recognition (continued) – The beginning and ending contract balances are as follows:

	September 30,	January 1,
	2024	2024
Accounts receivable, net	$525,231	$810,408
Deferred sales commissions	$732,571	$1,011,218
Deferred revenue	$2,832,562	$3,171,874

Of the $3,171,874 deferred revenue opening balance as of January 1, 2024, $2,763,422 was recognized as revenue in for the period ended September 30, 2024.

The following FASB ASC 606, Revenue from Contracts with Customers, practical expedients are utilized:

●	When an unconditional right to consideration from a customer in an amount that corresponds directly with the value of performance completed to date exists, revenue is recognized equal to the amount to which there is a right to invoice for services performed.
●	When the Company transfers goods or services to a customer and payment from the customer is expected within one year or less, a significant financing component is presumed not to exist.
●	As a result of an accounting policy election, all taxes assessed by governmental authorities that are collected by the Company from its customers (use taxes, value added taxes, some excise taxes), are excluded from the measurement of the transaction price.

Cost of revenue – Cost of revenue primarily consists of salaries and wages, hosting, and other software expenses associated with providing services to customers.

Advertising costs – Advertising costs are expensed when incurred. Advertising expense for the period ended September 30, 2024 was $106,050.

R&D costs – R&D costs are expensed when incurred. R&D expense for the period ended September 30, 2024, was $1,482,575.

Leases – The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities on the consolidated balance sheet.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the lease payments over the lease term at commencement date. The operating lease ROU asset also includes initial direct costs incurred by the lessee and any lease payments made to the lessor before the commencement date and exclude any lease incentives received.

The lease terms consist of the following: any non-cancelable periods, periods covered by an option to extend the lease if the Company is reasonably certain to exercise that option and periods covered by an option to terminate the lease if the Company is reasonably certain not to exercise that option.

The Company elected to apply the short-term lease exception for all applicable classes of underlying assets. Leases, with an initial term of 12 months or less, that do not include an option to purchase the underlying assets that are reasonably certain to be exercised, are not recorded on the consolidated balance sheet. The Company’s short-term lease costs do not reflect ongoing short- term lease commitments. Total short-term lease expense, included in operating expense, for the period ended September 30, 2024 was $476.

F-151

(1)	Summary of significant accounting policies (continued)

Going concern assessment – Management annually evaluates whether there are conditions or events, considered in the aggregate, that indicate it is probable that substantial doubt about the Company’s ability to continue as a going concern exists within one year of the date that the financial statements are available to be issued. This evaluation is based on relevant conditions and events that are known or reasonably knowable on the date that the financial statements are available to be issued.

Management did not determine that there are conditions that raise substantial doubt about the entity’s ability to continue as a going concern as the Company expects to have sufficient funds to meet its obligations within one year after the date the financial statements are expected to be issued. Specifically, the Company expects to have sufficient operating cash flow to cover its current expenses. Therefore, the going concern risk is deemed to be low as of analysis date.

Accounting for acquisitions – Management accounts for acquisitions of businesses in accordance with FASB ASC Topic 805, Business Combinations. The Company records the fair value of all identifiable assets acquired and liabilities assumed. The Company determines the fair value of tangible assets generally using valuation techniques that consider comparable market transactions and other available information. As final information regarding the fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments will be made in no case later than twelve months after the acquisition date. Transaction costs and fees incurred related to acquisitions are expensed as incurred. The Company determines the fair value of identified intangible assets using valuation techniques that consider comparable market transactions, weighted average cost of capital, discounted cash flow techniques, and other available information. The Company allocates the purchase price based on the fair value of the identifiable tangible and intangible assets and liabilities. The difference between the total cost of the acquisition and the sum of the fair values of the acquired tangible and identifiable intangible assets less assumed liabilities is recorded as goodwill or bargain purchase gain.

(2)	Property and equipment, net

Property and equipment, net consists of the following as of the period ended September 30, 2024:

Computer equipment	$12,282
Accumulated depreciation	(8,147)
Property and equipment, net	$4,135

Depreciation expense for the period ended September 30, 2024 was $1,842.

F-152

(3)	Goodwill and identifiable intangible assets, net

Identifiable intangible assets and goodwill consisted of the following as of the period ended September 30, 2024:

	Gross Carrying Amount	Accumulated Amortization	Intangibles, net
Video Material Licenses	$12,386	$(4,954)	$7,432
Web domain	3,078	(1,436)	1,642
Patents	100,065	(12,947)	87,118
Trademark - Routine IP Based	2,000	(2,000)	-
Customer Relationships - Existing	69,000	(69,000)	-
Existing Technology - Routine IP Based	480,000	(304,000)	176,000
Non-Compete Agreements	10,000	(10,000)	-
Goodwill	312,883	-	312,883
Totals	$989,412	$(404,337)	$585,075

Amortization expense charged to operations for the period ended September 30, 2024 was $92,764.

Estimated amortization expense for each of the next five years and thereafter is as follows:

Periods ending September 30:
2025	$103,204
2026	87,204
2027	7,204
2028	4,727
2029	4,727
Thereafter	54,541
Total	$261,607

(4)	Credit facility

The Company entered into a credit facility agreement with Signature Bank on November 12, 2021, which allowed for a line of credit and term loan. On May 12, 2023, the credit facility was transferred to Customers Bank due to Signature Bank being placed into receivership. The line of credit allowed for borrowings up to $10,000,000, which is collateralized by substantially all assets of the Company, however due to the transfer from Signature Bank to Customers Bank, there is no further availability subsequent to the borrowings described below. The credit facility was amended on November 1, 2023 to extend the maturity date of the line of credit to March 12, 2024. Subsequent to the year end, the credit facility was amended to extend the maturity date of the line of credit to November 12, 2025. Additionally, per the second amendment, the Company must make equal payments of principal and all accrued interest beginning March 12, 2024 for twenty- one months. Simultaneously, the $230,000 line of credit was integrated into the term loan, both under Customers Bank. No changes were made to the payment structure.

The term loan allowed for borrowings up to $5,000,000, carries interest at the greater of the Prime rate plus .75%, or 4% (8.75% as of September 30, 2024), and has a maturity date of November 12, 2025. For the period ended September 30, 2024, the outstanding borrowings against the term loan portion of the credit facility (now also consisting of the previous line of credit balance) was $503,333. As described above, there is no further availability subsequent to the outstanding amount.

F-153

(4)	Credit facility (continued)

The future maturities of the credit facility are as follows:

Periods Ending September 30,	Term Loan
2025	$71,904
2026	-
Total long-term debt	$-

(5)	Mezzanine equity

Preferred stock – The Company has authorized the issuance of five classes of preferred stock: Series A convertible preferred stock (“Series A”), Series Seed 1 convertible preferred stock, Series Seed 2 convertible preferred stock, Series Seed 3 convertible preferred stock, and Series Seed 4 convertible preferred stock (collectively known as “Series Seed”).

The holders of preferred stock are entitled to vote with common stockholders as a single class. Preferred stockholders are entitled to a number of votes equivalent to the eligible number of common shares they would have upon exercising their conversion option.

The holders of Series A and Series Seed preferred stock may convert their shares to common stock at a price equal to the original issue price of each respective class of preferred stock. The conversion price of each class of preferred stock may be adjusted from time to time pursuant to the second amended and restated certificate of incorporation. Per the second amended and restated certificate of incorporation, conversion rights are terminated upon liquidation.

The Series A preferred stock has a liquidation preference equal to the greater of one time than the original issue price plus any dividends declared but unpaid thereon, or the equivalent of the amount payable had all shares of Series A preferred stock been converted into common stock. Upon liquidation, Series A is in preference to Series Seed.

The Series Seed preferred stock has a liquidation preference equal to the greater of the original issue price plus any dividends declared but unpaid thereon, or the equivalent of the amount payable had all shares of Series A and Series Seed been converted into common stock.

There is no obligation requiring the issuer to redeem the Series A or Series Seed shares by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur. The Series A and Series Seed shares are equity- classified as mezzanine equity on the face of the financial statements.

(6)	Stockholders’ equity

Common stock – The holders of the Company’s common stock are entitled to one vote per share on all matters which stockholders are entitled to a vote.

Stock option plan – The Company adopted a stock option plan (the “Plan”) in 2017. The Plan provides for the grant of up to 1,462,949 stock options to officers, directors, and employees of the Company. Options are granted under the Plan and are incentive stock options or non-qualified stock options. Recipients are required to sign an agreement in which options may not be transferred. The Plan provides for a straight-line vesting period of up to four years with service a requirement. All unvested options shall vest and become exercisable upon a Change of Control (as defined in the Plan). The Company accounts for any forfeitures of options when they occur.

F-154

(6)	Stockholders’ equity (continued)

Using the option-pricing model, the fair value of the Plan options was estimated on the date of grant based on the following weighted-average assumptions:

Risk-free interest rate	4.68%
Expected dividend yield	0%
Expected volatility	55%
Expected life in years	0.5
Forfeiture rate	0%

Activity in the Company’s Plan for the period ended September 30, 2024 is as follows:

	Options	Weighted Average Exercise Price
Options outstanding, January 1, 2024	1,006,265	$1.76
Exercised	(65,116)	$0.23
Forfeited	(132,183)	$1.96
Options outstanding, September 30, 2024	808,966	$0.50
Weighted-average remaining contractual life of options outstanding		5.89 years
Options exercisable		707,262
Weighted-average exercise price of options exercisable		$0.50

For the period ended September 30, 2024, 524,495 options had vested, and 284,471 options were expected to vest between October 2024 and October 2026. Future compensation expense associated with the unvested options totals $24,269. For the period ended September 30, 2024, stock compensation expense was $12,121.

In January 2024, the Board of Directors of the Company approved the cancellation and replacement of various stock options held by certain participants as part of the Company’s 2017 Equity Incentive Plan. The Company offered to replace outstanding options having an exercise price greater than $0.50 per share with a new stock option with an exercise price of $0.50 per share. Participants holding a total of 808,966 options elected to participate in the option exchange. Due to the repricing, there was a significant decrease in the cost associated with these shares.

F-155

(7)	Income taxes

Income tax benefit included in the accompanying consolidated statement of operations is summarized as follows:

Current	$-
Deferred	608,606
Valuation allowance	(608,606)
Total income tax benefit	$-

The deferred income tax assets and liabilities consisted of the following as of the period ended September 30, 2024:

Deferred income tax assets:
Net operating loss carryforwards	$4,205,989
Research and experimental expenses	1,016,763
Tax credits	22,741
Accrued expenses	22,532
Deferred revenue	61,078
Stock compensation	438,786
Gross deferred income tax assets	5,767,889
Less: valuation allowance	(5,719,825)
Total deferred income tax assets	48,064

Deferred income tax liabilities:
Property and equipment	469
Intangibles	47,595
Total deferred income tax liabilities	48,064
Net deferred income taxes	$-

The Company has a valuation allowance against its net deferred income for the period ended September 30, 2024. The valuation allowance was recorded due to cumulative losses and the Company’s conclusion that it was more likely than not that certain deferred income tax assets would not be realized.

The Company’s deferred income tax assets include certain future tax benefits. For the period ended September 30, 2024, the tax-effected deferred income tax assets included $4,205,989 related to net operating losses. Of this amount, $3,125,150 related to federal net operating losses and $1,080,839 related to various state net operating losses. For the federal net operating losses, $75,955 are set to expire between the years 2036 and 2037, while the remaining $3,049,195 does not expire. The various state net operating losses of $1,080,839 are set to expire at various times.

F-156

(8)	Employee benefit plan

The Company maintains a 401(k) plan which covers all eligible employees. The Company may, but is not required to, make a matching contribution to the plan which is made based on a percentage of the employees’ contributions and allocated to participants at the end of the plan year. For the period ended September 30, 2024, the Company did not make any matching contributions to the plan.

(9)	Commitments and contingencies

From time to time the Company may become subject to various routine legal proceedings and other matters in the ordinary course of business, some of which may be covered in whole or in part by insurance. In management’s opinion, none of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

(10)	Subsequent Events

On December 18, 2024, Banzai International, Inc., a Delaware corporation, closed a previously announced merger, with ClearDoc, Inc., pursuant to an Agreement and Plan of Merger, date December 10, 2024.

As of the effective time of the merger, each share of capital stock of ClearDoc issued and outstanding immediately prior to the merge (other than shares as to which dissenter’s rights have been properly exercised and certain other excluded shares) was converted into the right to receive Banzai Class A Common Stock, par value $0.0001 per share, and pre- funded warrants, each exercisable for one share of Banzai Class A Common Stock at an exercise price of $0.0001 issued in lieu thereof, in an amount equal to the quotient of $19,600,000 divided by the Conversion Price.

F-157

VIDELLO LIMITED

FINANCIAL STATEMENTS

MARCH 31, 2024 & MARCH 31, 2023

F-158

VIDELLO LIMITED

FINANCIAL STATEMENTS

MARCH 31, 2024 & MARCH 31, 2023

F-159

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To all Board of Directors and Shareholders

Vidello Limited

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying balance sheets of Vidello Limited (the “Company”) as of March 31, 2024 and 2023, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended March 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended March 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the entity in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

CRITICAL AUDIT MATTERS

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Bush & Associates CPA LLC

We have served as the Company’s auditor since 2025.

Henderson, Nevada

April 11, 2025

PCAOB ID Number 6797

F-160

VIDELLO LIMITED

BALANCE SHEETS

(Audited)

	March 31, 2024	March 31, 2023
ASSETS:
Current Assets:
Cash and cash equivalents	$1,159,234	$587,852
Accounts receivable	-	42,722
Total current assets	1,159,234	630,574

Property and equipment, net	10,337	6,972
Total assets	$1,169,571	$637,546

LIABILITIES AND STOCKHOLDERS EQUITY:
Current Liabilities:
Accounts payable and accrued liabilities	$107,512	$16,152
Tax payables	509,880	264,264
Deferred revenue	502,369	543,332
Director payables	1,270	858
Total liabilities	$1,121,031	$824,606

Stockholders’ Equity:
Common stock, $1.26 par value, 100 shares authorized, 100 shares issued and outstanding	126	124
Accumulated other comprehensive loss	(5,927)	(3,878)
Retained earnings	54,341	(183,306)
Total stockholders’ equity	48,540	(187,060)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,169,571	$637,546

The accompanying notes are an integral part of these audited financial statements.

F-161

VIDELLO LIMITED

STATEMENT OF OPERATIONS

FOR YEAR ENDING MARCH 31

(Audited)

	FOR THE YEAR ENDING
	March 31,
	2024	2023
REVENUE
Revenue	$5,508,274	$3,461,193
Net Revenue	5,508,274	3,461,193

COST OF REVENUE
Cost of revenue	2,925,379	2,246,066
Total cost of revenue	2,925,379	2,246,066

GROSS PROFIT	2,582,895	1,215,127

OPERATING EXPENSES
General and administrative	546,550	382,236
Total operating expenses	538,897	382,236

OTHER INCOME (EXPENSE)
Interest income	-	283
Total other income (expense)	-	283

Net income before income tax provision	2,036,345	833,174

Provision for income taxes	(510,800)	(260,502)
NET INCOME	$1,525,545	$572,672

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	$(2,049)	$(3,878)

TOTAL COMPREHENSIVE INCOME	$1,523,496	$568,794

Earnings per share - basic and diluted	$15,255	$5,727
Weighted average number of shares outstanding - basic and diluted	100	100

The accompanying notes are an integral part of these audited financial statements.

F-162

VIDELLO LIMITED

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDING MARCH 31, 2024 AND 2023

(Audited)

					Other Comprehensive
	Common Stock		Additional Paid in Capital		(Loss)	Retained
	Shares	Amount	Shares	Amount	Income	Earnings	Total
Balance - March 31, 2022	100	$132	-	$-	$-	$85,280	$85,412
Dividend Payment	-	-	-	-	-	(841,258)	(841,258)
Net income for the period	-	-	-	-	-	572,672	572,672
Foreign currency translation		(8)	-	-	(3,878)	-	(3,886)
Balance - March 31, 2023	100	$124	-	$-	$(3,878)	$(183,306)	$(187,060)

Dividend Payment	-	-	-	-	-	(1,287,898)	(1,287,898)
Net income for the period	-	-	-	-	-	1,525,545	1,525,545
Foreign currency translation		2	-	-	(2,049)	-	(2,047)

Balance -March 31, 2024	100	$126	-	$-	$(5,927)	$54,341	$48,540

The accompanying notes are an integral part of these audited financial statements.

F-163

VIDELLO LIMITED

STATEMENT OF CASH FLOWS

(Audited)

	FOR THE YEAR ENDING March 31,
	2024	2023
OPERATING ACTIVITIES:
Net income	$2,036,345	$833,174

Adj. to reconcile net income to net cash flow
Depreciation	3,419	2,291
Bad debt	42,722	-
Foreign exchange adjustment	(6,729)	(4,910)
Changes in operating assets and liabilities:
Accounts receivable	-	376
Accounts payable	91,360	14,192
Cash paid for taxes	(260,502)	(229,635)
Deferred revenue	(40,963)	543,332
Director payables	412	(302)
Net cash flow provided by operating activities	1,866,064	1,158,518

INVESTING ACTIVITIES:
Purchase of fixed assets	(6,784)	-
Net cash flow used in investing activities	(6,784)	-

FINANCING ACTIVITIES:
Payment of dividend	(1,287,898)	(841,258)
Net cash flow used in financing activities	(1,287,898)	(841,258)

Net increase in cash	571,382	317,260

Cash at beginning of period	587,852	270,592
Cash at end of period	$1,159,234	$587,852

The accompanying notes are an integral part of these audited financial statements.

F-164

VIDELLO LIMITED

NOTES TO FINANCIAL STATEMENTS

March 31, 2024 and 2023

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Vidello Limited (the “Company” or “Vidello”) was incorporated on March 30, 2017 in the United Kingdon. Vidello operates as a software development company; primarily focused on the provision of online video editing software.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s audited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and applicable regulations of the Securities and Exchange Commission (“SEC”) regarding annual financial reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the audited financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Actual results could differ significantly from these estimates.

Cash

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements. The Company holds cash in banks in excess of federally insured limits. However, the Company believes risk of loss is minimal as the cash is held by large highly rated financial institutions. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds cash. Any material loss that the Company may experience in the future could have an adverse effect on its ability to pay its operational expenses or make other payments and may require the Company to move its cash to other high quality financial institutions. Currently, the Company is reviewing its bank relationships in order to mitigate its risk to ensure that its exposure is limited or reduced to the FDIC protection limits.

Accounts Receivables

Accounts receivable consists of balances due from customers. Payment terms are due upon receipt without an allowance for credit losses. These balances are recorded at the invoice amount and do not bear interest.

Property and Equipment

Vidello’s equipment are recorded at cost and depreciated using the reducing balance method (25%) over the useful economic lives of the assets. Upon sale or disposal of property and equipment, the related asset cost and accumulated depreciation or amortization are removed from the respective accounts and any gain or loss is reflected in current operations.

F-165

Revenue Recognition

Revenue is measured at the fair value of the consideration received or receivable, excluding discounts, rebates, value added tax and other sales taxes.

Revenue is generated through Vidello providing video hosting and marketing platform subscription software service for a set period of time. Customer contracting is achieved via self service and invoicing is initiated automatically once the customer accepts the terms and conditions on the platform, based on their selection of the desired subscription product. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, annually or indefinate with the majority paid via credit card processing.

The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers. To determine revenue recognition for contracts with customers, the Company performs the following steps described in ASC 606: (1) identifies the contract with the customer, or Step 1, (2) identifies the performance obligations in the contract, or Step 2, (3) determines the transaction price, or Step 3, (4) allocates the transaction price to the performance obligations in the contract, or Step 4, and (5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5.

Revenue from contracts with customers are not recorded until the Company has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. The Company also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether the Company is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether the Company has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether the Company has the discretion to establish the price for the specified good or service.

Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether the Company has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether the Company has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service. When an arrangement contains more than one performance obligation, the Company will allocate the transaction price to each performance obligation on a relative standalone selling price basis. The Company utilizes the observable price of products and services when they are sold separately to similar customers in order to estimate standalone selling price.

There is no concentration of revenue for the year ended March 31, 2024 March 31, 2023 because the revenue was earned from multiple customers.

Costs of Revenue

Costs of revenue consist primarily of infrastructure, streaming service, data license and contracted services costs, as well as merchant fees and payroll costs.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were $4,276 and $8,643 for the years ended March 31, 2024 and 2023, respectively, which are included in general and administrative expenses on the statements of operations.

F-166

Income Taxes

The Company accounts for income taxes using UK tax rules and regulations in compliance with HMRC reporting requirements.

Taxation for the year ended March 31, 2024 and 2023 comprises of current tax. Tax is recognized in the income statement except to the extend that it relates to items recognized in the other comprehensive income or directly in equity. Current tax is recognized at the amount of tax payable using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. For the periods ending March 31, 2024 and March 31, 2023, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

In accordance with FASB ASC 820 Fair Value Measurements and Disclosures, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

For the periods ended March 31, 2024 and March 31, 2023, the Company had no financial liabilities to measure at fair value on a recurring basis.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), Improvements to income tax disclosures, which enhances the disclosure requirements for the income tax rate reconciliation, domestic and foreign income taxes paid, requiring disclosure of disaggregated income taxes paid by jurisdiction, unrecognized tax benefits, and modifies other income tax-related disclosures. The amendments are effective for annual periods beginning after December 15, 2024. Early adoption is permitted and should be applied prospectively. The Company is currently evaluating the effect of adopting this guidance on its financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40). The ASU requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization included in each relevant expense caption presented on the statement of operations. The guidance also requires disclosure of a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, as well as the total amount of selling expenses and an entity’s definition of selling expenses. This guidance is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption of the amendment is permitted. The Company is currently evaluating the guidance and its impact to its financial statements and related disclosures.

F-167

NOTE 3 – RELATED PARTY

For the twelve months ended March 31,2024 and March 31, 2023, the Company had expenses totaling $12,653 and $8,230 respectively to directors for compensation, which is included in general and administrative expenses on the accompanying statement of operations.

For the twelve months ended March 31,2024 and March 31, 2023, the Company paid amounts totaling $1,287,898 and $841,258 respectively to directors as dividend pay-out for each year which is shown on the accompanying Statement of changes in stockholders’ equity.

As of March 31, 2024 and March 31, 2023, there was a total of $1,270 and $858 due to directors.

NOTE 4 – STOCKHOLDERS’ EQUITY

Authorized Stock

Common Stock

As of March 31, 2024, the Company had authorized 100 common shares with a par value of $1.26 per share. Each common share entitles the holder to one vote on any matter on which action of the stockholders of the corporation is sought.

Common Share Issuances

During the twelve months ended March 31, 2024 and 2023, the Company did not issue any new shares of common stock.

As of March 31, 2024 and March 31, 2023, there were 100 and 100 common shares outstanding.

NOTE 5 – SUBSEQUENT EVENTS

Acquisition of Vidello

On January 31, 2025, Banzai International Inc. (“Banzai”) a marketing technology company closed a previously announced merger with our Company, pursuant to a Merger Agreement (the “Vidello Merger Agreement”), dated December 19, 2024, by and among Vidello, and certain shareholders of Vidello (the “Vidello Shareholders”). At the closing, Vidello Shareholders transferred all the outstanding shares of the Company to Banzai, and the Company became a direct and wholly owned subsidiary of Banzai. At closing, Banzai paid to the Vidello Shareholders, $2,745,031 in cash (the “Vidello Cash Consideration”), whereby $2,500,000 are withheld for indemnification expenses and other holdback provisions in accordance with the Vidello Merger Agreement, and issued 898,204 shares of Class A Common Stock (the “Share Consideration”, together with the Cash Consideration, the “Vidello Closing Consideration”).

In connection with and as a condition of closing pursuant to the Vidello Merger Agreement, Banzai executed and delivered to each Vidello Shareholder a lock-up agreement (the “Vidello Lock-Up Agreement”), pursuant to which, the shares of Class A Common Stock and any other securities convertible or exercisable into the shares of Class A Common Stock beneficially owned by them, during the 180-day period following the closing of the Vidello Merger, not to complete any Prohibited Transfer (as defined in the Vidello Merger Agreement).

Immediately prior to the closing of the Vidello Merger, the directors and officers of the Company tendered their resignation, effective at the closing. Pursuant to the Vidello Merger Agreement, the CEO of Banzai shall be the sole member of the board of directors of Vidello effective upon the closing of the Vidello Merger.

F-168

Up to 361,766 Shares of Class A Common Stock

Series A Warrants to Purchase up to 117,647 shares of Class A Common Stock

Series B Warrants to Purchase up to 117,647 shares of Class A Common Stock

Pre-Funded Warrants to Purchase up to 117,647 shares of Class A Common Stock

Up to 117,647 shares of Class A Common Stock underlying the Series A Warrants

Up to 117,647 shares of Class A Common Stock underlying the Series B Warrants

Up to 117,647 shares of Class A Common Stock underlying the Pre-Funded Warrants

Up to 8,825 share of Class A Common Stock underlying Placement Agent Warrants

PROSPECTUS

October 23, 2025

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$2,600.39
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

*To be provided by amendment.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. All amounts are estimates except the SEC registration fee.

Item 14.	Indemnification of Directors and Officers.

Our Charter provides that all of our directors, officers, employees, and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees, and agents is set forth below.

Section 145. Indemnification of officers, directors, employees, and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

II-1

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

II-2

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Charter or otherwise.

II-3

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Charter may have or hereafter acquire under law, our Charter, our Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Charter.

Our Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Charter. In addition, our Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust, or other enterprise against any expense, liability, or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15.	Recent Sales of Unregistered Securities.

7GC Class B Common Stock

Prior to the IPO, the Sponsor paid an aggregate of $25,000 to cover certain 7GC expenses on 7GC’s behalf in exchange for the issuance of 5,031,250 shares of 7GC Class B Common Stock. In December 2020, the Sponsor transferred 25,000 shares of 7GC Class B Common Stock to each of Courtney Robinson, Tripp Jones, Kent Schofield, and Patrick Eggen, each of whom served on the board of directors of 7GC, at their original per share purchase price. In December 2020, 7GC effected a stock dividend of approximately 0.43 shares for each share of 7GC Class B Common Stock, resulting in an aggregate of 5,750,000 shares of 7GC Class B Common Stock issued and outstanding. Ms. Robinson and Messrs. Jones, Schofield, and Eggen then retransferred an aggregate of 14,286 shares back to the Sponsor. Immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration (i) an aggregate of 396,501 shares of 7GC Class B Common Stock pursuant to the Non-Redemption Agreements and (ii) an aggregate of 825,000 shares of 7GC Class B Common Stock pursuant to the Share Transfer Agreements. The shares of 7GC Class B Common Stock are identical to the shares of 7GC Class A Common Stock included in the units sold in the IPO except that the shares of 7GC Class B Common Stock which automatically converted into shares of Class A Common Stock at Closing and were subject to certain transfer restrictions, as described in more detail below. These shares of 7GC Class B Common Stock were issued in connection with the organization of 7GC pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

II-4

Pursuant to the amended and restated certificate of incorporation of 7GC, each share of 7GC Class B Common Stock converted into one share of Class A Common Stock at the Closing. After the Closing and following the effectiveness of our Charter, each share of 7GC Class A Common Stock was automatically reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Class A Common Stock, without any further action by the Company or any stockholder thereof. The issuance of Class A Common Stock upon automatic conversion of 7GC Class B Common Stock at the Closing has not been registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Private Placement Warrants

Simultaneously with the consummation of the IPO, the Sponsor purchased from 7GC an aggregate of 14,700 private placement warrants (for a purchase price of approximately $7.35 million). Each Private Placement Warrant entitled the holder thereof to purchase one share of 7GC Class A Common Stock or Class A Common Stock at an exercise price of $5,750.00 per share. The sale of the Private Placement Warrants was made pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

Pursuant to the Sponsor Forfeiture Agreement, the Sponsor forfeited all 147,000 private placement warrants in connected with the Business Combination at Closing.

GEM Warrant

On December 15, 2023, the Company issued GEM a warrant granting GEM the right to purchase 1,657shares of Class A Common Stock at an exercise price of $3,245.00 per share in connection with the termination of the GEM Agreement, subject to adjustment to account for increases or decreases in the number of outstanding shares of Class A Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. The sale of the GEM Warrant was made pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

Share Transfer Agreements

Simultaneously with the consummation of the Business Combination, the Company issued 1,650 shares of Class A Common Stock to Alco pursuant to the Share Transfer Agreements. Such shares have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Senior Convertible Notes

On February 19, 2021, Legacy Banzai issued a convertible promissory note in the principal amount of $1.5 million to CP BF pursuant in connection with the Loan Agreement. The Senior Convertible Notes and the shares of Class A Common Stock issuable upon conversion of the Senior Convertible Note have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

7GC Promissory Notes

On October 3, 2023 and December 12, 2023, 7GC issued unsecured promissory notes to the Sponsor in an aggregate principal amount of $2,550,00 in connection with 7GC’s IPO and the Business Combination. On February 5, 2024, the Company issued 17,812 shares of Class A Common Stock to the Sponsor upon conversion of the 7GC Promissory Notes. The 7GC Promissory Notes and the 17,812 shares of Class A Common Stock issued upon conversion of the 7GC Promissory Notes have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

II-5

Yorkville Promissory Notes

On December 14, 2023, Legacy Banzai issued a convertible promissory note in the principal amount of $2.0 million to Yorkville pursuant to the SEPA and on February 5, 2024, and March 26, 2024, the Company issued convertible promissory notes in the principal amount of $1.0 million and $1.5 million, respectively, to Yorkville pursuant to the SEPA. Between January 1, 2024 and June 30, 2024, the Company issued 6,485 shares of Class A Common Stock to Yorkville upon conversion of $1.8 million of the Yorkville Promissory Notes. In addition, on March 18, 2024, the Company issued 1,420 shares of Class A Common Stock to Yorkville in satisfaction of a deferred fee payment in the amount of $500,000. Further, on May 3, 2024, the Company agreed to issue to Yorkville 1,337 shares of Class A Common Stock, which shares represent satisfaction of a $200,000 Payment Premium due in accordance with the Yorkville Promissory Notes in connection with our early redemption of $2 million outstanding under the Yorkville Promissory Notes with the proceeds from the sale of our securities in this offering. The issuance by the Company of the Yorkville Promissory Notes and the shares of Class A Common Stock issued to Yorkville and issuable upon conversion of the Yorkville Promissory Notes have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

GEM Promissory Note

On February 5, 2024, the Company issued the GEM Promissory Note in the principal amount of $1.0 million to GEM pursuant to the GEM Settlement Agreement. The GEM Promissory Note provides for the issuance of shares of Class A Common Stock at a conversion price equal to the VWAP of the trading day immediately preceding the applicable payment due date. As of the date of this prospectus, we have issued an aggregate of 19,000 shares of Class A Common Stock to GEM in satisfaction of the aggregate $784,943 principal amount outstanding under the GEM Promissory Note and paid the remaining balance of $215,057 in cash. The issuance by the Company of the GEM Promissory Note and the shares of Class A Common Stock issued to GEM and issuable upon conversion of any amount under the GEM Promissory Note have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Cantor Shares

On December 28, 2023, the Company issued 2,228 shares of Class A Common Stock to Cantor pursuant to the Fee Reduction Agreement as consideration for advisory services provided by Cantor in connection with the Business Combination. Such shares were issued in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act.

Roth Shares

On February 2, 2024, the Company issued 350 shares of Class A Common Stock to Roth pursuant to the Roth Addendum as consideration for advisory services provided by Roth in connection with the Business Combination. Such shares were issued in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act.

Marketing Agreement Shares

Effective March 20, 2024, the Company issued to a consultant (the “Marketing Consultant”) 307 shares of its Class A Common Stock, which shares represented $200,000 of compensation for the Marketing Consultant’s services under a marketing services agreement. The shares were issued to the Marketing Consultant in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act.

Consulting Services Agreement Shares

On April 13, 2024, the Company entered into a Consulting Services Agreement with a consultant (the “Business Consultant”). The Company agreed to issue to the Business Consultant a total of 640 shares of its Class A Common Stock pursuant to a Consulting Services Agreement.

On August 26, 2024, the Company issued 24,000 shares of its Class A Common Stock pursuant to a Consulting Services Agreement.

Debt Equitization Issuances

From August 23, 2024 to September 23, 2024 the Company entered into various agreements to reorganize outstanding debt from certain creditors (collectively, the “Creditors”) into shares of the Company’s Class A Common Stock (the “Shares”) (collectively, the “Debt Reorganization”). The Shares issued as part of the Debt Reorganization are a mix of Shares that are to be registered with the Securities and Exchange Commission (the “SEC”) in a registration statement on Form S-1 and Shares that are exempt from registration. As of September 24, the Company has issued an aggregate of 7,170 Shares to the Creditors in exchange for the cancellation of an aggregate of $467,224.76 of debt; the Company agreed to issue an aggregate of 90,945 additional Shares pursuant to the Debt Reorganization.

II-6

As of October 22, 2025 the Company has issued an aggregate of 409,676 Shares to the Creditors in exchange for the cancellation of an aggregate of 9,248,765 of debt.

On September 9, 2024, the Company issued 2,400 restricted shares of its Common Stock, partially in exchange for the various investor relations services outlined in the Consulting Agreement with MZHCI, LLC, an MZ Group Company.

CP BF/Alco Shares

As of October 22, 2025, we issued an aggregate of 202,239 shares of Common Stock to CP BF and Alco including 104,882 Pre-funded warrants Alco exercised on April 21,2025, pursuant to the agreements we entered into with them in September 2024 and are exempt from registration.

Hudson Global Ventures Shares

On October 15, 2024, the Company issued 4,500 shares of Common Stock to Hudson pursuant to the Consulting Agreement as consideration for advisory services provided by Hudson. Such shares were issued in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act.

Hudson Global Ventures, LLC Consulting Services Agreement

On January 3, 2025, the Company issued 15,000 restricted shares of its Common Stock, partially in exchange for the business advisory services outlined in the Consulting Agreement with Hudson Global Ventures, LLC, a Nevada limited liability company.

CP BF Pre-Funded Warrant Exercise

On January 7, 2025, the Company issued 4 shares of Class A Common Stock for exercise of four (4) pre-funded warrants under the CP BF Pre-Funded Warrant, to CP BF.

RSU Issuance to Executives

On March 6, 2025, the Company issued 33,777 shares of Class A common stock related to RSUs issued to executives as part of the Company’s fiscal 2024 bonus plan, following Board approvals.

Acquisition of Vidello

On January 31, 2025, the Company closed a previously announced merger with Vidello Limited (“Vidello”), a private limited company registered in England and Wales (the “Vidello Merger”), pursuant to an Merger Agreement (the “Vidello Merger Agreement”), dated December 19, 2024, by and among Vidello, and certain shareholders of Vidello (the “Vidello Shareholders”). At the closing, Vidello Shareholders transferred all the outstanding shares of Vidello to the Company, and Vidello became a direct and wholly owned subsidiary of the Company. At the closing, the Company paid to the Vidello Shareholders, $2,745,031 in cash (the “Vidello Cash Consideration”), whereby $2,500,000 are withheld for indemnification expenses and other holdback provisions in accordance with the Vidello Merger Agreement, and issued 89,820 shares of Class A Common Stock (the “Share Consideration”, together with the Cash Consideration, the “Vidello Closing Consideration”).

Shares of Class A Common Stock issued to Winterberry

On February 4, 2025 the Company issued 3,000 shares to Verista Partners, Inc., aka Winterberry Group, one of its Creditors, in exchange for the cancellation of a portion of the total outstanding debt, in the amount of $16,666, pursuant to the Debt Reorganization.

 Consultant Shares

On April 25, 2005, the Company issued 4,000 restricted shares of its Class A Common Stock to Hudson Global Ventures, LLC, a Nevada limited liability company, in exchange for certain business advisory services as outlined in a consulting agreement that was executed on April 1, 2025.

Private Placement

In May 2025, the Company entered into a private placement agreement with certain investors to sell 31,884 shares of Class A common stock at $6.90 per share and 32,352 prefunded warrants (the “May 2025 Prefunded Warrants”) at $3.40 per warrant. The May 2025 Prefunded Warrants were immediately exercised, resulting in the issuance of 32,352 shares of Class A common stock. The Company collected in aggregate $330,000 of gross proceeds from this private placement.

Shares of Class A Common Stock issued to 1800 Diagonal

Between July 22, 2025 and October 22, 2025, the Company issued an aggregate of 59,800 shares of Class A Common Stock, pursuant to conversion notices from 1800 Diagonal to convert an aggregate of $143,604 in notes the Company previously issued to them; the conversion price varied between $2.685 per share and $2.167 per share.

Shares of Class A Common Stock issued to 3i Management LLC

As of the date of this report, the Company issued an aggregate of 1,230,393 shares of Class A Common Stock, pursuant to conversion notices from 3i Management LLC to convert an aggregate of $2,822,400 in notes the Company previously issued to them with the conversion price varied between $1.911 and $2.577 per share.

II-7

Item 16.	Exhibits.

Exhibit No.	Description

1.1

At The Market Offering Agreement, dated August 27, 2025, by and between Banzai International, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to the Exhibit 1.1 to the Current Report on Form 8-K filed on August 28, 2025).

2.1+	Agreement and Plan of Merger, dated December 8, 2022, by and among Banzai, 7GC, First Merger Sub and Second Merger Sub (incorporated by reference to Annex A-1 to the Registration Statement on Form S-4 filed on August 31, 2023).

2.2	Amendment to Agreement and Plan of Merger, dated August 4, 2023, by and among the Company and 7GC (incorporated by reference to Annex A-2 to the Registration Statement on Form S-4 filed on August 31, 2023).

3.1	Second Amended and Restated Certificate of Incorporation of the Company, dated December 14, 2023. (incorporated by reference to the Exhibit 3.1 to the Current Report on Form 8-K filed on December 20, 2023).

3.2	Second Amended and Restated Bylaws of the Company, dated December 14, 2023 (incorporated by reference to the Exhibit 3.2 to the Current Report on Form 8-K filed on December 20, 2023).

3.3	Amendment to Second Amended and Restated Certificate of Incorporation of the Company, dated September 11, 2024. (incorporated by reference to the Exhibit 3.1 to the Current Report on Form 8-K filed on September 16, 2024).

4.1	Specimen Class A Common Stock Certificate of the Company (incorporated by reference to the Exhibit 4.1 to the Current Report on Form 8-K filed on December 20, 2023).

4.2	Specimen Class B Common Stock Certificate of the Company (incorporated by reference to the Exhibit 4.2 to the Current Report on Form 8-K filed on December 20, 2023).

4.3	Specimen Warrant Certificate of the Company (incorporated by reference to the Exhibit 4.3 to the Current Report on Form 8-K filed on December 20, 2023).

4.4	Warrant Agreement, dated December 22, 2020, by and between 7GC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

4.5	Amended and Restated Convertible Promissory Note, by and among Banzai and CP BF Lending, LLC (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

4.6	Subordinated Promissory Note, dated December 13, 2023, issued by the Company to Alco Investment Company (incorporated by reference to the Exhibit 4.5 to the Current Report on Form 8-K filed on December 20, 2023).

4.7	Warrant to Purchase Shares of Common Stock of Banzai International, Inc., dated December 15, 2023, issued by the Company to GEM Yield Bahamas Limited (incorporated by reference to the Exhibit 4.7 to the Current Report on Form 8-K filed on December 20, 2023).

4.8	Promissory Note, dated as of December 14, 2023, issued by Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) to YA II PN, LTD. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 18, 2023).

4.9	Promissory Note, dated as of February 5, 2024, issued by Banzai International, Inc. to YA II PN, LTD (incorporated by reference to the Exhibit 4.11 to the Registration Statement on Form S-1 filed on February 5, 2024).

4.10	Promissory Note, dated as of March 26, 2024, issued by Banzai International, Inc. to YA II PN, LTD (incorporated by reference to Exhibit 4.10 to the Annual Report on Form 10-K filed on April 1, 2024).

4.11	Debt Repayment Agreement, dated as of May 3, 2024, by and among the Company and Yorkville (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed on May 16, 2024).

4.12	Amended and Restated Debt Repayment Agreement, dated as of May 22, 2024, by and between the Company and Yorkville. (1)

4.13	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 28, 2024).

4.14	Secured Convertible Promissory Note dated as of September 23, 2024(2)

II-8

Exhibit No.	Description

4.15	Form of Common Warrant (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on May 28, 2024)

4.16	Form of Common Warrant(2)

4.17	Form of Pre-Funded Warrant(2)

4.21	Subordinated Promissory Note, dated as of August 30, 2023, by and between Banzai International, Inc., Alco Investment Company and CP BF Lending, LLC. (1)

4.22	Amendment No. 3 to August 30, 2023 Subordinated Promissory Note. (1)

4.23	Subordinated Promissory Note, dated as of November 16, 2023, by and between Banzai International, Inc., Alco Investment Company and CP BF Lending, LLC. (1)

4.24	Amendment No. 4 to November 16, 2023 Subordinated Promissory Note. (1)

4.25	Form of Senior Secured Convertible Note issued on June 30, 2025 (3)

4.26	Form of Warrant issued on June 30, 2025 (3)

4.27	Form of Pre-Funded Warrant. (5)

4.26	Form of Series A Warrant. (5)

4.27	Form of Series B Warrant. (5)

4.28	Form of Placement Agent Warrant. (5)

4.29	Form of Senior Secured Convertible Note (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on July 3, 2025).

4.30	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on July 3, 2025).

4.31	Form of Additional Note (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on August 22, 2025).

4.32	Form of Additional Warrant (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-k filed on August 22, 2025).

5.1	Opinion of Hunter Taubman Fischer & Li LLC (6).

10.1	Letter Agreement, dated December 22, 2020, by and among 7GC, its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.2	Private Placement Warrants Purchase Agreement, dated December 22, 2020, by and between 7GC and the Sponsor (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.3	Amended and Restated Registration Rights Agreement, dated December 14, 2023, by and among the Company, the Sponsor, certain stockholders of the Company (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on December 20, 2023).

10.4	Form of Lock-Up Agreement, by and between the Company and certain stockholders and executives of Legacy Banzai (incorporated by reference to Annex D to the Registration Statement on Form S-4 filed on August 31, 2023).

10.5	Banzai International, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed on March 25, 2024).

10.6	Banzai International, Inc. 2023 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed on March 25, 2024).

10.7	Loan Agreement, dated February 19, 2021, by and among the Company, Joseph P. Davy as an Individual Guarantor, Demio, Inc., as an Individual Guarantor and CP BF Lending, LLC, as Lender (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.8	Forbearance Agreement, dated August 24, 2023, by and among the Company, the guarantors party to the Loan Agreement (as defined therein), and CP BF Lending, LLC (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.9	Promissory Note, dated October 3, 2023, issued by 7GC to the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on October 4, 2023).

II-9

Exhibit No.	Description

10.10	Standby Equity Purchase Agreement, dated as of December 14, 2023, by and among Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.), YA II PN, LTD., and Banzai Operating Co LLC (f/k/a Banzai International, Inc.) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 18, 2023).

10.11	Registration Rights Agreement, dated as of December 14, 2023, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and YA II PN, LTD. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 18, 2023).

10.12	Share Transfer Agreement, dated December 13, 2023, by and among the Company, the Sponsor and Alco Investment Company (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on December 20, 2023).

10.13	Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on December 20, 2023).

10.14	Amendment to Fee Reduction Agreement, dated December 28, 2023, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and Cantor Fitzgerald (incorporated by reference to Exhibit 10.26 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.15	Settlement Agreement, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.), GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.27 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.16	Unsecured Promissory Note, dated February 5, 2024, issued by the Company to GEM Global Yield LLC SCS (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on February 8, 2024).

10.17	Supplemental Agreement, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and YA II PN, LTD (incorporated by reference to Exhibit 10.29 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.18	Addendum to Letter Agreements, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and Roth Capital Partners, LLC (incorporated by reference to Exhibit 10.30 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.19	Amended and Restated Repayment Agreement with J.V.B Financial Group, LLC(2)

10.20	Investor Relations Consulting Agreement with MZHCI, LLC(2)

10.21	Side Letter to the Loan Agreement with CP BF Lending, LLC (2)

10.22	Repayment Agreement with Perkins Coie LLP(2)

10.23	Floor Price Adjustment Agreement with Yorkville Advisors(2)

10.24	Repayment Agreement with Cooley LLP(2)

10.25	Settlement Letter with CohnReznick LLP(2)

10.26	Repayment Agreement with Sidley Austin LLP(2)

10.27	Repayment Agreement with Donnelley Financial LLC(2)

10.28	Securities Purchase Agreement with Alco Investment Company (2)

10.29	Securities Purchase Agreement with CP BF Lending, LLC(2)

10.30	Repayment Agreement with Verista Partners, Inc. (2)

10.31	Second Amendment to Loan Agreement by and among the Company, Demio Holding Inc., Banzai Operating Co. LLC and CP BF Lending, LLC, as Lender dated as of September 23, 2024(2)

10.32	Form of Registration Rights Agreement between the Company and Alco (2)

10.33	Form of Lock-Up Agreement dated September 23, 2024(2)

10.34	Form of Registration Rights Agreement between the Company and CP BF(2)

10.35

Consulting Agreement dated as of September 26, 2024, by and between the Company and Hudson Global Ventures, LLC (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.36	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 10, 2024).

10.37	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 10, 2024).

10.38	Voting and Support Agreement, dated December 10, 2024, by and between Joseph P. Davy and Banzai International Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 10, 2024).

10.39	Form of Lock-Up Agreement (incorporated by reference to exhibit 10.1 to the Current Report on Form 8-K filed on December 20, 2024).

10.40	Form of Pre-Funded Warrant (incorporated by reference to exhibit 10.2 to the Current Report on Form 8-K filed on December 20, 2024).

10.41

Voting and Support Agreement, dated December 19, 2024, by and between Banzai International Inc., and Joseph P. Davy (incorporated by reference to exhibit 10.3 to the Current Report on Form 8-K filed on December 20, 2024)

II-10

Exhibit No.	Description

10.42

Closing Letter Agreement, dated January 24, 2025, by and among Banzai International, Inc., Vidello Limited, and certain shareholders of Vidello Limited (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on January 31, 2025).

10.43	Form of Convertible Promissory Note (incorporated by reference to exhibit 10.1 to the Current Report on Form 8-K filed on February 3, 2025).

10.44	Form of Subscription Booklet (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 23, 2025).

10.45	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 23, 2025).

10.47	Form of Share Consideration Escrow Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on January 23, 2025).

10.48	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on January 23, 2025).

10.49

Employment Offer Letter, by and between Banzai International, Inc. and Dean Ditto, effective July 2, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 9, 2025).

10.50	Form of Securities Purchase Agreement dated June 27, 2025 (3)

10.51	Form of Registration Rights Agreement dated June 27, 2025 (3)

10.52	Form of Leak-Out Agreement dated June 27, 2025 (3)

10.53	Form of Securities Purchase Agreement (5)

10.54	Form of Registration Rights Agreement (5)

21.1	List of Subsidiaries (incorporated by reference to the Exhibit 21.1 to the Annual Report on Form 10-K filed on April 1, 2024).

23.1	Consent of Marcum LLP, independent registered public accounting firm for Legacy Banzai and the Company*.

23.2	Consent of Bush & Associates CPA LLC, independent registered public accounting firm for Vidello*

23.3	Consent of CBIZ CPAs P.C., independent registered public accounting firm for ClearDoc*

23.4	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.1).

24.1*	Power of Attorney (Included on signature page)

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Filing Fee Table(6)

*	Filed herewith.
(1)	Incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on September 20, 2024.
(2)	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on September 25, 2024
(3)	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on July 3, 2025
(4)	Reserved
(5)	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on September 27, 2024
(6)	Incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 4, 2024.

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#	Indicates management contract or compensatory plan or arrangement.

II-11

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements filed in reliance on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

G.	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-12

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bainbridge Island, State of Washington on October 23, 2025.

BANZAI INTERNATIONAL, INC.

/s/ Joseph Davy
Name:	Joseph Davy
Title:	Chief Executive Officer

/s/ Dean Ditto
Name:	Dean Ditto
Title:	Chief Financial Officer

Power of Attorney

Each person whose signature is noted with an asterisk below constitutes and appoints Joseph Davy as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the U.S. Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Davy	Chief Executive Officer and Director	October 23, 2025
Joseph Davy	(Principal Executive Officer)

/s/ Dean Ditto	Chief Financial Officer	October 23, 2025
Dean Ditto	(Principal Financial Officer and Principal Accounting Officer)

*	Director	October 23, 2025
Paula Boggs

*	Director	October 23, 2025
Kent Schofield

*	Director	October 23, 2025
Jack Leeney

*	Director	October 23, 2025
Mason Ward

*By:	/s/ Joseph Davy
Joseph Davy, Attorney-in-Fact

II-13